AAs filed with the Securities and Exchange Commission on May 14, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________________________________

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________________________________________________________

SEANERGY MARITIME HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Seanergy Maritime Holdings Corp.
1-3 Patriarchou Grigoriou
166 74 Glyfada
Athens, Greece
Tel: +30 210 9638461
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Seward & Kissel LLP
Attention: Gary J. Wolfe, Esq.
One Battery Park Plaza
New York, New York 10004
(212) 574-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________________________________________________________________________

Copies to:
Seanergy Maritime Holdings Corp. Attn: Dale Ploughman 1-3 Patriarchou Grigoriou 166 74 Glyfada Athens, Greece Tel: +30 210 9638461		Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone) (212) 480-8421 (facsimile)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares underlying the Public Warrants, par value $0.0001 per share	38,984,667	$6.50(1)	$253,400,335.50	$18,067.45(2)
Underwriter Warrants	1,138,917	--	--	(3)
Common Shares underlying the Underwriter Warrants, par value $0.0001 per share	1,138,917	$1.32(1)	$1,503,371	$107.19(4)
Units, each consisting of one Common Share, par value $0.0001 and one Warrant	1,000,000	$12.50(1)	$12,500,000	$891.25(5)
Common Shares included in the Units	1,000,000	--	--	(3)
Warrants included in the Units	1,000,000	--	--	(3)
Common Shares underlying the Warrants included in the Units, par value $0.0001 per share	1,000,000	$6.50(1)	$6,500,000	$463.45(6)
Total	45,262,501		$273,903,706.50	$19,529.34

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act of 1933, as amended (the "Securities Act").

(2)   Determined in accordance with Section 6(b) of the Securities Act to be $18,067.45 which is equal to .00007130 multiplied by the proposed maximum aggregate offering price of $253,400,335.50.

(3)   No fee required pursuant to Rule 457(g) under the Securities Act.

(4)   Determined in accordance with Section 6(b) of the Securities Act to be $107.19 which is equal to .00007130 multiplied by the proposed maximum aggregate offering price of $1,503,371.

(5)   Determined in accordance with Section 6(b) of the Securities Act to be $891.25 which is equal to .00007130 multiplied by the proposed maximum aggregate offering price of $12,500,000.

(6)   Determined in accordance with Section 6(b) of the Securities Act to be $463.45 which is equal to .00007130 multiplied by the proposed maximum aggregate offering price of $6,500,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2010

Seanergy Maritime Holdings Corp.

Up to 38,984,667 Shares of Common Stock underlying the Public Warrants
Up to 1,138,917 Common Stock Purchase Warrants
Up to 1,138,917 Shares of Common Stock underlying the Common Stock Purchase Warrants
Up to 1,000,000 Units upon exercise of a Unit Purchase Option

This prospectus relates to (i) the distribution of up to an aggregate of 38,984,667 shares of our common stock, or the Public Warrant Shares, issuable by us upon the exercise of our outstanding public warrants, or the Public Warrants, (ii) the resale by the underwriters of a recent registered public offering of shares of our common stock, to whom we refer as the new underwriters, of up to an aggregate of 1,138,917 common stock purchase warrants, or the Underwriter Warrants, and up to an aggregate of 1,138,917 shares of our common stock issuable upon the exercise of the Underwriter Warrants, or the Underwriter Warrant Shares, and (iii) the primary sale by us of up to an aggregate of 1,000,000 units, or the Units, to the underwriter of the initial public offering of our predecessor company, to whom we refer as the original underwriter, which Units the original underwriter may purchase from us at its option, to which we refer as the Unit Purchase Option, where each Unit consists of one share of our common stock and one warrant, identical to our Public Warrants, to purchase one share of our common stock.  The original underwriter's exercise in full of the Unit Purchase Option would result in the sale by us of 1,000,000 shares of our common stock, or the Unit Shares, and 1,000,000 common stock purchase warrants, or the Unit Warrants, and the existence of 1,000,000 shares of our common stock issuable upon the exercise of the Unit Warrants, or the Unit Warrant Shares.

We will not receive any proceeds from the sale of the Public Warrant Shares by the holders of our Public Warrants, the sale of the Underwriter Warrants and Underwriter Warrant Shares by the new underwriters, or the sale of the Unit Shares, Unit Warrants or Unit Warrant Shares by the original underwriter. However, we will receive the proceeds from any non-cashless exercise of Public Warrants by their holders or any exercise of Underwriter Warrants by the new underwriters. We will also receive the proceeds from any sale of Units to the original underwriter in connection with any non-cashless exercise of the Unit Purchase Option, and we will receive the proceeds from any subsequent exercise of the resulting Unit Warrants. See "Use of Proceeds."

We will be paying the expenses in connection with the registration of the distribution of the Public Warrant Shares, the resale of the Underwriter Warrants and Underwriter Warrant Shares, and the primary sale of the Units and the securities included in the Units. Our common stock and warrants are listed on the NASDAQ Global Market under the symbols "SHIP" and "SHIP.W", respectively. On May 13, 2010, the closing price of our common stock was $1.40 per share and the closing price of our warrants was $0.05 per warrant.

Investing in our common stock involves a high degree of risk.  See "Risk Factors" beginning on page 10 of this prospectus.  You should read this prospectus carefully before you make your investment decision.
____________________

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in an amendment to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.
_________________________

The date of this prospectus is May     , 2010

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	ii
ENFORCEABILITY OF CIVIL LIABILITIES	iii
PROSPECTUS SUMMARY	1
SUMMARY HISTORICAL INFORMATION AND OTHER DATA	8
RISK FACTORS	10
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	36
CAPITALIZATION	37
SELECTED FINANCIAL AND OTHER DATA	38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	40
DIVIDEND POLICY	80
USE OF PROCEEDS	81
OUR BUSINESS	82
MANAGEMENT	98
TAXATION	104
RELATED PARTY TRANSACTIONS	112
PRINCIPAL SHAREHOLDERS	117
DESCRIPTION OF INDEBTEDNESS	119
DESCRIPTION OF CAPITAL STOCK	125
DESCRIPTION OF WARRANTS	130
DESCRIPTION OF UNITS	132
HOW THE SHARES, WARRANTS AND UNITS MAY BE DISTRIBUTED	133
CERTAIN MARSHALL ISLAND COMPANY CONSIDERATIONS	135
EXPENSES RELATING TO THIS OFFERING	138
LEGAL MATTERS	138
EXPERTS	138
INDEX TO UNAUDITED PRO FORMA SUMMARY FINANCIAL DATA	139
WHERE YOU CAN FIND ADDITIONAL INFORMATION	143
GLOSSARY OF SHIPPING TERMS	144
INDEX TO FINANCIAL STATEMENTS OF SEANERGY MARITIME HOLDINGS CORP.	F-1
INDEX TO FINANCIAL STATEMENTS OF BULK ENERGY TRANSPORT (HOLDINGS) LIMITED	F-37

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars and financial information presented in this prospectus that is derived from the financial statements included herein is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

ii

ENFORCEABILITY OF CIVIL LIABILITIES

Seanergy Maritime Holdings Corp. is a Marshall Islands company and our executive offices are located outside of the United States in Athens, Greece. All of our directors, officers and some of the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and some of the experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.  Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

iii

PROSPECTUS SUMMARY

This summary highlights certain information and financial statements appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

We use the term "deadweight tons," or dwt, in describing the capacity of our dry bulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Dry bulk carriers are categorized as Handysize, Handymax/Supramax, Panamax and Capesize. The carrying capacity of a Handysize dry bulk carrier generally ranges from 10,000 to 30,000 dwt and that of a Handymax dry bulk carrier generally  ranges from 30,000 to 60,000 dwt. Supramax is a sub-category of the Handymax category and  typically has a cargo capacity of between 50,000 and 60,000 dwt.  By comparison, the carrying capacity of a Panamax dry bulk carrier generally ranges from 60,000 to 100,000 dwt and the carrying capacity of a Capesize dry bulk carrier is generally 100,000 dwt and above.

References in this prospectus to "Seanergy," "we," "us" or "our company" refer to Seanergy Maritime Holdings Corp. and our subsidiaries, but, if the context otherwise requires, may refer only to Seanergy Maritime Holdings Corp.  References in this prospectus to "Seanergy Maritime" refer to our predecessor, Seanergy Maritime Corp.  References in this prospectus to "BET" refer to Bulk Energy Transport (Holdings) Limited and its wholly owned subsidiaries.  We acquired a 50% controlling interest in BET in August 2009 through our right to appoint a majority of the BET board of directors.  For more information about us, please refer to the section of this prospectus titled "Risk Factors"

The Company

We are an international company providing worldwide transportation of dry bulk commodities through our vessel-owning subsidiaries and Bulk Energy Transport (Holdings) Limited, or BET. Our existing fleet, including BET's vessels, consists of one Handysize vessel, one Handymax vessel, two Supramax vessels, three Panamax vessels and four Capesize vessels. Our fleet carries a variety of dry bulk commodities, including coal, iron ore, and grains, or major bulks, as well as bauxite, phosphate, fertilizer and steel products, or minor bulks.

We acquired our initial fleet of six dry bulk carriers on August 28, 2008 from the Restis family, one of our major shareholders. On July 14, 2009, we expanded our fleet by entering into a share purchase agreement with Constellation Bulk Energy Holdings, Inc., or Constellation, to acquire from Constellation a 50% ownership interest in BET for nominal cash consideration. The remaining 50% of BET is owned by Mineral Transport Holdings, Inc., or Mineral Transport, a company controlled by members of the Restis family. We also entered into a shareholders' agreement with BET and Mineral Transport that allows us, among other things to appoint a majority of the members of the board of directors of BET. As a result, we control BET, whose fleet consists of four Capesize vessels and one Panamax vessel.

In our view, our acquisitions demonstrate both our ability to successfully grow through acquisitions and our strategy to grow quickly and achieve critical mass. By acquiring dry bulk carriers of various sizes, we are also able to serve a variety of needs of a variety of charterers. Finally, by capitalizing on our relationship with the Restis family and its affiliates, which have a proven track record of more than 40 years in dry bulk shipping, we are able to take advantage of economies of scale and efficiencies resulting from the use of Restis affiliates for the technical and commercial management of our fleet.

Our Fleet

We control and operate, through our vessel-owning subsidiaries and BET, 11 dry bulk carriers that transport a variety of dry bulk commodities. The following table provides summary information about our fleet and its current employment:

					Daily Time
			Year	Terms of Time	Charter
Vessel/Flag	Type	Dwt	Built	Charter Period	Hire Rate	Charterer

African Oryx/Bahamas	Handysize	24,110	1997	Expiring August 2011	$7,000 plus a 50% profit share calculated on the average spot Time Charter Routes derived from the Baltic Supramax Index	MUR Shipping B.V.

African Zebra/Bahamas	Handymax	38,623	1985	Expiring August 2011	$7,500 plus a 50% profit share calculated on the average spot Time Charter Routes derived from the Baltic Supramax Index	MUR Shipping B.V.
Bremen Max/Isle of Man	Panamax	73,503	1993	Expiring September 2010	$15,500	SAMC
Hamburg Max/Isle of Man	Panamax	72,338	1994	Expiring September 2010	$15,500	SAMC
Davakis G./Bahamas(1)	Supramax	54,051	2008	Expiring January 2011	$21,000	Sangamon Transportation Group (Louis Dreyfus)
Delos Ranger/Bahamas(1)	Supramax	54,051	2008	Expiring March 2011	$20,000	Bunge S.A.
BET Commander/Isle of Man(2)	Capesize	149,507	1991	Expiring December 2011	$24,000	SAMC
BET Fighter/Isle of Man(2)	Capesize	173,149	1992	Expiring September 2011	$25,000	SAMC
BET Prince/Isle of Man(2)	Capesize	163,554	1995	Expiring January 2012	$25,000	SAMC
BET Scouter/Isle of Man(2)	Capesize	171,175	1995	Expiring October 2011	$26,000	SAMC
BET Intruder/Isle of Man(2)	Panamax	69,235	1993	Expiring September 2011	$15,500	SAMC
Total		1,043,296

(1)        Sister ships.
(2)        Vessels owned by BET.

Management of Our Fleet

We currently have two executive officers, Mr. Dale Ploughman, our chief executive officer, and Ms. Christina Anagnostara, our chief financial officer. In addition, we employ Ms. Theodora Mitropetrou, our general counsel, and a support staff of nine employees. In the future, we intend to employ such number of additional shore-based executives and employees as may be necessary to ensure the efficient performance of our activities.

We outsource the commercial brokerage and management of our fleet to companies that are affiliated with members of the Restis family. The commercial brokerage of our initial fleet of six vessels has been contracted out to Safbulk Pty Ltd., or Safbulk Pty, and the commercial brokerage of the

BET fleet has been contracted to Safbulk Maritime S.A., or Safbulk Maritime. Safbulk Pty and Safbulk Maritime are collectively referred to throughout this prospectus as Safbulk. The management of our fleet and the BET fleet has been contracted out to Enterprises Shipping and Trading, S.A., or EST. All three of these entities are controlled by members of the Restis family.

Voting Agreement

Pursuant to a voting agreement, to which we refer as the Voting Agreement, our board of directors is required to consist of 13 persons. Until May 20, 2010, when the voting agreement expires, certain of our shareholders who are affiliated with members of the Restis family, to whom we refer as the Restis affiliate shareholders, on the one hand, and Seanergy Maritime's founding shareholders, composed of Mr. Georgios Koutsolioutsos, the chairman of our board of directors, Mr. Alexios Komninos, one of our directors, and Mr. Ioannis Tsigkounakis, one of our former directors, to whom we refer collectively as the founding shareholders, on the other hand, have agreed to vote or cause to be voted certain shares they own or control in Seanergy so as to cause (i) six people named by the Restis affiliate shareholders to be elected to our board of directors, (ii) six people named by the founding shareholders to be elected to our board of directors, and (iii) one person jointly selected by the Restis affiliate shareholders and the founding shareholders to be elected to our board of directors.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that the Restis family board appointees bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, are not delegated to the shipping committee but instead are considered by our entire board of directors. The shipping committee comprises three directors. In accordance with the Voting Agreement, the Master Agreement and the amended and restated by-laws of Seanergy, two of the directors are nominated by the Restis affiliate shareholders and one of the directors is nominated by the founding shareholders of Seanergy Maritime. The initial members of the shipping committee are Messrs. Dale Ploughman and Kostas Koutsoubelis, who are the Restis affiliate shareholders' nominees, and Mr. Elias Culucundis, who is the founding shareholders' nominee. The Voting Agreement further requires that the directors appoint the selected nominees and that the directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal caused the vacancy.

The members of the shipping committee also serve as our appointees to the BET board of directors. In the event that at any time the BET board of directors must vote upon a transaction with any of the BET affiliates, our appointees to the BET board shall present such transaction to our full board of directors for consideration. Our appointees to the BET board of directors shall then vote in accordance with the recommendation of our full board of directors.

Our Corporate History

Incorporation of Seanergy and Seanergy Maritime

We were incorporated under the laws of the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act, or the BCA, on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly owned subsidiary of Seanergy Maritime Corp., a Marshall Islands corporation, or Seanergy Maritime. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.

Seanergy Maritime was incorporated in the Republic of the Marshall Islands on August 15, 2006 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the maritime shipping industry or related industries. Seanergy Maritime, up to the date of the business combination, had not commenced any business operations and was considered a development stage enterprise. Seanergy Maritime is our predecessor. See "— Dissolution and Liquidation."

Initial Public Offering of Seanergy Maritime

On September 28, 2007, Seanergy Maritime consummated its initial public offering of 23,100,000 units, including 1,100,000 units issued upon the partial exercise of the underwriters' over-allotment option, with each unit consisting of one share of its common stock and one warrant. Each warrant entitled the holder to purchase one share of Seanergy Maritime common stock at an exercise price of $6.50 per share. The units sold in Seanergy Maritime's initial public offering were sold at an offering price of $10.00 per unit, generating gross proceeds of $231,000,000. This resulted in a total of $227,071,000 in net proceeds, after deducting certain deferred offering costs that were held in a trust account maintained by Continental Stock Transfer & Trust Company, to which we refer as the Seanergy Maritime Trust Account.

Business Combination

We acquired our initial fleet of six dry bulk carriers from the Restis family for an aggregate purchase price of (i) $367.0 million in cash, (ii) $28,250,000 (face value) in the form of a convertible promissory note, or the Note, and (iii) an aggregate of 4,308,075 shares of our common stock, subject to our meeting an Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, target of $72.0 million to be earned between October 1, 2008 and September 30, 2009, which target was achieved and the additional consideration was recorded as an increase in goodwill of $17.3 million, equal to the fair value of the 4,308,075 shares. This acquisition was made pursuant to the terms and conditions of a Master Agreement dated May 20, 2008 by and among us, Seanergy Maritime, our former parent, the several selling parties who are affiliated with members of the Restis family, and the several investing parties who are affiliated with members of the Restis family, and six separate memoranda of agreement, or MOAs, between our vessel-owning subsidiaries and each seller, each dated as of May 20, 2008. The acquisition was completed with funds from the Seanergy Maritime Trust Account and with financing provided by Marfin Egnatia Bank S.A. of Greece, or Marfin.

On August 28, 2008, we completed our business combination and took delivery, through our designated nominees (which are wholly-owned subsidiaries) of three of the six dry bulk vessels, which included two 2008-built Supramax vessels and one 1997-built Handysize vessel, the M/V African Oryx, the M/V Davakis G and the M/V Delos Ranger. On September 11, 2008, we took delivery, through our designated nominee, of the fourth vessel, the M/V Bremen Max, a 1993-built Panamax vessel. On September 25, 2008, we took delivery, through our designated nominees, of the final two vessels, the M/V Hamburg Max, a 1994-built Panamax vessel, and the M/V African Zebra, a 1985-built Handymax vessel.

Dissolution and Liquidation

On August 26, 2008, shareholders of Seanergy Maritime also approved a proposal for the dissolution and liquidation of Seanergy Maritime, or the dissolution and liquidation, which was originally filed with the U.S. Securities and Exchange Commission, or the Commission, on June 17, 2008, subsequently amended on July 31, 2008 and supplemented on August 22, 2008. Seanergy Maritime proposed the dissolution and liquidation because following the vessel acquisition described above, Seanergy Maritime was no longer needed and its elimination was expected to save substantial accounting, legal and compliance costs related to the U.S. federal income tax filings necessary because of Seanergy Maritime's status as a partnership for U.S. federal income tax purposes.

In connection with the dissolution and liquidation of Seanergy Maritime, on January 27, 2009, Seanergy Maritime filed Articles of Dissolution with the Registrar of Corporations of the Marshall Islands in accordance with Marshall Islands law and distributed to each holder of shares of common stock of Seanergy Maritime one share of our common stock for each share of Seanergy Maritime common stock owned by such shareholders. All outstanding warrants and the Unit Purchase Option of Seanergy Maritime concurrently become our obligations and became exercisable to purchase our common stock. Following the dissolution and liquidation of Seanergy Maritime, our common stock and warrants began trading on the NASDAQ Global Market on January 28, 2009. For purposes of this prospectus, all share data and financial information for the period prior to January 27, 2009 is that of Seanergy Maritime.

Purchase of Controlling Interest in BET

On August 12, 2009, we expanded the size of our fleet when we closed on the purchase of a 50% ownership interest in BET from Constellation. BET's other equity owner is Mineral Transport, which is an affiliate of members of the Restis family, one of our major shareholders. We also entered into a shareholders' agreement with Mineral Transport whereby we were granted a majority on the board of directors of BET, thus obtaining control of BET, whose fleet consists of four Capesize vessels and one Panamax vessel.

Corporate Structure

We are incorporated in the Republic of the Marshall Islands under the name Seanergy Maritime Holdings Corp. Our executive offices are located at 1-3 Patriarchou Grigoriou, 166 74 Glyfada, Athens, Greece and our telephone number is +30-210-963-8461.

The Offering

The summary below describes the principal terms of the securities being offered hereunder. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Securities Offered
We are registering: (i) up to an aggregate of 38,984,667 Public Warrant Shares, issuable by us upon the exercise of our Public Warrants, (ii) for resale by the new underwriters, up to an aggregate of 1,138,917 Underwriter Warrants we issued to the new underwriters in a private transaction in connection with the public offering of our common shares that we completed on February 3, 2010, and up to an aggregate of 1,138,917 Underwriter Warrant Shares, and (iii) for primary sale by us to the original underwriter, up to an aggregate of 1,000,000 Units that the original underwriter may purchase pursuant to the Unit Purchase Option, where each Unit consists of one share of our common stock and one warrant, identical to our Public Warrants, to purchase one share of our common stock. We are also registering up to 1,000,000 Unit Shares and up to 1,000,000 Unit Warrants included in the Units and 1,000,000 Unit Warrant Shares issuable by us upon the exercise of the Unit Warrants.

Common Shares to be Outstanding before this Offering	60,200,170 common shares

Common Shares to be Outstanding Immediately after this Offering	60,200,170 common shares

Use of Proceeds
We will not receive any proceeds from the sale of the Public Warrant Shares by the holders of the Public Warrants, the sale of the Underwriter Warrants or Underwriter Warrant Shares by the new underwriters, or the sale of the Unit Shares, Unit Warrants or the Unit Warrant Shares by the original underwriters.

We will receive proceeds from any non-cashless exercise of Public Warrants by their holders or any exercise of Underwriter Warrants by the new underwriters. In addition, we will receive proceeds from the sale of Units arising from the non-cashless exercise of the Unit Purchase Option and we will receive proceeds from any subsequent non-cashless exercise of the resulting Unit Warrants. We expect to use the proceeds, if any, for working capital. If all of the Public Warrants and Underwriter Warrants and the Unit Purchase Option were exercised in full and if the resulting Unit Warrants were exercised in full, the proceeds would be approximately $273.9 million, before expenses payable by us. We expect to use the proceeds, if any, for working capital.

U.S. Federal Income Tax Considerations
See "Taxation — United States Taxation" for a general summary of the U.S. federal income taxation of the ownership and disposition of our securities. Holders are urged to consult their respective tax advisers with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of our common shares arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Trading Symbol for Our Common Shares	Our common shares are traded on the NASDAQ Global Market under the symbol "SHIP".

Risk Factors
Investing in our securities involves substantial risks. In evaluating an investment in our securities, prospective investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under "Risk Factors" beginning on page 10 for risks involved with an investment in our securities.

Recent Developments

On May 3, 2010, we announced that we had entered into a Letter of Intent with Maritime Capital Shipping (Holdings) Limited, of the British Virgin Islands, or Maritime Capital, to acquire a 51% ownership interest in Maritime Capital Shipping Limited, of Bermuda, or MCS, for a purchase price of $33.0 million.

MCS is based in Hong Kong and is a provider of international maritime transportation services through its ownership of dry bulk vessels. Its current fleet is comprised of nine Handysize dry bulk carriers with a combined cargo-carrying capacity of 249,236 dwt and an average fleet age of approximately 10.7 years.

Maritime Capital, controlled by members of the Restis family, will retain a 49% ownership interest in MCS.

As a result of the acquisition, the size of our fleet will increase from 11 to 20 dry bulk vessels with a combined cargo-carrying capacity of approximately 1,292,532 dwt and an average fleet age of 12.6 years, comprising four Capesize, three Panamax, two Supramax, one Handymax and 10 Handysize dry bulk carriers.

The acquisition is subject to a due diligence review, lender approval and board approval. Once these reviews and approvals are obtained, the final documentation can be completed, which is expected to be entered into by Maritime Capital and us by June 1, 2010.

SUMMARY HISTORICAL INFORMATION AND OTHER DATA

The following selected historical statement of operations and balance sheet data were derived from the audited financial statements and accompanying notes for the years ended December 31, 2009, 2008 and 2007 and for the period from August 15, 2006 (Inception) to December 31, 2006, which are included in this prospectus. The information is only a summary and should be read in conjunction with the section titled "Risk Factors" and the financial statements and related notes included in this prospectus. You should also read the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical data included below and elsewhere in this prospectus is not necessarily indicative of our future performance.

We cannot provide a meaningful comparison of our results of operations of the years ended December 31, 2009, 2008 and 2007 due to the fact that our vessel operations commenced in August 2008 upon the consummation of our business combination. During the period from our inception to the date of our business combination, we were a development stage enterprise.

All amounts in the tables below are in thousands of dollars, except for share data, fleet data and average daily results.

	Years Ended December 31,			From Inception(August 15, 2006) to December 31,
	2009	2008	2007	2006
Statement of Operations Data:
Vessel revenue — related party, net	81,677	34,453	—	—
Vessel revenue, net	6,220	—	—	—
Direct voyage expenses	(753)	(151)	—	—
Vessel operating expense	(16,222)	(3,180)		—
Voyage expenses — related party	(1,119)	(440)		—
Management fees — related party	(1,715)	(388)		—
General and administration expenses	(5,928)	(1,840)	(445)	(5)
General and administration expenses — related party	(742)	(430)	—	—
Amortization of dry-docking costs	(1,045)	—	—	—
Depreciation	(26,812)	(9,929)	—	—
Gain from acquisition	6,813	—	—	—
Goodwill impairment loss	—	(44,795)	—	—
Vessels' impairment loss		(4,530)
Interest income — money market fund	430	3,361	1,948	1
Interest and finance costs	(7,616)	(4,077)	(58)	—
Loss on interest rate swaps	(1,575)
Foreign currency exchange (losses), net	(44)	(39)	—	—

Net income (loss)	31,569	(31,985)	1,445	(4)

Net (loss) attributable to noncontrolling interest	1,517
Net income attributable to Seanergy Maritime	30,052

Basic income (loss) per share	1.16	(1.21)	0.12	(0.00)

Diluted income (loss) per share	1.00	(1.21)	0.10	(0.00)

Basic weighted average number of shares	25,882,967	26,452,291	11,754,095	7,264,893

Diluted weighted average number of shares	30,529,281	26,452,291	15,036,283	7,264,893

Dividends per share	—	0.1842	—	—

	December 31,
	2009	2008	2007	2006

Balance Sheet Data:
Total current assets	67,473	29,814	235,213	376
Vessels, net	444,820	345,622	-	-
Total assets	538,452	378,202	235,213	632
Total current liabilities, including current portion of long-term debt	42,138	32,999	5,995	611
Other non-current liabilities	2,135	-	-
Common stock-subject to possible redemption	-	-	80,849
Long-term debt, net of current portion	267,360	213,638	-	-
Total equity	226,819	131,565	148,369	20

Performance Indicators

The figures shown below are non-GAAP statistical ratios used by management to measure performance of our vessels and are not included in financial statements prepared under United States generally accepted accounting principles, or U.S. GAAP.

	Year Ended December 31,
	2009	2008

Fleet Data:
Average number of vessels(1)	7.9	5.5
Ownership days(2)	2,895	686
Available days(3)	2,638	686
Operating days(4)	2,614	678
Fleet utilization(5)	90.3%	98.9%
Average Daily Results:
Vessel TCE rate(6)	32,909	49,944
Vessel operating expenses(7)	5,603	4,636
Management fees(8)	592	566
Total vessel operating expenses	6,195	5,202

(1)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the relevant period divided by the number of calendar days in the relevant period.

(2)
Ownership days are the total number of days in a period during which the vessels in a fleet have been owned. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

(3)
Available days are the number of ownership days less the aggregate number of days that vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues. During the year ended December 31, 2009, we incurred 257 off-hire days for scheduled vessel dry-docking.

(4)
Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)	Fleet utilization is the percentage of time that our vessels were generating revenue, and is determined by dividing operating days by ownership days for the relevant period.

(6)
Time charter equivalent, or TCE, rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions.

(7)
Average daily vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, are calculated by dividing vessel operating expenses by ownership days for the relevant time periods.

(8)	Daily management fees are calculated by dividing total management fees by ownership days for the relevant time period.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and other information set forth below. Some of the following risks relate principally to the industry in which we operate and others relate to our business in general. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently know to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occurs, our business, financial condition, operating results and cash flows could be materially adversely affected. In that case, the trading price of our common stock, including any Public Warrant Shares, Underwriter Warrant Shares, Unit Shares or Unit Warrant Shares, or the trading price of our warrants, including any Public Warrants, Underwriter Warrants or Unit Warrants, could fall, and consequently you may lose all or part of the money you paid to buy our common stock, including any Public Warrant Shares, Underwriter Warrant Shares, Unit Shares or Unit Warrant Shares, or our warrants, including any Public Warrants, Underwriter Warrants or Unit Warrants.

Risk Factors Relating to our Industry

Investment in a company in the dry bulk shipping industry involves a high degree of risk.

The abrupt and dramatic downturn in the dry bulk charter market, from which we have derived substantially all of our revenues, has severely affected the dry bulk shipping industry and has harmed our business. The Baltic Dry Index, or BDI, fell 94% from a peak of 11,793 in May 2008 to a low of 663 in December 2008. During 2009, the BDI remained volatile, reaching a low of 772 on January 5, 2009 and a high of 4,661 on November 19, 2009. It has since risen to 3,822 as of May 11, 2010. The decline in charter rates is due to various factors, including the decrease in available trade financing for purchases of commodities carried by sea, which has resulted in a significant decline in cargo shipments. There is no certainty that the dry bulk charter market will experience any further recovery over the next several months and the market could decline from its current level. These circumstances, which result from the economic dislocation worldwide and the disruption of the credit markets, have had a number of adverse consequences for dry bulk shipping, including, among other things:

•	a decrease in available financing for vessels;

•	no active secondhand market for the sale of vessels;

•	a sharp decline in charter rates, particularly for vessels employed in the spot market;

•	charterers seeking to renegotiate the rates for existing time charters;

•	widespread loan covenant defaults in the dry bulk shipping industry due to the substantial decrease in vessel values; and

•	declaration of bankruptcy by some operators, charterers and shipowners.

The dry bulk shipping industry is cyclical and volatile, and this may lead to further reductions and volatility of charter rates, vessel values and results of operations.

The degree of charter hire rate volatility among different types of dry bulk carriers has varied widely. If we enter into a charter when charter hire rates are low, our revenues and earnings will be adversely affected. In addition, a decline in charter hire rates likely will cause the value of the vessels that we own, to decline and we may not be able to successfully charter our vessels in the future at rates sufficient to allow us to operate our business profitably or meet our obligations. The factors affecting the supply and demand for dry bulk carriers are outside of our control and are unpredictable. The nature, timing, direction and degree of changes in dry bulk shipping market conditions are also unpredictable.

Factors that influence demand for seaborne transportation of cargo include:

•	demand for and production of dry bulk products;

•	the distance cargo is to be moved by sea;

•	global and regional economic and political conditions;

•	environmental and other regulatory developments; and

•
changes in seaborne and other transportation patterns, including changes in the distances over which cargo is transported due to geographic changes in where commodities are produced and cargoes are used.

The factors that influence the supply of vessel capacity include:

•	the number of new vessel deliveries;

•	the scrapping rate of older vessels;

•	vessel casualties;

•	the price of steel;

•	the number of vessels that are out of service;

•	changes in environmental and other regulations that may limit the useful life of vessels; and

•	port or canal congestion.

We anticipate that the future demand for our vessels will be dependent upon continued economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the world's dry bulk carrier fleet and the sources and supply of cargo to be transported by sea. If the global vessel capacity increases in the dry bulk shipping market, but the demand for vessel capacity in this market does not increase or increases at a slower rate, the charter rates could materially decline, which could have a material adverse effect on our business, financial condition and results of operations.

While the dry bulk carrier charter market has recently strengthened, it remains significantly below its high in 2008, which has and may continue to adversely affect our revenues, earnings and profitability and our ability to comply with our loan covenants.

The abrupt and dramatic downturn in the dry bulk charter market, from which we have derived substantially all of our revenues, has severely affected the dry bulk shipping industry and has harmed our business. The BDI fell 94% from a peak of 11,793 in May 2008 to a low of 663 in December 2008. During 2009, the BDI remained volatile, reaching a low of 772 on January 5, 2009 and a high of 4,661 on November 19, 2009. It has since risen to 3,822 as of May 11, 2010. The decline and volatility in charter rates has been due to various factors, including the lack of trade financing for purchases of commodities carried by sea, which has resulted in a significant decline in cargo shipments (which has since recovered somewhat), and the excess supply of iron ore in China, which has resulted in falling iron ore prices and increased stockpiles in Chinese ports. The decline and volatility in charter rates in the dry bulk market also affects the value of our dry bulk vessels, which follows the trends of dry bulk charter rates, and earnings on our charters, and similarly affects our cash flows, liquidity and compliance with the covenants contained in our loan agreements.

The economic slowdown in the Asia Pacific region could have a material adverse effect on our business, financial position and results of operations.

A significant number of the port calls made by our vessels may involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, but particularly in China or India, may have an adverse effect on our future business, financial position and results of operations, as well as our future prospects. In recent years, China has been one of the world's fastest growing economies in terms of gross domestic product. We cannot assure you that such growth will be sustained or that the Chinese economy will not experience contraction in the future. In particular, during the past year, the demand for dry bulk goods from emerging markets, such as China and India, has significantly declined as growth projections for these nations' economies have been adjusted downwards. Moreover, the slowdown in the economies of the United States, the European Union or certain Asian countries may adversely affect economic growth in China and elsewhere. Our ability to re-charter our ships at favorable rates will likely be materially and adversely affected by an ongoing economic downturn in any of these countries.

Future growth in dry bulk shipping will depend on a return to economic growth in the world economy that exceeds growth in vessel capacity, and a further decline in charter rates would adversely affect our revenue stream and could have an adverse effect on our financial condition and results of operations.

Our vessels are engaged in global seaborne transportation of commodities, involving the loading or discharging of raw materials and semi-finished goods around the world. As a result, significant volatility in the world economy and negative changes in global economic conditions, may have an adverse effect on our business, financial position and results of operations, as well as future prospects.

Charter rates for dry bulk carriers have been at extremely low rates recently mainly due to the current global financial crisis, which is also affecting this industry. We anticipate that future demand for our vessels, and in turn future charter rates, will be dependent upon a return to economic growth in the world's economy, particularly in China and India, as well as seasonal and regional changes in demand and changes in the capacity of the world's fleet. The world's dry bulk carrier fleet increased in 2009 as a result of scheduled deliveries of newly constructed vessels but it is expected to be levelled off by higher forecasts for scrapping of existing vessels as compared to 2008. However, this will vary depending on vessel size, as the oldest segment of the worldwide dry bulk fleet is the Handysize segment. A return to economic growth in the world economy that exceeds growth in vessel capacity will be necessary to sustain current charter rates. There can be no assurance that economic growth will not continue to decline or that vessel scrapping will occur at an even lower rate than forecasted.

Due to the current volatility in the dry bulk sector, which is primarily caused by, among other things, a decrease in letters of credit being provided, a significant drop in demand for goods being shipped, a reduction in volumes of goods and cancellation of orders, there is a possibility that one or more of our charterers could seek to renegotiate the time charter rates either currently or at the time the charter expires. A decline in charter rates would adversely affect our revenue stream and could have a material adverse effect on our business, financial condition and results of operations.

An oversupply of dry bulk carrier capacity may lead to reductions in charter rates and our profitability.

The market supply of dry bulk vessels has been increasing and orders for dry bulk carriers, primarily Capesize and Panamax vessels, are high. Newly constructed vessels were delivered and are expected to continue in significant numbers starting through 2009. As of December 31, 2009, newbuildings orders had been placed for an aggregate of approximately 61% of the then-existing global dry bulk fleet. However, we have noticed order cancellations by both shipowners and yards. An oversupply of dry bulk carrier capacity may result in a reduction of our charter rates. If such a reduction occurs, when our vessels' current charters expire or terminate, we may only be able to re-charter our vessels at reduced or unprofitable rates or we may not be able to charter these vessels at all. In turn, this may result in the need to take impairment charges on one or more of our vessels.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a "market economy" and enterprise reform. Although limited price reforms were undertaken, with the result that prices for certain commodities are principally determined by market forces, many of the reforms are experimental and may be subject to change or abolition. We cannot assure you that the Chinese government will continue to pursue a policy of economic reform. The level of imports to and exports from China could be adversely affected by changes to these economic reforms, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could, adversely affect our business, financial condition and operating results.

Risks involved with operating ocean-going vessels could affect our business and reputation, which would adversely affect our revenues.

The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

•	crew strikes and/or boycotts;

•	marine disaster;

•	piracy;

•	environmental accidents;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues.

Our vessels may suffer damage and we may face unexpected dry-docking costs, which could adversely affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and can be substantial, and may be higher than expected as a result of circumstances beyond our control, such as delays experienced at the repair yard, including those due to strikes. We may have to pay dry-docking costs that our insurance does not cover. The loss of earnings while these vessels are being repaired and reconditioned may not be covered by insurance in full and thus these losses, as well as the actual cost of these repairs, would decrease our earnings.

Turbulence in the financial services markets and the tightening of credit may affect the ability of purchasers of dry bulk cargo to obtain letters of credit to purchase dry bulk goods, resulting in declines in the demand for vessels.

Turbulence in the financial markets has led many lenders to reduce, and in some cases cease to provide, credit, including letters of credit to borrowers. Purchasers of dry bulk cargo typically pay for cargo with letters of credit. The tightening of the credit markets has reduced the issuance of letters of credit and as a result decreased the amount of cargo being shipped as sellers determine not to sell cargo without a letter of credit.

Reductions in cargo result in less business for charterers and declines in the demand for vessels. Any material decrease in the demand for vessels may decrease charter rates and make it more difficult for Seanergy to charter its vessels in the future at competitive rates. Reduced charter rates would reduce Seanergy's revenues.

Technological innovation could reduce our charterhire income and the value of our vessels.

The charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel's efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel's physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new dry bulk carriers are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments we receive for our vessels once their initial charters expire, and the resale value of our vessels could significantly decrease. As a result, our business, results of operations, cash flows and financial condition could be adversely affected.

If we acquire additional dry bulk carriers and those vessels are not delivered on time or are delivered with significant defects, our earnings and financial condition could suffer.

We expect to acquire additional vessels in the future. A delay in the delivery of any of these vessels to us or the failure of the contract counterparty to deliver a vessel at all could cause us to breach our obligations under a related time charter and could adversely affect our earnings, our financial condition and the amount of dividends, if any, that we pay in the future. The delivery of these vessels could be delayed or certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. In addition, the delivery of any of these vessels with substantial defects could have similar consequences.

Rising fuel prices may adversely affect our profits.

The cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geo-political developments, supply and demand for oil, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. Upon redelivery of vessels at the end of a period time or trip time charter, we may be obligated to repurchase bunkers on board at prevailing market prices, which could be materially higher than fuel prices at the inception of the charter period. In addition, although we rarely deploy our vessels on voyage charters, fuel is a significant, if not the largest, expense that we would incur with respect to vessels operating on voyage charter.

We may become dependent on spot charters in the volatile shipping markets which may have an adverse impact on stable cash flows and revenues.

We may employ one or more of our vessels on spot charters, including when time charters on one or more of our vessels expires. The spot charter market is highly competitive and rates within this market are subject to volatile fluctuations, while longer-term period time charters provide income at predetermined rates over more extended periods of time. If we decide to spot charter our vessels, there can be no assurance that we will be successful in keeping all our vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable our vessels to be operated profitably. A significant decrease in charter rates could affect the value of our fleet and could adversely affect our profitability and cash flows with the result that our ability to pay debt service to our lenders could be impaired.

Our operations are subject to seasonal fluctuations, which could affect our operating results.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in volatility in our operating results. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues of dry bulk carrier operators in general have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, been stronger in fiscal quarters ended December 31 and March 31. This seasonality may materially affect our operating results.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, conventions of the International Maritime Organization, or IMO, such as the International Convention for the Prevention of Marine Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, the IMO International Convention for the Safety of Life at Sea of 1974, the International Convention on Load Lines of 1966, the U.S. Oil Pollution Act of 1990, or OPA, the U.S. Clean Air Act, U.S. Clean Water Act and the U.S. Marine Transportation Security Act of 2002. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages. Under OPA, we are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows, financial condition or our ability to pay dividends.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the United Nation's International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.  Each of the vessels that has been delivered to us is ISM Code-certified and we expect that each other vessel that we have agreed to purchase will be ISM Code-certified when delivered to us.

In addition, vessel classification societies also impose significant safety and other requirements on our vessels. In complying with current and future environmental requirements, vessel-owners and operators may also incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance.

The operation of our vessels is also affected by other government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations.

Increased inspection procedures, tighter import and export controls and survey requirements could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of the contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines and other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

The hull and machinery of every commercial vessel must be certified as safe and seaworthy in accordance with applicable rules and regulations, and accordingly vessels must undergo regular surveys. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey or special survey, the vessel will be unable to trade between ports and will be unemployable and we would be in violation of certain covenants in our credit facilities. This would also negatively impact our revenues.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia. If these piracy attacks result in regions in which our vessels are deployed being characterized as "war risk" zones by insurers or as "war and strikes" listed areas by the Joint War Committee, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention of any of our vessels, hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

Terrorism and other events outside our control may negatively affect our operations and financial condition.

Because we operate our vessels worldwide, terrorist attacks such as the attacks on the United States on September 11, 2001, the bombings in Spain on March 11, 2004 and in London on July 7, 2005, and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect our business, results of operations and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also have a material adverse effect on our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Terrorist attacks and armed conflicts may also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our financial condition.

The operation of dry bulk carriers has particular operational risks which could affect our earnings and cash flow.

The operation of certain vessel types, such as dry bulk carriers, has certain particular risks. With a dry bulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, dry bulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach while at sea. Hull breaches in dry bulk carriers may lead to the flooding of the vessels' holds. If a dry bulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel's bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events could result in loss of life, vessel and/or cargo and negatively impact our business, financial condition and results of operations. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

If any of our vessels fails to maintain its class certification and/or fails any annual survey, intermediate survey, or special survey, or if any scheduled dry-docks take longer or are more expensive than anticipated, this could have a material adverse impact on our financial condition and results of operations.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the International Convention for the Safety of Life at Sea, or SOLAS. Our vessels are classed with one or more classification societies that are members of the International Association of Classification Societies.

A vessel must undergo annual surveys, intermediate surveys, dry-dockings and special surveys. In lieu of a special survey, a vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessels. These surveys and dry-dockings can be costly and can result in delays in returning a vessel to operation, as occurred with the dry-docking of the African Zebra, which entered its scheduled dry-dock on February 24, 2009 and was returned to service on July 20, 2009 as a result of delays at the repair yard. The cost of our dry-docks in 2009 totaled approximately $7,119,000. See "Description of Indebtedness – Capital Requirements" for our anticipated dry-docks.

If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry-docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

Because our seafaring employees are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.

Our vessel-owning subsidiaries employ a large number of seafarers. All of the seafarers employed on the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.

Maritime claimants could arrest our vessels, which could interrupt its cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted which would have a material adverse effect on our financial condition and results of operations.

In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one of our vessels for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.

Risk Factors Relating to Seanergy

We are currently in compliance with the terms of our loan with Marfin only because we have received waivers and/or amendments to the Marfin loan agreement waiving our compliance with a certain covenant for certain periods of time. The waivers and/or amendments impose additional operating and financial restrictions on us and modify the application of the terms of our existing loan agreement. Any extensions of these waivers, if needed, could contain additional restrictions and might not be granted at all.

Our loan agreement with Marfin requires that we maintain certain financial and other covenants. The current low dry bulk charter rates and dry bulk vessel values have affected our ability to comply with the loan-to-value covenant. A violation of this covenant constitutes an event of default under our credit facility and would provide Marfin with various remedies. In exercising these remedies, Marfin may require us to post additional collateral, enhance our equity and liquidity, continue to withhold payment of dividends, increase our interest payments, pay down our indebtedness to a level where we are in compliance with this loan covenant, or sell vessels in our fleet. Marfin could also accelerate our indebtedness and foreclose its liens on our vessels. The exercise of any of these remedies could materially adversely impair our ability to continue to conduct our business. Moreover, Marfin may require the payment of additional fees, require prepayment of a portion of our indebtedness to it, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness.

As of December 31, 2008, we would not have been in compliance with the loan covenant related to the value of our vessels compared to the amounts of our loans, had we not later obtained a certain retroactive waiver from Marfin. Although we did not obtain appraisals for our vessels in connection with evaluating our compliance with the loan-to-value covenant, as brokers were not providing such, we believe that as of December 31, 2008, the appraised value of our vessels would have been significantly below the amount necessary to satisfy the covenant. During the first quarter of

2009, we obtained a waiver from Marfin of our compliance with this covenant, which waiver was effective as of December 31, 2008. This waiver expired in July 2009, when the first of our original charters was replaced. On September 9, 2009 and on November 13, 2009, we executed addenda no. 1 and no. 2, respectively, to the loan agreement with Marfin and obtained a waiver of this loan covenant through January 1, 2011. In connection with the amendment and waiver, Marfin made certain changes to our loan agreement including increasing the interest payable during the waiver period from LIBOR plus 1.75% to LIBOR plus 3.00% in respect of the term loans and LIBOR plus 3.50% in respect of the revolving advances, accelerating the due dates of certain principal installments and limiting our ability to pay dividends without their prior consent. As a result of this waiver, we are not currently in default under our Marfin loan agreement. If conditions in the dry bulk charter market remain depressed or worsen, we may need to request additional extensions of this waiver. There can be no assurance that Marfin will provide such extensions, and Marfin's willingness to provide any such extensions may be limited by its financial condition, business strategy and outlook for the shipping industry at the time of any such request, all of which are outside of our control. If we require extensions to the waivers and are unable to obtain them, as described above, we would be in default under our Marfin loan agreement and your investment in our shares could lose most or all of its value.

As a result of these waivers, Marfin imposed operating and financial restrictions on us. These restrictions limit our ability to pay dividends without Marfin's prior consent. If we need to extend this covenant waiver, Marfin may impose additional restrictions. In addition to the above restrictions, Marfin may require the payment of additional fees, require prepayment of a portion of our indebtedness to it, accelerate the amortization schedule for our indebtedness, and increase the interest rates it charges us on our outstanding indebtedness. These potential restrictions and requirements may further limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

We are currently in compliance with the terms of our loan facility with Citibank only because we entered into a supplemental agreement to the Citibank loan agreement waiving our compliance with a certain covenant for certain periods of time. The supplemental agreement imposes additional operating and financial restrictions on us and modifies the application of the terms of our existing loan agreement.

Upon lenders' request, Bulk Energy Transport (Holdings) Ltd., or BET, must assure its lenders that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the BET loan. If the market value of the vessels is less than this amount, the BET subsidiaries may be requested to prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders.

On September 30, 2009, BET entered into a supplemental agreement with Citibank International PLC (as agent for the syndicate of banks and financial institutions set forth in the loan agreement) in connection with the $222,000,000 amortized loan obtained by the six wholly owned subsidiaries of BET, which financed the acquisition of their respective vessels. The material terms of the supplemental agreement with Citibank International PLC are as follows:

(1)	applicable margin for the period between July 1, 2009 and ending on June 30, 2010 (the amendment period) shall be increased to two per cent (2%) per annum;

(2)	the borrowers to pay part of the loan in the amount of $20.0 million;

(3)	the borrowers and the corporate guarantor have requested and the creditors consented to

a.	the temporary reduction of the security requirement during the amendment period to 100%; and

b.
the temporary reduction of the minimum equity ratio requirement of the principal corporate guarantee to be amended from 0.30:1.0 to 0.175:1.0 during the amendment period at the end of the accounting periods ending on December 31, 2009 and June 30, 2010.

Our debt financing contains restrictive covenants that may limit our liquidity and corporate activities.

The Marfin loan agreement, the BET loan agreement, and any future loan agreements we or our subsidiaries may execute may impose, operating and financial restrictions on us or our subsidiaries. These restrictions may, subject to certain exceptions, limit our or our subsidiaries' ability to:

•	incur additional indebtedness;

•	create liens on our or our subsidiaries' assets;

•	sell capital stock of our subsidiaries;

•	engage in any business other than the operation of the vessels;

•	pay dividends;

•	change or terminate the management of the vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell the vessels.

The restrictions included in the Marfin loan agreement include minimum financial standards we must comply with including:

•	The ratio of total liabilities to total assets;

•	The ratio of total net debt owed to LTM (last twelve months) EBITDA;

•	The ratio of LTM EBITDA to net interest expense;

•	Cash to net debt;

•
A security margin, or the Security Margin Clause, whereby the aggregate market value of the vessels and the value of any additional security is required to be at least 135% of the aggregate of the debt financing and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained. A waiver from Marfin has been received with respect to this clause.

The financial ratios are required to be tested by us on a quarterly basis on a last-twelve-months basis.

In addition to the minimum financial standards, under the terms of the Marfin loan agreement, we must also ensure that members of the Restis family and the family of our chairman Georgios Koutsolioutsos (or companies affiliated with them) together own at all times an aggregate of at least 10% of our issued share capital. A violation of this covenant constitutes an event of default under our credit facility and would provide Marfin with various remedies.

Under the BET loan agreement, the BET subsidiaries are subject to operating and financial covenants that may affect BET's business. These restrictions may, subject to certain exceptions, limit the BET subsidiaries' ability to engage in many of the activities listed above. Furthermore, the BET subsidiaries must assure the lenders that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the BET loan. If the market value of the vessels is less than this amount, the BET subsidiaries must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders and a portion of the debt may be required to be classified as current.

Therefore, we may need to seek permission from our lenders in order to engage in some important corporate actions. Also, any further decline in vessel values may cause BET to fail to meet the market value covenants in its loan agreement and entitle the lenders to assert certain rights. Our current and any future lenders' interests may be different from our interests, and we cannot guarantee that we will be able to obtain such lenders' permission when needed. This may prevent us from taking actions that are in our best interest.

If conditions in the dry bulk market remain depressed or worsen, BET may need to request additional extensions of the temporary reductions in the security requirement and minimum equity requirement described above. There can be no assurance that the lenders will provide such extensions, and any lender's willingness to provide any such extensions may be limited by its financial condition, business strategy and outlook for the shipping industry at the time of any such request, all of which are outside of our control.

The derivative contracts we have entered into to hedge our exposure to fluctuations in interest rates could result in higher than market interest rates and charges against our income.

Through the BET acquisition, we have three interest rate swaps for purposes of managing our exposure to fluctuations in interest rates applicable to the BET loan facility, which were advanced at a floating rate based on LIBOR. Our hedging strategies, however, may not be effective and we may incur substantial losses if interest rates move materially differently from our expectations. Since our existing interest rate swaps do not, and future derivative contracts may not, qualify for treatment as hedges for accounting purposes, we recognize fluctuations in the fair value of such contracts in our income statement. In addition, our financial condition could be materially adversely affected to the extent we do not hedge our exposure to interest rate fluctuations under our financing arrangements. Any hedging activities we engage in may not effectively manage our interest rate exposure or have the desired impact on our financial conditions or results of operations.

Our ability to successfully implement our business plans depends on our ability to obtain additional financing, which may affect the value of your investment in the Company.

We will require substantial additional financing to fund the acquisition of additional vessels and to implement our business plans. We cannot be certain that sufficient financing will be available on terms that are acceptable to us or at all. If we cannot raise the financing we need in a timely manner and on acceptable terms, we may not be able to acquire the vessels necessary to implement our business plans and consequently you may lose some or all of your investment in the Company.

While we expect that a significant portion of the financing resources needed to acquire vessels will be through long-term debt financing, we may raise additional funds through additional equity offerings. New equity investors may dilute the percentage of the ownership interest of existing shareholders in the Company. Sales or the possibility of sales of substantial amounts of shares of our common stock in the public markets could adversely affect the market price of our common stock.

We cannot assure you that we will be able to refinance indebtedness incurred under our credit facilities.

For so long as we have outstanding indebtedness under our credit facilities, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. We cannot assure you that we will be able to generate cash flow in amounts that are sufficient for these purposes. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans or sell our assets. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. If we are not able to find alternative sources of financing on terms that are acceptable to us or at all, our business, financial condition, results of operations and cash flows may be materially adversely affected.

As we expand our business, we will need to improve or expand our operations and financial systems, staff and crew; if we cannot improve these systems or recruit suitable employees, our performance may be adversely affected.

Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and EST's attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will have to rely on EST to recruit additional seafarers and shoreside administrative and management personnel. EST may not be able to continue to hire suitable employees or a sufficient number of employees as we expand our fleet. If EST's unaffiliated crewing agents encounter business or financial difficulties, we may not be able to adequately staff our vessels. We may also have to increase our customer base to provide continued employment for most of our new vessels. If we are unable to operate our financial system, EST is unable to operate our operations systems effectively or to recruit suitable employees in sufficient numbers or we are unable to increase our customer base as we expand our fleet, our performance may be adversely affected.

Unless we set aside reserves for vessel replacement, at the end of a vessel's useful life, our revenue will decline, which would adversely affect our cash flows and income.

As of December 31, 2009, the vessels in our current fleet had an average age of 14 years. Unless we maintain cash reserves for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. We estimate the useful life of our vessels to be 30 years from the date of initial delivery from the shipyard. Our cash flows and income are dependent on the revenues we earn by chartering our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, financial condition and results of operations will be materially adversely affected. Any reserves set aside for vessel replacement would not be available for other cash needs or dividends.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our ability to operate our vessels profitably.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. As of January 31, 2010, the average age of the vessels in our current fleet was 14 years. As our vessels age, they may become less fuel efficient and more costly to maintain and will not be as advanced as more recently constructed vessels due to improvements in design and engine technology. Rates for cargo insurance, paid by charterers, also increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

The value of our vessels has fluctuated, and may continue to fluctuate significantly, due in large part to the sharp decline in the world economy and the charter market. A significant decline in vessel values could result in losses when we sell our vessels or could result in a requirement that we write down their carrying value, which would adversely affect our earnings. In addition, a decline in vessel values could adversely impact our ability to raise additional capital and would likely cause us to violate certain covenants in our loan agreements that relate to vessel value.

The market value of our vessels can and have fluctuated significantly based on general economic and market conditions affecting the shipping industry and prevailing charter hire rates. Since the end of 2008, the market value of our vessels has dropped significantly due to, among other things, the substantial decline in charter rates. During the year ended December 31, 2008, we recorded an impairment charge of $4.5 million on our vessels. No indication of impairment existed as of December 31, 2009. There can be no assurance as to how long charter rates and vessel values will remain at the current low levels or whether they will improve to any significant degree. Consequently we may have to record further impairments of our vessels.

The market value of our vessels may increase or decrease in the future depending on the following factors:

•	economic and market conditions affecting the shipping industry in general;

•	supply of dry bulk vessels, including newbuildings;

•	demand for dry bulk vessels;

•	types, sizes and ages of vessels;

•	other modes of transportation;

•	competition from other shipping companies;

•	cost of newbuildings;

•	technological advances;

•	new regulatory requirements from governments or self-regulated organizations; and

•	prevailing level of charter rates.

Because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels, which may adversely affect our earnings. In addition, whenever events or changes in circumstances indicate potential impairment, we test the carrying value of our vessels in our financial statements, based upon their earning capacity and remaining useful lives. Earning capacity is measured by the vessels' expected earnings under their charters. If we determine that our vessels' carrying values should be reduced, we would recognize an impairment charge on our financial statements that would result in a potentially significant charge against our earnings and a reduction in our shareholders' equity. Such impairment adjustment could also hinder our ability to raise capital. If for any reason we sell our vessels at a time when prices have fallen, the sale proceeds may be less than that vessel's carrying amount on our financial statements, and we would incur a loss and a reduction in earnings. Finally, a decline in vessel values would likely cause us to violate certain covenants in our loan agreement that require vessel values to equal or exceed a stated percentage of the amount of our loans. Such violations could result in our default under our loan agreements.

If we fail to manage our growth properly, we may not be able to manage our recently expanded fleet successfully, and we may not be able to expand our fleet further if we desire to do so, adversely affecting our overall financial position.

On August 12, 2009, we completed our acquisition of a 50% controlling ownership interest in BET, pursuant to which we acquired an additional five vessels. Concurrently with the closing of the acquisition, BET entered into a technical management agreement with EST and a commercial brokerage agreement with Safbulk at terms similar to those that our existing fleet has with these entities. Each of EST and Safbulk are affiliated with members of the Restis family and are the technical manager and commercial broker, respectively, of our current fleet.

We may continue to expand our fleet in the future if desirable opportunities arise. Our further growth will depend on:

•	locating and acquiring suitable vessels at competitive prices;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired vessels successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing, which could include debt, equity or combinations thereof.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel, managing relationships with customers and suppliers, integrating newly acquired operations into existing infrastructures, identifying new and profitable charter opportunities for vessels, and complying with new loan covenants. We have not identified further expansion opportunities at this time, and the nature and timing of any such expansion is uncertain. We may not be successful in growing further and may incur significant expenses and losses.

Our charterers may terminate or default on their charters, which could adversely affect our results of operations and cash flow.

The ability and the willingness of each of our charterers to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the dry bulk shipping industry, the charter rates received for specific types of vessels, hedging arrangements, the ability of charterers to obtain letters of credit from their customers, cash reserves, cash flow considerations and various operating expenses. Many of these factors impact the financial viability of our charterers. Given the downturn in world markets and the factors described above, it is possible that some of our charterers could declare bankruptcy or otherwise seek to evade their obligations to us under the charters, and as a consequence, default on their obligations to us. If a charterer defaults on a charter, we will seek the remedies available to us, which may include arbitration or litigation to enforce the contract, although such efforts may not be successful. Should a charterer default on a period time charter, we may have to enter into a charter at a lower charter rate, which would reduce our revenues. If we cannot enter into a new period time charter, we may have to secure a charter in the spot market, where charter rates are volatile and revenues are less predictable. It is also possible that we would be unable to secure a charter at all, which would also reduce our revenues, and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We face strong competition, and we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.

We obtain charters for our vessels in highly competitive markets in which our market share is insufficient to enforce any degree of pricing discipline. Although we believe that no single competitor has a dominant position in the markets in which we compete, we are aware that certain competitors may be able to devote greater financial and other resources to their activities than we can, resulting in a significant competitive threat to us. Competition for the transportation of dry bulk cargoes can be intense and depends on price, customer relationships, operating expertise, professional reputation and size, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets.

We cannot give assurances that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.

Servicing debt will limit funds available for other purposes, including capital expenditures and payment of dividends.

Marfin has extended to us a term loan of $165.0 million and a revolving facility in an amount equal to the lesser of $72.0 million and an amount in dollars which when aggregated with the amount already drawn down under the term loan does not exceed 70% of the aggregate market value of our vessels. We have currently drawn down the full amount of the term loan and $54.0 million of the revolving facility. The term loan is repayable by twenty-eight consecutive quarterly principal installments out of which the first four principal installments will be equal to $7.5 million each, the next four principal installments will be equal to $5.3 million each and the final twenty principal installments equal to $3.2 million each, with a balloon payment equal to $50.0 million due concurrently with the twenty-eighth principal installment. The revolving facility is payable at maturity of the term loan.

BET financed the acquisition of its vessels with the proceeds of a loan from Citibank International PLC, as agent for a syndicate of banks and financial institutions. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. The loan is repayable in semi-annual installments of principal in the amount of $8.3 million followed by a balloon payment due on maturity in the amount of $43.7 million as these installment amounts were revised after the BET Performer sale. As of December 31, 2009, the outstanding loan facility was $116.0 million. Following BET's supplemental agreement dated September 30, 2009 and prepayment of $20.0 million, the semi-annual installments of principal and the balloon payment amount to $7.1 million and $37.6 million, respectively.

We are required to dedicate a substantial portion of our cash flow from operations to pay the principal and interest on the Marfin and BET debt. These payments limit funds otherwise available for capital expenditures and other purposes, including payment of dividends. We may incur debt in the near future in connection with any additional vessel acquisitions. If we are unable to service our respective debt, it could have a material adverse effect on our financial condition and results of operations.

Credit market volatility may affect our ability to refinance our existing debt, borrow funds under our revolving credit facility or incur additional debt.

The credit markets have recently experienced extreme volatility and disruption, which has limited credit capacity for certain issuers, and lenders have requested shorter terms and lower loan to value ratios. The market for new debt financing is extremely limited and in some cases not available at all. If current levels of market disruption and volatility continue or worsen, we may not be able to refinance our existing debt, draw upon our revolving credit facility or incur additional debt, which may require us to seek other funding sources to meet our liquidity needs or to fund planned expansion. For example, our existing term loan and revolving credit facility from Marfin are tied to the market value of the vessels whereby the aggregate market values of the vessels and the value of any additional security should be at least 135% of the aggregate of the debt financing and any amount available for drawing under the revolving facility less the aggregate amount of all deposits maintained. If the percentage is below 135%, then a prepayment of the loans may be required or additional security may be requested. On September 9, 2009 and November 13, 2009, we executed addenda no. 1 and no. 2, respectively, to the loan agreement with Marfin and received a waiver with respect to this clause through January 1, 2011. In connection with the amendment and waiver, Marfin made certain changes to our loan agreement including increasing the interest payable during the waiver period, accelerating the due dates of certain principal installments and limiting our ability to pay dividends without their prior consent. The BET supplemental agreement dated September 30, 2009 contains a similar covenant. If the market value of the BET vessels is less than 100% of the outstanding amount of the BET loan, the BET subsidiaries must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders. Hence, we may need to seek permission from our lenders in order to make further use of our Marfin revolving credit facility or avoid prepayment obligations under either the Marfin or BET loans, depending on the aggregate market value of our vessels. We cannot assure you that we will be able to obtain debt or other financing on reasonable terms, or at all.

Increases in interest rates could increase interest payable under our variable rate indebtedness.

We are subject to interest rate risk in connection with our Marfin and BET loans. Changes in interest rates could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. Fluctuations in interest rates could be exacerbated in future periods as a result of the current worldwide instability in the banking and credit markets. Although neither party currently has hedging arrangements for our variable rate indebtedness, we both expect to hedge interest rate exposure at the appropriate time. However, these arrangements may prove inadequate or ineffective.

Rising crew costs may adversely affect our profits.

Crew costs are a significant expense for us under our charters. Recently, the limited supply of and increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which we generally bear under our period time and spot charters. Increases in crew costs may adversely affect our profitability.

We may not be able to take advantage of favorable opportunities in the current spot market, if any, with respect to the majority of our vessels, all of which are employed on medium-term time charters.

All our vessels are employed under medium-term time charters, with expiration dates ranging from 11 to 13, 22 to 25 and 22 to 26 months from the time of delivery, expiring between September 2010 and January 2012. Although medium-term time charters provide relatively steady streams of revenue, vessels committed to medium-term charters may not be available for spot voyages during periods of increasing charter hire rates, when spot voyages might be more profitable.

When our charters expire, we may not be able to replace such charters promptly or with profitable charters, which may adversely affect our earnings.

We will generally attempt to recharter our vessels at favorable rates with reputable charterers as our existing charters expire. If the dry bulk shipping market is in a period of depression when our vessels' charters expire, it is likely that we may be forced to re-charter them at substantially reduced rates, if we are able to re-charter them at all. If rates are significantly lower or if we are unable to recharter our vessels, our earnings may be adversely affected.

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls, or premiums, in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.

We may be subject to calls, or premiums, in amounts based not only on our claim records but also on the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay interest on, or the principal of, the senior notes.

We may not be able to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.

Our success will depend to a significant extent upon the abilities and efforts of our management team. We currently have two executive officers, our chief executive officer and our chief financial officer, and one general counsel and a support staff. Our success will depend upon our ability to retain key members of our management team and the ability of our management to recruit and hire suitable employees. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations.

Purchasing and operating second hand vessels may result in increased operating costs and vessel off-hire, which could adversely affect our earnings.

We have inspected the second hand vessels that we acquired from the Restis sellers and in the acquisition of BET and considered the age and condition of the vessels in budgeting for operating, insurance and maintenance costs. If we acquire additional second hand vessels in the future, we may encounter higher operating and maintenance costs due to the age and condition of those additional vessels.

However, our inspection of second hand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. We will have the benefit of warranties on newly constructed vessels; we will not receive the benefit of warranties on second hand vessels.

In general, the costs to maintain a dry bulk carrier in good operating condition increase with the age of the vessel. The average age of our fleet, including the BET vessels, is approximately 14 years, out of the expected useful life of 30 years. Older vessels, however, are typically less fuel-

efficient and more costly to maintain than more recently constructed dry bulk carriers due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We may not have adequate insurance to compensate us if we lose our vessels, which may have a material adverse effect on our financial condition and results of operations.

We have procured hull and machinery insurance and protection and indemnity insurance, which include environmental damage and pollution insurance coverage and war risk insurance for our fleet. We do not expect to maintain for all of our vessels insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue. Moreover, insurers may default on claims they are required to pay. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our vessels. If our insurance is not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations.

We depend on our commercial and technical managers to operate our business and our business could be harmed if Safbulk or EST fails to perform its services satisfactorily.

Pursuant to our management agreement, EST provides us with technical, general administrative and support services (including vessel maintenance, crewing, purchasing, shipyard supervision, insurance, assistance with regulatory compliance, freight management, accounting related to vessels, provisions, bunkering and operation). Our operational success depends significantly upon EST's satisfactory performance of these services. Our business would be harmed if EST failed to perform these services satisfactorily. In addition, if the management agreement were to be terminated or if its terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under our management agreement.

Our ability to compete for and enter into new period time and spot charters and to expand our relationships with our existing charterers will depend largely on our relationship with our commercial manager, Safbulk, and its reputation and relationships in the shipping industry. If Safbulk suffers material damage to its reputation or relationships, it may harm our ability to:

•	renew existing charters upon their expiration;

•	obtain new charters;

•	obtain financing on commercially acceptable terms;

•	maintain satisfactory relationships with our charterers and suppliers; and

•	successfully execute our business strategies.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, financial condition and results of operations.

Although we may have rights against EST if it defaults on its obligations to us, investors in us will have no recourse against EST.

Further, we will need to seek approval from our lenders to change our manager from EST.

Management fees are payable to our technical manager regardless of our profitability, which could have a material adverse effect on our business, financial condition and results of operations.

Pursuant to our management agreement with EST, we pay a fee of EUR 425 per day per vessel for providing technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses, crewing costs, insurance premiums, commissions and certain public company expenses such as directors and officers' liability insurance, legal and accounting fees and other similar third party expenses, which are reimbursed by us. The management fees are payable whether or not our vessels are employed, and regardless of our profitability, and we have no ability to require EST to reduce the management fees if our profitability decreases, which could have a material adverse effect on our business, financial condition and results of operations.

Risk Factors Relating to Conflicts of Interest

We are dependent on each of EST and Safbulk for the management and commercial brokerage of our fleet.

We subcontract the management and commercial brokerage of our fleet, including crewing, maintenance and repair, to each of EST and Safbulk, both affiliates of members of the Restis family. The loss of services of, or the failure to perform by, either of these entities could materially and adversely affect our results of operations. Although we may have rights against either of these entities if they default on their obligations to us, you will have no recourse directly against them. Further, we expect that we will need to seek approval from our lenders to change our manager from EST.

EST and Safbulk are privately held companies and there is little or no publicly available information about them.

The ability of EST and Safbulk to continue providing services for our benefit will depend in part on their respective financial strength. Circumstances beyond our control could impair their financial strength, and because they are privately held, it is unlikely that information about their financial strength would become public unless any of these entities began to default on their respective obligations. As a result, our shareholders might have little advance warning of problems affecting EST or Safbulk, even though these problems could have a material adverse effect on us.

We outsource, and expect to continue to outsource, the management and commercial brokerage of our fleet to companies that are affiliated with members of the Restis family, which may create conflicts of interest.

We outsource, and expect to continue to outsource, the management and commercial brokerage of our fleet to EST and Safbulk, companies that are affiliated with members of the Restis family. Companies affiliated with members of the Restis family own and may acquire vessels that compete with our fleet. Both EST and Safbulk have responsibilities and relationships to owners other than us which could create conflicts of interest between us, on the one hand, and EST or Safbulk, on the other hand. These conflicts may arise in connection with the chartering of the vessels in our fleet versus dry bulk carriers managed by other companies affiliated with members of the Restis family. There can be no assurance that they will resolve conflicts in our favor.

Because South African Marine Corporation, S.A. is the sole counterparty on the time charters for seven of our vessels, the failure of this counterparty to meet its obligations could cause us to suffer losses, thereby decreasing our revenues, operating results and cash flows.

Two of our six initial vessels and all five BET vessels are chartered to South African Marine Corporation, S.A., or SAMC, a company affiliated with members of the Restis family. Therefore we are dependent on performance by our charterer. Our charters may terminate earlier than the dates indicated in this annual report. Under our charter agreements, the events or occurrences that will cause a charter to terminate or give the charterer the option to terminate the charter generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel or the failure of the related vessel to meet specified performance criteria. In addition, the ability of our charterer to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the dry bulk shipping industry, the charter rates received for specific types of vessels, the ability of the charterer to obtain letters of credit from its customers and various operating expenses. It is our understanding that SAMC operates some of the vessels on period charters and some of the vessels in the spot market. The spot market is highly competitive and spot rates fluctuate significantly. Vessels operating in the spot market generate revenues that are less predictable than those on period time charters. Therefore, SAMC may be exposed to the risk of fluctuating spot dry bulk charter rates, which may have an adverse impact on its financial performance and its obligations. The cost and delays associated with the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows, financial condition and our ability to pay dividends.

The Restis affiliate shareholders hold approximately 52.62% of our outstanding common stock and the founding shareholders of Seanergy Maritime hold approximately 5.49% of our outstanding common stock. This may limit your ability to influence our actions.

As of March 22, 2010, the Restis affiliate shareholders own approximately 52.62%, excluding shares issuable upon exercise of warrants first exercisable within 60 days of March 22, 2010, of our outstanding common stock (including 70,000 shares of common stock owned by Argonaut SPC, a fund whose investment manager is an affiliate of members of the Restis family), or approximately 39.67% of our outstanding capital stock on a fully diluted basis, assuming exercise of all outstanding warrants. The founding shareholders of Seanergy Maritime own approximately 5.49% of our outstanding common stock, or 11.06% of our outstanding capital stock on a fully diluted basis, assuming exercise of all outstanding warrants. In addition, we have entered into the Voting Agreement with the Restis affiliate shareholders and the founding shareholders of Seanergy Maritime whereby the Restis affiliate shareholders and founding shareholders jointly nominate our board of directors. As a result of these arrangements, public shareholders are effectively precluded from nominating candidates for our board of directors. Collectively, the parties to the Voting Agreement own 58.11% of our outstanding common stock, or approximately 50.72% on a fully diluted basis, assuming exercise of all outstanding warrants. Our major shareholders have the power to exert considerable influence over our actions and matters which require shareholder approval, which limits your ability to influence our actions.

Furthermore, under the terms of the BET loan agreement, the Restis family or affiliated companies must be the ultimate beneficial owners of at least 50.1% of our issued voting share capital or, in certain circumstances, not less than 40% of our issued voting capital. Additionally, under the terms of the Marfin loan agreement, we must also ensure that members of the Restis family and the family of our chairman Georgios Koutsolioutsos (or companies affiliated with them) together own at all times an aggregate of at least 10% of our issued share capital.

The majority of the members of our shipping committee and our nominees to the BET board of directors are appointees nominated by affiliates of members of the Restis family, which could create conflicts of interest detrimental to us.

Our board of directors has created a shipping committee, which has been delegated exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. The same people serve as our appointees to the BET board of directors. Affiliates of members of the Restis family have the right to appoint two of the three members of the shipping committee and as a result such affiliates will effectively control all decisions with respect to our shipping operations that do not involve a transaction with a Restis affiliate. Messrs. Dale Ploughman, Kostas Koutsoubelis and Elias Culucundis currently serve on our shipping committee and as our BET director appointees. Each of Messrs. Ploughman and Koutsoubelis also will continue to serve as officers and/or directors of other entities affiliated with members of the Restis family that operate in the dry bulk sector of the shipping industry. The dual responsibilities of members of the shipping committee in exercising their fiduciary duties to us and other entities in the shipping industry could create conflicts of interest. Although Messrs. Ploughman and Koutsoubelis intend to maintain as confidential all information they learn from one company and not disclose it to the other entities for whom they serve; in certain instances this could be impossible given their respective roles with various companies. There can be no assurance that Messrs. Ploughman and Koutsoubelis would resolve any conflicts of interest in a manner beneficial to us.

Risk Factors Relating to Our Common Stock

The market price of our common stock has been and may in the future be subject to significant fluctuations.

The market price of our common stock has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

•	quarterly variations in our results of operations;

•	our lenders' willingness to extend our loan covenant waivers, if necessary;

•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

•	changes in earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community about our business or the shipping industry generally;

•	strategic actions by us or our competitors such as acquisitions or restructurings;

•	the thin trading market for our common stock, which makes it somewhat illiquid;

•	the current ineligibility of our common stock to be the subject of margin loans because of its low current market price;

•	regulatory developments;

•	additions or departures of key personnel;

•	general market conditions; and

•	domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for dry bulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Our common stock could be delisted from the NASDAQ Global Market, which could negatively impact the price of our common stock and our ability to access the capital markets.

Our common stock is currently listed on the NASDAQ Global Market. Our ability to retain our listing is contingent upon compliance with NASDAQ listing requirements. The listing standards of the NASDAQ Global Market provide, among other things, that a company may be delisted if the bid price of its stock drops below $1.00 for a period of 30 consecutive business days. We are currently in compliance with the NASDAQ listing rules and our common stock is currently trading above the minimum bid price, however, if the bid price for our stock were to drop below $1.00, our common stock listing may be moved to the NASDAQ Capital Market, which is a lower tier market, or our common stock may be delisted and traded on the over-the-counter bulletin board network. Moving our listing to the NASDAQ Capital Market could adversely affect the liquidity of our common stock and the delisting of our common stock would significantly affect the ability of investors to trade our securities and could significantly negatively affect the value of our common stock. In addition, the delisting of our common stock could further depress our stock price and materially adversely affect our ability to raise further capital on terms acceptable to us, or at all. Delisting from NASDAQ could also have other negative results, including the potential loss of confidence by suppliers and employees, the loss of institutional investor interest and fewer business development opportunities.

Our board of directors has suspended the payment of cash dividends as a result of certain restrictions in waivers we received from Marfin relating to our loan covenants and prevailing market conditions in the international shipping industry. Until such market conditions improve, it is unlikely that we will reinstate the payment of dividends.

In light of a lower freight environment and a highly challenging financing environment that has resulted in a substantial decline in the international shipping industry, our board of directors, beginning on February 4, 2009, suspended the cash dividend on our common stock. Our dividend policy will be assessed by our board of directors from time to time; however, it is unlikely that we will reinstate the payment of dividends until market conditions improve. Further, the waiver we have received from Marfin relating to our loan covenant restricts our ability to pay dividends. Therefore, there can be no assurances that, if we were to determine to resume paying cash dividends, Marfin would provide any required consent.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.

Our corporate affairs are governed by our amended and restated articles of incorporation, our amended and restated by-laws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a company incorporated in a U.S. jurisdiction.

It may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are incorporated under the laws of the Republic of the Marshall Islands, and our business is operated primarily from our offices in Athens, Greece. In addition, a majority of our directors and officers are or will be non-residents of the United States, and all of our assets and a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, you may have difficulty enforcing, both within and outside of the United States, judgments you may obtain in the United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. There is also substantial doubt that the courts of the Republic of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands based on U.S. laws, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us, or our affiliates for a cause of action arising under Marshall Islands laws, it may impracticable for you to do so given the geographic location of the Marshall Islands. For more information regarding the relevant laws of the Marshall Islands, please read "Enforceability of Civil Liabilities."

Anti-takeover provisions in our amended and restated articles of incorporation and by-laws, as well as the terms and conditions of our Voting Agreement which expires on May 20, 2010, could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and by-laws, as well as the terms and conditions of the Voting Agreement could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include those that:

•	authorize our board of directors to issue "blank check" preferred stock without shareholder approval;

•	provide for a classified board of directors with staggered, three-year terms;

•	require a super-majority vote in order to amend the provisions regarding our classified board of directors with staggered, three-year terms;

•	permit the removal of any director from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director;

•	allow vacancies on the board of directors to be filled by the shareholder group entitled to name the director whose resignation or removal led to the occurrence of the vacancy;

•
require that our board of directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal has caused such vacancies; and

•
prevent our board of directors from dissolving the shipping committee or altering the duties or composition of the shipping committee without an affirmative vote of not less than 80% of the board of directors.

These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

We should not be a PFIC with respect to any taxable year. Based upon our operations as described herein, our income from time charters should not be treated as passive income for purposes of determining whether we are a PFIC. Accordingly, our income from our time chartering activities should not constitute "passive income," and the assets that we own and operate in connection with the production of that income should not constitute passive assets.

There is substantial legal authority supporting this position consisting of case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations changed.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 as amended, or the Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Tax Considerations – U.S. Federal Income Taxation – U.S. Federal Income Taxation of U.S. Holders"), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their common shares, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of the common shares. See "Tax Considerations – U.S. Federal Income Taxation – U.S. Federal Income Taxation of U.S. Holders" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on U.S. source income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations recently promulgated thereunder.

We believe that we qualify for the benefits of Section 883. However, there are factual circumstances beyond our control that could cause us or any one of our ship-operating companies to fail to qualify for this tax exemption and thereby subject us to U.S. federal income tax on our U.S. source income. For example, we would fail to qualify for exemption under Section 883 of the Code for a particular tax year if shareholders, each of whom owned, actually or under applicable constructive ownership rules, a 5% or greater interest in the vote and value of the outstanding shares of our stock, owned in the aggregate 50% or more of the vote and value of the outstanding shares of our stock, and "qualified shareholders" as defined by the regulations to Section 883 did not own, directly or under applicable constructive ownership rules, sufficient shares in our closely-held block of stock to preclude the shares in the closely-held block that are not so owned from representing 50% or more of the value of our stock for more than half of the number of days during the taxable year. Establishing such ownership by qualified shareholders will depend upon the status of certain of our direct or indirect shareholders as residents of qualifying jurisdictions and whether those shareholders own their shares through bearer share arrangements. In addition, such shareholders will also be required to comply with ownership certification procedures attesting that they are residents of qualifying jurisdictions, and each intermediary's or other person's similar compliance in the chain of ownership between us and such shareholders.

Due to the factual nature of the issues involved, we can give no assurances on the tax-exempt status of ours or that of any of our other subsidiaries. If we or our subsidiaries are not entitled to exemption under Section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 4% U.S. federal income tax on the shipping income such companies derive during the year that are attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

The enactment of proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for a preferential rate of U.S. federal income taxation.

Legislation has been introduced in the U.S. Senate that would deny the preferential rate of U.S. federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation, unless the non-U.S. corporation either is eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country that has a comprehensive income tax system. Because the Republic of the Marshall Islands has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on corporations organized under its laws, it is unlikely that we could satisfy either of these requirements.

Consequently, if this legislation were enacted, the preferential rate of U.S. federal income tax discussed under "Taxation – United States Federal Income Taxation of the BET Fleet – Distributions" may no longer be applicable to dividends received from us. As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation will be enacted.

We, as a non-U.S. company, have elected to comply with the less stringent reporting requirements of the Securities Exchange Act of 1934, as amended, as a foreign private issuer.

We are a Marshall Islands company, and our corporate affairs are governed by our amended and restated articles of incorporation and by-laws, the BCA and the common law of the Republic of the Marshall Islands. We provide reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Some of the differences between the reporting obligations of a foreign private issuer and those of a U.S. domestic company are as follows: Foreign private issuers are not required to file their annual report on

Form 20-F until six months after the end of each fiscal year while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. However, in August 2008, the Commission adopted changes in the content and timing of disclosure requirements for foreign private issuers, including requiring foreign private issuers to file their annual report on Form 20-F no later than four months after the end of each fiscal year, after a three-year transition period. Additionally, other new disclosure requirements that will be added to Form 20-F include disclosure of disagreements with or changes in certifying accountants, and significant differences in corporate governance practices as compared to U.S. domestic issuers. In addition, foreign private issuers are not required to file regular quarterly reports on Form 10-Q that contain unaudited financial and other specified information.

However, if a foreign private issuer makes interim reports available to shareholders, the foreign private issuer is required to submit copies of such reports to the Commission on a Form 6-K. Foreign private issuers are also not required to file current reports on Form 8-K upon the occurrence of specified significant events. However, foreign private issuers are required to file reports on Form 6-K disclosing whatever information the foreign private issuer has made or is required to make public pursuant to its home country's laws or distributes to its shareholders and that is material to the issuer and its subsidiaries. Foreign private issuers are also exempt from the requirements under the U.S. proxy rules prescribing the content of proxy statements and annual reports to shareholders. Although the NASDAQ Global Market does require that a listed company prepare and deliver to shareholders annual reports and proxy statements in connection with all meeting of shareholders, these documents will not be required to comply with the detailed content requirements of the Commission's proxy regulations. Officers, directors and 10% or more shareholders of foreign private issuers are exempt from requirements to file Forms 3, 4 and 5 to report their beneficial ownership of the issuer's common stock under Section 16(a) of the Exchange Act and are also exempt from the related short-swing profit recapture rules under Section 16(b) of the Exchange Act. Foreign private issuers are also not required to comply with the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information.

In addition, as a foreign private issuer, we are exempt from, and you may not be provided with the benefits of, some of the NASDAQ Global Market corporate governance requirements, including that:

•	a majority of our board of directors must be independent directors;

•	the compensation of our chief executive officer must be determined or recommended by a majority of the independent directors or a compensation committee comprised solely of independent directors;

•	our director nominees must be selected or recommended by a majority of the independent directors or a nomination committee comprised solely of independent directors; and

•	certain issuances of 20% or more of our common stock must be subject to shareholder approval.

As a result, our independent directors may not have as much influence over our corporate policy as they would if we were not a foreign private issuer.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. domestic company.

We are a holding company and will depend on the ability of our subsidiaries to distribute funds to us in order to satisfy financial obligations or to make dividend payments.

We are a holding company and our subsidiaries, all of which are, or upon their formation will be, wholly owned by us either directly or indirectly, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, and the laws of the Marshall Islands and the laws of the British Virgin Islands, where our vessel-owning subsidiaries are incorporated, which regulate the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to pay dividends.

Although we consolidate our operating results with those of BET, we own only 50% of BET and, in certain circumstances, we could be required to sell our interest in BET or acquire the interest that we do not currently own.

Since the date of our acquisition of a controlling interest in BET, we have consolidated its results with ours. However, our equity interest is only 50%, and the other shareholder of BET is entitled to 50% of BET's assets, earnings and any dividends paid by BET. Beginning in August 2010, the shareholders agreement between us and BET's other shareholder, Mineral Transport, permits us or Mineral Transport to require the other shareholder to sell all of its BET shares or buy all of the shares of the offering party at a price set by the offering party. As a result of these provisions, we could be forced to sell our shares of BET at a price determined by Mineral Transport if we were unwilling or unable to purchase Mineral Transport's shares at that price. We cannot assure you that we would have adequate funds to acquire Mineral Transport's shares at the time any such offer were made.

Future sales of our common stock may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future equity offerings.

Issuance of preferred stock may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Our articles of incorporation currently authorize our Board to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series subject to prior shareholders' approval. If our Board determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

You may experience dilution as a result of the exercise of our warrants.

We have 38,984,667 Public Warrants issued and outstanding with an exercise price of $6.50 per share. In addition, we have 1,138,917 Underwriter Warrants issued and outstanding with an exercise price of $1.32 per share in connection with the public offering of our common shares that we completed on February 3, 2010. Finally, we have assumed Seanergy Maritime's obligation to issue up to 1,000,000 Units, consisting of up to 1,000,000 Unit Shares and 1,000,000 Unit Warrants with an exercise price of $6.50 to purchase the 1,000,000 Unit Warrant Shares, under the Unit Purchase Option that Seanergy Maritime granted to the original underwriter. You may experience dilution if any of these warrants are exercised.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predicts," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our future operating or financial results;

•	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our ability to pay dividends in the future;

•	dry bulk shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	the useful lives and changes in the value of our vessels and their impact on our compliance with loan covenants;

•	availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	global and regional economic and political conditions;

•	our ability to leverage Safbulk's and EST's relationships and reputation in the dry bulk shipping industry;

•	changes in seaborne and other transportation patterns;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from future litigation and incidents involving our vessels;

•	acts of terrorism and other hostilities; and

•	other factors discussed in the section titled "Risk Factors."

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading "Risk Factors." Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010.

You should read this table in conjunction with our historical consolidated financial statements, together with the respective notes thereto, included in this prospectus. There are no adjustments to capitalization because we will not receive any proceeds from the sale of the Public Warrant Shares by the holders of the Public Warrants, the sale of the Underwriter Warrants or Underwriter Warrant Shares by the new underwriters, or the sale of the Unit Shares, Unit Warrants or the Unit Warrant Shares by the original underwriters.

(All figures in thousands of dollars, except for share amounts)
Debt:
Long-term revolving credit financing (secured)	54,845
Long-term term facility financing (secured), including current portion of $25,906	235,221
Total debt	290,066

Shareholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	--
Common stock, $0.0001 par value; 200,000,000 authorized shares as of March 31, 2010, 60,200,170 shares, issued and outstanding	6
Additional paid-in capital	242,219
Accumulated deficit	(4,636)
Noncontrolling interest	20,119
Total equity	257,708
Total capitalization	547,774

SELECTED FINANCIAL AND OTHER DATA

The following selected historical statement of operations and balance sheet data were derived from the audited financial statements and accompanying notes for the years ended December 31, 2009, 2008 and 2007 and for the period from August 15, 2006 (Inception) to December 31, 2006, which are included in this prospectus. The information is only a summary and should be read in conjunction with the section titled "Risk Factors" and the financial statements and related notes included in this prospectus. You should also read the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical data included below and elsewhere in this prospectus is not necessarily indicative of our future performance.

We cannot provide a meaningful comparison of our results of operations of the years ended December 31, 2009, 2008 and 2007 due to the fact that our vessel operations commenced in August 2008 upon the consummation of our business combination. During the period from our inception to the date of our business combination, we were a development stage enterprise.

All amounts in the tables below are in thousands of dollars, except for share data, fleet data and average daily results.

	Years Ended December 31,			From Inception (August 15, 2006) to
	2009	2008	2007	2006
Statement of Operations Data:
Vessel revenue — related party, net	81,677	34,453	—	—
Vessel revenue, net	6,220	—	—	—
Direct voyage expenses	(753)	(151)	—	—
Vessel operating expense	(16,222)	(3,180)		—
Voyage expenses — related party	(1,119)	(440)		—
Management fees — related party	(1,715)	(388)		—
General and administration expenses	(5,928)	(1,840)	(445)	(5)
General and administration expenses — related party	(742)	(430)	—	—
Amortization of dry-docking costs	(1,045)	—	—	—
Depreciation	(26,812)	(9,929)	—	—
Gain from acquisition	6,813	—	—	—
Goodwill impairment loss	—	(44,795)	—	—
Vessels' impairment loss		(4,530)
Interest income — money market fund	430	3,361	1,948	1
Interest and finance costs	(7,616)	(4,077)	(58)	—
Loss on interest rate swaps	(1,575)
Foreign currency exchange (losses), net	(44)	(39)	—	—

Net income (loss)	31,569	(31,985)	1,445	(4)

Net (loss) attributable to noncontrolling interest	1,517
Net income attributable to Seanergy Maritime	30,052

Basic income (loss) per share	1.16	(1.21)	0.12	(0.00)

Diluted income (loss) per share	1.00	(1.21)	0.10	(0.00)

Basic weighted average number of shares	25,882,967	26,452,291	11,754,095	7,264,893

Diluted weighted average number of shares	30,529,281	26,452,291	15,036,283	7,264,893

Dividends per share	—	0.1842	—	—

	December 31,
	2009	2008	2007	2006

Balance Sheet Data:
Total current assets	67,473	29,814	235,213	376
Vessels, net	444,820	345,622	-	-
Total assets	538,452	378,202	235,213	632
Total current liabilities, including current portion of long-term debt	42,138	32,999	5,995	611
Other non-current liabilities	2,135	-	-
Common stock-subject to possible redemption	-	-	80,849
Long-term debt, net of current portion	267,360	213,638	-	-
Total equity	226,819	131,565	148,369	20

Performance Indicators

The figures shown below are non-GAAP statistical ratios used by management to measure performance of our vessels and are not included in financial statements prepared under U.S. GAAP.

	Year Ended December 31,
	2009	2008

Fleet Data:
Average number of vessels(1)	7.9	5.5
Ownership days(2)	2,895	686
Available days(3)	2,638	686
Operating days(4)	2,614	678
Fleet utilization(5)	90.3%	98.9%
Average Daily Results:
Vessel TCE rate(6)	32,909	49,944
Vessel operating expenses(7)	5,603	4,636
Management fees(8)	592	566
Total vessel operating expenses	6,195	5,202

(1)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the relevant period divided by the number of calendar days in the relevant period.

(2)
Ownership days are the total number of days in a period during which the vessels in a fleet have been owned. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

(3)
Available days are the number of ownership days less the aggregate number of days that vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues. During the year ended December 31, 2009, we incurred 257 off-hire days for scheduled vessel dry-docking.

(4)
Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)	Fleet utilization is the percentage of time that our vessels were generating revenue, and is determined by dividing operating days by ownership days for the relevant period.

(6)
TCE rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions.

(7)
Average daily vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, are calculated by dividing vessel operating expenses by ownership days for the relevant time periods.

(8)	Daily management fees are calculated by dividing total management fees by ownership days for the relevant time period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our consolidated financial condition and results of operations together with our consolidated financial statements and notes thereto that appear elsewhere in this prospectus. Seanergy's consolidated financial statements have been prepared in conformity with U.S. GAAP. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements.

The historical consolidated financial results of Seanergy described below are presented in United States dollars.

Overview

We are an international provider of dry bulk marine transportation services that was incorporated in the Republic of the Marshall Islands on January 4, 2008. We were initially formed as a wholly-owned subsidiary of Seanergy Maritime, which was incorporated in the Republic of the Marshall Islands on August 15, 2006, as a blank check company created to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the maritime shipping industry or related industries. Seanergy Maritime began operations on August 28, 2008 after the closing of our business combination.

The business combination was accounted for under the purchase method of accounting and accordingly the assets (vessels) acquired have been recorded at their fair values. No liabilities were assumed nor were other tangible assets acquired. The results of the vessel operations are included in our consolidated statement of income from August 28, 2008.

The aggregate acquisition cost, including direct acquisition costs and excluding contingent consideration, amounted to $404,876,000. The fair value of our tangible assets acquired as of August 28, 2008 amounted to $360,081,000. The premium (non-tax deductible goodwill) over the fair value of our vessels acquired amounting to $44,795,000 arose from the decline in the market value of the vessels between the date of entering into the agreements to purchase the business (May 20, 2008) and the actual business combination date (August 28, 2008). There were no other identifiable assets or liabilities.

We performed our annual impairment testing of goodwill as at December 31, 2008. The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since September 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined. A charge of $44,795,000 was recognized in 2008, as a result of the impairment tests performed on goodwill at December 31, 2008.

On January 27, 2009, our parent company was liquidated and dissolved and we became its successor. We distributed to each holder of common stock of Seanergy Maritime one share of our common stock for each share of Seanergy Maritime common stock owned by the holder and all outstanding warrants of Seanergy Maritime concurrently become our obligation.

We tested our goodwill for potential impairment, and concluded that no indication of impairment existed as of December 31, 2009. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, applying judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non-fixed days (based on a combination of 2-year forward freight agreements and the 10-year average historical charter rates available for each type of vessel). The weighted average cost of capital used was 7.6%.

The contingent consideration forming part of the business combination consisted of the issuance of 4,308,075 shares of common stock subject to Seanergy meeting certain target EBITDA during the twelve month period ended September 30, 2009. This target was met and on September 30, 2009, we recorded additional consideration of $17,275,000, equal to the fair value of the 4,308,075 shares.

Since our vessel operations began upon the consummation of our business combination in August 2008, and with the further acquisition of a 50% controlling ownership interest in BET in August 2009, pursuant to which we acquired an additional five vessels, we cannot provide a meaningful comparison of our results of operations for the years ended December 31, 2009 and 2008 to 2007. During the period from our inception to the date of our business combination we were a development stage enterprise.

As of December 31, 2009, we controlled and operated a total fleet of 11 dry bulk carrier vessels, consisting of three Panamax vessels, one Handymax vessel, one Handysize vessel, two Supramax vessels and four Capesize vessels. These ships have a combined carrying capacity of 1,043,296 dwt and an average age of approximately 14 years, out of an expected useful life of 30 years.

We generate revenues by charging customers for the transportation of dry bulk cargo using our vessels. All of our vessels are currently employed under time charters. Seven of our charters are with SAMC, a company affiliated with members of the Restis family. A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, but the vessel owner pays the vessel operating expenses.

Recent Developments

Vessel employment and charter rates:

The abrupt and dramatic downturn in the dry bulk charter market, from which we have derived substantially all of our revenues, has severely affected the dry bulk shipping industry and has harmed our business. The BDI fell 94% from a peak of 11,793 in May 2008 to a low of 663 in December 2008. During 2009, the BDI remained volatile, reaching a low of 772 on January 5, 2009 and a high of 4,661 on November 19, 2009. It has since risen to 3,822 as of May 11, 2010. The decline in charter rates is due to various factors, including the decrease in available trade financing for purchases of commodities carried by sea, which has resulted in a significant decline in cargo shipments. There is no certainty that the dry bulk charter market will experience any further recovery over the next several months and the market could decline from its current level.

Pursuant to addenda dated July 24, 2009 to the individual charter party agreements dated May 26, 2008 between SAMC and each of Martinique International Corp. (vessel Bremen Max) and Harbour Business International Corp. (vessel Hamburg Max), SAMC agreed to extend the existing charter parties for the Bremen Max and the Hamburg Max. Pursuant to the terms of the addendum, each vessel will be chartered for a period of between 11-13 months, at the charterer's option. The charters commenced on July 27, 2009 and August 12, 2009, respectively. The daily gross charter rates paid by SAMC are $15,500 for each of the Bremen Max and the Hamburg Max, which will generate revenues of approximately $12.7 million. All charter rates are inclusive of a commission of 1.25% payable to Safbulk Pty, as commercial broker and 2.5% to SAMC as charterer. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is better than the period rate it is paying us.

On July 14, 2009, the African Oryx and the African Zebra were chartered for a period of 22 to 25 months at charter rates equal to $7,000 per day and $7,500 per day, respectively. We are also entitled to receive a 50% adjusted profit share calculated on the average spot Time Charter Routes derived from the Baltic Supramax. The charters commenced on July 17, 2009 and July 20, 2009 for the African Oryx and the African Zebra, respectively. All charter rates are inclusive of a commission of 1.25% payable to Safbulk as commercial broker.

Following the expiration of its charter party agreement in September 2009, the Delos Ranger was chartered in the spot market until January 14, 2010. On January 16, 2010, pursuant to a charter party agreement dated November 20, 2009, the vessel commenced employment for a period of 11 to 13 months with Bunge S.A. at a daily charter rate of $20,000, inclusive of a brokerage commission of 1.25% payable to each of Arrow Shipping (Monaco) S.A.M. and Safbulk Pty. and a charterer commission of 3.75%.

Following the expiration of its charter party agreement in November 2009, the Davakis G. commenced a charter for a period of 11 to 13 months with Sangamon Transportation Group (Louis Dreyfus) at a daily charter rate of $21,000, inclusive of a brokerage commission of 1.25% payable to each of SSY NY and Safbulk Pty, and a charterer commission of 3.75%.

Pursuant to charter party agreements dated July 7, 2009, each of the BET Commander, the BET Prince, the BET Fighter, the BET Scouter and the BET Intruder are chartered to SAMC at daily charter rates of $24,000, $25,000, $25,000, $26,000 and $15,500, respectively, for charters expiring in December 2011, January 2012, September 2011, October 2011 and September 2011, respectively, assuming latest redelivery. All charter rates for the BET fleet are inclusive of a commission of 1.25% payable to Safbulk Maritime as commercial broker and 3.75% to SAMC as charterer. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is better than the period rate it is paying BET.

We cannot predict whether our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. This decision is likely to depend upon prevailing charter rates in the months prior to charter expiration. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on similar terms. In the future, we may employ vessels in the spot market, which is subject to greater rate fluctuation than the time charter market. If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our net revenue will decrease.

Despite the recent economic crisis, we are currently able to meet our working capital needs and debt obligations. The current decline in charter rates should not affect our revenue as we have charters locked in for 11 to 13 and 22 to 26 months periods including charters of the BET vessels (expiring between September 2010 and January 2012). We have contractually secured time charter agreements with our longest time charter expiring January 16, 2012. Time charters cover 95% of 2010 days and 51% of 2011 days. For the calculation of contract coverage, we are using the latest expiration date of our vessels' time charters as presented in the ''Our Fleet'' table on page 2. For 2010, we expect our average daily operating expenses per vessel to be approximately $5,500, and we expect our average daily general and administrative expenses to be approximately $1,000. Our expectations regarding 2010 operating expenses and general and administrative statements are forward-looking statements. Our actual results could vary. See "Risk Factors" for information regarding factors, many of which are outside of our control, that could cause our actual expenses to differ from expectations. We will have to make use of our cash flows not committed to the repayment of the term loan, revolving facility and BET loan to meet our financial obligations and put our expansion plans on hold unless new capital is raised from the capital markets, including this offering, or the warrants are exercised in which case we will use capital generated from the capital markets and the warrants for expansion purposes. We make no assurances that funds will be raised through the capital markets or that the warrants will be exercised, or if exercised, the quantity which will be exercised or the period in which they will be exercised. Exercise of the warrants is currently not likely considering current market prices.

BET acquisition:

On August 12, 2009, we closed on the acquisition of a 50% interest in BET from Constellation Bulk Energy Holdings, Inc., which we refer to as the "BET acquisition." We control BET through our right to appoint a majority of the BET board of directors. The purchase price was $1.00. The stock purchase was accounted for under the purchase method of accounting and accordingly the assets (vessels) owned by BET have been recorded at their fair values. In addition to the vessels, the other assets acquired include $37.75 million in cash and $4.32 million in current receivables. The consolidated financial statements for BET for 2006, 2007 and 2008 appear elsewhere in this prospectus. The fair value of the vessels as of the closing of the acquisition was $126 million and BET owed $143.099 million under its credit facility as of such date. The results of operations of BET are included in our consolidated statement of operations commencing on August 12, 2009. The financial impact of BET on our results of operations is reflected in the pro forma financial information included in this prospectus. See "Seanergy and BET Unaudited Pro Forma Financial Statements." The tax considerations related to the BET acquisition are reflected in the "Taxation" section in this prospectus. Our acquisition of an interest in BET was approved by BET's lenders.

Amendment and conversion of Note:

On August 19, 2009, we amended the Note to reduce the conversion price to the average closing price of our common stock for the five trading days commencing on the effective date of the amendment, which amounted to $4.45598 per share. As a condition to such amendment, the holders agreed to convert their Note at the time of the amendment. Upon conversion, the holders received 6,585,868 shares of our common stock and the Note was extinguished.

Increase in authorized stock:

On July 16, 2009, our shareholders approved an amendment to our amended and restated articles of incorporation to increase our authorized common stock to 200,000,000 shares, par value $0.0001 per share. This should provide us additional flexibility to raise equity capital to achieve our business plan.

Loan covenant waivers:

Seanergy's revolving credit facility is tied to the market value of the vessels and not to the prevailing (spot) market rates. For example, our existing term and revolving credit facilities require that the aggregate market value of the vessels and the value of any additional security must be at least 135% of the aggregate of the outstanding debt financing and any amount available for drawing under the revolving facility less the aggregate amount of all deposits maintained. If the percentage is below 135% then a prepayment of the loans may be required or additional security may be requested. A waiver from Marfin has been received with respect to this clause through January 1, 2011.

Upon lenders' request, BET must assure its lenders that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the BET loan. If the market value of the vessels is less than this amount, the BET subsidiaries may be requested to prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders.

On September 30, 2009, BET entered into a supplemental agreement with Citibank International PLC (as agent for the syndicate of banks and financial institutions set forth in the loan agreement) in connection with the $222,000,000 amortized loan obtained by the six wholly owned subsidiaries of BET, which financed the acquisition of their respective vessels. The material terms of the supplemental agreement with Citibank International PLC are as follows:

(1) the applicable margin for the period between July 1, 2009 and ending on June 30, 2010 (the amendment period) shall be increased to two per cent (2%) per annum;

(2) the borrowers to pay to the agent a restructuring fee of $286,198.91 and a part of the loan in the amount of $20,000,000; and

(3) the borrowers and the corporate guarantor have requested and the creditors consented to:

(a) the temporary reduction of the security requirement during the amendment period from 125% to 100%; and

(b) the temporary reduction of the minimum equity ratio requirement of the principal corporate guarantee to be amended from 0.30: 1.0 to 0.175:1.0 during the amendment period at the end of the accounting periods ending on December 31, 2009 and June 30, 2010.

Additionally, the Restis family (or companies affiliated with the Restis family) must be the beneficial owners of at least 50.1% of our issued share capital (or any lower percentage not less than 40% resulting solely from a rights issue or increase of our issued share capital) and must also be the beneficial owners of the remaining 50% of BET's issued share capital that we do not own. Failure to satisfy this condition would constitute an event of default under the BET loan agreement.

Dry-dock of vessels:

On February 24, 2009, the African Zebra commenced its scheduled dry-docking, which was completed on July 20, 2009 at a cost of $3.2 million. The delay was due to labor strikes in the repairing yard and other unforeseen events. The Hamburg Max commenced its scheduled dry-docking on May 17, 2009, which was completed on June 23, 2009 at a cost of $1.1 million. BET Commander commenced its scheduled dry-docking in August 2009, which was completed in October 2009 at a cost of $2.7 million. See "Capital Requirements" in this prospectus for scheduled dry-dockings.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board, or FASB, issued new guidance concerning the transfer of financial assets. This guidance amends the criteria for a transfer of a financial asset to be accounted for as a sale, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, changes the initial measurement of a transferor's interest in transferred financial assets, eliminates the qualifying special-purpose entity concept and provides for new disclosures. This new guidance is effective from January 1, 2010 and its adoption did not have any significant impact Seanergy's consolidated financial statements.

In June 2009, FASB issued new guidance concerning the determination of the primary beneficiary of a variable interest entity, or VIE. This new guidance amends current U.S. GAAP by: requiring ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE; amending the quantitative approach previously required for determining the primary beneficiary of the VIE; modifying the guidance used to determine whether an equity is a VIE; adding an additional reconsideration event (e.g. troubled debt restructurings) for determining whether an entity is a VIE; and requiring enhanced disclosures regarding an entity's involvement with a VIE. This new guidance is effective from January 1, 2010 its adoption did not have any significant impact on our consolidated financial statements. Seanergy will continue to consider the impacts of this new guidance on an on-going basis.

In January 2010, FASB issued amended standards requiring additional fair value disclosures. The amended standards require disclosures of transfers in and out of Levels 1 and 2 of the fair value hierarchy, as well as requiring gross basis disclosures for purchases, sales, issuances and settlements within the Level 3 reconciliation. Additionally, the update clarifies the requirement to determine the level of disaggregation for fair value measurement disclosures and to disclose valuation techniques and inputs used for both recurring and nonrecurring fair value measurements in either Level 2 or Level 3. The new guidance was effective in the first quarter of fiscal 2010, except for the disclosures related to purchases, sales, issuance and settlements, which will be effective in the first quarter of fiscal 2012. The adoption of the new standards did not have any significant impact on our consolidated financial statements.

In February 2010, FASB issued amended guidance on subsequent events. Commission filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately.

Critical Accounting Policies and Estimates

Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application.

Business combination — allocation of the purchase price in a business combination

On August 28, 2008, we completed our business combination of our initial fleet from the Restis family. The acquisition was accounted for under the purchase method of accounting and accordingly, the assets acquired have been recorded at their fair values. No liabilities were assumed or other tangible assets acquired. The results of operations are included in the consolidated statement of income from August 28, 2008. The consideration paid for the business combination has been recorded at fair value at the date of acquisition and forms part of the cost of the acquisition. Total consideration for the business combination was $404,876,000, including direct transaction costs of $8,802,000, and excluding the contingent earn-out component.

The contingent consideration forming part of the business combination consisted of the issuance of 4,308,075 shares of common stock subject to Seanergy meeting certain target EBITDA during the twelve month period ended September 30, 2009. This target was met and on September 30, 2009, the Company recorded additional consideration of $17,275,000, which was equal to the fair value of the 4,308,075 shares, with an increase in goodwill and equity.

The allocation of the purchase price to the assets acquired on the date of the business combination is a critical area due to the subjectivity involved in identifying and allocating the purchase price to intangible assets acquired. As at the date of the business combination, the fair value of the vessels was determined to be $360,081,000. No additional identifiable intangibles were identified and the difference of $44,795,000 was assigned to goodwill. Areas of subjectivity included whether there were any values associated with intangible assets such as customer relationships, right of first refusal agreements and charter agreements.

On August 12, 2009, we completed our business acquisition of 50% of BET. The acquisition was accounted for under the purchase method of accounting and accordingly, the assets and liabilities acquired have been recorded at their fair values. The consideration paid for the business acquisition has been recorded at fair value at the date of acquisition and forms part of the cost of the acquisition. As at the date of the acquisition of BET, the fair value of the vessels was $126 million while the fair value of total assets acquired amounted to $168.1 million and liabilities assumed to $154.5 million.

We have estimated that the fair values of assets acquired and liabilities assumed at acquisition were as follows (amounts in table in thousands):

Cash	36,374
Restricted cash	1,381
Trade and other receivables	2,844
Inventories	1,476
Vessels	126,000
Current portion of long term debt	(16,573)
Accounts payable and accruals	(5,722)
Acquired time charters	(710)
Derivative instruments	(4,917)
Long term debt net of current portion	(126,527)
Noncontrolling interest	(6,813)
Excess of fair value of assets acquired and liabilities assumed over consideration paid	(6,813)

The excess of fair value of assets acquired and liabilities assumed over consideration has been recorded as bargain purchase gain and recorded in line "Gain from acquisition" in our consolidated statement of income. The bargain purchase gain was a result of the sellers' intent to divest from shipping operations. BET is a provider of worldwide ocean transportation services through the ownership of five dry bulk carriers. BET was incorporated in December 18, 2006 under the laws of the Republic of the Marshall Islands.

Impairment of long-lived assets

We apply FASB guidance for the impairment and disposal of long-lived assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Vessels are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of the long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Once an impairment results in a reduction in the carrying value, the carrying value of such an asset cannot thereafter be increased. Fair value is determined based on current market values received from independent appraisers, when available, or from other acceptable valuation techniques such as discounted cash flows models. We performed the annual impairment test as of December 31, 2009.  No indication of impairment existed as of that date. We recorded an impairment loss of $4,530,000 in 2008. It is considered reasonably possible that continued declines in volumes, charter rates and availability of letters of credit for customers resulting from global economic conditions could significantly impact our future impairment estimates.

Goodwill impairment

Goodwill represents the excess of the aggregate purchase price over the fair value of the net identifiable assets acquired in business combinations accounted for under the purchase method. Goodwill is reviewed for impairment at least annually on December 31 in accordance with the FASB guidance for impairment of intangible assets. The goodwill impairment test is a two-step process. Under the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit (including goodwill). If the fair value of the reporting unit is less than the carrying value of the reporting unit, goodwill impairment may exist, and the second step of the test is performed. Under the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the implied fair value of goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds it carrying value, step two does not have to be performed. We recorded a goodwill impairment loss of $44,795,000 in 2008.  We tested our goodwill for potential impairment, and we concluded that there was no impairment as of December 31, 2009. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, using judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non fixed days (based on a combination of 2-year forward freight agreements and the 10-year average historical charter rates available for each type of vessel). The weighted average cost of capital used was 7.6%.

Vessel depreciation

Depreciation is computed using the straight-line method over the estimated useful lives of the vessels, after considering the estimated salvage value. We estimate salvage value by taking the cost of steel times the vessels lightweight. The estimated salvage value at December 31, 2009 was $270 per lightweight ton. Through June 30, 2009, management estimated the useful life of our vessels at 25 years from the date of their delivery from the shipyard. In July 2009, we successfully executed a time charter contract for one of our vessels that expires on its 26th anniversary, and based on the projected necessary dry-docking costs and understanding of the charterer's needs, we believe that the vessel will complete the next dry-docking following the expiration of such charter and that we will be able to charter the vessel up to its 30th anniversary. Based on this event as well as considering that it is not uncommon for vessels to be operable to their 30th anniversary, effective July 1, 2009, we have changed the estimated useful life of our fleet to 30 years. This change reduced depreciation expense by approximately $8 million for the year ended December 31, 2009.

The above four policies are considered to be critical accounting policies because assessments need to be made due to the shipping industry being highly cyclical experiencing volatility in profitability, and changes in vessel value and fluctuations in charter rates resulting from changes in the supply and demand for shipping capacity. At present, the dry bulk market is affected by the current international financial crisis which has slowed down world trade and caused drops in charter rates. The lack of financing, global steel production cuts and outstanding agreements between iron ore producers and Chinese industrial customers have temporarily brought the market to a stagnation. In addition, there are significant assumptions used in applying these policies such as possible future new charters, future charter rates, future on-hire days, future market values and the time value of money. Consequently, actual results could differ from these estimates and assumptions used and we may need to review such estimates and assumptions in future periods as underlying conditions, prices and other mentioned variables change. Our results of operations and financial position in future periods could be significantly affected upon revision of these estimates and assumptions or upon occurrence of events. Due to the different scenarios under which such changes could occur, it is not practical to quantify the range and possible effects of such future changes in our financial statements.

Dry-docking costs

There are two methods that are used by the shipping industry to account for dry-dockings; first, the deferral method, whereby specific costs associated with a dry-docking are capitalized when incurred and amortized on a straight-line basis over the period to the next scheduled dry-dock; and second, the direct expensing method, whereby dry-docking costs are expensed in the period incurred. We use the deferral method of accounting for dry-dock expenses. Under the deferral method, dry-dock expenses are capitalized and amortized on a straight-line basis until the date that the vessel is expected to undergo its next dry-dock. We believe the deferral method better matches costs with revenue. We use judgment when estimating the period between dry-docks performed, which can result in adjustments to the estimated amortization of dry-dock expense, the duration of which depends on the age of the vessel and the nature of dry-docking repairs the vessel will undergo. We expect that our vessels will be required to be dry-docked approximately every 2.5 years in accordance with class requirements for major repairs and maintenance. Costs capitalized as part of the dry-docking include actual costs incurred at the dry-dock yard and parts and supplies used in undertaking the work necessary to meet class requirements.

Variable interest entities

We evaluate our relationships with other entities to identify whether they are variable interest entities and to assess whether we are the primary beneficiary of such entities. If it is determined that we are the primary beneficiary, that entity is included in our consolidated financial statements. We did not participate in any variable interest entity.

Important Measures for Analyzing Results of Operations Following the Vessel Acquisition

We believe that the important non-GAAP measures and definitions for analyzing our results of operations consist of the following:

•
Ownership days.  Ownership days are the total number of calendar days in a period during which we owned each vessel in our fleet. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses recorded during that period.

•
Available days.  Available days are the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues.

•
Operating days.  Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

•
Fleet utilization.  Fleet utilization is determined by dividing the number of operating days during a period by the number of ownership days during that period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for any reason excluding scheduled repairs, vessel upgrades, dry-dockings or special or intermediate surveys.

•	Off-hire. The period a vessel is unable to perform the services for which it is required under a charter.

•
Time charter.  A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port costs, canal charges and fuel expenses. The vessel owner pays the vessel operating expenses, which include crew wages, insurance, technical maintenance costs, spares, stores and supplies and commissions on gross voyage revenues. Time charter rates are usually fixed during the term of the charter. Prevailing time charter rates do fluctuate on a seasonal and year-to-year basis and may be substantially higher or lower from a prior time charter agreement when the subject vessel is seeking to renew the time charter agreement with the existing charterer or enter into a new time charter agreement with another charterer. Fluctuations in time charter rates are influenced by changes in spot charter rates.

•
TCE.  Time charter equivalent, or TCE, rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our Operating days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions.

Revenues

Our revenues were driven primarily by the number of vessels we operated, the number of operating days during which our vessels generated revenues, and the amount of daily charter hire that our vessels earned under charters. These, in turn, were affected by a number of factors, including the following:

•	The nature and duration of our charters;

•	The amount of time that we spent repositioning our vessels;

•	The amount of time that our vessels spent in dry-dock undergoing repairs;

•	Maintenance and upgrade work;

•	The age, condition and specifications of our vessels;

•	The levels of supply and demand in the dry bulk carrier transportation market; and

•	Other factors affecting charter rates for dry bulk carriers under voyage charters.

A voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed-upon total amount. Under voyage charters, voyage expenses such as port, canal and fuel costs are paid by the vessel owner. A time charter trip and a period time charter or period charter are generally contracts to charter a vessel for a fixed period of time at a set daily rate. Under time charters, the charterer pays voyage expenses. Under both types of charters, the vessel owners pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. The vessel owners are also responsible for each vessel's dry-docking and intermediate and special survey costs.

Vessels operating on period time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market for single trips during periods characterized by favorable market conditions.

Vessels operating in the spot charter market generate revenues that are less predictable, but can yield increased profit margins during periods of improvements in dry bulk rates. Spot charters also expose vessel owners to the risk of declining dry bulk rates and rising fuel costs. Our vessels were chartered on period time charters during the year ended December 31, 2008. One of our vessels operated in the spot market during the year ended December 31, 2009.

A standard maritime industry performance measure is the TCE. TCE rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions. Our average TCE rates for 2009 and 2008 were $32,909 and $49,944, respectively.

Vessel Operating Expenses

Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Vessel operating expenses generally represent costs of a fixed nature. Some of these expenses are required, such as insurance costs and the cost of spares.

Depreciation

Depreciation is computed using the straight-line method over the estimated useful lives of the vessels, after considering the estimated salvage value. We estimate salvage value by taking the cost of steel times the vessels lightweight. The estimated salvage value at December 31, 2009 was $270 per lightweight ton. Through June 30, 2009, management estimated the useful life of our vessels at 25 years from the date of their delivery from the shipyard. In July 2009, we successfully executed a time charter contract for one of our vessels that expires on its 26th anniversary, and based on the projected necessary dry-docking costs and understanding of the charterer's needs, we believe that the vessel will complete the next dry-docking following the expiration of such charter and that we will be able to charter the vessel up to its 30th anniversary. Based on this event as well as considering that it is not uncommon for vessels to be operable to their 30th anniversary, effective July 1, 2009, we have changed the estimated useful life of our fleet to 30 years. This change reduced depreciation expense by approximately $8 million for the year ended December 31, 2009.

Seasonality

Coal, iron ore and grains, which are the major bulks of the dry bulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require dry bulk shipping accordingly.

Principal Factors Affecting Our Business

The principal factors that affected our financial position, results of operations and cash flows included the following:

•	Number of vessels owned and operated;

•	Charter market rates and periods of charter hire;

•	Vessel operating expenses and direct voyage costs, which were incurred in both dollars and other currencies, primarily Euros;

•
Depreciation expenses, which are a function of vessel cost, any significant post-acquisition improvements, estimated useful lives, estimated residual scrap values, and fluctuations in the market value of our vessels;

•	Financing costs related to indebtedness associated with the vessels; and

•	Fluctuations in foreign exchange rates.

Performance Indicators

The figures shown below are non-GAAP statistical ratios used by management to measure performance of our vessels and are not included in financial statements prepared under U.S. GAAP.

	Year Ended December 31,
	2009	2008
Fleet Data:
Average number of vessels(1)	7.9	5.5
Ownership days(2)	2,895	686
Available days(3)	2,638	686
Operating days(4)	2,614	678
Fleet utilization(5)	90.3%	98.9%

Average Daily Results:
Vessel TCE rate(6)	$32,909	$49,944
Vessel operating expenses(7)	$5,603	$4,636
Management fees(8)	$592	$566
Total vessel operating expenses	$6,195	$5,202

(1)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the relevant period divided by the number of calendar days in the relevant period.

(2)
Ownership days are the total number of days in a period during which the vessels in a fleet have been owned. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

(3)
Available days are the number of ownership days less the aggregate number of days that vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues. During the year ended December 31, 2009, we incurred 257 off-hire days for vessel scheduled dry-docking.

(4)
Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)	Fleet utilization is the percentage of time that our vessels were generating revenue, and is determined by dividing operating days by ownership days for the relevant period.
(6)
TCE rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions.

	Year Ended December 31,
(In thousands of U.S. dollars, except operating day amounts)	2009	2008

Net revenues from vessels	$87,897	$34,453
Voyage expenses	(753)	(151)
Voyage expenses — related party	(1,119)	(440)
Net operating revenues	$86,025	$33,862
Operating days	2,614	678
Time charter equivalent rate	$32,909	$49,944

(7)
Average daily vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, are calculated by dividing vessel operating expenses by ownership days for the relevant time periods:

	Year Ended December 31,
(In thousands of U.S. dollars, except ownership days amounts)	2009	2008

Operating expenses	$16,222	$3,180
Ownership days	2,895	686
Daily vessel operating expenses	$5,603	$4,636

(8)	Daily management fees are calculated by dividing total management fees by ownership days for the relevant time period.

Year ended December 31, 2009 as compared to year ended December 31, 2008

Vessel Revenue — Related Party, Net — Vessel revenue, related party, during 2009 increased by $48,570,000, or 137%, to $83,903,000 from $35,333,000, before address commissions of $2,226,000 and $880,000 for the years ended December 31, 2009 and 2008, respectively. The increase in net vessel revenue — related party, is a result of the operation for the full year in 2009 of the six vessels we acquired in the third quarter of 2008 and the consolidation of BET's operations commencing on August 13, 2009.

Vessel Revenue, Net - Vessel revenue, net  for the year ended December 31, 2009 was $6,340,000 before address commissions of $120,000 as compared to $0 and $0, respectively, for the comparable period in 2008. The increase in net vessel revenue from unrelated third parties is the result of the chartering of the Davakis G., Delos Ranger, African Oryx and the African Zebra to unrelated third parties commencing on September 6, 2009, October 1, 2009, July 17, 2009 and July 20, 2009, respectively.

Direct Voyage Expenses — Direct voyage expenses, which include bunkers and port expenses, increased by $602,000, or 399%, to $753,000 from $151,000 in 2008. The increase in direct voyage expenses is principally due to an increase in operating days, reflecting the operation for the full year in 2009 of the six vessels we acquired in the third quarter of 2008, the consolidation of BET's operations commencing on August 13, 2009, and also the expenses attributable to a voyage charter in 2009.

Vessel Operating Expenses — For the year ended December 31, 2009, our vessel operating expenses increased by $13,042,000, or 410%, to $16,222,000, or an average of $5,603 per ship per day from $3,180,000, or an average of $4,636 per ship per day for 2008. Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, chemicals and lubricants, consumable stores, tonnage taxes and other miscellaneous expenses. The increase in operating expenses is attributable to the 322% increase in ownership days due to an average of 7.9 vessels for the year ended December 31, 2009, as compared to an average of 5.5 vessels for the year ended December 31, 2008, resulting from the operation for the full year in 2009 of the six vessels we acquired in the third quarter of 2008 and the consolidation of BET's operations commencing on August 13, 2009. Vessel operating expenses additionally increased due to insurance deductibles for hull and machinery claims for two of our vessels and also due to the additional repair costs incurred as a result of the dry-dock surveys for another two of our vessels in our fleet during 2009.

Voyage Expenses — Related Party — These expenses represent commissions charged in relation to the brokerage agreement we have with Safbulk, an affiliate, for the provision of chartering services up to May 20, 2010. Voyage expenses, related party, increased by $679,000, or 154%, to $1,119,000 from $440,000 in 2008. The chartering commissions represent a commission of 1.25% payable to Safbulk on the collected vessel revenue; therefore, their increase is related to the increase in revenues.

Management Fees — Related Party — For the year ended December 31, 2009, management fees charged by EST, which is a related party, increased by $1,327,000, or 342%, to $1,715,000 from $388,000 in 2008. The increase was due to the same reasons described above. Management fees primarily relate to the management agreement we have with EST for the provision of technical management services for the Seanergy and BET fleets. The fixed daily fee per vessel was Euro 425 in 2009 and Euro 416 in 2008.

General and Administration Expenses — General and administrative expenses increased by $3,767,000, or 175%, to $5,928,000 for the year ended December 31, 2009, compared to $2,161,000 for the year ended December 31, 2008. Our general and administration expenses primarily include auditing and accounting fees of $1,159,000, legal services of $1,831,000 and salaries, BOD remuneration and other compensation of $2,086,000. Our general and administration expenses for 2009 were comparatively higher than those in the prior year due to the fact that we were operational for the entire year during 2009, whereas in 2008 we were operational after the business combination was consummated on August 28, 2008.

General and Administration Expenses — Related Party — Related party general and administrative expenses increased by $633,000, or 581%, to $742,000 for the year ended December 31, 2009, compared to $109,000 for the year ended December 31, 2008. Our related party general and administration expenses are primarily comprised of office rental fees of $726,000. Our related party general and administration expenses for 2009 were comparatively higher than those in the prior year due to the fact that we paid rent for the entire year during 2009, whereas in 2008 we paid rent for the period of November 18, 2008 (the date of the lease agreement) to December 31, 2008. In addition, a service agreement was signed with EST for consultancy services with respect to financing and dealing with relations with third parties and for assistance with the preparation of periodic reports to the shareholders for a fixed monthly fee of $5,000 through March 2, 2009 which amounted to $16,000 in 2009 and $21,000 in 2008.

Gain from Acquisition — For the year ended December 31, 2009, we recognized a gain from the BET acquisition of $6,813,000. The gain is a result of the difference between the purchase price we paid and the fair market value of the 50% interest in BET, which we acquired as of the closing date on August 12, 2009. The transaction occurred because of the seller's desire to divest itself of its shipping operations.

Depreciation — We depreciate our vessels based on a straight line basis over the expected useful life of each vessel. Up to June 30, 2009, we estimated the useful lives of our vessels at 25 years from the date of their delivery from the shipyard. In July 2009, a time charter contract was successfully executed for one of the vessels that expires on her 26th anniversary, and based on the projected necessary dry docking costs and understanding of the charterer's needs that it will complete the next dry-docking and be able to charter the vessel up to her 30th anniversary. Based on this event, as well as, considering that it is not uncommon for vessels to be operable to their 30th anniversary, effective July 1, 2009 we changed the estimated useful life of our fleet to 30 years. Depreciation is based on the cost of the vessel less its estimated residual value, which is estimated at $270 per lightweight ton. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful life. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective. We constantly evaluate the useful life of our fleet based on market factors and specific facts and circumstances applicable to each vessel.

Depreciation expense increased by $16,883,000, or 170%, to $26,812,000 for the year ended December 31, 2009, compared to $9,929,000 for the year ended December 31, 2008. Our depreciation expense for 2009 was comparatively higher than that in the prior year due to the fact that (i) we were operational for the entire year during 2009, whereas in 2008 we were operational following the business combination consummating on August 28, 2008, and (ii) our fleet increased by an additional five vessels in August 2009 due to the BET acquisition, which resulted in additional depreciation expenses. This was partially offset by our change in the estimated useful life of our fleet from 25 years to 30 years, effective July 1, 2009.  This change reduced depreciation expense by approximately $8 million for the year ended December 31, 2009.

Goodwill Impairment Loss — We performed our annual impairment testing of goodwill as at December 31, 2009, and concluded that no impairment existed. For the year ended December 31, 2008, we recorded an impairment charge related to goodwill of $44,795,000, which was a result of poor economic and market conditions, including the significant disruptions in the global credit markets. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, applying judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non-fixed days (based on a combination of 2-year forward freight agreements and the 10-year average historical charter rates available for each type of vessel). The weighted average cost of capital (WACC) used was 7.6%.

Vessels' Impairment Loss — We evaluate the carrying amounts of vessels and related dry-dock and special survey costs and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and the carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel's carrying value. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days (Seanergy's remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on a combination of Seanergy's remaining charter agreement rates, 2-year forward freight agreements and the 10-year average historical spot time charter rates (for 2009 testing) and the 10-year average historical 1-year time charter rates (for 2008 testing) available for each type of vessel) over the remaining economic life of each vessel, net of brokerage and address commissions, expected outflows for scheduled vessels' maintenance, vessel operating expenses, and management fees assuming an average annual inflation rate of 2%. Fleet utilization is assumed at 98.6% in our exercise, taking into account each vessel's off hire days based on other companies operating in the dry bulk industry and our historical performance.

We performed the annual impairment test as of December 31, 2009.  No indication of impairment existed as of that date.

Interest and Finance Costs — Interest and finance costs increased by $3,335,000, or 86%, to $7,230,000 for the year ended December 31, 2009, compared to $3,895,000 for the year ended December 31, 2008. The significant increase in interest and finance costs is attributable to our revolving credit and term facilities, which we obtained in order to fund our business combination and vessel purchase and for working capital purposes, as well as the loan facility obtained through the BET acquisition and the increased spreads are a result of the waivers obtained under the BET supplemental agreement. More specifically (i) interest expense related to the revolving credit facility amounted to $1,659,000 and $799,000 for the years ended December 31, 2009 and 2008, respectively, (ii) interest expense related to the term facility amounted to $3,541,000 and $2,768,000 for the years ended December 31, 2009 and 2008, respectively, and (iii) interest expense related to the BET loan facility amounted to $1,154,000 and $0 for the years ended December 31, 2009 and 2008, respectively. In 2008, our interest expense primarily related to four months of operations since we drew down our credit facilities on August 28, 2008, and obtained our term loans in August and September 2008, respectively. In 2009, our interest expense also related to the loan facility obtained through the BET acquisition in August. Fees incurred for obtaining new loans, including related legal and other professional fees, are deferred and amortized using the effective interest method over the life of the related debt.

Interest and Finance Costs — Shareholders — Shareholders interest and finance costs increased by $204,000, or 112%, to $386,000 for the year ended December 31, 2009, compared to $182,000 for the year ended December 31, 2008. The increase is due to the fact that we paid interest for eight months in 2009 instead of four months in 2008 on a convertible secured promissory note, in the principal amount of $28,250,000, to a shareholder in connection with our August 2008 business combination. On August 19, 2009, we amended the convertible promissory note to reduce the conversion price, from the original rate of $12.50 per share, exercisable on August 28, 2010, to the average price of our stock for the five trading days commencing on August 19, 2009, ($4.45 per share) exercisable only on August 19, 2009, after which any conversion rights would be forfeited. The holders of the note accepted the amendment and have converted the principal amount of the note and all accrued but unpaid fees and interest due, totaling $1,352,000, into 6,585,868 Seanergy newly issued shares of common stock.

Interest Income — Money Market Funds — Interest income – money market funds decreased by $2,931,000, or 88%, to $430,000 for the year ended December 31, 2009, compared to $3,361,000 for the year ended December 31, 2008. The decrease in interest income is a result of the decrease of our money market funds that were used for our August 2008 business combination.

Net Income/(Loss) — We earned net income of $30,052,000 in 2009 as compared to a loss of $31,985,000 in 2008. The increase in our net income resulted primarily from a full year of operations in 2009 versus only four months of operations in 2008 following the closing of our business combination as well as the BET acquisition on August 12, 2009  For the year ended December 31, 2008 we incurred goodwill and vessel impairment charges of $44,795,000 and $4,530,000, respectively.

Year ended December 31, 2008, or fiscal 2008, as compared to year ended December 31, 2007, or fiscal 2007

Vessel Revenue — Related Party, Net — Net revenues for the year ended December 31, 2008 were $34,453,000 after address commissions of 2.5%, or $880,000, as compared to $0 in fiscal 2007. The increase in vessel revenue is a result of the closing of the business combination and the commencement of our operations on August 28, 2008. Our gross revenues were $35,333,000. Our vessels Davakis G., Delos Ranger and African Oryx commenced operations on August 28, 2008 for a daily charter fee of $60,000, $60,000 and $30,000, respectively. Our vessel, Bremen Max, commenced operations on September 11, 2008 for a daily charter fee of $65,000 and our vessels, Hamburg Max and African Zebra, commenced operations on September 25, 2008 for a daily charter fee of $65,000 and $36,000, respectively. Net revenues earned for the period from August 28, 2008 to December 31, 2008 for each of our vessels after address commissions amounted to $7,147,000 for the Davakis G.; $7,162,000 for the Delos Ranger; $3,661,000 for the African Oryx; $7,068,000 for the Bremen Max; $5,978,000 for the Hamburg Max; and $3,437,000 for the African Zebra. The vessels were employed under time charters with SAMC, an affiliate, with initial terms of 11-13 months, expiring in September 2009.

Direct Voyage Expenses — Direct voyage expenses, which include bunkers and port expenses, amounted to $151,000 for the year ended December 31, 2008 as compared to $0 for the comparable period in 2007. Direct voyage expenses consisted of port and bunker expenses of $44,000 and $107,000, respectively. The increase in direct voyage expenses is a result of the closing of the business combination and the commencement of our operations in August 2008.

Vessel Operating Expenses — For the year ended December 31, 2008, our vessel operating expenses were $3,180,000, or an average of $4,636 per ship per day, as compared to $0 in fiscal 2007. Vessel operating expenses included crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, chemicals and lubricants, consumable stores, tonnage taxes and other miscellaneous expenses. We operated an average of 5.5 vessels from the date of consummation of the business combination on August 28, 2008 through December 31, 2008. Vessel operating expenses increased as a result of the closing of the business combination and the commencement of our operations in August 2008.

Voyage Expenses — Related Party — Voyage expenses — related party represent commissions charged in relation to the brokerage agreement we have with Safbulk, an affiliate, for the provision of chartering services up to May 20, 2010. The chartering commissions represent a commission of 1.25% payable to Safbulk on the collected vessel revenue. For the year ended December 31, 2008, commissions charged amounted to $440,000 as compared to $0 in fiscal 2007, for the same reasons described above.

Management Fees — Related Party — For the year ended December 31, 2008, management fees charged by a related party amounted to $388,000 as compared to $0 in fiscal 2007. The increase was due to the same reasons described above. Management fees primarily relate to the management agreement we have with EST, an affiliate, for the provision of technical management services. The fixed daily fee per vessel in operation is Euro 416 per vessel until December 31, 2008. Thereafter the fixed daily fee was re-negotiated to be Euro 425 per vessel.

General and Administration Expenses — General and administrative expenses increased by $1,716,000, or 386%, to $2,161,000 for the year ended December 31, 2008, compared to $445,000 for the year ended December 31, 2007. Our general and administration expenses primarily include auditing and accounting costs of $695,000, professional fees of $830,000 and salaries, BOD remuneration and other compensation of $294,000. Our general and administration expenses for 2008 were comparatively higher than those in the prior year due to the fact that we commenced our vessel operations after the business combination was consummated on August 28, 2008.

General and Administration Expenses — Related Party — Related party general and administrative expenses for the year ended December 31, 2008 amounted to $109,000, There is no such expense for the year ended December 31, 2007. Our related party general and administration expenses are primarily comprised of office rental fees of $88,000. In addition, a service agreement was signed with EST for consultancy services with respect to financing and dealing with relations with third parties and for assistance with the preparation of periodic reports to the shareholders for a fixed monthly fee of $5,000 through March 2, 2009 and amounted to $21,000.

Depreciation — We depreciate our vessels based on a straight line basis over the expected useful life of each vessel, which is 25 years from the date of their initial delivery from the shipyard. Depreciation is based on the cost of the vessel less its estimated residual value, which is estimated at $270 per lightweight ton. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful life. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective. We constantly evaluate the useful life of our fleet based on the market factors and specific facts and circumstances applicable to each vessel.

For the year ended December 31, 2008, we recorded $9,929,000 of vessel depreciation charges as compared to $0 in fiscal 2007. These charges relate to our vessels of which three vessels were placed into operations on August 28, 2008 and the remaining three in September 2008.

Goodwill Impairment Loss — We performed our annual impairment testing of goodwill as at December 31, 2008. The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since September 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, using judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days (based on a combination of Seanergy's remaining charter agreement rates, 2-year forward freight agreements and the most recent 10-year average historical 1 year time charter rates available for each type of vessel) assuming an average annual inflation rate of 2%. The weighted average cost of capital (WACC) used was 8%. As a result, we recorded an impairment charge related to goodwill of $44,795,000 in 2008 as compared to no impairment charges in fiscal 2007 because we did not complete the business combination until 2008.

Vessels' Impairment Loss — We evaluate the carrying amounts of vessels and related dry-dock and special survey costs and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since September 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined. We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel's carrying value. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days (based on a combination of our remaining charter agreement rates, two-year forward freight agreements and the most recent 10-year average historical 1 year time charter rates available for each type of vessel) over the remaining economic life of each vessel, net of brokerage and address commissions, expected outflows for scheduled vessels' maintenance, and vessel operating expenses assuming an average annual inflation rate of 2%. Fleet utilization is assumed at 98.6% in our exercise, taking into account each vessel's off hire days based on other companies operating in the dry bulk industry and our historical performance.

A discount factor of 4.5% per annum, representing our incremental borrowing rate, was applied to the undiscounted projected net operating cash flows directly associated with and expected to arise as a direct result of the use and eventual disposition of the vessel, but only in the case where they were lower than the carrying value of vessels. This resulted in an impairment loss of $4,530,000 for fiscal 2008. There was no impairment loss in 2007 because we did not acquire our vessels until 2008.

Interest and Finance Costs — The significant increase in interest and finance costs of $4,077,000 in 2008 as compared to $58,000 in 2007 is primarily attributable to our revolving credit and term facilities, which we obtained in order to fund our business combination and vessel purchase and for working capital purposes. More specifically, interest expense related to the revolving credit facility amounted to $799,000 and interest on our term facility amounted to $2,768,000 for the year ended December 31, 2008. In 2008, our interest expense primarily related to four months of operations since we drew down our credit facilities on August 28, 2008, and obtained our term loans in August and September 2008, respectively. Fees incurred for obtaining new loans, including related legal and other professional fees, are deferred and amortized using the effective interest method over the life of the related debt.

Interest Income — Money Market Funds — For the year ended December 31, 2008, we earned interest on our money market funds of $3,361,000 as compared to $1,948,000 for the year ended December 31, 2007. The increase in interest income of 72.5% is because we obtained our trust funds from our initial public offering on September 28, 2007 and therefore interest was earned for approximately three months in 2007 as compared to approximately eight months in 2008.

Net (Loss)/Income — We incurred a net loss of $31,985,000 in 2008 as compared to a profit of $1,445,000 in 2007. The increase in our loss is a result of our vessel operations commencing on August 28, 2008, income of $18,095,000 set off by goodwill and vessel impairment charges of $44,795,000 and $4,530,000, respectively, and set off by increased interest and finance costs, which resulted in $755,000 net finance expense in 2008 as compared to $1,890,000 net finance income in 2007.

B. Liquidity and Capital Resources

Our principal source of funds is our operating cash flows, and our revolving credit and term facilities. Our principal use of funds has primarily been capital expenditures to establish our fleet, close our business combination, maintain the quality of our dry bulk carriers, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, and make principal repayments on our outstanding loan facilities.

We believe that our current cash balance and our operating cash flow will be sufficient to meet our current liquidity needs, although the dry bulk charter market has sharply declined since September 2008 and our results of operations may be adversely affected if market conditions do not improve. We expect to rely upon operating cash flow to meet our liquidity requirements going forward.

We are currently able to meet our working capital needs and debt obligations. The decline in charter rates should not affect our revenue as we have the charters locked in for 11 to 13 and 22 to 26 month periods including the BET vessels (expiring between September 2010 and January 2012), with our longest time charter expiring on January 16, 2012. Time charters cover 95% of 2010 ownership days and 51% of 2011 ownership days. For the calculation of contract coverage, we are using the latest expiration date of our vessels' time charters. In addition, we have not reflected the effect of any future vessel acquisitions. As a result, our actual vessel revenues may differ from anticipated amounts.

We will make use of our cash flows not committed to the repayment of the term loan and revolving facility mentioned above to meet our financial obligations. Accordingly, unless we are able to raise additional capital in other ways, such as through a rights offering or private placement or if our warrants are exercised, our ability to pursue acquisition opportunities will be limited by the proceeds of the equity offering we completed in February 2010. We cannot provide assurances that the warrants will be exercised, or if exercised, the quantity which will be exercised or the period in which they will be exercised. Exercise of the warrants is not likely considering current market prices.

Furthermore, our revolving credit facility is tied to the market value of the vessels and not to the prevailing (spot) market rates. For example, our existing term and revolving credit facilities require that the aggregate market value of the vessels and the value of any additional security must be at least 135% of the aggregate of the outstanding debt financing and any amount available for drawing under the revolving facility less the aggregate amount of all deposits maintained. If the percentage is below 135% then a prepayment of the loans may be required or additional security may be requested. A waiver from Marfin has been received with respect to this covenant through January 1, 2011.

Under the BET loan agreement, the BET subsidiaries are subject to operating and financial covenants that may affect BET's business. These restrictions may, subject to certain exceptions, limit the BET subsidiaries' ability to engage in many of its activities. Furthermore, the BET subsidiaries must assure the lenders that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the BET loan. If the market value of the vessels is less than this amount, the BET subsidiaries may at the request of the lender prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders. On September 30, 2009, BET entered into a supplemental agreement with Citibank International PLC (see "Credit Facilities" below for further details).

We intend to continue to expand our fleet in the future. Growth will depend on locating and acquiring suitable vessels, identifying and consummating acquisitions or joint ventures, enhancing our customer base, obtaining required financing (debt or equity or a combination of both), and obtaining favorable terms in all cases.

In February 2009, our vessel African Zebra entered its scheduled dry-docking, which was completed on July 20, 2009. The delay was due to labor strikes in the repairing yard and other unforeseen events. The cost for this dry-dock was $3.2 million. On May 17, 2009, our vessel Hamburg Max commenced its scheduled dry-docking, which was completed on June 23, 2009 at a cost of $1.1 million. Three of our vessels are scheduled for dry-docking in 2010 and seven vessels in 2011. For the BET fleet, three vessels, namely BET Prince, BET Scouter and BET Fighter, are scheduled for dry-docking in 2010 and two vessels, BET Commander and BET Intruder, in 2011. BET Commander commenced its scheduled dry-docking in August 2009, which was completed in October 2009 at a cost of $2.7 million. The dry-docking costs related to 2010 and 2011 are estimated to be $3.6 million and $6.1 million, respectively.  We plan to pay these costs with cash from operations.

Our short-term liquidity requirements relate to servicing our debt (including principal payments on our term loan), payment of operating costs, dry-docking costs of three vessels, funding working capital requirements and maintaining cash reserves against fluctuations in operating cash flows. Sources of short-term liquidity are primarily our revenues earned from our charters.

Our medium and long term liquidity requirements include repayment of long-term debt balances, debt interest payments and dry-docking costs. As of December 31, 2009, we had outstanding borrowings of $184,595,000 due to Marfin. We have drawn down $54,845,000 of our revolving credit facility. On August 28, 2009, the revolving facility was reduced to $72,000,000. This reduction will be followed by five consecutive annual reductions of $12,000,000 and any outstanding balance will be fully repaid together with the balloon payment of the term loan. In 2009, we made principal repayments on our Marfin term facility amounting to $27,750,000.

BET financed the acquisition of its vessels with the proceeds of a loan from Citibank International PLC, as agent for a syndicate of banks and financial institutions. The outstanding principal amount as of December 31, 2009 was $115,971,000. The loan is repayable in semi-annual installments of principal in the amount of $8,286,500 followed by a balloon payment due on maturity on June 30, 2015 in the amount of $43,668,000, as these installment amounts were revised after the BET Performer sale. Following BET's supplemental agreement dated September 30, 2009 and prepayment of $20 million the semi-annual installments of principal and the balloon payment amounted to $7,128,158 and $37,563,000, respectively.

In 2010, we have principal repayments due of $18,950,000 and $14,256,317 on the Marfin and BET loans, respectively.

As of December 31, 2009, we had available cash reserves of $63,607,000, which is shown as cash and cash equivalents. These amounts are not restricted.

Between January 1, 2008 and July 2008, we paid dividends amounting to $4,254,000 to our public shareholders. We currently have suspended the payment of dividends pursuant to the waiver received from Marfin  and dividends will not be declared without the prior written consent of Marfin.

On January 28, 2010, we priced a public offering of 20,833,333 shares of common stock. We have granted the representatives of the underwriters a 45-day option to purchase up to an additional 3,125,000 shares of common stock to cover over-allotments. The shares were offered to the public at $1.20 per share. Four of our major shareholders affiliated with the Restis family purchased an additional 4,166,667 shares of common stock directly from the Company at the public offering price. The offering and the concurrent sale of 4,166,667 shares to entities affiliated with the Restis family settled and closed on February 3, 2010. The net proceeds were approximately $28 million. On March 19, 2010 the underwriters exercised the over-allotment option to purchase an additional 1,945,000 shares of our common stock, which resulted in additional net proceeds to us of approximately $2.1 million. We plan to use the proceeds from offering to acquire one or more vessels. If we are unable to identify suitable vessels for acquisition or if we identify suitable vessels but are unable to acquire them for any reason, we may continue to search for suitable vessels or use some or all of the proceeds for other general corporate purposes.

Derivatives

Interest swap agreements: Through the BET acquisition, we have three interest swap agreements as of December 31, 2009.  The agreements have the following characteristics: (i) From September 28, 2007 for a period of five years through September 28, 2012, for a total notional principal amount of $30,000. Under the provisions of the agreement the company pays a fixed rate of 4.84% and receives the six month LIBOR semiannually, (ii) From January 25, 2008 for a period of five years through January 25, 2013, for a total notional principal amount of $50,000. Under the provisions of the agreement the company pays a fixed rate of 3.13% and receives the six month LIBOR semiannually, and (iii) From March 10, 2008 for a period of three years through March 10 2011, for a total notional principal amount of $50,000. Under the provisions of the agreement the company pays a fixed rate of 2.96% on a quarterly basis and receives the three month LIBOR semiannually As of December 31, 2009, the market value of the interest swaps was a liability of $5.1 million. We did not have any interest rate swaps in 2008.

Cash Flows

Operating Activities:  Net cash from operating activities totaled $43,208,000 for the year ended December 31, 2009, compared to $25,700,000 for the year ended December 31, 2008. This increase is due to the fact that (i) we were operational for the entire year during 2009, whereas in 2008 we were operational after the business combination was consummated on August 28, 2008, and (ii) our fleet increased by an additional five vessels in August 2009 as a result of the BET acquisition, resulting in additional depreciation expenses..

Net cash from operating activities totaled $25,700,000 for the year ended December 31, 2008, compared to $1,585,000 for the year ended December 31, 2007. This increase primarily reflected our revenue from time charters, which commenced on August 28, 2008 for three vessels and in September 2008 for the remaining three vessels, and the related vessel operating expenses.

Investing Activities:  Net cash provided by investing activities totaled $36,353,000 for the year ended December 31, 2009, compared to net cash used in investing activities of $142,919,000 for the year ended December 31, 2008. This is primarily a result of the completion of our August 2008 business combination.

Net cash used in investing activities decreased to $142,919,000 for the year ended December 31, 2008, as compared to $232,923,000 for the year ended December 31, 2007. This decrease is primarily a result of the use of $375,883,000 in connection with the consummation of our business combination, which was offset by using the funds held in trust of $232,923,000.

Financing Activities:  Net cash used in financing activities totaled $43,497,000 for the year ended December 31, 2009, as compared to net cash provided by financing activities of $142,551,000 for the year ended December 31, 2008. In 2009, cash was used for the repayment of long-term debt as compared to 2008, during which we received proceeds from borrowings to finance our business combination and cash used for dividend payments and redemption of shares.

Net cash provided by financing activities totaled $142,551,000 for the year ended December 31, 2008, as compared to $233,193,000 for the year ended December 31, 2007. In 2008, cash was provided from the proceeds of our revolving credit and term facilities in the amount of $219,845,000 and from warrant exercises in the amount of $858,000, which was offset by the payment of $63,705,000 relating to the redemption of common shares in connection with the closing of our business combination, principal loan repayments of $7,500,000, debt issuance costs of $2,693,000 and dividends paid of $4,254,000.

Credit Facilities

Marfin Revolving Credit Facility

As of December 31, 2009, we had utilized $54,845,000 of the amount available under our revolving credit facility, which is equal to the lesser of $72,000,000 and an amount in dollars which when aggregated with the amounts already drawn down under the term facility does not exceed 70% of the aggregate market values of the vessels and other securities held in favor of the lender for the business combination and working capital purposes.

The revolving credit facility bears interest at LIBOR plus 2.25% per annum. As per the amended loan agreements dated September 9, 2009 and November 13, 2009 respectively the revolving credit facility bears interest at LIBOR plus 3.50% until January 1, 2011. After January 1, 2011, interest is reinstated at LIBOR plus 2.25% per annum. A commitment fee of 0.25% per annum is calculated on the daily aggregate un-drawn balance and un-cancelled amount of the revolving credit facility, payable quarterly in arrears from the date of the signing of the loan agreements.

The revolving facility is subject to five consecutive annual reductions of $12,000,000 and any outstanding balance must be fully repaid together with the balloon payment of the term loan.

Marfin Term Facility and Addenda

The initial vessel acquisition was financed with an amortizing term loan from Marfin equal to $165,000,000, representing 42% of the vessels' aggregate acquisition costs, excluding any amounts associated with the earn-out provision. The amount outstanding as of December 31, 2009, amounted to $129,750,000.

The loan is repayable commencing three months from the last drawdown, or March 31, 2009, whichever is earlier, through twenty-eight consecutive quarterly principal installments, of which the first four principal installments will be equal to $7,500,000 each, the next four principal installments will be equal to $5,250,000 each and the final twenty principal installments will be equal to $3,200,000 each, with a balloon payment equal to $50,000,000 due concurrently with the twenty-eighth principal installment. On September 9, 2009, we executed addendum no. 1 to the loan agreement. In connection with the amendment, Marfin accelerated the due date of installment no. 5 to September 25, 2009 and of installment nos. 6 and 7 to January 4, 2010.

The loan bears interest at an annual rate of 3 month-LIBOR plus 1.5%, if our ratio of total assets to total liabilities is greater than 165%, which is to be increased to 1.75% if the ratio is equal or less than 165%. As per the amended loan agreements dated September 9, 2009 and November 13, 2009, respectively the term facility bears interest at LIBOR plus 3.00% until January 1, 2011. After January 1, 2011, interest is reinstated at 3 month-LIBOR plus 1.5%, if our ratio of total assets to total liabilities is greater than 165%, or 3 month-LIBOR plus 1.75% if the ratio is equal or less than 165%.

The term facility is secured by the following: a first priority mortgage on the vessels, on a joint and several basis; a first priority general assignment of any and all earnings, insurances and requisition compensation of the vessels and the respective notices and acknowledgements thereof; a first priority specific assignment of the benefit of all charters exceeding 12 calendar months duration and all demise charters in respect of the vessels and the respective notices and acknowledgements thereof to be effected in case of default or potential event of default to the absolute discretion of Marfin; assignments, pledges and charges over the earnings accounts held in the name of each borrower with the security trustee; undertakings by the technical and commercial managers of the vessels; and subordination agreement between Marfin and the holder of the Note. All of the aforementioned security will be on a full cross collateral basis.

The term facility includes covenants, among others, that require the borrowers and the corporate guarantor, to maintain vessel insurance for an aggregate amount greater than the vessels' aggregate market value or an amount equal to 130% of the aggregate of (a) the outstanding amount under both the revolving credit and term facilities and (b) the amount available for drawing under the revolving facility. The vessels' insurance is to include as a minimum cover hull and machinery, war risk and protection and indemnity insurance, $1,000,000,000 for oil pollution and for excess oil spillage and pollution liability insurance. In relation to the protection and indemnity insurance, no risk should be excluded or the deductibles as provided by the P&I Association materially altered or increased to amounts exceeding $150,000 without the prior written consent of Marfin. In addition mortgagees' interest insurance on the vessels and the insured value must be at least 110% of the aggregate of the revolving credit and term facility.

In addition, if a vessel is sold or becomes a total loss or the mortgage on the vessel is discharged on its disposal, we are required to repay such part of the facilities as is equal to the higher of the amount related to such vessel or the amount necessary to maintain the security clause margin.

Other covenants include the following:

•
not to borrow any money or permit such borrowings to continue other than by way of subordinated shareholders' loan or enter into any agreement for deferred terms, other than in any customary supplier's credit terms or any equipment lease or contract hire agreement other than in ordinary course of business;

•	no loans, advances or investments in, any person, firm, corporation or joint venture or to any officer, director, shareholder or customer of any such person;

•	not to assume, guarantee or otherwise undertake the liability of any person, firm, company;

•	not to authorize any capital commitments;

•
not to declare or pay dividends in any amount greater than 60% of the net cash flow of the Company and its subsidiaries, or the Group, as determined by the lender on the basis of the most recent annual audited financial statements provided, or repay any shareholder's loans or make any distributions in excess of the above amount without the lenders prior written consent (see below for terms of waiver obtained on December 31, 2008);

•	not to change the Chief Executive Officer and/or Chairman of the corporate guarantor without the prior written consent of the lender;

•	not to assign, transfer, sell or otherwise or dispose vessels or any of the property, assets or rights without prior written consent of the lender;

•
to ensure that the members of the Restis and Koutsolioutsos families (or companies affiliated with them) own at all times an aggregate of at least 10% of the issued share capital of the corporate guarantor;

•	no change of control in the corporate guarantor without the written consent of the lender;

•	not to engage in any business other than the operation of the vessels without the prior written consent of the lender;

•
not to violate the security margin clause, which provides that: the aggregate market values of the vessels and the value of any additional security shall not be less than (or at least) 135% of the aggregate of the outstanding amounts under the revolving credit and term facilities and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained. As of December 31, 2008, we would not have been in compliance with the security margin clause under the Marfin loan agreement had we not later obtained certain retroactive waivers from Marfin. During the first quarter of 2009, we obtained waivers from Marfin of our compliance with these various financial and other covenants, which waivers were effective as of December 31, 2008. These waivers expired in July 2009, when the first of our original charterers was replaced. On September 9, 2009 and November 13, 2009, we executed addenda no. 1 and no. 2, respectively, to the loan agreement and obtained a waiver from Marfin through January 1, 2011. In connection with the amendment and waiver, Marfin made certain changes to our loan agreement including increasing the interest payable during the waiver period, accelerating the due dates of certain principal installments and limiting our ability to pay dividends without their prior consent. As a result of these waivers, we are not currently in default under our Marfin loan agreement.

•
ensure that members of the Restis family and the family of our chairman Georgios Koutsolioutsos (or companies affiliated with them) together own at all times an aggregate of at least 10% of our issued share capital.

Financial covenants include the following:

•
ratio of financial indebtedness to earnings, before interest, taxes, depreciation and amortization (EBITDA) shall be less than 6.5:1 (financial indebtedness or net debt are defined is the sum of all outstanding debt facilities minus cash and cash equivalents). The covenant is to be tested quarterly on an LTM basis (the "last twelve months"). The calculation of the covenant is not applicable for the quarter ended December 31, 2008;

•
the ratio of LTM EBITDA to net interest expense shall not be less than 2:1. The covenant is to be tested quarterly on a LTM basis. The calculation of the covenant is not applicable for the quarter ended December 31, 2008;

•	the ratio of total liabilities to total assets shall not exceed 0.70:1;

•	unrestricted cash deposits shall not be less than 2.5% of the financial indebtedness; and

•	average quarterly unrestricted cash deposits, other than in favor of the lender, shall not be less than 5% of the financial indebtedness.

The last three financial covenants listed above are to be tested on a quarterly basis, commencing on December 31, 2008 (where applicable). We were in compliance with our loan covenants as of December 31, 2009.

BET Loan Agreement and Supplemental Agreement

The six wholly-owned subsidiaries of BET financed the acquisition of their respective vessels with the proceeds of an amortizing loan from Citibank International PLC, as agent for the syndicate of banks and financial institutions set forth in the loan agreement, in the principal amount of $222,000,000. The loan agreement dated June 26, 2007 is guaranteed by BET. The BET subsidiaries drew down on agreed portions of the loan facility to acquire each of the original six vessels in the BET fleet. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. The loan bears interest at the annual rate of LIBOR plus 0.75%. As of December 31, 2009, the principal amount due under the BET loan was $115,971,000.

The loan is repayable commencing on December 28, 2007 through 15 equal semi-annual installments of principal in the amount of $8,286,500 followed by a balloon payment due six months thereafter in the amount of $43,668,000, as these installment amounts were revised after the BET Performer sale. Following BET's supplemental agreement dated September 30, 2009 and prepayment of $20 million, the semi-annual installments of principal and the balloon payment amount to $7,128,158 and $37,563,000, respectively. The borrowers are required to deposit one-sixth of the next principal payment in a retention account each month to fund each semi-annual principal payment. Interest in due and payable based on interest periods selected by BET equal to one month, two months, three months, six months, or a longer period up to 12 months. For interest periods longer than three months, interest is due in three-month installments.

The BET loan facility is secured by the following: the loan agreement, a letter agreement regarding payment of certain fees and expenses by BET; a first priority mortgage on each of the BET vessels; the BET guaranty of the loan; a general assignment or deed of covenant of any and all earnings, insurances and requisition compensation of each of the vessels; pledges over the earnings accounts and retention accounts held in the name of each borrower; undertakings by the technical managers of the BET vessels; and the trust deed executed by Citibank for the benefit of the other lenders, among others.

The ship security documents include covenants, among others, that require the borrowers to maintain vessel insurance for an aggregate amount equal to the greater of the vessels' aggregate market value or an amount equal to 125% of the outstanding amount under the loan. The vessels' insurance is to include as a minimum cover fire and usual marine risks, war risk and protection and indemnity insurance, and $1,000,000,000 for oil pollution. In addition, the borrowers agree to reimburse the mortgagee for mortgagees' interest insurance on the vessels in an amount of up to 110% of the outstanding amount under the loan.

In addition, if a vessel is sold or becomes a total loss, BET is required to repay such part of the loan as is equal to the greater of the relevant amount for such vessel, or such amount as is necessary to maintain compliance with the minimum security covenant in the loan agreement. This covenant requires the borrowers to assure that the market value of the BET vessels is not less than 125% of the outstanding amount under the loan. On July 10, 2008, BET, through its wholly owned subsidiary sold the BET Performer and paid an amount on the loan equal to $41,453,000, as required by the loan agreement.

The Borrowers also must assure that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the loan. If the market value of the vessels is less than this amount, the Borrowers must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lender with a value sufficient to meet this requirement, which additional security must be acceptable to the lender. The value of the BET vessels shall be determined when requested by the lender, and such determination shall be made by any two of the lender's approved shipbrokers, one of which shall be nominated by the lender and one of which shall be nominated by the borrowers.

Other covenants include the following:

•	Not to permit any lien to be created over all or any part of the borrowers' present or future undertakings, assets, rights or revenues to secure any present or future indebtedness;

•	Not to merge or consolidate with any other person;

•	Not to sell, transfer, dispose of or exercise direct control over any part of the borrowers' assets, rights or revenue without the consent of the lender;

•	Not to undertake any business other than the ownership and operation of vessels and the chartering of vessels to third parties;

•	Not to acquire any assets other than the BET vessels;

•	Not to incur any obligations except under the loan agreement and related documents or contracts entered into in the ordinary course of business;

•
Not to borrow money other than pursuant to the loan agreement, except that the borrowers may borrow money from their shareholders or directors or their related companies as long as such borrowings are subordinate to amounts due under the loan agreement;

•
Not to guarantee, indemnify or become contingently liable for the obligations of another person or entity except pursuant to the loan agreement and related documents, except, in general, for certain guarantees that arise in the ordinary course of business;

•
Not to make any loans or grant any credit to any person, except that the borrowers make loans to BET or the borrowers' related companies as long as they are made on an arm's length basis in the ordinary course of business and are fully subordinated to the rights of the lender;

•	Not to redeem their own shares of stock;

•	Not to permit any change in the legal or beneficial ownership of any of the borrowers or BET or cause any change in the shareholders' agreement or constitutional documents related to BET; and

•	Not to enter into any related party transactions except on an arm's length basis and for full value.

On September 30, 2009, BET entered into a supplemental agreement with Citibank International PLC (as agent for the syndicate of banks and financial institutions set forth in the loan agreement) in connection with the $222,000,000 loan obtained by the six wholly owned subsidiaries of BET, which financed the acquisition of their respective vessels. The material terms of the supplemental agreement with Citibank International PLC are as follows:

(1)	the applicable margin for the period between July 1, 2009 and ending on June 30, 2010 (the amendment period) shall be increased to two per cent (2%) per annum;
(2)	the borrowers shall pay a part of the loan in the amount of $20,000,000; and
(3)	the borrowers and the corporate guarantor have requested and the creditors consented to:
a)	the temporary reduction of the security requirement during the amendment period from 125% to 100%; and
b)
the temporary reduction of the minimum equity ratio requirement of the principal corporate guarantee to be amended from 0.30: 1.0 to 0.175:1.0 during the amendment period at the end of the accounting periods ending on December 31, 2009 and June 30, 2010.

Additionally, the Restis family (or companies affiliated with the Restis family) must be the beneficial owners of at least 50.1% of BET's issued share capital (or any lower percentage not less than 40% resulting solely from a rights issue or increase of our issued share capital) and must also be the beneficial owners of the remaining 50% of BET's issued shares that we do not own. Failure to satisfy this condition would constitute an event of default under the BET loan agreement.

Promissory Note

As of June 30, 2009, we had the Note, a convertible unsecured promissory note, issued to certain Restis affiliate shareholders amounting in aggregate to $28.25 million (face value). The Note accrued interest at a rate of 2.9% per annum and matured in May 2010. The Note was initially convertible into common stock at the option of the holders at a conversion price of $12.50 per share. On August 19, 2009, we amended the Note to reduce the conversion price to the average closing price of our common stock for the five trading days commencing on the effective date of the amendment, which amounted to $4.45598 per share. As a condition to such amendment, the holders agreed to convert their Note at the time of the amendment. Upon conversion, the holders received 6,585,868 shares of our common stock and the Note was extinguished.

Debt Repayment and Terms

The annual principal payments on the term facility and the reducing revolving credit facility (based on the amount drawn down as of December 31, 2009) and the BET loan facility required to be made after December 31, 2009, is as follows:

	Term Facility	Reducing Revolving Credit Facility	BET Loan Facility	Total
2010	$18,950	-	$14,256	$33,206
2011	12,800	$6,845	14,256	33,901
2012	12,800	12,000	14,256	39,056
2013	12,800	12,000	14,256	39,056
2014	12,800	12,000	14,256	39,056
Thereafter	59,600	12,000	44,691	116,291
	$129,750	$54,845	$115,971	$300,566
Capital Requirements

Our capital expenditures have thus far related solely to the purchase of our six vessels included in our business combination and the routine dry-docking of our vessels. We funded the business combination through our trust fund proceeds, our revolving credit and term facilities and the Note.

In addition, the following table summarizes our next anticipated dry-docks:

Vessel	Next Schedule Dry-Dock	Estimated Cost
African Oryx	January 2011	$900,000
African Zebra	February 2011	$1,000,000
Bremen Max	June 2011	$1,000,000
Hamburg Max	June 2012	$1,000,000
Davakis G.	May 2011	$500,000
Delos Ranger	August 2011	$500,000
BET Commander*	August 2011	$1,200,000
BET Fighter*	September 2010	$1,200,000
BET Prince*	May 2010	$1,200,000
BET Scouter*	April 2010	$1,200,000
BET Intruder*	March 2011	$1,000,000
* Vessels owned by BET

Quantitative and Qualitative Disclosures of Market Risk

Interest rate risk

We are subject to interest-rate risk relating to the floating-rate interest on our revolving credit facility and on our term facility with Marfin as well as on our BET loan. These facilities bear interest at LIBOR plus a spread. For the year ended December 31, 2009, the weighted average interest rate was 2.98% and 2.42% for revolving facility and term facility with Marfin respectively. For the year ended December 31, 2009, the weighted average interest rate on the BET loan was 2.28%. A 1% increase in LIBOR would have resulted in an increase in interest expense for the twelve months ended December 31, 2009 of approximately $1.5 million and $0.5 million on the Marfin term loan and on the BET loan, respectively. The resulted increase in interest expense on the Marfin revolving loan for the twelve months ended December 31, 2009 of a 1% increase in LIBOR would be $0.6 million.

Currency and Exchange Rates

We generate all of our revenue in U.S. dollars. The majority of our operating expenses are in U.S. dollars except primarily for our management fees and our executive office rental expenses which are denominated in Euros. This difference could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to the Euro, but we do not expect such fluctuations to be material.

As of December 31, 2009, we had no open foreign currency exchange contracts.

Inflation

We do not consider inflation to be a significant risk to direct expenses in the current and foreseeable future.

Off-balance Sheet Arrangements

As of December 31, 2009, we did not have any off-balance sheet arrangements.

Contractual Obligations and Commercial Commitments

The following tables summarize our contractual obligations as of December 31, 2009, based on the contractual terms of the arrangements as modified by a waiver received from one of our lenders and a supplemental agreement entered into with another of our lenders. Based on the waiver, the table does not reflect any potential acceleration due to non-compliance with covenant terms. The waiver expires on January 1, 2011.

Contractual Obligations	Total	less than 1 year	1-3 years	3-5 years	more than 5 years
Long-term debt	$300,566	$33,206	$72,957	$78,112	$116,291
Interest expense (1)	44,638	12,003	19,191	10,861	2,583
Property lease (2)	2,223	732	1,491	-	-
Total	$347,427	$45,941	$93,639	$88,973	$118,874

1.
The revolving credit facility bears interest at LIBOR plus a spread of 2.25%. As part of the waiver, the spread has been increased to 3.50% until expiration of the waiver period. The term facility bears interest at an annual rate of 3 month-LIBOR plus 1.5%, if the Company's ratio of total assets to total liabilities is greater than 165%, which is to be increased to 1.75% if the ratio is equal or less than 165%. As part of the new waiver, the spread has been increased to 3.00% until expiration of the waiver period. The BET facility bears interest at a three-month LIBOR plus a spread of 0.75%. Pursuant to the supplemental agreement, the spread increased to 2% until July 1, 2010. In addition, the interest payments include the estimated net settlement of our interest rate swaps.

2.
The property lease reflects our lease agreement with Waterfront for the lease of our executive offices. The initial lease term is for a period of three years with an option to extend for one more year. The lease payments are Euro 42,000 per month. The monthly payment due under the property lease in U.S. dollars has been computed by using a Euro/U.S. dollar exchange rate as of December 31, 2009, which was €1.00:$1.4321 and taking into account an annual inflation of 1.2%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR BET

The following management's discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IASB, included elsewhere in this prospectus, of BET. This discussion relates to the operations and financial condition of BET including its wholly owned subsidiaries prior to the time we acquired a 50% interest in BET. We control BET through our right to appoint a majority of the BET board of directors. Although, BET charters the vessels it owns and earns revenue from charter hire, as it did prior to the time we purchased a controlling interest in BET, we have chartered some of the vessels to different charterers on different terms than existed prior to our acquisition of a controlling interest in BET. The pre-acquisition expense structure of BET was also different from ours, as BET, which was a joint venture between Constellation and an affiliate of the Restis family, did not employ any executive officers or staff except crew on board each of its vessels. Certain vessel-related fees, such as management fees, will also vary from the amount that was previously paid by BET. As a result, BET's financial statements and this discussion may not be indicative of what our historical results of operations would have been for the comparable periods had we owned a 50% interest in BET at that time. In addition, BET's results of operations and financial condition may not be indicative of what our results of operations and financial condition might be in the future.

This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, such as those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

General

BET is a provider of worldwide ocean transportation services through the ownership of five dry bulk carriers. BET was incorporated in December 2006 under the laws of the Republic of the Marshall Islands, as a joint venture between Constellation and Mineral Transport.

The operations of BET's vessels were managed by EST, which is an affiliate of members of the Restis family and which manages our other vessels. Following our acquisition of a 50% interest in BET, EST is continuing to manage BET's vessels pursuant to a management agreement. EST provides BET with a wide range of shipping services. These services include, at a daily fee per vessel (payable monthly), the required technical management, such as managing day-to-day vessel operations including supervising the crewing, supplying, maintaining and dry-docking of the vessels. Constellation Energy Commodities Group Limited, a company affiliated with Constellation, provided commercial brokerage services to BET and earned fees in connection with the charter of the vessels prior to our acquisition of an interest in BET. Following our acquisition of a 50% interest in BET, Safbulk Maritime is providing these services to BET pursuant to a brokerage agreement.

The following table details the vessels owned by BET:

Vessel Name	Dwt	Vessel Type	Built	Date of Delivery

BET Commander	149,507	Capesize	1991	December 17, 2007
BET Scouter	171,175	Capesize	1995	July 23, 2007
BET Fighter	173,149	Capesize	1992	August 29, 2007
BET Intruder	69,235	Panamax	1993	March 20, 2008
BET Prince	163,554	Capesize	1995	January 7, 2008

Important Measures for Analyzing BET's Results of Operations

BET believes that the important non-GAAP/non-IFRS measures and definitions for analyzing its results of operations consist of the following:

•
Ownership days.  Ownership days are the total number of calendar days in a period during which BET owned each vessel in its fleet. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses recorded during that period.

•
Available days.  Available days are the number of ownership days less the aggregate number of days that a company's vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues.

•
Operating days.  Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

•
Fleet utilization.  Fleet utilization is determined by dividing the number of operating days during a period by the number of ownership days during that period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for any reason excluding scheduled repairs, vessel upgrades, dry-dockings or special or intermediate surveys.

•	Off-hire. The period a vessel is unable to perform the services for which it is required under a charter.

•
Time charter.  A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port costs, canal charges and fuel expenses. The vessel owner pays the vessel operating expenses, which include crew wages, insurance, technical maintenance costs, spares, stores and supplies and commissions on gross voyage revenues. Time charter rates are usually fixed during the term of the charter. Prevailing time charter rates do fluctuate on a seasonal and year-to-year basis and may be substantially higher or lower from a prior time charter agreement when the subject vessel is seeking to renew the time charter agreement with the existing charterer or enter into a new time charter agreement with another charterer. Fluctuations in time charter rates are influenced by changes in spot charter rates.

•
TCE.  Time charter equivalent or TCE rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions.

Revenues

BET's revenues were driven primarily by the number of vessels it operated, the number of operating days during which its vessels generated revenues, and the amount of daily charter hire that its vessels earned under charters. These, in turn, were affected by a number of factors, including the following:

•	The nature and duration of BET's charters;

•	The amount of time that BET's spent repositioning its vessels;

•	The amount of time that BET's vessels spent in dry-dock undergoing repairs;

•	Maintenance and upgrade work;

•	The age, condition and specifications of BET's vessels;

•	The levels of supply and demand in the dry bulk carrier transportation market; and

•	Other factors affecting charter rates for dry bulk carriers under voyage charters.

A voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed-upon total amount. Under voyage charters, voyage expenses such as port, canal and fuel costs are paid by the vessel owner. A time charter trip and a period time charter or period charter are generally contracts to charter a vessel for a fixed period of time at a set daily rate. Under time charters, the charterer pays voyage expenses. Under both types of charters, the vessel owners pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. The vessel owners are also responsible for each vessel's dry-docking and intermediate and special survey costs.

Vessels operating on period time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market for single trips during periods characterized by favorable market conditions.

Vessels operating in the spot charter market generate revenues that are less predictable, but can yield increased profit margins during periods of improvements in dry bulk rates. Spot charters also expose vessel owners to the risk of declining dry bulk rates and rising fuel costs. BET's vessels were chartered on spot and period time charters during the six months ended June 30, 2009, and during fiscal 2008 and fiscal 2007.

A standard maritime industry performance measure is the "time charter equivalent" or "TCE." TCE revenues are voyage revenues minus voyage expenses divided by the number of operating days during the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage and that would otherwise be paid by a charterer under a time charter. Some companies in our industry believe that the daily TCE neutralizes the variability created by unique costs associated with particular voyages or the employment of dry bulk carriers on time charter or on the spot market and presents a more accurate representation of the revenues generated by dry bulk carriers. BET's average TCE rates for 2008 and 2007 were $32,604 and $13,622, respectively.

Vessel Operating Expenses

Vessel operating expenses include management fees, crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Vessel operating expenses generally represent costs of a fixed nature. Some of these expenses are required, such as insurance costs and the cost of spares.

Depreciation

During the years ended December 31, 2008 and 2007 and the six months ended June 30, 2009, BET depreciated its vessels on a straight-line basis over their then remaining useful lives after considering the residual value of the vessels. The residual value for the six months ended June 30, 2009 was $265 per light weight tonnage and for fiscal 2008 was $500 per light weight tonnage and for fiscal year 2007 was $175 per light weight tonnage. The estimated useful lives as of June 30, 2009 were 25 years, based on an industry-wide accepted estimated useful life of 25 years from the original build dates of the vessels, for financial statement purposes. BET's total costs associated with dry-docking and special surveys were deferred and amortized on a straight-line basis over a period of between two to five years.

Seasonality

Coal, iron ore and grains, which are the major bulks of the dry bulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require dry bulk shipping accordingly.

Principal Factors Affecting BET's Business

The principal factors that affected BET's financial position, results of operations and cash flows included the following:

•	Number of vessels owned and operated;

•	Charter market rates and periods of charter hire;

•	Vessel operating expenses and voyage costs, which were incurred in both U.S. dollars and other currencies, primarily Euros;

•	Cost of dry-docking and special surveys;

•	Depreciation expenses, which were a function of the cost, any significant post-acquisition improvements, estimated useful lives and estimated residual scrap values of sellers' vessels;

•	Financing costs related to indebtedness associated with the vessels;

•	Fluctuations in foreign exchange rates; and

•	Impairment losses on vessels.

Performance Indicators

BET believes that the unaudited information provided below is important for measuring trends in its results of operations. The figures shown below are statistical ratios/non-GAAP/non-IFRS financial measures and definitions used by management to measure performance of the vessels. They are not included in financial statements prepared under IFRS.

	Six Months Ended	Twelve Months Ended
	June 30,	December 31,
	2009	2008	2007

Fleet Data:
Average number of vessels(1)	5	5.3	1.1
Ownership days(2)	905	1,937	397
Available days(3)	905	1,937	397
Operating days(4))	892	1,811	392
Fleet utilization(5)	98.6%	93.5%	98.71%
Average Daily Results:
Average TCE rate(6)	16,768	32,604	13,622
Vessel operating expenses(7)	5,997	6,196	7,091
Management fees(8)	799	1,002	1,111
Total vessel operating expenses	6,796	7,198	8,202

(1)
Average number of vessels is the number of vessels that constituted BET's fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of BET's fleet during the relevant period divided by the number of calendar days in the relevant period.

(2)
Ownership days are the total number of days in a period during which the vessels in a fleet have been owned. Ownership days are an indicator of the size of BET's fleet over a period and affect both the amount of revenues and the amount of expenses that BET recorded during a period.

(3)
Available days are the number of ownership days less the aggregate number of days that vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues.

(4)
Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)	Fleet utilization is the percentage of time that BET's vessels were generating revenue, and is determined by dividing operating days by ownership days for the relevant period.

(6)
Time charter equivalent, or TCE, rates are defined as the time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions.

The following table is unaudited and includes information that is extracted directly from the financial statements, as well as other information used by BET for monitoring performance.

	Six Months
	Ended	Twelve Months Ended
	June 30,	December 31,
	2009	2008	2007
	(Dollars in thousands except per diem amounts)

Vessel revenues	17,481	61,027	5,362
Voyage expenses	2,524	1,981	22

Net operating revenues	14,957	59,046	5,340

Operating days	892	1,811	392
Average TCE daily rate	16,768	32,604	13,622

(7)
Average daily vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, are calculated by dividing vessel operating expenses by ownership days for the relevant time periods:

	Six Months
	Ended	Twelve Months Ended
	June 30,	December 31,
	2009	2008	2007
	(Dollars in thousands except per diem amounts)

Vessel operating expenses	5,427	12,001	2,815
Ownership days	905	1,937	397
Daily vessel operating expense	5,997	6,196	7,091

(8)	Daily management fees are calculated by dividing total management fees by ownership days for the relevant time period.

Critical Accounting Policies

The discussion and analysis of BET's financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with IFRS. The preparation of those financial statements requires BET to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. BET has described below what it believes are the estimates and assumptions that have the most significant effect on the amounts recognized in its financial statements. These estimates and assumptions relate to useful lives of its vessels, valuation and impairment losses on vessels, and dry-docking costs because BET believes that the shipping industry is highly cyclical, experiencing volatility in profitability, vessel values and charter rates resulting from changes in the supply of and demand for shipping capacity. In addition, the dry bulk market is affected by the current international financial crisis which has slowed down world trade and caused drops in charter rates. The lack of financing, global steel production cuts and outstanding agreements between iron ore producers and Chinese industrial customers have temporarily brought the market to a stagnation.

Useful Lives of Vessels.  BET evaluated the periods over which its vessels were depreciated to determine if events or changes in circumstances had occurred that would require modification to their useful lives. In evaluating the useful lives of its vessels, BET reviewed certain indicators of potential impairment, such as the age of the vessels. BET depreciated each of its vessels on a straight-line basis over its estimated useful life, which during the year ended December 31, 2008 was estimated to be 25 years. Depreciation was based on cost less the estimated residual scrap value. Furthermore, BET estimated the residual values of its vessels to be $265, $500 and $175 per lightweight ton in fiscal years 2009, 2008 and 2007, respectively. An increase in the useful life of a vessel or in the residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of the vessel or in the residual value would have the effect of increasing the annual depreciation charge. However, when regulations place limitations on the ability of a vessel to trade on a worldwide basis, the vessel's useful life was adjusted to end at the date such regulations become effective.

Valuation of Vessels and Impairment.  BET originally valued its vessels at cost less accumulated depreciation and accumulated impairment losses. Vessels were subsequently measured at fair value on an annual basis. Increases in an individual vessel's carrying amount as a result of the revaluation were recorded in recognized income and expense and accumulated in equity under the caption revaluation reserve. The increase was recorded in the statements of income to the extent that it reversed a revaluation decrease of the related asset. Decreases in an individual vessel's carrying amount were recorded in the statements of income as a separate line item. However, the decrease was recorded in recognized income and expense to the extent of any credit balance existing in the revaluation reserve in respect of the related asset. The decrease recorded in recognized income and expense reduced the amount accumulated in equity under the revaluation reserve. The fair value of a vessel was determined through market value appraisal, on the basis of a sale for prompt, charter-free delivery, for cash, on normal commercial terms, between willing sellers and willing buyers of a vessel with similar characteristics, without physical inspection of the vessel.

BET considers this to be a critical accounting policy because assessments need to be made due to the shipping industry being highly cyclical, experiencing volatility in profitability, vessel values and fluctuation in charter rates resulting from changes in the supply of and demand for shipping capacity. In the current time the dry bulk market is affected by the current international financial crisis which has slowed down world trade and caused drops in charter rates. The lack of financing, global steel production cuts and outstanding agreements between iron ore producers and Chinese industrial customers have temporarily brought the market to a stagnation.

To determine whether there was an indication of impairment, BET compared the recoverable amount of the vessel, which is the greater of the fair value less costs to sell or value in use. Fair value represents the market price of a vessel in an active market, and value in use is based on estimations on future undiscounted cash flows resulting from the use of each vessel less operating expenses and its eventual disposal. The assumptions to be used to determine the greater of the fair value or value in use required a considerable degree of estimation on the part of BET's management team. Actual results could differ from those estimates, which could have a material effect on the recoverability of the vessels.

The most significant assumptions used were: the determination of the possible future new charters, future charter rates, on-hire days which were estimated at levels that are consistent with the on-hire statistics, future market values, and time value of money. Estimates were based on market studies and appraisals made by leading independent shipping analysts and brokers, and assessment by management on the basis of market information, shipping newsletters, chartering and sale of comparable vessels reported in the press and historical charter rates for similar vessels.

An impairment loss was recognized if the carrying value of the vessel exceeded its estimated recoverable amount, as was the case between December 31, 2008 and August 12, 2009, the date we acquired a 50% interest in BET.

Dry-docking Costs.  From time to time BET's vessels were required to be dry-docked for inspection and re-licensing at which time major repairs and maintenance that could not be performed while the vessels were in operation were generally performed (generally every 2.5 years). At the date of acquisition of a second hand vessel, management estimated the component of the cost that corresponds to the economic benefit to be derived from capitalized dry-docking cost, until the first scheduled dry-docking of the vessel under the ownership of BET, and this component was depreciated on a straight-line basis over the remaining period to the estimated dry-docking date.

Six months ended June 30, 2009 as compared to six months ended June 30, 2008

Vessel Revenues — Vessel revenues for the six months ended June 30, 2009 were $17,481,000, a decrease of $19,643,000, or 52.91%, from $37,124,000 for the six months ended June 30, 2008. Revenues decreased primarily as a result of the substantial decrease in hire rates we earned over this period, and the decrease in average number of vessels operated, due to the sale of the M/V BET Performer on July 10, 2008.

Direct Voyage Expenses — Voyage expenses, which include bunker expenses, port expenses, tugs, commissions and fees, and agents and fees, totaled $2,524,000 for the six months ended June 30, 2009, as compared to $1,880,000 for the six months ended June 30, 2008, which represents an increase of 34.26%. This increase of $644,000 in direct voyage expenses primarily reflects the increase in voyage charters in 2009 compared to 2008.

Crew Costs — Crew costs were $2,346,000 for the six months ended June 30, 2009, a decrease of $345,000, or 12.82%, over $2,691,000 for the six months ended June 30, 2008. These expenses decreased in the six months ended June 30, 2009 primarily due to the decrease in the number of fleet operating days.

Management Fees — Related Party — Management fees — related party were $723,000 for the six months ended June 30, 2009, a decrease of $277,000, or 27.7%, as compared to $1,000,000 for the six months ended June 30, 2008. Management fees — related party decreased in the six months ended June 30, 2009 primarily due to the decrease in the number of fleet days.

Other Operating Expenses — Other operating expenses were $3,081,000 for the six months ended June 30, 2009, a decrease of $594,000, or 16.16%, from $3,675,000 for the six months ended June 30, 2008. Other operating expenses include the costs of lubricants, stores and chemicals, repairs and maintenance, insurance and administrative expenses for the vessels. These expenses decreased in the six months ended June 30, 2009 primarily due to the decrease in the number of fleet operating days.

Depreciation — For the six months ended June 30, 2009, depreciation expense totaled $14,484,000, as compared to $21,200,000 for the six months ended June 30, 2008, which represented a decrease of $6,716,000 or 31.68%. This decrease is mainly attributable to the decrease in the average number of vessels and the lower depreciable asset base as a result of the impairment recognized at December 31, 2008.

Impairment Loss — During the six months ended June 30, 2009, due to changing market conditions, BET recorded an impairment loss of $64,440,000 associated with the value of each of the vessels. No such losses were incurred by BET during the six months ended June 30, 2008.

Results from Operating Activities — For the six months ended June 30, 2009, results from operating activities were a loss of $70,281,000, which represents a decrease of $76,959,000 compared to an operating profit of $6,678,000 for the six months ended June 30, 2008. The primary reasons for the decrease in the results from operating activities were the decrease in revenues described above and the impairment loss, which were only partially offset by the decreased crew costs, management fees, other operating expenses and depreciation.

Net Finance Income/(Costs) — Net finance income for the six months ended June 30, 2009 was $405,000 as compared to net finance costs of $2,371,000 for the six months ended June 30, 2008. The difference resulted primarily from the decreased interest rates in the first half of 2009.

Net (Loss)/Profit — The net loss for the six months ended June 30, 2009 was $69,876,000, as compared to a net profit of $4,307,000 for the six months ended June 30, 2008. This decrease of $74,183,000 is primarily due to the impairment loss of $64,604,000 recognized at June 30, 2009 and the substantially decreased hire rates.

Year ended December 31, 2008 ("fiscal 2008") as compared to year ended December 31, 2007 ("fiscal 2007")

Vessel Revenues — Vessel revenues for fiscal 2008 were $61,027,000, an increase of $55,665,000 or 1,038.1% over fiscal 2007. Revenues increased primarily as a result of the operation of three of BET's vessels for an entire twelve months as compared to less than five months of operations and the addition of two additional vessels during fiscal 2008, offset by the loss of revenue generated by the BET Performer, which was sold on July 10, 2008 and which operated for three months during 2007.

Voyage Expenses — Voyage expenses, which include classification fees and surveys, fuel expenses, port expenses, tugs, commissions and fees, and insurance and other voyage expenses, totaled $1,981,000 for fiscal 2008, as compared to $22,000 for fiscal 2007, which represents an increase of 89%. This increase of $1,959,000 in direct voyage expenses primarily reflects the increase in vessels operated in 2008.

Vessel Operating Expenses — Vessel operating expenses were $13,942,000 for fiscal 2008, an increase of $10,686,000, or 328.19%, over $3,256,000 for fiscal 2007. Vessel operating expenses include the costs of chemicals and lubricants, repairs and maintenance, insurance and administration expenses for the vessels. These expenses increased in fiscal 2008 primarily due to the increase in the number of operating days.

Gain on Sale of Vessels — During fiscal 2008, BET recorded a gain on sale of vessels of $59,068,000 resulting from the sale of the BET Performer on July 10, 2008. During fiscal 2007, BET did not sell any vessels.

Impairment Loss — At December 31, 2008, BET adjusted its vessels to fair value. During fiscal 2008, due to changing market conditions, BET recorded an impairment loss, which included a revaluation reserve of $142,239,000 associated with the value of each of the vessels, amounting in total to $2,649,000. No such losses were incurred by BET during fiscal 2007.

Depreciation and Amortization — For fiscal 2008, depreciation and amortization expense totaled $41,824,000, as compared to $4,350,000 for fiscal 2007, which represented an increase of $37,474,000 or 861.47%. This increase resulted from the increase in the number of vessels operated in 2008.

Results from Operating Activities — For fiscal 2008, results from operating activities were $59,699,000, which represents an increase of $61,965,000, or 2,734.6%, compared to an operating loss of $2,266,000 for fiscal 2007. The primary reasons for the increase in the results from operating activities were the increase in revenues as described above and the gain on the sale of the BET Performer, offset by the increased vessel operating expenses and depreciation and amortization.

Net Finance Costs — Net finance cost for fiscal 2008 was $14,996,000, which represents an increase of $12,508,000, or 503%, compared to $2,488,000 fiscal 2007. The net increase in finance costs resulted primarily from the increase in loan principal outstanding under the BET loan facility.

Net Profit — The net profit for fiscal 2008 was $44,703,000, as compared to a net loss of $4,754,000 for fiscal 2007. This increase of $49,457,000, or 1,041%, is primarily due to the gain on sale of the BET Performer and the increase in vessel revenue offset by the increase in vessel operating expenses and depreciation and amortization.

Liquidity and Capital Resources

BET's principal sources of funds have been equity provided by its shareholders, operating cash flows and long-term borrowings. Its principal uses of funds have been capital expenditures to acquire and maintain its fleet, payments of dividends, working capital requirements and principal repayments on outstanding loan facilities.

The six wholly-owned subsidiaries of BET financed the acquisition of their respective vessels with the proceeds of an amortizing loan from Citibank International PLC, as agent for a syndicate of banks and financial institutions set forth in the loan agreement, in the principal amount of $222,000,000. The loan agreement dated June 26, 2007 is guaranteed by BET. The BET subsidiaries drew down on agreed portions of the loan facility to acquire each of the original six vessels in the BET fleet. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. The loan bears interest at the annual rate of LIBOR plus 0.75%. On July 10, 2008, BET, through its wholly owned subsidiary, sold the BET Performer and paid an amount on the loan equal to $41,453,000, as required by the loan agreement.

The loan is repayable commencing on December 28, 2007 through 15 equal semi-annual installments of principal in the amount of $8,286,500 followed by a balloon payment due six months thereafter in the amount of $51,289,000, as these installment amounts were revised after the BET Performer sale. As of June 30, 2009, the outstanding loan facility was $142,472,000. Following BET's supplemental agreement dated September 30, 2009 and prepayment of $20 million, the semi-annual installments of principal and the balloon payment amount to $7,128,158 and $44,062,262, respectively. The borrowers are required to deposit one-sixth of the next principal payment in a retention account each month to fund each semi-annual principal payment. Interest is due and payable based on interest periods selected by BET equal to one month, two months, three months, six months, or a longer period up to 12 months. For interest periods longer than three months, interest is due in three-month installments.

The BET loan facility is secured by the following: the loan agreement, a letter agreement regarding payment of certain fees and expenses by BET; a first priority mortgage on each of the BET vessels; the BET guaranty of the loan; a general assignment or deed of covenant of any and all earnings, insurances and requisition compensation of each of the vessels; pledges over the earnings accounts and retention accounts held in the name of each borrower; undertakings by the technical managers of the BET vessels; and the trust deed executed by Citibank for the benefit of the other lenders, among others.

The Borrowers also must assure that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the loan. If the market value of the vessels is less than this amount, the Borrowers must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lender with a value sufficient to meet this requirement, which additional security must be acceptable to the lender. The value of the BET vessels shall be determined when requested by the lender, and such determination shall be made by any two of the lender's approved shipbrokers, one of which shall be nominated by the lender and one of which shall be nominated by the borrowers.

Other covenants include the following:

•	Not to permit any lien to be created over all or any part of the borrowers' present or future undertakings, assets, rights or revenues to secure any present or future indebtedness;

•	Not to merge or consolidate with any other person;

•	Not to sell, transfer, dispose of or exercise direct control over any part of the borrowers' assets, rights or revenue without the consent of the lender;

•	Not to undertake any business other than the ownership and operation of vessels and the chartering of vessels to third parties;

•	Not to acquire any assets other than the BET vessels;

•	Not to incur any obligations except under the loan agreement and related documents or contracts entered into in the ordinary course of business;

•
Not to borrow money other than pursuant to the loan agreement, except that the borrowers may borrow money from their shareholders or directors or their related companies as long as such borrowings are subordinate to amounts due under the loan agreement;

•
Not to guarantee, indemnify or become contingently liable for the obligations of another person or entity except pursuant to the loan agreement and related documents, except, in general, for certain guarantees that arise in the ordinary course of business;

•
Not to make any loans or grant any credit to any person, except that the borrowers make loans to BET or the borrowers' related companies as long as they are made on an arm's length basis in the ordinary course of business and are fully subordinated to the rights of the lender;

•	Not to redeem their own shares of stock;

•	Not to permit any change in the legal or beneficial ownership of any of the borrowers or BET or cause any change in the shareholders' agreement or constitutional documents related to BET; and

•	Not to enter into any related party transactions except on an arm's length basis and for full value.

On September 30, 2009, BET entered into a supplemental agreement with Citibank International PLC (as agent for the syndicate of banks and financial institutions set forth in the loan agreement) in connection with the $222,000,000 amortized loan obtained by the six wholly owned subsidiaries of BET, which financed the acquisition of their respective vessels. The material terms of the supplemental agreement with Citibank International PLC are as follows:

(1)  the applicable margin for the period between July 1, 2009 and ending on June 30, 2010 (the amendment period) shall be increased to two per cent (2%) per annum;

(2)  the borrowers to pay to the agent a restructuring fee of $286,198.91 and a part of the loan in the amount of $20,000,000; and

(3)  the borrowers and the corporate guarantor have requested and the creditors consented to:

(a)  the temporary reduction of the security requirement during the amendment period from 125% to 100%; and

(b)  the temporary reduction of the minimum equity ratio requirement of the principal corporate guarantee to be amended from 0.30: 1.0 to 0.175:1.0 during the amendment period at the end of the accounting periods ending on December 31, 2009 and June 30, 2010.

Additionally, the Restis family (or companies affiliated with the Restis family) must be the beneficial owners of at least 50.1% of our issued share capital (or any lower percentage not less than 40% resulting solely from a rights issue or increase of our issued share capital) and must also be the beneficial owners of the remaining 50% of BET's issued share capital that we do not own. Failure to satisfy this condition would constitute an event of default under the BET loan agreement.

Cash Flows

Six months ended June 30, 2009 as compared to six months ended June 30, 2008

Operating Activities — Net cash from operating activities totaled $3,111,000 during the six months ended June 30, 2009, as compared to net cash from operating activities of $19,372,000 during the six months ended June 30, 2008. This decrease is primarily attributable to the net loss of $69,876,000, which reflects the impairment loss of $64,604,000 recognized at June 30, 2009, and the substantial decline in hire rates.

Investing Activities — Net cash used in investing activities was $22,000 for the six months ended June 30, 2009 as compared to net cash used in investing activities of $96,552,000 in the six months ended June 30, 2008. This reflects the acquisition costs for the vessels M/V BET Prince and M/V BET Intruder in 2008.

Financing Activities — Net cash used in financing activities during the six months ended June 30, 2009 was $8,246,000, which includes $8,253,000 of repayments of long-term debt. Net cash provided by financing activities in the six months ended June 30, 2008 was $71,299,000, which reflects capital contributions from BET's shareholders of $8,186,000 and proceeds from long-term debt of $63,113,000.

Fiscal 2008 compared to fiscal 2007

Operating Activities — Net cash from operating activities totaled $32,363,000 during fiscal 2008, as compared to net cash used in operating activities of $2,684,000 during fiscal 2007. This increase reflected primarily the increase in vessels' revenue in fiscal 2008 compared to the prior year due to increased operations in the current year.

Investing Activities — Net cash from investing activities was $31,655,000 for fiscal 2008 as compared to net cash used in investing activities of $223,288,000 in fiscal 2007. This increase was primarily due to BET's acquisition of three vessels in 2007 versus two vessels in 2008 and the sale of the BET Performer in 2008.

Financing Activities — Net cash used in financing activities during fiscal 2008 was $55,573,000, which includes $53,888,000 of dividend payments to the shareholders of BET and $59,858,000 of repayments of long-term debt, partially offset by proceeds from long-term debt of $73,500,000 and capital contributions from shareholders of $8,185,000. Net cash provided by financing activities in fiscal 2007 was $252,637,000, which reflects capital contributions from BET's shareholders of $115,553,000 and proceeds from long-term debt of $148,500,000, partially offset by $11,416,000 of repayments of long-term debt.

Quantitative and Qualitative Disclosures of Market Risk

Interest rate risk

BET's long-term debt in relation to its vessels bears an interest rate of LIBOR plus a spread of 0.75%. A 100 basis-point increase in LIBOR would result in an increase to the finance cost of $138,000 in the next year.

BET has entered into interest rate swap agreements denominated in U.S. dollars. The notional contract amount of the swaps at December 31, 2008 amounted to $130,000,000. The interest rate swap agreements mature over the next five years and have an average fixed swap rate of 3.46%. The swap agreements are classified as a financial instrument stated at their fair value since they do not qualify for hedge accounting.

Foreign exchange risk

BET generated revenue in U.S. dollars and incurred minimal expenditures relating to consumables in foreign currencies. The foreign currency risk was minimal.

Inflation

BET did not consider inflation to be a significant risk to direct expenses in the current and foreseeable future.

Capital Requirements

BET's capital requirements include only the routine dry docking of its vessels. BET anticipates capital expenditures of $2.7 million for the BET Commander during the year ending December 31, 2009, which will be funded from its operations.

Off-Balance Sheet Arrangements

As of December 31, 2008, BET did not have off-balance sheet arrangements.

Contractual Obligations and Commercial Commitments

The following table summarizes BET's contractual obligations as of June 30, 2009 based on the contractual terms of the arrangements as modified by BET's lenders. Based on the agreements, the table does not reflect any potential acceleration due to non-compliance with covenant terms. BET does not have any capital leases or operating leases.

	Payments Due by Period
		Less			More
		Than 1	1-2	2-5	Than 5
June 30, 2009	Total	Year	Years	Years	Years
	(Dollars in thousands)

Long-term debt	142,472	16,573	33,145	49,718	43,036
Interest on long-term debt	13,058	1,737	5,326	5,995	—
Management fees	8,518	1,350	2,785	4,383	—

Total obligations	164,048	19,660	41,256	60,096	43,036

Recent Accounting Pronouncements

A number of new standards, amendments to standards and interpretations were not yet effective for the year ended December 31, 2008, and were not applied in preparing BET's financial statements:

(i) IFRS 8 Operating Segments introduces the "management approach" to segment reporting. IFRS 8, which becomes mandatory for the financial statements of 2009, will require the disclosure of segment information based on the internal reports regularly reviewed by BET's Chief Operating Decision Maker in order to assess each segment's performance and to allocate resources to them. BET is evaluating the impact of this standard on the financial statements.

(ii) Revised IAS 23 Borrowing Costs removes the option to expense borrowing costs and requires that an entity capitalize borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset. Currently, BET capitalize borrowing costs directly attributable to the construction of the vessels and therefore the revised IAS 23 which will become mandatory for BET's 2009 financial statements is not expected to have a significant effect.

(iii) IFRIC 11 IFRS 2 Group and Treasury Share Transactions requires a share-based payment arrangement in which an entity receives goods or services as consideration for its own equity instruments to be accounted for as an equity-settled share-based payment transaction, regardless of how the equity instruments are obtained. IFRIC 11 will become mandatory for BET's 2008 financial statements, with retrospective application required. This standard does not have an effect on the financial statements as it is not relevant to BET's operations.

(iv) IFRIC 12 Service Concession Arrangements provides guidance on certain recognition and measurement issues that arise in accounting for public-to-private service concession arrangements. IFRIC 12, which becomes mandatory for BET's 2008 financial statements. IFRIC 12 does not have an effect on the financial statements as it is not relevant to BET's operations.

(v) IFRIC 13 Customer Loyalty Programs addresses the accounting by entities that operate, or otherwise participate in, customer loyalty programs for their customers. It relates to customer loyalty programs under which the customer can redeem credits for awards such as free or discounted goods or services. IFRIC 13, which becomes mandatory for BET's 2009 financial statements, is not expected to have any impact on the financial statements.

(vi) IFRIC 14 IAS 19 The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction clarifies when refunds or reductions in future contributions in relation to defined benefit assets should be regarded as available and provides guidance on the impact of minimum funding requirements (MFR) on such assets. It also addresses when a MFR might give rise to a liability. IFRIC 14 will become mandatory for BET's 2008 financial statements, with retrospective application required. IFRIC 14 does not have an effect on the financial statements as it is not relevant to BET's operations.

(vii) Revision to IAS 1, Presentation of Financial Statements: The revised standard is effective for annual periods beginning on or after January 1, 2009. The revision to IAS 1 is aimed at improving users' ability to analyze and compare the information given in financial statements. The changes made are to require information in financial statements to be aggregated on the basis of shared characteristics and to introduce a statement of comprehensive income. This will enable readers to analyze changes in equity resulting from transactions with owners in their capacity as owners (such as dividends and share repurchases) separately from 'non-owner' changes (such as transactions with third parties). In response to comments received through the consultation process, the revised standard gives preparers of financial statements the option of presenting items of income and expense and components of other comprehensive income either in a single statement of comprehensive income with sub-totals, or in two separate statements (a separate income statement followed by a statement of comprehensive income). Management is currently assessing the impact of this revision on BET's financial statements.

(viii) Revision to IFRS 3 Business Combinations and an amended version of IAS 27 Consolidated and Separate Financial Statements: These versions were issued by IASB on January 10, 2008, which take effect on July 1, 2009. The main changes to the existing standards include: (i) minority interests (now called noncontrolling interests) are measured either as their proportionate interest in the net identifiable assets (the existing IFRS 3 requirement) or at fair value; (ii) for step acquisitions, goodwill is measured as the difference at acquisition date between the fair value of any investment in the business held before the acquisition, the consideration transferred and the net assets acquired (therefore there is no longer the requirement to measure assets and liabilities at fair value at each step to calculate a portion of goodwill); (iii) acquisition-related costs are generally recognized as expenses (rather than included in goodwill); (iv) contingent consideration must be recognized and measured at fair value at acquisition date with any subsequent changes in fair value recognized usually in the profit or loss (rather than by adjusting goodwill) and (v) transactions with noncontrolling interests which do not result in loss of control are accounted for as equity transactions. Management is currently assessing the impact that these revisions will have on BET.

(ix) Revision to IFRS 2 Share-based Payment: The revision is effective for annual periods on or after January 1, 2009 and provides clarification for the definition of vesting conditions and the accounting treatment of cancellations. It clarifies that vesting conditions are service conditions and performance conditions only. Other features of a share-based payment are not vesting conditions. It also specifies that all cancellations, whether by the entity or other parties, should receive the same accounting treatment. BET does not expect this standard to affect its financial statements as currently there are no share-based payment plans.

(x) IFRIC 15 — Agreements for the Construction of Real Estate: This interpretation is effective for annual periods beginning on or after January 1, 2009 and will not have any impact to the consolidated financial statements.

(xi) IFRIC 16 — Hedges of a Net Investment in a Foreign Operation: This interpretation is effective for annual periods beginning on or after October 1, 2008 and will not have any impact to the financial statements.

(xii) Reclassification of Financial Assets: Amendments to IAS 39 Financial Investments: Recognition and measurement and IFRS 7 Financial Instruments: Disclosure: These amendments are applicable from July 1, 2008 prospectively. Furthermore, amendments have been made to IFRS 7 to ensure disclosure is made of the above reclassifications, which are also applicable from July 1, 2008 and will not have any impact to the consolidated financial statements.

(xiii) Eligible Hedged Items Amendment to IAS 39 Financial Instruments: Recognition and measurement: These amendments are applicable retrospectively for annual periods beginning on or after July 1, 2009 and will not have any impact to the consolidated financial statements.

(xiv) IFRIC 17 — Distribution of Non-cash Assets to Owners: This interpretation is applicable prospectively for annual periods beginning on or after July 1, 2009. Retrospective application is not permitted and this IFRIC will not have any impact to the consolidated financial statements.

(xv) IFRIC 18 — Transfer of Assets from Customers: This interpretation should be applied prospectively to transfers of assets from customers received on or after July 1, 2009 and will not have any impact to the consolidated financial statements.

DIVIDEND POLICY

We had initially expressed an intent to pay dividends in the aggregate amount of $1.20 per common share on a quarterly basis during the one-year period commencing with the second full quarter following the initial closing of the acquisition of the six vessels that composed our initial fleet, which was the quarter ending March 31, 2009. We have, however, determined to temporarily suspend the payment of any dividends based on restrictions imposed on us by our senior lender. We have not yet determined when any dividend payments will be resumed, if at all. In the event we determine to resume any dividend payments, under the terms of the waiver obtained with respect to our loan facilities' security margin clause, the written approval of Marfin will be required before the payment of any dividends. The declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be in the discretion of our board of directors and be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Public Warrant Shares by the holders of the Public Warrants, the sale of the Underwriter Warrants or Underwriter Warrant Shares by the new underwriters, or the sale of the Unit Shares, Unit Warrants or the Unit Warrant Shares by the original underwriters.

We will receive proceeds from any non-cashless exercise of Public Warrants by their holders or any exercise of Underwriter Warrants by the new underwriters. In addition, we will receive proceeds from the sale of Units arising from the non-cashless exercise of the Unit Purchase Option and we will receive proceeds from any subsequent non-cashless exercise of the resulting Unit Warrants. We expect to use the proceeds, if any, for working capital. If all of the Public Warrants and Underwriter Warrants and the Unit Purchase Option were exercised in full and if the resulting Unit Warrants were exercised in full, the proceeds would be approximately $273.9 million, before expenses payable by us. We expect to use the proceeds, if any, for working capital.

We can make no assurances that any of the Public Warrants or Underwriter Warrants will be exercised, or if exercised, as to the quantity that will be exercised or the period in which they will be exercised. In addition, we can make no assurances that the Unit Purchase Option will be exercised, or if exercised, as to the quantity of Units that will be sold or the period in which they will be sold, and we can make no assurances that any of the resulting Unit Warrants will be exercised, or if exercised, as to the quantity that will be exercised or the period in which they will be exercised.

OUR BUSINESS

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly owned subsidiary of Seanergy Maritime. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. We are an international company providing worldwide transportation of dry bulk commodities through our vessel-owning subsidiaries and BET. Our existing fleet, including BET's vessels, consists of one Handysize vessel, one Handymax vessel, two Supramax vessels, three Panamax vessels and four Capesize vessels. Our fleet carries a variety of dry bulk commodities, including coal, iron ore, and grains, as well as bauxite, phosphate, fertilizer and steel products.

We acquired our initial fleet of six dry bulk carriers on August 28, 2008 from the Restis family, one of our major shareholders. On July 14, 2009, we expanded our fleet by entering into a share purchase agreement with Constellation to acquire from Constellation a 50% ownership interest in BET for nominal cash consideration. The remaining 50% of BET is owned by Mineral Transport, a company controlled by members of the Restis family. We also entered into a shareholders' agreement with BET and Mineral Transport that allows us, among other things to appoint a majority of the members of the board of directors of BET. As a result, we control BET, whose fleet consists of four Capesize vessels and one Panamax vessel.

In our view, our acquisitions demonstrate both our ability to successfully grow through acquisitions and our strategy to grow quickly and achieve critical mass. By acquiring dry bulk carriers of various sizes, we are also able to serve a variety of needs of a variety of charterers. Finally, by capitalizing on our relationship with the Restis family and its affiliates, which have a proven track record of more than 40 years in dry bulk shipping, we are able to take advantage of economies of scale and efficiencies resulting from the use of Restis affiliates for the technical and commercial management of our fleet.  See "Our Business — Management of the Fleet."

The Restis family has been engaged in the international shipping industry for more than 40 years, including the ownership and operation of more than 60 vessels in various segments of the shipping industry, with both operating and chartering interests. The family entered the dry bulk sector through its acquisition of SAMC in 1999, and today Restis-controlled entities collectively represent one of the largest independent shipowning and management groups in the shipping industry. The Restis family additionally has strategic minority holdings in companies that operate more than 100 additional vessels.

The entities controlled by the Restis family presently do business with over 100 customers, the majority of which have been customers since inception.

The group's main objective is to ensure responsible and ethical management of services and processes from the point of view of health, safety and environmental aspects. Towards this end it has increased its self regulation by adopting various models (EFQM, EBEN) standards (ISO 9001, ISO 14001, and OHSAS 18001) and codes (ISM Code).

EST has earned a market reputation for excellence in the provision of services that is evident from the many awards and certifications earned over the years including International Safety Management Certificate (1993), ISO 9001 Certification for Quality Management (1995), ISO 14001 Certification for Environmental Management System (2002), US Coast Guard AMVER Certification, EFQM "Committed to Excellence" (2004), "Recognized for Excellence" Certification (2005) and "Recognized for Excellence-4 stars" Certification (2006), OHSAS 18001:1999 for Health and Safety (2007) and EBEN (European Business Ethics Network silver (2008) and gold (2009) awards.

Our Fleet

We control and operate, through our vessel-owning subsidiaries and BET, 11 dry bulk carriers that transport a variety of dry bulk commodities. The following table provides summary information about our fleet and its current employment:

					Daily Time
			Year	Terms of Time	Charter
Vessel/Flag	Type	Dwt	Built	Charter Period	Hire Rate	Charterer

African Oryx/Bahamas	Handysize	24,110	1997	Expiring August 2011	$7,000 plus a 50% profit share calculated on the average spot Time Charter Routes derived from the Baltic Supramax Index	MUR Shipping B.V.

African Zebra/Bahamas	Handymax	38,623	1985	Expiring August 2011	$7,500 plus a 50% profit share calculated on the average spot Time Charter Routes derived from the Baltic Supramax Index	MUR Shipping B.V.
Bremen Max/Isle of Man	Panamax	73,503	1993	Expiring September 2010	$15,500	SAMC
Hamburg Max/Isle of Man	Panamax	72,338	1994	Expiring September 2010	$15,500	SAMC
Davakis G./Bahamas(1)	Supramax	54,051	2008	Expiring January 2011	$21,000	Sangamon Transportation Group (Louis Dreyfus)
Delos Ranger/Bahamas(1)	Supramax	54,051	2008	Expiring March 2011	$20,000	Bunge S.A.
BET Commander/Isle of Man(2)	Capesize	149,507	1991	Expiring December 2011	$24,000	SAMC
BET Fighter/Isle of Man(2)	Capesize	173,149	1992	Expiring September 2011	$25,000	SAMC
BET Prince/Isle of Man(2)	Capesize	163,554	1995	Expiring January 2012	$25,000	SAMC
BET Scouter/Isle of Man(2)	Capesize	171,175	1995	Expiring October 2011	$26,000	SAMC
BET Intruder/Isle of Man(2)	Panamax	69,235	1993	Expiring September 2011	$15,500	SAMC
Total		1,043,296

(1)     Sister ships.
(2)     Vessels owned by BET.

The global dry bulk carrier fleet is divided into three categories based on a vessel's carrying capacity. These categories are:

•
Capesize.  Capesize vessels have a carrying capacity of 100,000-199,999 dwt. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are primarily used to transport iron ore or coal and, to a much lesser extent, grains, primarily on long-haul routes.

•
Panamax.  Panamax vessels have a carrying capacity of between 60,000 and 100,000 dwt. These vessels are designed to meet the physical restrictions of the Panama Canal locks (hence their name "Panamax" — the largest vessels able to transit the Panama Canal, making them more versatile than larger vessels). These vessels carry coal, grains, and, to a lesser extent, minerals such as bauxite/alumina and phosphate rock. As the availability of Capesize vessels has dwindled, Panamaxes have also been used to haul iron ore cargoes.

•
Handymax/Supramax.  Handymax vessels have a carrying capacity of between 30,000 and 60,000 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. The standard vessels are usually built with 25-30 ton cargo gear, enabling them to discharge cargo where grabs are required (particularly industrial minerals), and to conduct cargo operations in countries and ports with limited infrastructure. This type of vessel offers good trading flexibility and can therefore be used in a wide variety of bulk and neobulk trades, such as steel products. Supramax are a sub-category of this category typically having a cargo carrying capacity of between 50,000 and 60,000 dwt.

•
Handysize.  Handysize vessels have a carrying capacity of up to 30,000 dwt. These vessels are almost exclusively carrying minor bulk cargo. Increasingly, vessels of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet. The demand for dry bulk carrier capacity is determined by the underlying demand for commodities transported in dry bulk carriers which in turn is influenced by trends in the global economy.

Employees

We currently have two executive officers, Mr. Dale Ploughman, our chief executive officer, and Ms. Christina Anagnostara, our chief financial officer. In addition, we employ Ms. Theodora Mitropetrou, our general counsel, and a support staff of nine employees. In the future, we intend to employ such number of additional shore-based executives and employees as may be necessary to ensure the efficient performance of our activities.

Management of Our Fleet

We outsource the commercial brokerage and management of our fleet to companies that are affiliated with members of the Restis family. The commercial brokerage of our initial fleet of six vessels and the BET fleet has been contracted out to Safbulk. The management of our fleet has been contracted out to EST. These entities are controlled by members of the Restis family.

Management Agreement

Under the terms of the management agreement entered into by EST, as manager of all vessels owned by our subsidiaries, with Seanergy Management, and EST, as manager of all vessels owned by BET, and BET, EST performs certain duties that include general administrative and support services necessary for the operation and employment of all vessels owned by all subsidiaries of Seanergy and BET, including, without limitation, crewing and other technical management, insurance, freight management, accounting related to vessels, provisions, bunkering, operation and, subject to our instructions, sale and purchase of vessels.

Under the terms of the management agreement with Seanergy Management, EST was initially entitled to receive a daily fee of Euro 416 per vessel until December 31, 2008, which fee may thereafter be increased annually by an amount equal to the percentage change during the preceding period in the Harmonised Indices of Consumer Prices All Items for Greece published by Eurostat from time to time. Such fee is payable monthly in advance on the first business day of each following month. The fee has been increased to Euro 425 per vessel through December 31, 2009. Under the terms of the management agreement with BET, the management fee is also Euro 425 per vessel through December 31, 2009.  The management fee under both agreements has been increased to Euro 436 per vessel for the year 2010.

Vessel Employment

A vessel trading in the spot market may be employed under a voyage charter or a time charter of short duration, generally less than three months. A time charter is a contract to charter a vessel for an agreed period of time at a set daily rate. A voyage charter is a contract to carry a specific cargo for a per ton carry amount. Under voyage charters, Seanergy would pay voyage expenses such as port, canal and fuel costs. Under time charters, the charterer would pay these voyage expenses. Under both types of charters, Seanergy would pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. Seanergy would also be responsible for each vessel's intermediate dry-docking and special survey costs. Alternatively, vessels can be chartered under "bareboat" contracts whereby the charterer is responsible for the vessel's maintenance and operations, as well as all voyage expenses.

Vessels operating on time charter provide more predictable cash flows, but can yield lower profit margins, than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable Seanergy to increase profit margins during periods of increasing dry bulk rates. However, Seanergy would then be exposed to the risk of declining dry bulk rates, which may be higher or lower than the rates at which Seanergy chartered its vessels. Seanergy constantly evaluates opportunities for time charters, but only expects to enter into additional time charters if it can obtain contract terms that satisfy its criteria.

Pursuant to addenda dated July 24, 2009 to the individual charter party agreements dated May 26, 2008 between SAMC and each of Martinique International Corp. (vessel Bremen Max) and Harbour Business International Corp. (vessel Hamburg Max), SAMC agreed to extend the existing charter parties for the Bremen Max and the Hamburg Max. Pursuant to the terms of the addendum, each vessel will be chartered for a period of between 11-13 months, at the charterer's option. The charters commenced on July 27, 2009 and August 12, 2009, respectively. The daily gross charter rates paid by SAMC are $15,500 for each of the Bremen Max and the Hamburg Max, which will generate revenues of approximately $12.7 million. All charter rates are inclusive of a commission of 1.25% payable to Safbulk Pty, as commercial broker and 2.5% to SAMC as charterer. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is better than the period rate it is paying us.

On July 14, 2009, the African Oryx and the African Zebra were chartered for a period of 22 to 25 months at charter rates equal to $7,000 per day and $7,500 per day, respectively. We are also entitled to receive a 50% adjusted profit share calculated on the average spot Time Charter Routes derived from the Baltic Supramax. The charters commenced on July 17, 2009 and July 20, 2009 for the African Oryx and the African Zebra, respectively. All charter rates are inclusive of a commission of 1.25% payable to Safbulk as commercial broker.

Following the expiration of its charter party agreement in September 2009, the Delos Ranger was chartered in the spot market until January 14, 2010. On January 16, 2010, pursuant to a charter party agreement dated November 20, 2009, the vessel commenced employment for a period of 11 to 13 months with Bunge S.A. at a daily charter rate of $20,000, inclusive of a brokerage commission of 1.25% payable to each of Arrow Shipping (Monaco) S.A.M. and Safbulk Pty. and a charterer commission of 3.75%.

Following the expiration of its charter party agreement in November 2009, the Davakis G. commenced a charter for a period of 11 to 13 months with Sangamon Transportation Group (Louis Dreyfus) at a daily charter rate of $21,000, inclusive of a brokerage commission of 1.25% payable to each of SSY NY and Safbulk Pty, and a charterer commission of 3.75%.

Pursuant to charter party agreements dated July 7, 2009, each of the BET Commander, the BET Prince, the BET Fighter, the BET Scouter and the BET Intruder are chartered to SAMC at daily charter rates of $24,000, $25,000, $25,000, $26,000 and $15,500, respectively, for charters expiring in December 2011, January 2012, September 2011, October 2011 and September 2011, respectively, assuming latest redelivery. All charter rates for the BET fleet are inclusive of a commission of 1.25% payable to Safbulk Maritime as commercial broker and 3.75% to SAMC as charterer. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is better than the period rate it is paying BET.

Brokerage Agreement

Under the terms of the brokerage agreements entered into by Safbulk Pty, as exclusive commercial broker, with Seanergy Management, for our initial fleet of six vessels, and Safbulk Maritime and BET for the BET fleet, Safbulk provides commercial brokerage services to our subsidiaries and the subsidiaries of BET, which include, among other things, seeking and negotiating employment for the vessels owned by the vessel-owning subsidiaries in accordance with the instructions of Seanergy Management and BET, as the case may be. Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. The brokerage agreement with Safbulk Pty is for a term of two years expiring in August 2010. The brokerage agreement with Safbulk Maritime is for a term of one year expiring in August 2010. Each brokerage agreement is automatically renewable for consecutive periods of one year, unless either party is provided with three months' written notice prior to the termination of such period.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that the Restis family board appointees bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, will not be delegated to the shipping committee but instead will be considered by our entire board of directors. The shipping committee comprises three directors. In accordance with the Voting Agreement, the Master Agreement and the amended and restated by-laws of Seanergy, two of the directors are nominated by the Restis affiliate shareholders and one of the directors is nominated by the founding shareholders of Seanergy Maritime. The initial members of the shipping committee are Messrs. Dale Ploughman and Kostas Koutsoubelis, who are the Restis affiliate shareholders' nominees, and Mr. Elias M. Culucundis, who is the founding shareholders' nominee. The Voting Agreement further requires that the directors appoint the selected nominees and that the directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal caused the vacancy.

The members of the shipping committee also serve as our appointees to the BET board of directors. In the event that at any time the BET board of directors must vote upon a transaction with any of the BET affiliates, our appointees to the BET board shall present such transaction to our full board of directors for consideration. Our appointees to the BET board of directors shall then vote in accordance with the recommendation of our full board of directors.

Shareholder Agreement

In connection with the closing of our purchase of an interest in BET, we entered into a shareholder agreement with Mineral Transport, which sets forth, among other things, the parties' rights with respect to the corporate governance and control of BET's business and operations and the ownership and transfer of the stock owned by the two shareholders.

The shareholder agreement provides for a board of directors composed of five directors, of which we have the right to appoint three directors and Mineral Transport has the right to appoint two directors. If at any time the size of the board is increased, each of the shareholders has the right to appoint additional directors; provided, however, that we will always have the right to appoint one more director than Mineral Transport. Each shareholder has the right to remove, and appoint the replacement of, any of its board appointees. We also have the right to have one of our director appointees serve as BET's president or managing director, as applicable. The Board of Directors has the power to direct the operating, investing and financing activities of BET.

The shareholder agreement further provides that certain actions, including, but not limited to, the borrowing and repayment of funds from a shareholder, the increase in the authorized number of, or the acceptance of subscriptions for, shares of BET's common stock, and the dissolution and winding down of the affairs of BET, require the consent of both the shareholders.

Commencing one year after the effective date of the shareholder agreement, each shareholder, or the Offeror, has the right, by giving notice to BET and the other shareholder, or the Offeree, to force the Offeree to either sell all of its shares, or to buy all of the shares of the Offeror, at the price set by the Offeror. The Offeree shall have 60 days to make its election and the purchase and sale of the shares shall close no later than 30 days after the expiration of the 60-day period referenced above. During the pendency of any purchase and sale, all actions of the board of directors shall require the unanimous consent of the directors. In the event that the buyer of the shares does not close on the purchase the seller shall have the right by giving written notice to the buyer to (i) treat the offer price due for its shares as a debt and to take whatever action may be necessary and reasonable (including legal action) to recover such amounts; or (ii) purchase the shares of buyer at the offer price. If either the buyer or seller of shares defaults in its obligations to complete the purchase and sale in accordance with the preceding sentence, the shareholders agreement will be terminated and BET will commence winding down.

Our Corporate History

Incorporation of Seanergy and Seanergy Maritime

We were incorporated under the laws of the Republic of the Marshall Islands pursuant to the BCA on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly owned subsidiary of Seanergy Maritime. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.

Seanergy Maritime was incorporated in the Republic of the Marshall Islands on August 15, 2006 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the maritime shipping industry or related industries. Seanergy Maritime, up to the date of the business combination, had not commenced any business operations and was considered a development stage enterprise. Seanergy Maritime is our predecessor. See "— Dissolution and Liquidation."

Initial Public Offering of Seanergy Maritime

On September 28, 2007, Seanergy Maritime consummated its initial public offering of 23,100,000 units, including 1,100,000 units issued upon the partial exercise of the underwriters' over-allotment option, with each unit consisting of one share of its common stock and one warrant. Each warrant entitled the holder to purchase one share of Seanergy Maritime common stock at an exercise price of $6.50 per share. The units sold in Seanergy Maritime's initial public offering were sold at an offering price of $10.00 per unit, generating gross proceeds of $231,000,000. This resulted in a total of $227,071,000 in net proceeds, after deducting certain deferred offering costs that were held in the Seanergy Maritime Trust Account.

Business Combination

We acquired our initial fleet of six dry bulk carriers from the Restis family for an aggregate purchase price of (i) $367.0 million in cash, (ii) $28,250,000 (face value) in the form of the Note, and (iii) an aggregate of 4,308,075 shares of our common stock, subject to our meeting an EBITDA, target of $72.0 million to be earned between October 1, 2008 and September 30, 2009, which target was achieved and the additional consideration was recorded as an increase in goodwill of $17.3 million, equal to the fair value of the 4,308,075 shares. This acquisition was made pursuant to the terms and conditions of a Master Agreement dated May 20, 2008 by and among us, Seanergy Maritime, the several selling parties who are affiliated with members of the Restis family, and the several investing parties who are affiliated with members of the Restis family, and six separate MOAs between our vessel-owning subsidiaries and each seller, each dated as of May 20, 2008. The acquisition was completed with funds from the Seanergy Maritime Trust Account and with financing provided by Marfin.

On August 28, 2008, we completed our business combination and took delivery, through our designated nominees (which are wholly-owned subsidiaries) of three of the six dry bulk vessels, which included two 2008-built Supramax vessels and one 1997-built Handysize vessel, the M/V African Oryx, the M/V Davakis G and the M/V Delos Ranger. On September 11, 2008, we took delivery, through our designated nominee, of the fourth vessel, the M/V Bremen Max, a 1993-built Panamax vessel. On September 25, 2008, we took delivery, through our designated nominees, of the final two vessels, the M/V Hamburg Max, a 1994-built Panamax vessel, and the M/V African Zebra, a 1985-built Handymax vessel.

Dissolution and Liquidation

On August 26, 2008, shareholders of Seanergy Maritime also approved a proposal for the dissolution and liquidation of Seanergy Maritime, or the dissolution and liquidation, which was originally filed with the Commission on June 17, 2008, subsequently amended on July 31, 2008 and supplemented on August 22, 2008. Seanergy Maritime proposed the dissolution and liquidation because following the vessel acquisition described above, Seanergy Maritime was no longer needed and its elimination was expected to save substantial accounting, legal and compliance costs related to the U.S. federal income tax filings necessary because of Seanergy Maritime's status as a partnership for U.S. federal income tax purposes.

In connection with the dissolution and liquidation of Seanergy Maritime, on January 27, 2009, Seanergy Maritime filed Articles of Dissolution with the Registrar of Corporations of the Marshall Islands in accordance with Marshall Islands law and distributed to each holder of shares of common stock of Seanergy Maritime one share of our common stock for each share of Seanergy Maritime common stock owned by such shareholders. All outstanding warrants and the underwriter's unit purchase option of Seanergy Maritime concurrently become our obligations and became exercisable to purchase our common stock. Following the dissolution and liquidation of Seanergy Maritime, our common stock and warrants began trading on the NASDAQ Global Market on January 28, 2009. For purposes of this prospectus, all share data and financial information for the period prior to January 27, 2009 is that of Seanergy Maritime.

Purchase of Controlling Interest in BET

On July 14, 2009, we entered into a share purchase agreement with Constellation to acquire Constellation's 50% ownership interest in BET, a Marshall Islands corporation organized in December 2006, for nominal cash consideration. On August 12, 2009, we closed on the purchase for the 50% ownership interest in BET from Constellation. BET's other equity owner is Mineral Transport, which is an affiliate of members of the Restis family, one of our major shareholders. We also entered into an agreement with Mineral Transport whereby we were granted a majority on the board of directors of BET, thus obtaining control of BET, whose fleet consists of four Capesize vessels and one Panamax vessel.

Since the consummation of the business combination and the dissolution of our predecessor, we provide global transportation solutions in the dry bulk shipping sector through our vessel-owning subsidiaries and BET for a broad range of dry bulk cargoes, including major bulks such as coal, iron ore, and grains, as well as minor bulks such as bauxite, phosphate, fertilizers and steel products.

Recent Developments

On May 3, 2010, we announced that we had entered into a Letter of Intent with Maritime Capital to acquire a 51% ownership interest in MCS for a purchase price of $33.0 million.

MCS is based in Hong Kong and is a provider of international maritime transportation services through its ownership of dry bulk vessels. Its current fleet is comprised of 9 Handysize dry bulk carriers with a combined cargo-carrying capacity of 249,236 dwt and an average fleet age of approximately 10.7 years.

Maritime Capital, controlled by members of the Restis family, will retain a 49% ownership interest in MCS.

As a result of the acquisition, the size of our fleet will increase from 11 to 20 dry bulk vessels with a combined cargo-carrying capacity of approximately 1,292,532 dwt and an average fleet age of 12.6 years, comprising four Capesize, three Panamax, two Supramax, one Handymax and 10 Handysize dry bulk carriers.

The acquisition is subject to a due diligence review, lender approval and board approval. Once these reviews and approvals are obtained, the final documentation can be completed, which is expected to be entered into by Maritime Capital and us by June 1, 2010.

Charter Hire Rates

Charter hire rates fluctuate by varying degrees among dry bulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller dry bulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility.

Charter hire rates paid for dry bulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and the different dry bulk carrier categories. However, because demand for larger dry bulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.

In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as commencement and termination regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers.

Properties

We lease our executive office space in Athens, Greece pursuant to the terms of a sublease agreement between Seanergy Management and Waterfront, a company which is beneficially owned by Victor Restis. The sublease fee is Euro 504,000 per annum, or Euro 42,000 per month. The initial term is from November 17, 2008 to November 16, 2011. We have the option to extend the term until February 2, 2014. The premises are approximately 1,000 square meters in the southern suburbs of Athens. The agreement includes furniture and parking space. Seanergy Management has been granted Ministerial Approval (issued in the Greek Government Gazette) for the establishment of an office in Greece under Greek Law 89/67 (as amended).

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on its reputation. Safbulk negotiates the terms of our charters (whether voyage charters, period time charters, bareboat charters or pools) based on market conditions. Ownership of dry bulk carriers is highly fragmented and is divided among state controlled and independent bulk carrier owners.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of our vessels. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (United States Coast Guard, harbor master or equivalent), classification societies; flag state administrations (country of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates or approvals for the operation of our vessels. Failure to maintain necessary permits, licenses, certificates or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels.

We believe that the heightened level of environmental and operational safety concerns among insurance underwriters, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the drybulk shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.

International Maritime Organization

The International Maritime Organization, the United Nations agency for maritime safety and the prevention of pollution by ships, or the IMO, has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the related Protocol of 1978 relating thereto, which has been updated through various amendments, or the MARPOL Convention. The MARPOL Convention establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. The IMO adopted regulations that set forth pollution prevention requirements applicable to drybulk carriers. These regulations have been adopted by over 150 nations, including many of the jurisdictions in which our vessels operate.

In September 1997, the IMO adopted Annex VI to the MARPOL Convention, to address air pollution from ships. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits deliberate emissions of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. We believe that all our vessels are currently compliant in all material respects with these regulations. In October 2008, the IMO adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide particulate matter and ozone depleting substances, which amendments are expected to enter into force on July 1, 2010. The amended Annex VI will reduce air pollution from vessels by, among other things, (i) implementing a progressive reduction of sulfur oxide emissions from ships, with the global sulfur cap reduced initially to 3.50% (from the current cap of 4.50%), effective from January 1, 2012, then progressively to 0.50%, effective from January 1, 2020, subject to a feasibility review to be completed no later than 2018; and (ii) establishing new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The United States ratified the Annex VI amendments in October 2008, and the U.S. Environmental Protection Agency, or EPA, promulgated equivalent emissions standards in late 2009.

In March 2010, the IMO accepted the proposal by the United States and Canada to designate the area extending 200 nautical miles from the Atlantic/Gulf and Pacific coasts of the United States and Canada and the Hawaiian Islands as Emission Control Areas under the MARPOL Annex VI amendments, which will subject ocean-going vessels in these areas to stringent emissions controls and may cause us to incur additional costs. We cannot assure you that the jurisdictions in which our vessels operate will not adopt more stringent emissions standards independent of the IMO.

Safety Management System Requirements

The operation of our vessels is also affected by the requirements set forth in the IMO's International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or the LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. We believe that all our vessels are in material compliance with SOLAS and LL Convention standards.

Under Chapter IX of SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, our operations are also subject to environmental standards and requirements contained in the ISM Code promulgated by the IMO. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we and our technical manager have developed for compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. All of the vessels in our operating fleet are ISM Code-certified.

The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. Our appointed ship managers have obtained documents of compliance for their offices and safety management certificates for all of our vessels for which such certificates are required by the IMO, which are renewed as required.

Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively.

Pollution Control and Liability Requirements

IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory to such conventions. For example, IMO adopted an International Convention for the Control and Management of Ships' Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with mandatory concentration limits. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world's merchant shipping. To date there has not been sufficient adoption of this standard for it to take force.

In March 2006, the IMO amended Annex I to MARPOL, including a new regulation relating to oil fuel tank protection, which became effective August 1, 2007. The new regulation will apply to various ships delivered on or after August 1, 2010. It includes requirements for the protected location of the fuel tanks, performance standards for accidental oil fuel outflow, a tank capacity limit and certain other maintenance, inspection and engineering standards.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention, which became effective on November 21, 2008, requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship's bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. Both OPA and CERCLA impact our operations.

Under OPA, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	natural resources damage and the costs of assessment thereof;

•	real and personal property damage;

•	net loss of taxes, royalties, rents, fees and other lost revenues;

•	lost profits or impairment of earning capacity due to property or natural resources damage;

•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards; and

•	loss of subsistence use of natural resources.

Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels to the greater of $1,000 per gross ton or $0.85 million per non-tank (e.g. drybulk) vessel that is over 3,000 gross tons (subject to periodic adjustment for inflation). CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $0.5 million for any other vessel. These OPA and CERCLA limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

OPA and the U.S. Coast Guard also require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential liability under OPA and CERCLA. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, self-insurance or a guaranty.

We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessels owners' responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call. We believe that we are in substantial compliance with all applicable existing state requirements. In addition, we intend to comply with all future applicable state regulations in the ports where our vessels call.

Other Environmental Initiatives

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal and remediation and damages and complements the remedies available under OPA and CERCLA. In addition, most U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA regulates the discharge of ballast water and other substances in U.S. waters under the CWA. Effective February 6, 2009, EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit authorizing ballast water discharges and other discharges incidental to the operation of vessels. The Vessel General Permit imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters, and in 2009 the Coast Guard proposed new ballast water management standards and practices, including limits regarding ballast water releases. Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.

Greenhouse Gas Regulation

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change, or UNFCCC, which we refer to as the Kyoto Protocol, entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol. However, international negotiations are continuing with respect to a successor to the Kyoto Protocol, which sets emission reduction targets through 2012, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the United States and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from vessels, if such emissions are not regulated through the IMO or the UNFCCC by December 31, 2010. In the United States, the EPA has issued a final finding that greenhouse gases threaten public health and safety, and has promulgated regulations governing the emission of greenhouse gases from motor vehicles. The EPA may decide in the future to regulate greenhouse gas emissions from ships and has already been petitioned by the California Attorney General to regulate greenhouse gas emissions from ocean-going vessels. Other federal and state regulations relating to the control of greenhouse gas emissions may follow, including the climate change initiatives that are being considered in the U.S. Congress. In addition, the IMO is evaluating various mandatory measures to reduce greenhouse gas emissions from international shipping, including market-based instruments. Any passage of climate control legislation or other regulatory initiatives by the EU, U.S., IMO or other countries where we operate that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or the MTSA came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate from a recognized security organization approved by the vessel's flag state. Among the various requirements are:

•
on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•	the development of vessel security plans;

•	ship identification number to be permanently marked on a vessel's hull;

•
a continuous synopsis record kept onboard showing a vessel's history including the name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels that have on board, as of July 1, 2004, a valid International Ship Security Certificate attesting to the vessel's compliance with SOLAS security requirements and the ISPS Code. Our vessels are in compliance with the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Inspection by Classification Societies

Every oceangoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship's hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. At an owner's application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Vessels under five years of age can waive drydocking in order to increase available days and decrease capital expenditures, provided that the vessel is inspected underwater. Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the ship owner within prescribed time limits. The following table sets forth information regarding the next scheduled dry-dock for the existing vessels in the fleet and the estimated cost for each next scheduled dry-dock.

Vessel	Next Scheduled Dry-Dock	Estimated Cost

African Oryx	January 2011	$900,000
African Zebra	February 2011	$1,000,000
Bremen Max	June 2011	$1,000,000
Hamburg Max	June 2012	$1,000,000
Davakis G.	May 2011	$500,000
Delos Ranger	August 2011	$500,000
BET Commander*	August 2011	$1,200,000
BET Fighter*	September 2010	$1,200,000
BET Prince*	May 2010	$1,200,000
BET Scouter*	April 2010	$1,200,000
BET Intruder*	March 2011	$1,000,000

*	Vessels owned by BET.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies, or IACS. All our vessels that we have purchased and may agree to purchase in the future must be certified as being "in class" prior to their delivery under our standard purchase contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel. We have all of our vessels, and intend to have all vessels that we acquire in the future, classed by IACS members.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market. While we believe that our insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance

We maintain marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for all of its vessels. The vessels are covered up to at least fair market value, with deductibles in amounts of approximately $100,000 to $172,500.

We arrange, as necessary, increased value insurance for its vessels. With the increased value insurance, in case of total loss of the vessel, Seanergy will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable in full by the hull and machinery policies by reason of under insurance. We expect to maintain delay cover insurance for certain of our vessels. Delay cover insurance covers business interruptions that result in the loss of use of a vessel.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which cover our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations.

Our protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each of Seanergy's vessels entered with P&I Associations of the International Group. Under the International Group reinsurance program, each P&I club in the International Group is responsible for the first $7.0 million of every claim. In every claim the amount in excess of $7.0 million and up to $50.0 million is shared by the clubs under a pooling agreement. In every claim the amount in excess of $50.0 million is reinsured by the International Group under the general excess of loss reinsurance contract. This policy currently provides an additional $3.0 billion of coverage. Claims which exceed this amount are pooled by way of "overspill" calls. As a member of a P&I Association, which is a member of the International Group, Seanergy is subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group. The P&I Associations' policy year commences on February 20th. Calls are levied by means of estimated total costs, or ETC, and the amount of the final installment of the ETC varies according to the actual total premium ultimately required by the club for a particular policy year. Members have a liability to pay supplementary calls which might be levied by the board of directors of the club if the ETC is insufficient to cover amounts paid out by the club.

Legal Proceedings

We are not currently a party to any material lawsuit that, if adversely determined, would have a material adverse effect on our financial position, results of operations or liquidity.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages and positions of our current directors and executive officers:

Name	Age	Position	Class
Georgios Koutsolioutsos	40	Chairman of the Board of Directors	C
Dale Ploughman	62	Chief Executive Officer and Director	B
Christina Anagnostara	38	Chief Financial Officer and Director	B
Alexios Komninos	44	Director	B
Kostas Koutsoubelis	55	Director	C
Elias Culucundis	66	Director	A
George Taniskidis	48	Director	A
Kyriakos Dermatis	62	Director	C
Dimitris Panagiotopoulos	49	Director	A
George Tsimpis	63	Director	B
Dimitris Anagnostopoulos	62	Director	A

The business address of each of our directors and executive officers listed below is 1-3 Patriarchou Grigoriou; 166 74 Glyfada; Athens, Greece. Biographical information with respect to each of our directors and executive officers is set forth below.

Georgios Koutsolioutsos has served as sole Chairman of our board of directors since May 20, 2008. From our inception to May 19, 2008, Mr. Koutsolioutsos served as our president and co-chairman of the board of directors. Mr. Koutsolioutsos has significant experience in the management and operations of public companies. He began his career at Folli Follie S.A. (ATSE: FOLLI) in 1992. Folli Follie is an international company with a multinational luxury goods brand and over three hundred points of sale (POS). Mr. Koutsolioutsos is currently the vice-president and an executive member of the board of directors. In 1999, Mr. Koutsolioutsos became a member of the board of directors of Hellenic Duty Free Shops S.A. ("HDFS" (ATSE: HDF)) and subsequently, as of May 2006, became the chairman of the board of directors. HDFS is the exclusive duty-free operator in Greece. In 2003, Mr. Koutsolioutsos was awarded Manager of the Year in Greece. Mr. Georgios Koutsolioutsos received his B.Sc. in business and marketing from the University of Hartford, Connecticut. He is fluent in five languages.

Dale Ploughman has served as a member of our board of directors and our chief executive officer since May 20, 2008. He has over 45 years of shipping industry experience. Since 1999, Mr. Ploughman has been the chairman of South African Marine Corporation (Pty) Ltd., a dry bulk shipping company based in South Africa and affiliate to members of the Restis family, and the chairman of the Bahamas Ship Owners Association. In addition, Mr. Ploughman has served as president, chief executive officer and a director of Golden Energy Marine Corp. since February 2005. Mr. Ploughman also serves as president and chief executive officer of numerous private shipping companies controlled by members of the Restis family. From 1989 to 1999, Mr. Ploughman was the president of Great White Fleet, a fleet owned by Chiquita Brands International Inc., which was one of the largest shipping carriers to and from Central America. Mr. Ploughman has previously worked as president and chief executive officer of Lauritzen Reefers A.S., a shipping company based in Denmark, the managing director of Dammers and Vander Hiede Shipping and Trading Inc., a shipping company based in the Netherlands and as the chairman of Mackay Shipping, a shipping company based in New Zealand. He holds degrees in Business Administration and Personnel Management and Master's level Sea Certificates and was educated at the Thames Nautical Training College, HMS Worcester.

Christina Anagnostara has served as our chief financial officer since November 17, 2008. Prior to joining us, she served as chief financial officer and a board member for Global Oceanic Carriers Ltd, a dry bulk shipping company listed on the Alternative Investment Market of the London Stock Exchange, or AIM, since February 2007. Between 1999 and 2006, she was a senior manager at EFG Audit & Consulting Services, the auditors of the Geneva-based EFG Group, an international banking group specializing in global private banking and asset management. Prior to EFG Group, she worked from 1998 to 1999 in the internal audit group of Eurobank EFG, a bank with a leading position in Greece; and between 1995 and 1998 as a senior auditor at Ernst & Young Hellas, SA, Greece, the international auditing firm. Ms. Anagnostara studied Economics in Athens and has been a Certified Chartered Accountant since 2002.

Alexios Komninos has been a member of our board of directors since our inception and was our chief financial officer from our inception through November 16, 2008. Since 1991, he has been a major shareholder and chief operating officer of N. Komninos Securities SA, one of the oldest members of the Athens Stock Exchange and member of the Athens Derivatives Exchange. He has been involved in more than twenty successful initial public offerings and secondary offerings of companies listed on the Athens Stock Exchange, including Rokkas Energy S.A. (ATSE: ROKKA), a windmill parks company, Folli Follie S.A. (ATSE: FOLLI), a luxury goods company, Flexopack S.A. (ATSE: FLEXO), a packaging company, Eurobrokers S.A. (ATSE: EUBRK), an insurance broking company, and Edrasi S.A. (ATSE: EDRA), a specialized construction company. Mr. Komninos is primarily engaged in the business of securities portfolio management. Throughout 2004 and 2005, he was a financial adviser to Capital Maritime & Trading Corp. Mr. Komninos also advises numerous other public companies in Greece on capital restructuring, mergers and acquisitions and buy-out projects. Mr. Komninos received his B.Sc. in economics from the University of Sussex in the United Kingdom and his M.Sc. in Shipping Trade and Finance from the City University Business School in London.

Kostas Koutsoubelis has been a member of our board of directors since May 20, 2008. Mr. Koutsoubelis is the group financial director of the Restis group of companies and also the chief financial officer and secretary of Golden Energy Marine Corp. Furthermore, he is a member of the board of the directors of the following public listed companies: FreeSeas Inc., Hellenic Seaways S.A., FG Europe, Imperio Argo Group A.M.E. as well as in the following private companies: First Business Bank, South African Marine Corp. and Swissmarine Corporation Ltd. Before joining the Restis group he served as head of shipping of Credit Lyonnais, Greece. After graduating from St. Louis University, St. Louis, Missouri, he held various positions in Mobil Oil Hellas S.A. and after his departure he joined International Reefer Services, S.A., a major shipping company, as financial director. He is a governor in the Propeller Club — Port of Piraeus and member of the Board of the Association of Banking and Financial Executives of Hellenic Shipping.

Elias Culucundis has been a member of our board of directors since our inception. Since 2002, Mr. Culucundis has been a member of the board of directors of Folli Follie S.A. and since 2006 an executive member of the board of directors of Hellenic Duty Free Shops S.A. Since 1999, Mr. Culucundis has been president, chief executive officer and director of Equity Shipping Company Ltd., a company specializing in starting, managing and operating commercial and technical shipping projects. Additionally, from 1996 to 2000, he was a director of Kassian Maritime Shipping Agency Ltd., a vessel management company operating a fleet of ten bulk carriers. During this time, Mr. Culucundis was also a director of Point Clear Navigation Agency Ltd, a marine project company. From 1981 to 1995, Mr. Culucundis was a director of Kassos Maritime Enterprises Ltd., a company engaged in vessel management. While at Kassos, he was initially a technical director and eventually ascended to the position of chief executive officer, overseeing a large fleet of Panamax, Aframax and VLCC tankers, as well as overseeing new vessel building contracts, specifications and the construction of new vessels. From 1971 to 1980, Mr. Culucundis was a director and the chief executive officer of Off Shore Consultants Inc. and Naval Engineering Dynamics Ltd. Off Shore Consultants Inc. worked in FPSO (Floating Production, Storage and Offloading vessel, "FPSO") design and construction and responsible for the technical and commercial supervision of a pentagon-type drilling rig utilized by Royal Dutch Shell plc. Seven FPSO's were designed and constructed that were subsequently utilized by Pertamina, ARCO, Total and Elf-Aquitaine. Naval Engineering Dynamics Ltd. was responsible for purchasing, re-building and operating vessels that had suffered major damage. From 1966 to 1971, Mr. Culucundis was employed as a Naval Architect for A.G. Pappadakis Co. Ltd., London, responsible for tanker and bulk carrier new buildings and supervising the technical operation of our fleet. He is a graduate of Kings College, Durham University, Great Britain, with a degree in Naval Architecture and Shipbuilding. He is a member of several industry organizations, including the Council of the Union of Greek Shipowners and American Bureau of Shipping. Mr. Culucundis is a fellow of the Royal Institute of Naval Architects and a Chartered Engineer.

George Taniskidis is the chairman and managing director of Millennium Bank, a position he had held since 2002. Mr. Taniskidis is a member of the board of directors of Euroseas Limited, a shipping company, where he has served since 2005. He is also a member of the board of directors of Millennium Bank, Turkey and a member of the board of directors of the Hellenic Banks Association. From 2003 until 2005, he was a member of the board of directors of Visa International Europe, elected by the Visa issuing banks of Cyprus, Malta, Portugal, Israel and Greece.

From 1990 to 1998, Mr. Taniskidis worked at XIOSBANK (until its acquisition by Piraeus Bank in 1998) in various positions, with responsibility for the bank's credit strategy and network. Mr. Taniskidis studied law at the National University of Athens and at the University of Pennsylvania Law School, where he received an LL.M. After law school, he joined the law firm of Rogers & Wells in New York, where he worked from 1986 until 1989 and was also a member of the New York State Bar Association. He is a member of the Young Presidents Organization.

Kyriakos Dermatis has extensive experience in brokering and negotiating the sale and acquisition of commercial vessels, chartering, ship management and operations. He founded and became president of Intermodal Shipbrokers Co., a ship brokering company involved in ship sale and purchase, new building contracting and special project activities. Mr. Dermatis began his career in October 1965 as a deck apprentice on seagoing tankers vessels. He quickly climbed up to Chief mate with various shipping companies and ships until 1975 when he moved on shore and continued his career as a shipbroker with Thenamaris SA in July 1976. Later he joined "Balkanfracht Hamburg" as a shipbroker for approximately a year. He returned to Greece in October 1978 and joined "Balkanfracht Piraeus" as Senior Dry Cargo Broker. In 1976, he moved to "A. Bacolitsas S.A." — a shipowning company, operating a fleet of 18 ships of several types and sizes, as chartering manager and was soon promoted to General Manager of the subject company where he stayed until April 1983. From April 1983 until September 1983, he was chartering Director in Greece for European Navigation Fleet. In January 1985, he established "Intermodal Shipmanagement Inc.," a company specializing in the sale and purchase of ships, tanker chartering, management of small tankers and other more specialized projects. In 1992, the company was renamed "Intermodal Shipbrokers Co." In 2003, Mr. Dermatis moved the company's headquarters in North Athens and in 2005 he established a branch office in Shanghai, China in order to support the constantly rising new building activity. Since 2004, Intermodal has negotiated contracts for more than 120 ships in China and 6 Prototype RoRo-tankers in Romania for major Greek, as well as UAE, Argentinean, Malaysian and Italian, shipowners. Kyriakos Dermatis remains an active board member of The Hellenic Shipbrokers Association, a member of the Mediterranean committee of China Classification Society, a member of Shell Marine panel as an external professional advisor to Shell for the past 20 years, and a member of marine club. Mr. Kyriakos Dermatis graduated from the University of Piraeus in March, 1973 by obtaining a B.Sc. in Economics and he attended the London School of Foreign Trade based in London from 1974-1975 where he obtained a diploma in Shipping Business. Then he completed the Post Graduate Diploma in Port & Shipping Administration in 1976 from the University of Wales with recommendation. In 1984, he received an MSC in maritime studies from Cardiff University.

Dimitrios Panagiotopoulos is the head of shipping and corporate banking of Proton Bank, a Greek private bank, where he has served since April 2004. From January 1997 to March 2004, he served as deputy head of the Greek shipping desk of BNP Paribas and before that for four years as senior officer of the shipping department of Credit Lyonnais Greece. From 1990 to 1993, he worked as chief accountant in Ionia Management, a Greek shipping company. He also served his obligatory military duty as an officer of the Greek Special Forces and today is a captain of the reserves of the Hellenic Army.

George Tsimpis served as shipping advisor at BNP Paribas, Greece, from 2006 through 2007, upon retiring as Head of the Greek Shipping Desk from BNP Paribas in 2006, a position he had held since 1992. From 1986 to 1992, Mr. Tsimpis served as chief financial officer of Pirelli Tyres. From 1978 to 1986, Mr. Tsimpis was Delegate Manager and Treasurer at Bank of America, Greece. Mr. Tsimpis joined Citibank, Greece in 1971, where he served as chief trader from 1974 to 1978. Mr. Tsimpis holds a Bachelor of Arts Degree in Economics from the University of Piraeus.

Dimitris Anagnostopoulos has over forty years of experience in shipping and ship finance. His career began in the 1970's at Athens University of Economics followed by four years with the Onassis Group in Monaco. Mr. Anagnostopoulos also held various posts at the National Investment Bank of Industrial Development (ETEBA), Continental Illinois National Bank of Chicago, Greyhound Corporation, and with ABN AMRO, where he has spent nearly two decades with the Bank, holding positions of Senior Vice-President and Head of Shipping. Mr. Anagnostopoulos has been a speaker and panelist in various shipping conferences in Europe, and a regular guest lecturer at the City University Cass Business School in London and the Erasmus University in Rotterdam. He is a member (and ex vice chairman) of the Association of Banking and Financial Executives of Greek Shipping. He was recently named by the Lloyd's Organization as Shipping Financier of the Year for 2008.

On November 30, 2009, we announced the resignations of Messrs. Ioannis Tsigkounakis and Alexander Papageorgiou from our board. As a result of such resignations, there are currently two vacancies of our board of directors.

Voting Agreement

Pursuant to the Voting Agreement, our board of directors is required to consist of 13 persons. Until May 20, 2010, when the voting agreement expires, the Restis affiliate shareholders, on the one hand, and the founding shareholders, on the other hand, have agreed to vote or cause to be voted certain shares they own or control in Seanergy so as to cause (i) six people named by the Restis affiliate shareholders to be elected to our board of directors, (ii) six people named by the founding shareholders to be elected to our board of directors, and (iii) one person jointly selected by the Restis affiliate shareholders and the founding shareholders to be elected to our board of directors.

The six members of our board of directors designated by each of the Restis affiliate shareholders and the founding shareholders will be divided as equally as possible among Class A, Class B and Class C directors. The six members of our board of directors designated by each of the Restis affiliate shareholders, on the one hand, and the founding shareholders, on the other hand, will include at least three "independent" directors, as defined in the rules of the Commission and the rules of the NASDAQ Global Market.

Any director may be removed from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director, and a director so removed shall be replaced by a nominee selected by the shareholder group entitled to designate such director. Vacancies on the board of directors shall also be filled by the shareholder group entitled to name the director whose resignation or removal led to the occurrence of the vacancy.

In addition, pursuant to the Voting Agreement, our board of directors established a shipping committee consisting of three directors to consider and vote upon all matters involving shipping and vessel finance. The Voting Agreement requires that our board of directors appoint selected nominees as described above and that the board of directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal has caused the vacancy.

With respect to our officers, the parties agreed that Messrs. Dale Ploughman and Georgios Koutsolioutsos will serve as chief executive officer and chairman of the board of directors, respectively. If Mr. Ploughman is unable or unwilling to serve in such position, the Restis affiliate shareholders shall have the right to appoint his replacement.

The Voting Agreement terminates on May 20, 2010, provided that the Restis affiliate shareholders and the founding shareholders may terminate the Voting Agreement prior to such date if the other shareholder group at any time owns less than 50% of the shares subject to the Voting Agreement.

Board Committees

Our board of directors has an audit committee, a compensation committee, a nominating committee and a shipping committee. Our board of directors has adopted a charter for each of these committees.

Audit Committee

Our audit committee consists of Messrs. Dimitris Anagnostopoulos, Dimitrios Panagiotopoulos and George Tsimpis, each of whom is an independent director. Mr. Dimitrios Panagiotopoulos has been designated the "Audit Committee Financial Expert" under the Commission's rules and the current listing standards of the NASDAQ Marketplace Rules.

The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee under the NASDAQ Marketplace Rules and the Commission). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.

Compensation Committee

Our compensation committee consists of Messrs. Kyriakos Dermatis, George Taniskidis and George Tsimpis, each of whom is an independent director. The compensation committee reviews and approves the compensation of our executive officers.

Nominating Committee

Our nominating committee consists of Messrs. Elias Culucundis, Dimitrios Panagiotopoulos and George Tsimpis, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors, subject to the terms of the Voting Agreement.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that the Restis family board appointees bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee is comprised of three directors. In accordance with the Voting Agreement, the Master Agreement and our by-laws, two of the directors are nominated by the Restis affiliate shareholders and one of the directors is nominated by Seanergy Maritime's founding shareholders. The initial members of the shipping committee are Messrs. Dale Ploughman and Kostas Koutsoubelis, who are the Restis affiliate shareholders' nominees, and Mr. Elias Culucundis, who is the founding shareholders' nominee. The Voting Agreement further requires that the directors appoint the selected nominees and that the directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal caused the vacancy.

In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less that 80% of our board of directors. In addition, the duties of our chief executive officer, which is currently Mr. Ploughman, may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. The purpose of this provision is to ensure that we will cause each of its shipping-related subsidiaries to have a board of directors with members that are identical to the shipping committee. In addition to these agreements, we have amended certain provisions in its articles of incorporation and by-laws to incorporate these requirements. As a result of these various provisions, in general, all shipping- related decisions will be made by the Restis family appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.

The members of the shipping committee also serve as our appointees to the BET board of directors.

Director Independence

Our securities are listed on the NASDAQ Global Market and we are exempt from certain Nasdaq listing requirements including the requirement that our board be composed of a majority of independent directors. The board of directors has evaluated whether each of Messrs. Dimitris Anagnostopoulos, Elias M. Culucundis, Kyriakos Dermatis, Dimitrios N. Panagiotopoulos, George Taniskidis, and George Tsimpis is an "independent director" within the meaning of the listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the NASDAQ requirements, the board of directors made a subjective determination as to each of Messrs. Elias M. Culucundis,

Kyriakos Dermatis, Dimitrios N. Panagiotopoulos, George Taniskidis, and George Tsimpis that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. In making this determination, the board of directors reviewed and discussed information provided by each of Messrs. Dimitris Anagnostopoulos, Elias M. Culucundis, Kyriakos Dermatis, Dimitrios N. Panagiotopoulos, George Taniskidis, and George Tsimpis with regard to his business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our board of directors has determined that each of Messrs. Dimitris Anagnostopoulos, Elias M. Culucundis, Kyriakos Dermatis, Dimitrios N. Panagiotopoulos, George Taniskidis, and George Tsimpis is "independent" within the meaning of such rules. Our independent directors will meet in executive session as often as necessary to fulfill their duties, but no less frequently than annually.

Our by-laws provide that transactions must be approved by a majority of our independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the NASDAQ Marketplace Rules.

Compensation of Directors and Executive Officers

For the period ended December 31, 2009, our executive officers and directors received compensation of $1.3 million. Our executive officers are employed by us pursuant to employment and consulting contracts as more fully described below. The contracts do not provide for benefits upon termination of employment, except that our CEO will receive 12 months salary if he is terminated without cause or resigns for "good reason," as defined in his contract.

All the members of the Board of Directors receive fees of $40,000 per year each. In addition, the three members of the Shipping Committee receive additional fees of $60,000 per year each. The amounts for the years ended December 31, 2009 and 2008 totaled $684,000 and $321,000, respectively.

Employment Agreements

We have entered into an employment agreement with our Chief Executive Officer, pursuant to which he receives an annual base salary of $400,000. His salary may be increased upon approval by the Compensation Committee. In addition, on January 4, 2010, our Compensation Committee approved a cash bonus of $400,000 for services rendered during 2009. The employment agreement expires in November 2012 and may be renewed for successive one-year terms. Seanergy Management entered into an employment agreement in March 2009 with its Chief Executive Officer. The total net annual remuneration amounts to Euro 30,800 subject to any increases made from time to time by the compensation committee. This amount forms part of the annual base salary described above.

On December 15, 2008, Seanergy Management entered into an agreement with CKA Company S.A., a Marshall Islands corporation. CKA Company S.A. is beneficially owned by our Chief Financial Officer. Under the agreement, CKA Company S.A. provides the services of the individual who serves as our Chief Financial Officer. The agreement provides for the payment of $220,000 per annum, payable monthly on the last working day of every month in twelve installments and is subject to increases as approved by the Compensation Committee. In addition, on January 4, 2010, our Compensation Committee approved a cash bonus of $250,000 for services rendered during 2009. In addition, Seanergy Management has entered into an employment agreement with our Chief Financial Officer. The total net annual remuneration amounts to Euro 23,800 subject to any increases made from time to time by Compensation Committee. Our Chief Financial Officer's contracts are indefinite but may be terminated on 6-months notice.

TAXATION

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to the Units. This discussion does not purport to deal with the tax consequences of owning Units to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the Company's common shares, may be subject to special rules. This discussion deals only with holders who purchase Units in connection with this offering and hold the Units (or the common stock or warrants) as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of Units.

Marshall Islands Tax Considerations

In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of the Company's activities to the Company and holders of Units. The Company is incorporated in the Marshall Islands. Under current Marshall Islands law, the Company is not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by the Company to its shareholders.

United States Taxation

The following discussion is based upon the provisions of the Code, existing and proposed U.S. Treasury Department regulations, administrative rulings, pronouncements and judicial decisions, all as of the date hereof.  This discussion assumes that the Company does not have an office or other fixed place of business in the United States. Unless the context otherwise requires, the reference to Company below shall be meant to refer to both the Company and its vessel owning and operating subsidiaries.

Taxation of the Company's Shipping Income: In General

The Company anticipates that it will derive substantially all of its gross income from the use and operation of vessels in international commerce and that this income will principally consist of freights from the transportation of cargoes, hire or lease from time or voyage charters and the performance of services directly related thereto, which the Company refers to as "shipping income."

Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. The Company is not permitted by law to engage in transportation that gives rise to 100% U.S. source income. Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to U.S. federal income tax.

Based upon the Company's anticipated shipping operations, the Company's vessels will operate in various parts of the world, including to or from U.S. ports. Unless exempt from U.S. taxation under Section 883 of the Code, the Company will be subject to U.S. federal income taxation, in the manner discussed below, to the extent its shipping income is considered derived from sources within the United States.

Application of Code Section 883

Under Section 883 of the Code and the final Treasury Regulations promulgated thereunder, or the final regulations, a foreign corporation will be exempt from U.S. federal income taxation on its U.S.-source shipping income if:

(1)
it is organized in a qualified foreign country which, as defined, is one that grants an "equivalent exemption" to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883 and to which we refer to as the "Country of Organization Test"; and

(2) either

(A)
more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders which as defined includes individuals who are "residents" of a qualified foreign country which we refer to as the "50% Ownership Test," or

(B)
its stock, or that of its 100% parent, is "primarily and regularly traded on an established securities market" in a qualified foreign country or in the U.S., which we refer to as the "Publicly-Traded Test."

The Republic of the Marshall Islands and the British Virgin Islands, the jurisdictions where the Company and its vessel-owning subsidiaries are incorporated, each has been officially recognized by the IRS as a qualified foreign country that grants the requisite equivalent exemption from tax in respect of each category of shipping income we and our subsidiaries earn and currently expect to earn in the future. Therefore, the Company and each of its wholly-owned subsidiaries will be exempt from U.S. federal income taxation with respect to its U.S.-source shipping income if it satisfies either the 50% Ownership Test or the Publicly-Traded Test.  The Company does not believe that it is able to satisfy the 50% Ownership Test due to the widely-held ownership of its stock.  The Company's ability and that of its subsidiaries to qualify for exemption under Section 883 is solely dependent upon satisfaction of the Publicly-Traded Test as discussed below.

The final regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. The Company's common stock, which is its sole class of issued and outstanding stock, is "primarily traded" on the NASDAQ Global Market.

Under the final regulations, the Company's common stock will be considered to be "regularly traded" on an established securities market if one or more classes of the Company's stock representing more than 50% of the Company's outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, will be listed on the market, which we refer to as the listing threshold. Since the Company's common stock is listed on the NASDAQ Global Market, it satisfies the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year.  The Company did not satisfy the trading volume test during 2009 and may not be treated as having satisfied the trading frequency test during 2009, but expects to satisfy both of these tests in 2010.  Even though the Company did not satisfy the trading volume test in 2009, the final regulations under Section 883 provide that the trading frequency and trading volume tests will be deemed satisfied if, as is the case with the Company's common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.  Therefore, the Company intends to take the position that it satisfied the trading frequency and trading volume tests during 2009.

Notwithstanding the foregoing, the final regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the issued and outstanding shares of such class of stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of stock, which we refer to as the "5 Percent Override Rule."

For purposes of being able to determine the persons who own 5% or more of the Company's common stock, or 5% Shareholders, the final regulations permit the Company to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in the Company's common stock. The final regulations further provide that an investment company identified on a Commission Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

After this offering, the Company should not be subject to the 5% Override Rule. However, if the Company's 5% Shareholders were to come to own a majority of its common stock on more than half the days of the taxable year, then the Company will be subject to the 5% Override Rule unless it can establish that among the closely-held group of 5% Shareholders, there are sufficient 5% Shareholders that are qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in the closely-held group from owning 50% or more of the Company's common stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Shareholders that are qualified shareholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified shareholders. United Capital Investments Corp. is expected to own approximately 49.3% of the Company's common stock following this offering. The Company believes that each of the beneficial owners of United Capital Investments Corp. is a resident of Greece within the meaning of the Section 883 regulations.  If necessary, the Company believes that could obtain the certifications necessary from such beneficial owners to substantiate their identity as qualified shareholders. However, it should be noted these requirements are onerous and there can be no assurance that the Company will be able to satisfy them.

Taxation in Absence of Internal Revenue Code Section 883 Exemption

To the extent the benefits of Section 883 are unavailable with respect to any item of U.S. source shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, the Company and each of its subsidiaries would be subject to a 4% tax imposed on such income by Section 887 of the Code on a gross basis, without the benefit of deductions, which we refer to as the "4% Tax". Since under the sourcing rules described above, no more than 50% of the Company's shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on the Company's shipping income would never exceed 2% under the 4% Tax.

To the extent the benefits of the Section 883 exemption are unavailable and the Company's U.S.-source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, the Company may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

The Company's U.S.-source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

•	the Company has, or is considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•
substantially all of its U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

The Company does not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of the Company's shipping operations and other activities, the Company believes that none of its U.S.-source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

United States Federal Income Taxation of the BET Fleet

On August 12, 2009, the Company acquired a 50% controlling interest in BET from Constellation. During the course of Mineral Transport's joint venture with Constellation and its parent corporation, Constellation Energy Group, Inc., for the operation of the BET fleet, BET failed to timely file an election to be treated as a disregarded entity for US tax purposes, which is commonly referred to as a "check-the-box" election. Without this check-the-box election, the U.S.-source shipping income of each ship-owning corporation in the BET fleet will be subject to the 4% Tax on its U.S.-source shipping income for the 2008 and 2009 tax years since the ship-owning corporations cannot otherwise qualify for Section 883 relief under the Section 883 regulations.

Subsequent to the acquisition, BET applied for and obtained the IRS's permission to make a check-the-box election after the fact as if the check-the-box election was made at the formation of BET. As a result of obtaining this ruling from the IRS, we believe that the BET Fleet qualified for tax exemption for the 2008 and 2009 tax years and should continue to qualify for such exemption in future years.

Gain on Sale of Vessels.

Regardless of whether the Company qualifies for exemption under Section 883, the Company will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles.  In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States.  It is expected that any sale of a vessel by the Company will be considered to occur outside of the United States.

Taxation of U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder, as defined below, with respect to the Company's Units (including the common shares and warrants). This discussion does not purport to deal with the tax consequences of owning Units to all categories of investors, some of which may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of Units (including common shares or warrants).

As used herein, the term "U.S. Holder" means a beneficial owner of Units (or common shares or warrants)that (i) is a U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust and (ii) owns the Units (or common shares or warrants) as a capital asset, generally, for investment purposes.

If a partnership holds Units (or common shares or warrants), the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding Units (or common shares or warrants), you are encouraged to consult your own tax advisor on this issue.

Allocation of Purchase Price

For U.S. federal income tax purposes, the amount of cash paid for a Unit must be allocated between the common shares and warrants comprising the Unit on the basis of their relative fair market values. The allocation of the purchase price of the Units is relevant to the timing and manner of inclusion of income with respect to the common shares as discussed below.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by the Company with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of the Company's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company's earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because the Company is not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from the Company.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholders at preferential U.S. federal income tax rates (currently through 2010) provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NASDAQ Global Market on which the common shares are listed); (2) the Company is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which the Company does not believe it is, has been or will be); and (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend.

Legislation has been previously introduced in the U.S. Congress which, if enacted in its present form, would preclude the dividends paid by the Company from qualifying for such preferential rates prospectively from the date of the enactment. Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder. Further, in the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on January 1, 2011 or later will be taxed at ordinary graduated tax rates.

Special rules may apply to any ''extraordinary dividend''—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by the Company. If the Company pays an "extraordinary dividend" on its common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming the Company does not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the Company's common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Exercise or Sale, Retirement or Other Taxable Disposition of Warrants

Neither the Company nor a U.S. Holder of a warrant will recognize gain or loss as a result of the U.S. Holder's receipt of common shares upon exercise of a warrant. A U.S. Holder's adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the U.S. Holder's adjusted tax basis in the warrant exercised plus (ii) the amount of the exercise price for the warrant.  If the warrants lapse without exercise, a U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder's adjusted tax basis in the warrants. A U.S. Holder's holding period for common shares received upon exercise of a warrant will commence on the date the warrant is exercised.

Upon the sale, retirement or other taxable disposition of a warrant (other than an exercise of the warrant in exchange for common shares), a U.S. Holder will generally recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor and the U.S. Holder's tax basis in the warrant. Any such gain or loss recognized by a holder upon the sale, retirement or other taxable disposition of a warrant will be capital gain or loss and will be long-term capital gain or loss if the warrant has been held for more than one year.

The exercise price of a warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a warrant in the fully diluted common stock without proportionate adjustments to the holders of our common stock, U.S. Holder of the warrant s may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC, for U.S. federal income tax purposes. In general, the Company will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held the Company's common shares, either:

•
at least 75% of the Company's gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether the Company is a PFIC, the Company will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock (including, for example, BET). Income earned, or deemed earned, by the Company in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless the Company is treated under specific rules as deriving its rental income in the active conduct of a trade or business.

Based on the Company's current operations and future projections, the Company does not believe that it is, nor does it expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, the Company's belief is based principally on the position that, for purposes of determining whether the Company is a PFIC, the gross income the Company derives or is deemed to derive from the time chartering and voyage chartering activities of its wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, the Company believes that such income does not constitute passive income, and the assets that the Company or its wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether the Company is a PFIC.  The Company believes there is substantial legal authority supporting its position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes.  It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although the Company intends to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of its operations will not change in the future.

As discussed more fully below, if the Company were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat the Company as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to the common shares, as discussed below.  In addition, if the Company were to be treated as a PFIC for any taxable year after 2010, a U.S. Holder would be required to file an annual report with the IRS for that year with respect to such holder's common stock.

If the Company is treated as a PFIC for U.S. federal income tax purposes, then a U.S. Holder of warrants would be subject to the PFIC rules with respect to his ownership of the warrants.  It should be noted that a U.S. Holder of a warrant will not be permitted to make a QEF election or a mark-to-market election with respect to the warrants.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of the Company's ordinary earnings and its net capital gain, if any, for the Company's taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from the Company by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares.  A U.S. Holder may not make a QEF election with respect to its ownership of a warrant.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

Alternatively, if the Company were to be treated as a PFIC for any taxable year and, as anticipated, the common shares is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to the Company's common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.  A U.S. Holder may not make a mark-to-market election with respect to its ownership of warrants.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if the Company were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom is referred to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of the common shares or warrants. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common shares or warrants;

•	the amount allocated to the current taxable year and any taxable years before the Company became a PFIC would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of the common shares or warrants.  If a Non-Electing Holder who is an individual dies while owning the common shares or warrants, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

U.S. Federal Income Taxation of "Non-U.S. Holders"

A beneficial owner of common shares or warrants that is not a U.S. Holder (other than a partnership) is referred to herein as a "Non-U.S. Holder."

Dividends on Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares or Warrants

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares or warrants, unless:

•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common shares and warrants, including dividends and the gain from the sale, exchange or other disposition of the shares that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder will not recognize any gain or loss on the exercise or lapse of the warrants.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to a holder will be subject to information reporting requirements. Such payments will also be subject to "backup withholding" if paid to a non-corporate U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that he has failed to report all interest or dividends required to be shown on his federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

If a holder sells his common shares or warrants to or through a U.S. office or broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the holder establishes an exemption. If a holder sells his common shares or warrants through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the holder outside the United States then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, including a payment made to a holder outside the United States, if the holder sells his common shares or warrants through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States.

Backup withholding is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed the taxpayer's income tax liability by filing a refund claim with the IRS.

RELATED PARTY TRANSACTIONS

Master Agreement

On August 26, 2008, shareholders of Seanergy Maritime approved a proposal to acquire six dry bulk carriers from six individual sellers controlled by members of the Restis family, including two newly built vessels. This acquisition was made pursuant to the Master Agreement and the several MOAs in which Seanergy agreed to purchase these vessels for an aggregate purchase price of (i) $367.0 million in cash to the sellers, (ii) $28,250,000 in the form of the Note, which was convertible into 2,260,000 shares of Seanergy's common stock, issued to the Restis affiliate shareholders as nominees for the sellers, and (iii) up to an aggregate of 4,308,075 shares of common stock of Seanergy issued to the Restis affiliate shareholders as nominees for the sellers, subject to our meeting an EBITDA target of $72.0 million to be earned between October 1, 2008 and September 30, 2009, which target was achieved and the additional consideration was recorded as an increase in goodwill of $17.3 million, equal to the fair value of the 4,308,075 shares. On August 19, 2009, in connection with an amendment to the Note to reduce the conversion price, the holders of the Note converted it to 6,585,868 shares of our common stock. The Restis affiliate shareholders, United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding Inc., and the sellers are owned and controlled by the following members of the Restis family: Victor Restis, Bella Restis, Katia Restis and Claudia Restis. The Restis affiliate shareholders are four personal investment companies. Each company is controlled by one of these four individuals. Each seller is a single purpose entity organized for the purpose of owning and operating one of the six dry bulk carriers sold pursuant to the terms of the Master Agreement and the individual related MOA. Following the sale of the vessels under the Master Agreement and related MOAs, the sellers have had no further operations. The Restis affiliate shareholders purchased shares of Seanergy's common stock from two of our original founders, Messrs. Panagiotis and Simon Zafet, and were the nominees of the sellers for purposes of receiving payments under the Note and the common shares we issued upon meeting the EBITDA target described above. The Restis affiliate shareholders do not have any direct participation in our operations as they are not officers, directors or employees of Seanergy Maritime or Seanergy. Pursuant to the terms of the Voting Agreement, the Restis affiliate shareholders have the right to nominate members to the Board of Directors and to appoint officers as described more fully below.

The Master Agreement also provided that Seanergy Maritime and Seanergy cause their respective officers to resign as officers, other than Messrs. Ploughman and Koutsolioutsos, and the Restis affiliate shareholders have the right to appoint such other officers as they deem appropriate in their discretion. The Master Agreement also required that directors resign and be appointed so as to give effect to the Voting Agreement. Pursuant to the Master Agreement, Seanergy Maritime and Seanergy also established shipping committees of three directors and delegated to them the exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. Messrs. Ploughman, Koutsoubelis and Culucundis were appointed to such committees. See "Our Business – Shipping Committee." In addition, in connection with the Master Agreement, Seanergy entered into the Management Agreement and the Brokerage Agreement, whereby Seanergy agreed to outsource the management and commercial brokerage of its fleet to affiliates of the Restis family.

Registration Rights

Pursuant to a Registration Rights Agreement, no later than thirty days from the effective date of the dissolution and liquidation of Seanergy Maritime, we were obligated to file a registration statement with the Commission registering the resale of the 5,500,000 common shares in the aggregate owned by Seanergy Maritime's founding shareholders and the Restis affiliate shareholders, 16,016,667 common share purchase warrants that were issued in a private transaction, to which we refer as the Insider Warrants, and the 16,016,667 common shares underlying the Insider Warrants. In addition, we agreed to register for resale in such registration statement an aggregate of 6,568,075 common shares, consisting of the 4,308,075 common shares issued to the Restis affiliate shareholders upon achievement of the earnings targets and the 2,260,000 common shares originally issuable upon conversion of the Note. We filed such registration statement, to which we refer as the original resale registration statement, with the Commission (File No. 333-157270) and it was declared effective on February 19, 2009. The 5,500,000 shares were in escrow for a period of 12 months after the vessel acquisition and in September 2009, they were released by the escrow agent.

On August 28, 2009, in connection with the amendment to the Note, we filed a registration statement pursuant to Rule 462(b) promulgated under the Securities Act (File No. 333-161595), or the second resale registration statement, for the additional 4,325,868 common shares issued upon conversion of the Note, as amended. The securities we registered pursuant to the original resale registration statement and the second resale registration statement were again registered pursuant to a registration statement on Form F-3 we filed with the Commission on May 10, 2010 (File No. 333-166697), or the third resale registration statement. The holders of such securities are also entitled to certain "piggy-back" registration rights on registration statements filed subsequent to such date. Upon the Commission declaring the effectiveness of the third resale registration statement, we will as soon as practicable request the Commission to withdraw the original resale registration statement and the second resale registration statement.

Management of Our Fleet

We outsource the commercial brokerage and management of our fleet to companies that are affiliated with members of the Restis family. The commercial brokerage of our initial fleet of six vessels and the BET fleet has been contracted out to Safbulk. The management of our fleet has been contracted out to EST. These entities are controlled by members of the Restis family.

Management Agreement

Under the terms of the management agreement entered into by EST, as manager of all vessels owned by our subsidiaries, with Seanergy Management, and EST, as manager of all vessels owned by BET, and BET, EST performs certain duties that include general administrative and support services necessary for the operation and employment of all vessels owned by all subsidiaries of Seanergy and BET, including, without limitation, crewing and other technical management, insurance, freight management, accounting related to vessels, provisions, bunkering, operation and, subject to our instructions, sale and purchase of vessels.

Under the terms of the management agreement with Seanergy Management, EST was initially entitled to receive a daily fee of Euro 416 per vessel until December 31, 2008, which fee may thereafter be increased annually by an amount equal to the percentage change during the preceding period in the Harmonised Indices of Consumer Prices All Items for Greece published by Eurostat from time to time. Such fee is payable monthly in advance on the first business day of each following month. The fee has been increased to Euro 425 per vessel through December 31, 2009. Under the terms of the management agreement with BET, the management fee is also Euro 425 per vessel through December 31, 2009.  The management fee under both agreements has been increased to Euro 436 per vessel for the year 2010.

Brokerage Agreement

Under the terms of the brokerage agreements entered into by Safbulk Pty, as exclusive commercial broker, with Seanergy Management, for our initial fleet of six vessels, and Safbulk Maritime and BET for the BET fleet, Safbulk provides commercial brokerage services to our subsidiaries and the subsidiaries of BET, which include, among other things, seeking and negotiating employment for the vessels owned by the vessel-owning subsidiaries in accordance with the instructions of Seanergy Management and BET, as the case may be. Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. The brokerage agreement with Safbulk Pty is for a term of two years expiring in August 2010. The brokerage agreement with Safbulk Maritime is for a term of one year expiring in August 2010. Each brokerage agreement is automatically renewable for consecutive periods of one year, unless either party is provided with three months' written notice prior to the termination of such period.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that the Restis family board appointees bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee is comprised of three directors. In accordance with the Voting Agreement, the Master Agreement and our by-laws, two of the directors are nominated by the Restis affiliate shareholders and one of the directors is nominated by Seanergy Maritime's founding shareholders. The initial members of the shipping committee are Messrs. Dale Ploughman and Kostas Koutsoubelis, who are the Restis affiliate shareholders' nominees, and Mr. Elias M. Culucundis, who is the founding shareholders' nominee. The Voting Agreement further requires that the directors appoint the selected nominees and that the directors fill any vacancies on the shipping committee with nominees selected by the party that nominated the person whose resignation or removal caused the vacancy.

In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less that 80% of our board of directors. In addition, the duties of our chief executive officer, which is currently Mr. Ploughman, may not be altered without a similar vote. These duties include voting the shares of stock that Seanergy owns in its subsidiaries. The purpose of this provision is to ensure that we will cause each of its shipping-related subsidiaries to have a board of directors with members that are identical to the shipping committee. In addition to these agreements, we have amended certain provisions in its articles of incorporation and by-laws to incorporate these requirements. As a result of these various provisions, in general, all shipping-related decisions will be made by the Restis family appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.

The members of the shipping committee also serve as our appointees to the BET board of directors.

The Time Charters

In connection with our business combination, our relevant vessel-owning subsidiaries entered into time charter parties for all six vessels with SAMC, a company associated with members of the Restis family. Each charter party reflected rates for a period of 11 to 13 months as follows (inclusive of a total of 2.5% address and charter commission in favor of parties nominated by the sellers): (i) $30,000 per day for the African Oryx; (ii) $36,000 per day for the African Zebra; (iii) $60,000 per day for the Davakis G. (ex. Hull No. KA215); (iv) $60,000 per day for the Delos Ranger (ex. Hull No. KA216); (v) $65,000 per day for the Bremen Max; and (vi) $65,000 per day for the Hamburg Max, with some flexibility permitted with regard to the per vessel type charters secured by the sellers so long as the operating day and duration weighted average revenues are consistent with the foregoing. On July 24, 2009, SAMC and Seanergy executed addendums to the charter parties relating to the Bremen Max and the Hamburg Max pursuant to which the daily charter rate was reduced to $15,500 for each vessel and the charter period was extended for an additional 11-13 months commencing on July 27, 2009 and August 12, 2009, respectively.

Upon expiration of the current time charters for the BET Commander and the BET Prince in October 2009 and November 2009, respectively, pursuant to charter party agreements dated as of July 7, 2009, the BET Commander and the BET Prince will be chartered to SAMC at daily time charter rates of $24,000 and $25,000, respectively, for time charters expiring in December 2011 and January 2012, respectively.

Pursuant to time charter party agreements dated as of July 7, 2009, each of the BET Fighter, BET Scouter and the BET Intruder were chartered to SAMC at daily time charter rates of $25,000, $26,000 and $15,500, respectively, for charters expiring in September 2011, October 2011 and September 2011, respectively.

All time charter rates for the BET fleet are inclusive of a commission of 1.25% payable to Safbulk as commercial broker and 2.5% payable to SAMC as charterer.

SAMC is an affiliate of members of the Restis family. We believe the terms of the time charters with SAMC are at least as favorable to us as those we could have obtained from an unaffiliated third party.

Voting Agreement

We have entered into the Voting Agreement with the Restis affiliate shareholders and the founding shareholders whereby the Restis affiliate shareholders and the founding shareholders jointly nominate our board of directors. Pursuant to the Voting Agreement, our board of directors is required to consist of 13 persons. The Restis affiliate shareholders, on the one hand, and the founding shareholders on the other have agreed to vote or cause to be voted certain shares they own or control in Seanergy so as to cause (i) six people named by the Restis affiliate shareholders to be elected to our board of directors, (ii) six people named by the founding shareholders to be elected to our board of directors, and (iii) one person jointly selected by the Restis affiliate shareholders and the founding shareholders to be elected to our board of directors.

The six members of our board of directors designated by each of the Restis affiliate shareholders and the founding shareholders will be divided as equally as possible among Class A, Class B and Class C directors. The six members of our board of directors designated by each of the Restis affiliate shareholders, on the one hand, and the founding shareholders, on the other hand, will include at least three "independent" directors, as defined in the rules of the Commission and the rules of the NASDAQ Global Market.

Any director may be removed from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director, and a director so removed shall be replaced by a nominee selected by the shareholder group entitled to designate such director. Vacancies on the board of directors shall also be filled by the shareholder group entitled to name the director whose resignation or removal led to the occurrence of the vacancy.

In addition, pursuant to the Voting Agreement, our board of directors established a shipping committee consisting of three directors to consider and vote upon all matters involving shipping and vessel finance. The Voting Agreement requires that our board of directors appoint selected nominees as described above and that the board of directors fill any vacancies on the shipping committee with the nominees selected by the party that nominated the person whose resignation or removal has caused the vacancy.

With respect to our officers, the parties agreed that Messrs. Dale Ploughman and Georgios Koutsolioutsos will serve as chief executive officer and chairman of the board of directors, respectively. If Mr. Ploughman is unable or unwilling to serve in such position, the Restis affiliate shareholders shall have the right to appoint his replacement.

The Voting Agreement terminates on May 20, 2010, provided that the Restis affiliate shareholders and the founding shareholders may terminate the Voting Agreement prior to such date if the other shareholder group at any time owns less than 50% of the shares subject to the Voting Agreement.

Stock Purchase Agreement

On May 20, 2008, the Restis affiliate shareholders purchased the beneficial interests in all of the securities of Seanergy Maritime owned by Messrs. Panagiotis Zafet and Simon Zafet, the former chief executive officer and chief operating officer of Seanergy Maritime, respectively. The securities owned by the Zafets consisted of 2,750,000 founding shares and 8,008,334 private placement warrants. The aggregate purchase price for the founding shares and private placement warrants, which was negotiated between the Zafets and the Restis affiliate shareholders, was $25.0 million.

Because the securities purchased by the Restis affiliate shareholders were founding shares and private placement warrants, they were subject to a number of restrictions not applicable to Seanergy Maritime common stock and warrants. The founding shares were held in escrow and could not be transferred until 12 months after a business combination, which is why the Restis affiliate shareholders could only purchase the beneficial interests in such shares, including voting rights, as the founding shares remained in the registered names of the Zafets until September 7, 2009, when they were transferred into the names of the Restis affiliate shareholders and released from escrow. These securities have since been registered under the third resale registration statement pursuant to the Securities Act.

In connection with the purchase by the Restis affiliate shareholders of all of the Zafets' beneficial interest in the founding shares and private placement warrants, the Zafets agreed to resign as directors and officers of Seanergy Maritime and terminated all business relationships they had with Seanergy Maritime.

Neither Seanergy nor Seanergy Maritime was a party to the stock purchase agreement and neither was involved in the negotiation of the purchase price. Accordingly, Seanergy and Seanergy Maritime believe that the fair value of the founding shares and private placement warrants sold by the Zafets to the Restis affiliate shareholders was the contractual purchase price of $25.0 million. In addition, because none of Seanergy Maritime, Seanergy or the founding shareholders other than the Zafets was a party to the stock purchase agreement, the parties to the stock purchase agreement could not and did not enter into a voting agreement. The Voting Agreement was entered into in connection with the Master Agreement between Seanergy Maritime and the certain nominees of the sellers, among others.

Vgenopoulos and Partners

Mr. Ioannis Tsigkounakis, a former member of our board of directors, is a partner of Vgenopoulos and Partners. During the fiscal years ended December 31, 2009 and 2008, Seanergy Maritime paid Mr. Tsigkounakis' law firm $20,465 and $340,000, respectively. On November 30, 2009, we announced that Mr. Tsigkounakis had resigned from our board of directors.

Sublease Agreement

We lease our executive office space in Athens, Greece pursuant to the terms of a sublease agreement between Seanergy Management and Waterfront, a company which is beneficially owned by Victor Restis. The sublease fee is Euro 504,000 per annum. The initial term is from November 17, 2008 to November 16, 2011. We have the option to extend the term until February 2, 2014. The premises are approximately 1,000 square meters in the southern suburbs of Athens. The agreement includes furniture and parking space.

Consultancy Agreement

On December 15, 2008, Seanergy Management entered into an agreement with CKA Company S.A., a related party entity incorporated in the Marshall Islands. CKA Company S.A. is beneficially owned by our chief financial officer. Under the agreement, CKA Company S.A. provides the services of the individual who serves in the position of our chief financial officer. The agreement is for $220,000 per annum, payable monthly on the last working day of every month in twelve installments.

BET Shareholder Agreement

In connection with the closing of our purchase of an interest in BET, on August 12, 2009, we entered into a shareholder agreement with Mineral Transport, an affiliate of members of the Restis family, which sets forth, among other things, the parties' rights with respect to the corporate governance and control of BET's business and operations and the ownership and transfer of the stock owned by BET's two shareholders, us and Mineral Transport. See "Our Business – Shareholder Agreement."

Letter of Intent to Acquire Interest in MCS

On May 3, 2010, we announced that we had entered into a Letter of Intent with Maritime Capital to acquire a 51% ownership interest in MCS for a purchase price of $33.0 million.

MCS is based in Hong Kong and is a provider of international maritime transportation services through its ownership of dry bulk vessels. Its current fleet is comprised of 9 Handysize dry bulk carriers with a combined cargo-carrying capacity of 249,236 dwt and an average fleet age of approximately 10.7 years.

Maritime Capital, controlled by members of the Restis family, will retain a 49% ownership interest in MCS.

As a result of the acquisition, the size of our fleet will increase from 11 to 20 dry bulk vessels with a combined cargo-carrying capacity of approximately 1,292,532 dwt and an average fleet age of 12.6 years, comprising four Capesize, three Panamax, two Supramax, one Handymax and 10 Handysize dry bulk carriers.

The acquisition is subject to a due diligence review, lender approval and board approval. Once these reviews and approvals are obtained, the final documentation can be completed, which is expected to be entered into by Maritime Capital and us by June 1, 2010.

PRINCIPAL SHAREHOLDERS

The following table sets out certain information as of May 14, 2010 with respect to each person or group of affiliated persons who is currently known to us to be the beneficial owner of 5% or more of the shares of our common stock, as well as our officers and directors as a group:

						Percentage
			Percentage of			of
Name and Address of			Voting	Investment		Investment
Beneficial Owner(1)	Voting Power		Power	Power		Power
Georgios Koutsolioutsos	32,532,104	(2)(3)(4)	48.61%	9,568,380	(2)(6)	14.30%
Alexios Komninos	26,647,321	(2)(3)	43.63%	1,183,417	(2)(6)	1.94%
Ioannis Tsigkounakis	26,169,720	(2)(3)	43.18%	560,817	(2)(6)	*
United Capital Investments Corp.	31,215,780	(3)(5)(7)(8)(9)	49.53%	11,535,058	(5)(6)(8)	18.30%
Atrion Shipholding S.A.	29,931,029	(3)(7)(8)(9)	48.12%	9,637,305	(6)(8)	15.49%
Plaza Shipholding Corp.	30,064,623	(3)(5)(7)(8)(9)	48.33%	9,770,900	(5)(6)(8)	15.71%
Comet Shipholding Inc.	29,931,319	(3)(7)(8)(9)	48.12%	9,637,596	(6)	15.49%
Benbay Limited	11,535,058	(6)(8)(9)	18.30%	11,535,058	(5)(6)(8)	18.30%
United Capital Trust, Inc.	11,535,058	(6)(8)(9)	18.30%	11,535,058	(5)(6)(8)	18.30%
Aldebaran Investments LLC(10)	3,085,257		4.88%	3,085,257		4.88%
Brian Taylor(11)	3,474,538		5.77%	3,474,538		5.77%
All directors and executive officers as a group (11 individuals)	33,374,321		49.22%	10,751,797		15.85%

*	Less than one (1) percent

(1)	Unless otherwise indicated, the business address of each of the shareholders is 1-3 Patriarchou Grigoriou, 166 74 Glyfada, Athens, Greece.

(2)
Includes 6,727,000, 880,927, and 400,416 shares of our common stock for Mr. Koutsolioutsos, Mr. Komninos and Mr. Tsigkounakis, respectively, issuable upon exercise of warrants, as to which each of Mr. Koutsolioutsos, Mr. Komninos, and Mr. Tsigkounakis have sole voting and dispositive power.

(3)
Includes an aggregate of 22,573,724 shares of our common stock owned by the Restis affiliated shareholders, United Capital Investments, Atrion, Plaza and Comet, and Seanergy Maritime's founding shareholders, which are subject to the Voting Agreement, as amended, described above.

(4)	Includes 38,700 shares of our common stock, as to which Mr. Koutsolioutsos has sole voting power.

(5)	Includes 70,000 shares of common stock owned by Argonaut SPC, a fund managed by Oxygen Capital AEPEY, which is an entity affiliated with Victor Restis and Katia Restis.

(6)
None of the Restis affiliate shareholders, other shareholders who are affiliates of the Restis family, or Seanergy Maritime's founding shareholders has shared investment power with respect to any of the shares beneficially owned, except for (i) 11,535,058 shares included for United Capital Investments Corp., United Capital Trust, Inc. and Benbay Limited as to which each of United Capital Investments, United Capital Trust and Benbay have shared voting and investment power; and (ii) 70,000 shares included for Plaza Shipholding Corp. as to which each of United and Plaza have shared investment power.

(7)
Each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. is an affiliate of members of the Restis family. The address of each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding Inc., is c/o 11 Poseidonos Avenue, 16777 Elliniko, Athens, Greece, Attn: Evan Breibart.

(8)
Includes 2,002,038, 2,002,084, and 2,002,083 shares of our common stock for Atrion, Plaza and Comet, respectively, in connection with the exercise of the warrants, as to which each of Atrion, Plaza and Comet have sole voting power. Includes 2,826,584 shares of our common stock for United Capital Investments, Benbay and United Capital Trust, as to which each of United Capital Investments, Benbay and United Capital Trust have shared voting and dispositive power.

(9)
Following the initial acquisition of an aggregate of 2,750,000 shares of our common stock on May 20, 2009, each of United Capital Investments, Atrion, Plaza and Comet and their affiliates have continued to make additional purchases of shares of our common stock as follows: (i) during the period between June 5, 2008 and August 11, 2008, they collectively purchased an aggregate of 8,929,781 shares of our common stock in a combination of open market purchases and private block transaction for prices ranging from $9.8711 to $10.00 per share; and (ii) during the period between October 13, 2008 and August 21, 2009, they collectively purchased an aggregate of 4,937,634 shares of our common stock in open market purchases for prices ranging from $4.78 to $6.99 per share.

(10)
Based on Schedule 13G filed on February 17, 2009. Includes shares issuable upon exercise of warrants which became exercisable on September 24, 2008. The address is 500 Park Avenue, 5th Floor, New York, NY 10022.

(11)
Based on Schedule 13G/A filed on January 19, 2010. Mr. Brian Taylor, is the sole member of Pine River Capital Management LLC, the general partner of Pine River Capital Management, L.P. and director of Nisswa Acquisition Master Fund Ltd., and Pine River Capital Management L.P., Nisswa Acquisition Master Fund's investment manager. Nisswa Acquisition Master Fund Ltd. has shared voting power and shared investment power for 3,260,012 shares. The address of each of Mr. Taylor, Pine River Capital Management L.P. and Nisswa Acquisition Master Fund Ltd. is c/o Pine River Capital Management L.P., 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

All shares owned by the shareholders listed in the table above have the same voting rights as other shares of our common stock. To the best of our knowledge, except as disclosed in the table above, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. To the best of our knowledge, except for the Voting Agreement, there are no agreements in place that could result in a change of control of us.

As of May 14, 2010, 39,639,560, or 65.8%, were held of record by four persons with U.S. addresses of record, including 39,626,460 shares owned of record in CEDE & Co., a nominee of The Depository Trust Company. As a nominee, we believe that the shares held by CEDE & Co. include shares of common stock beneficially owned by both holders in and outside the United States.

DESCRIPTION OF INDEBTEDNESS

Marfin Revolving Credit Facility

As of December 31, 2009, we had utilized $54.8 million of the amount available under our revolving credit facility, which is equal to the lesser of $72.0 million and an amount in dollars which when aggregated with the amounts already drawn down under the term facility does not exceed 70% of the aggregate market values of the vessels and other securities held in favor of the lender for the business combination and working capital purposes.

The revolving credit facility bears interest at LIBOR plus 2.25% per annum. As per the amended loan agreements dated September 9, 2009 and November 13, 2009 respectively the revolving credit facility bears interest at LIBOR plus 3.50% until January 1, 2011. After January 1, 2011, interest is reinstated at LIBOR plus 2.25% per annum. A commitment fee of 0.25% per annum is calculated on the daily aggregate un-drawn balance and un-cancelled amount of the revolving credit facility, payable quarterly in arrears from the date of the signing of the loan agreements.

The revolving facility is subject to five consecutive annual reductions of $12.0 million and any outstanding balance must be fully repaid together with the balloon payment of the term loan.

Marfin Term Facility and Addenda

The initial vessel acquisition was financed with an amortizing term loan from Marfin equal to $165.0 million representing 42% of the vessels' aggregate acquisition costs, excluding any amounts associated with the earn-out provision. The amount outstanding as of December 31, 2009, amounted to $129.8 million.

The loan is repayable commencing three months from the last drawdown, or March 31, 2009, whichever is earlier, through twenty-eight consecutive quarterly principal installments, of which the first four principal installments will be equal to $7.5 million each, the next four principal installments will be equal to $5.3 million each and the final twenty principal installments will be equal to $3.2 million each, with a balloon payment equal to $50.0 million due concurrently with the twenty-eighth principal installment. On September 9, 2009, we executed addendum no. 1 to the loan agreement. In connection with the amendment, Marfin accelerated the due date of installment no. 5 to September 25, 2009 and of installment nos. 6 and 7 to January 4, 2010.

The loan bears interest at an annual rate of 3 month-LIBOR plus 1.5%, if our ratio of total assets to total liabilities is greater than 165%, which is to be increased to 1.75% if the ratio is equal or less than 165%. As per the amended loan agreements dated September 9, 2009 and November 13, 2009, respectively the term facility bears interest at LIBOR plus 3.00% until January 1, 2011. After January 1, 2011, interest is reinstated at 3 month-LIBOR plus 1.5%, if our ratio of total assets to total liabilities is greater than 165%, or 3 month-LIBOR plus 1.75% if the ratio is equal or less than 165%.

The term facility is secured by the following: a first priority mortgage on the vessels, on a joint and several basis; a first priority general assignment of any and all earnings, insurances and requisition compensation of the vessels and the respective notices and acknowledgements thereof; a first priority specific assignment of the benefit of all charters exceeding 12 calendar months duration and all demise charters in respect of the vessels and the respective notices and acknowledgements thereof to be effected in case of default or potential event of default to the absolute discretion of Marfin; assignments, pledges and charges over the earnings accounts held in the name of each borrower with the security trustee; undertakings by the technical and commercial managers of the vessels; and subordination agreement between Marfin and the holder of the Note. All of the aforementioned security will be on a full cross collateral basis.

The term facility includes covenants, among others, that require the borrowers and the corporate guarantor, to maintain vessel insurance for an aggregate amount greater than the vessels' aggregate market value or an amount equal to 130% of the aggregate of (a) the outstanding amount under both the revolving credit and term facilities and (b) the amount available for drawing under the revolving facility. The vessels' insurance is to include as a minimum cover hull and machinery, war risk and protection and indemnity insurance, $1.0 billion for oil pollution and for excess oil spillage and pollution liability insurance. In relation to the protection and indemnity insurance, no risk should be excluded or the deductibles as provided by the P&I Association materially altered or increased to amounts exceeding $150,000 without the prior written consent of Marfin. In addition mortgagees' interest insurance on the vessels and the insured value must be at least 110% of the aggregate of the revolving credit and term facility.

In addition, if a vessel is sold or becomes a total loss or the mortgage on the vessel is discharged on its disposal, we are required to repay such part of the facilities as is equal to the higher of the amount related to such vessel or the amount necessary to maintain the security clause margin.

Other covenants include the following:

•
not to borrow any money or permit such borrowings to continue other than by way of subordinated shareholders' loan or enter into any agreement for deferred terms, other than in any customary supplier's credit terms or any equipment lease or contract hire agreement other than in ordinary course of business;

•	no loans, advances or investments in, any person, firm, corporation or joint venture or to any officer, director, shareholder or customer of any such person;

•	not to assume, guarantee or otherwise undertake the liability of any person, firm, company;

•	not to authorize any capital commitments;

•
not to declare or pay dividends in any amount greater than 60% of the net cash flow of the Group as determined by the lender on the basis of the most recent annual audited financial statements provided, or repay any shareholder's loans or make any distributions in excess of the above amount without the lenders prior written consent (see below for terms of waiver obtained on December 31, 2008);

•	not to change the Chief Executive Officer and/or Chairman of the corporate guarantor without the prior written consent of the lender;

•	not to assign, transfer, sell or otherwise or dispose vessels or any of the property, assets or rights without prior written consent of the lender;

•
to ensure that the members of the Restis and Koutsolioutsos families (or companies affiliated with them) own at all times an aggregate of at least 10% of the issued share capital of the corporate guarantor;

•	no change of control in the corporate guarantor without the written consent of the lender;

•	not to engage in any business other than the operation of the vessels without the prior written consent of the lender;

•
not to violate the security margin clause, which provides that: the aggregate market values of the vessels and the value of any additional security shall not be less than (or at least) 135% of the aggregate of the outstanding amounts under the revolving credit and term facilities and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained. As of December 31, 2008, we would not have been in compliance with the security margin clause under the Marfin loan agreement had we not later obtained certain retroactive waivers from Marfin. During the first quarter of 2009, we obtained waivers from Marfin of our compliance with these various financial and other covenants, which waivers were effective as of December 31, 2008. These waivers expired in July 2009, when the first of our original charterers was replaced. On September 9, 2009 and November 13, 2009, we executed addenda no. 1 and no. 2, respectively, to the loan agreement and obtained a waiver from Marfin through January 1, 2011. In connection with the amendment and waiver, Marfin made certain changes to our loan agreement including increasing the interest payable during the waiver period, accelerating the due dates of certain principal installments and limiting our ability to pay dividends without their prior consent. As a result of these waivers, we are not currently in default under our Marfin loan agreement.

•
ensure that members of the Restis family and the family of our chairman Georgios Koutsolioutsos (or companies affiliated with them) together own at all times an aggregate of at least 10% of our issued share capital.

Financial covenants include the following:

•
ratio of financial indebtedness to earnings, before interest, taxes, depreciation and amortization (EBITDA) shall be less than 6.5:1 (financial indebtedness or net debt are defined is the sum of all outstanding debt facilities minus cash and cash equivalents). The covenant is to be tested quarterly on an LTM basis (the "last twelve months"). The calculation of the covenant is not applicable for the quarter ended December 31, 2008;

•
the ratio of LTM EBITDA to net interest expense shall not be less than 2:1. The covenant is to be tested quarterly on a LTM basis. The calculation of the covenant is not applicable for the quarter ended December 31, 2008;

•	the ratio of total liabilities to total assets shall not exceed 0.70:1;

•	unrestricted cash deposits shall not be less than 2.5% of the financial indebtedness; and

•	average quarterly unrestricted cash deposits, other than in favor of the lender, shall not be less than 5% of the financial indebtedness.

The last three financial covenants listed above are to be tested on a quarterly basis, commencing on December 31, 2008 (where applicable). We were in compliance with our loan covenants as of December 31, 2009.

BET Loan Agreement and Supplemental Agreement

The six wholly-owned subsidiaries of BET financed the acquisition of their respective vessels with the proceeds of an amortizing loan from Citibank International PLC, as agent for the syndicate of banks and financial institutions set forth in the loan agreement, in the principal amount of $222.0 million. The loan agreement dated June 26, 2007 is guaranteed by BET. The BET subsidiaries drew down on agreed portions of the loan facility to acquire each of the original six vessels in the BET fleet. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. The loan bears interest at the annual rate of LIBOR plus 0.75%. As of December 31, 2009, the principal amount due under the BET loan was $116.0 million.

The loan is repayable commencing on December 28, 2007 through 15 equal semi-annual installments of principal in the amount of $8.3 million followed by a balloon payment due six months thereafter in the amount of $43.7 million, as these installment amounts were revised after the BET Performer sale. Following BET's supplemental agreement dated September 30, 2009 and prepayment of $20.0 million, the semi-annual installments of principal and the balloon payment amount to $7.1 million and $37.6 million, respectively. The borrowers are required to deposit one-sixth of the next principal payment in a retention account each month to fund each semi-annual principal payment. Interest in due and payable based on interest periods selected by BET equal to one month, two months, three months, six months, or a longer period up to 12 months. For interest periods longer than three months, interest is due in three-month installments.

The BET loan facility is secured by the following: the loan agreement, a letter agreement regarding payment of certain fees and expenses by BET; a first priority mortgage on each of the BET vessels; the BET guaranty of the loan; a general assignment or deed of covenant of any and all earnings, insurances and requisition compensation of each of the vessels; pledges over the earnings accounts and retention accounts held in the name of each borrower; undertakings by the technical managers of the BET vessels; and the trust deed executed by Citibank for the benefit of the other lenders, among others.

The ship security documents include covenants, among others, that require the borrowers to maintain vessel insurance for an aggregate amount equal to the greater of the vessels' aggregate market value or an amount equal to 125% of the outstanding amount under the loan. The vessels' insurance is to include as a minimum cover fire and usual marine risks, war risk and protection and indemnity insurance, and $1.0 billion for oil pollution. In addition, the borrowers agree to reimburse the mortgagee for mortgagees' interest insurance on the vessels in an amount of up to 110% of the outstanding amount under the loan.

In addition, if a vessel is sold or becomes a total loss, BET is required to repay such part of the loan as is equal to the greater of the relevant amount for such vessel, or such amount as is necessary to maintain compliance with the minimum security covenant in the loan agreement. This covenant requires the borrowers to assure that the market value of the BET vessels is not less than 125% of the outstanding amount under the loan. On July 10, 2008, BET, through its wholly owned subsidiary sold the BET Performer and paid an amount on the loan equal to $41.5 million, as required by the loan agreement.

The Borrowers also must assure that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the loan. If the market value of the vessels is less than this amount, the Borrowers must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lender with a value sufficient to meet this requirement, which additional security must be acceptable to the lender. The value of the BET vessels shall be determined when requested by the lender, and such determination shall be made by any two of the lender's approved shipbrokers, one of which shall be nominated by the lender and one of which shall be nominated by the borrowers.

Other covenants include the following:

•	Not to permit any lien to be created over all or any part of the borrowers' present or future undertakings, assets, rights or revenues to secure any present or future indebtedness;

•	Not to merge or consolidate with any other person;

•	Not to sell, transfer, dispose of or exercise direct control over any part of the borrowers' assets, rights or revenue without the consent of the lender;

•	Not to undertake any business other than the ownership and operation of vessels and the chartering of vessels to third parties;

•	Not to acquire any assets other than the BET vessels;

•	Not to incur any obligations except under the loan agreement and related documents or contracts entered into in the ordinary course of business;

•
Not to borrow money other than pursuant to the loan agreement, except that the borrowers may borrow money from their shareholders or directors or their related companies as long as such borrowings are subordinate to amounts due under the loan agreement;

•
Not to guarantee, indemnify or become contingently liable for the obligations of another person or entity except pursuant to the loan agreement and related documents, except, in general, for certain guarantees that arise in the ordinary course of business;

•
Not to make any loans or grant any credit to any person, except that the borrowers make loans to BET or the borrowers' related companies as long as they are made on an arm's length basis in the ordinary course of business and are fully subordinated to the rights of the lender;

•	Not to redeem their own shares of stock;

•	Not to permit any change in the legal or beneficial ownership of any of the borrowers or BET or cause any change in the shareholders' agreement or constitutional documents related to BET; and

•	Not to enter into any related party transactions except on an arm's length basis and for full value.

On September 30, 2009, BET entered into a supplemental agreement with Citibank International PLC (as agent for the syndicate of banks and financial institutions set forth in the loan agreement) in connection with the $222.0 million loan obtained by the six wholly owned subsidiaries of BET, which financed the acquisition of their respective vessels. The material terms of the supplemental agreement with Citibank International PLC are as follows:

(1)	the applicable margin for the period between July 1, 2009 and ending on June 30, 2010 (the amendment period) shall be increased to two per cent (2%) per annum;

(2)	the borrowers shall pay a part of the loan in the amount of $20.0 million; and

(3)	the borrowers and the corporate guarantor have requested and the creditors consented to:

	a)	the temporary reduction of the security requirement during the amendment period from 125% to 100%; and

b)
the temporary reduction of the minimum equity ratio requirement of the principal corporate guarantee to be amended from 0.30: 1.0 to 0.175:1.0 during the amendment period at the end of the accounting periods ending on December 31, 2009 and June 30, 2010.

Additionally, the Restis family (or companies affiliated with the Restis family) must be the beneficial owners of at least 50.1% of BET's issued share capital (or any lower percentage not less than 40% resulting solely from a rights issue or increase of our issued share capital) and must also be the beneficial owners of the remaining 50% of BET's issued shares that we do not own. Failure to satisfy this condition would constitute an event of default under the BET loan agreement.

Promissory Note

As of June 30, 2009, we had a convertible unsecured promissory note issued to certain Restis affiliate shareholders amounting in aggregate to $28.25 million (face value). The Note accrued interest at a rate of 2.9% per annum and matured in May 2010. The Note was initially convertible into common stock at the option of the holders at a conversion price of $12.50 per share. On August 19, 2009, we amended the Note to reduce the conversion price to the average closing price of our common stock for the five trading days commencing on the effective date of the amendment, which amounted to $4.45598 per share. As a condition to such amendment, the holders agreed to convert their Note at the time of the amendment. Upon conversion, the holders received 6,585,868 shares of our common stock and the Note was extinguished.

Debt Repayment and Terms

The annual principal payments on the term facility and the reducing revolving credit facility (based on the amount drawn down as of December 31, 2009) and the BET loan facility required to be made after December 31, 2009, is as follows:

	Term Facility	Reducing Revolving Credit Facility	BET Loan Facility	Total

2010	$18,950	$—	$14,256	$33,206
2011	12,800	6,845	14,256	33,901
2012	12,800	12,000	14,256	39,056
2013	12,800	12,000	14,256	39,056
2014	12,800	12,000	14,256	39,056
Thereafter	59,600	12,000	44,691	116,291

	$129,750	$54,845	$115,971	$300,566

Capital Requirements

Our capital expenditures have thus far related solely to the purchase of our six vessels included in our business combination and the routine dry-docking of our vessels. We funded the business combination through our trust fund proceeds, our revolving credit and term facilities and the Note.

In addition, the following table summarizes our next anticipated dry-docks:

Vessel	Next Schedule Dry-Dock	Estimated Cost
African Oryx	January 2011	$900,000
African Zebra	February 2011	$1,000,000
Bremen Max	June 2011	$1,000,000
Hamburg Max	June 2012	$1,000,000
Davakis G.	May 2011	$500,000
Delos Ranger	August 2011	$500,000
BET Commander*	August 2011	$1,200,000
BET Fighter*	September 2010	$1,200,000
BET Prince*	May 2010	$1,200,000
BET Scouter*	April 2010	$1,200,000
BET Intruder*	March 2011	$1,000,000

*	Vessels owned by BET

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock offered under this prospectus.  For the complete terms of our common stock, please refer to our amended and restated Articles of Incorporation and our amended and restated Bylaws that are filed as exhibits to the registration statement of which this prospectus forms a part. The Marshall Islands Business Corporation Act, or BCA, may also affect the terms of these securities. The terms we have summarized below will apply generally to any future common shares that we, the holders of our Public Warrants, the new underwriters or the original underwriter may offer.

Authorized Capitalization

Under our amended and restated articles of incorporation, we are authorized to issue 200,000,000 shares of our common stock, par value $0.0001 per share, of which 60,200,170 are issued and outstanding as of the date of this prospectus and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which none are outstanding as of the date of this prospectus.

Common Stock

As of the date of this prospectus, we have 60,200,170 common shares outstanding out of 200,000,000 common shares authorized to be issued. In addition, we have 42,984,667 shares of common stock reserved for issuance upon the exercise of the Unit Purchase Option and our warrants, including the 38,984,667 Public Warrant Shares. The Public Warrant Shares were originally registered pursuant to a registration statement, or the initial registration statement, that we filed with the Commission (File No. 333-154952) and that was declared effective on January 26, 2009. Upon the Commission declaring the effectiveness of the registration statement of which this prospectus forms a part, we will as soon as practicable request the Commission to withdraw the initial registration statement.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future. There are no limitations on the right of non-residents of the Republic of the Marshall Islands to hold or vote shares of our common stock.

Our common shares are listed on the NASDAQ Global Market under the symbol "SHIP".

Preferred Stock

Our amended and restated articles of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although there is no current intent to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Other Matters

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Under the voting agreement which expires on May 20, 2010, or the Voting Agreement, our board of directors must consist of at least one but no more than 13 members, as fixed by the board of directors. Our directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our bylaws provide that a contract or transaction between us and one or more of our directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of its directors or officers are our directors or officers, or have a financial interest, will not be void or voidable, if the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or its committee and the board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as provided in the BCA, by unanimous vote of the disinterested directors.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any plan of merger or consolidation to which we are a party or sale or exchange of all or substantially all of our property and assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights with respect to those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties.  Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law.  We are also expressly authorized to advance certain expenses (including attorneys' fees) to our directors and officers and carry directors' and officers' insurance policies providing indemnification for our directors, officers and certain employees for some liabilities.  We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Classified Board of Directors

Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Blank Check Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series.

Election and Removal of Directors

Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed with or without cause by a majority vote of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our board of directors or Chief Executive Officer may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our articles of incorporation and bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting of shareholders. Our articles of incorporation and bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Per Share Market Price Information

Our common shares are currently listed on the NASDAQ Global Market under the symbol "SHIP".

The table below sets forth the high and low closing prices for each of the periods indicated for our common shares on the American Stock Exchange and the NASDAQ Global Market. Seanergy Maritime's common shares were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime's common shares commenced trading on the NASDAQ Global Market. Following the dissolution of Seanergy Maritime, our common shares started trading on the NASDAQ Global Market on January 28, 2009.

	High	Low
Annual Highs and Lows
For the Fiscal Year Ended December 31, 2007	$9.67	$9.26
For the Fiscal Year Ended December 31, 2008	$10.00	$3.15
For the Fiscal Year Ended December 31, 2009	$5.35	$2.93

For the Quarter Ended
2008
March 31, 2008	$9.48	$9.01
June 30, 2008	$10.00	$9.15
September 30, 2008	$10.00	$7.21
December 31, 2008	$8.55	$3.15
2009
March 31, 2009	$5.35	$3.68
June 30, 2009	$4.50	$3.25
September 30, 2009	$4.94	$3.56
December 31, 2009	$4.50	$2.93
2010
March 31, 2010	$2.99	$1.05

For the Month Ended
November 2009	$3.99	$3.30
December 2009	$4.35	$2.93
January 2010	$2.99	$1.20
February 2010	$1.32	$1.05
March 2010	$1.20	$1.12
April 2010	$1.41	$1.16
May 1 to May 13, 2010	$1.59	$1.28

DESCRIPTION OF WARRANTS

As of May 14, 2010, we have 40,123,584 common stock purchase warrants issued and outstanding. Each warrant entitles the holder to purchase one share of our common stock. Our issued and outstanding warrants are distinguished as follows:

(a)           38,984,667 Public Warrants, including the 16,016,667 Insider Warrants we registered with the Commission on the third resale registration statement which has not yet been declared effective, featuring an exercise price of $6.50 per Public Warrant Share and expiring on September 24, 2011 at 5:00 p.m., New York City time; and

(b)           1,138,917 Underwriter Warrants featuring an exercise price of $1.32 per share, exercisable beginning on August 3, 2010 and expiring on February 2, 2015 at 5:00 p.m., New York City time, issued in a private transaction in connection with the public offering of our common shares that we completed on February 3, 2010.

In addition, up to 1,000,000 Unit Warrants, with an exercise price of $6.50 and identical in terms to the 38,984,667 Public Warrants, are issuable and will be outstanding in connection with the future exercise, if any, of the Unit Purchase Option.

The 16,016,667 Insider Warrants that compose part of our 38,984,667 Public Warrants were originally issued by Seanergy Maritime in a private placement on September 28, 2007, prior to the consummation of our public offering. In such private placement, all of Seanergy Maritime's executive officers purchased from Seanergy Maritime an aggregate of 16,016,667 warrants at $0.90 per warrant, and we assumed these 16,016,667 Seanergy Maritime warrants following the dissolution and liquidation of Seanergy Maritime, in the form of the Insider Warrants. The Insider Warrants are identical to all of our other Public Warrants, except that (i) the Insider Warrants are not subject to redemption if held by the initial holders or their permitted assigns and (ii) the Insider Warrants may be exercised on a cashless basis. Because the Insider Warrants were originally issued pursuant to an exemption from the registration requirements under the Securities Act, the holders of the Insider Warrants are able to exercise their Insider Warrants even if, at the time of exercise, a prospectus relating to the shares underlying the Insider Warrants is not current. As described below, the holders of our Public Warrants who acquired such Public Warrants in the initial public offering will not be able to exercise them unless we have a current registration statement covering the Public Warrant Shares.

Public Warrants

We may call the Public Warrants for redemption, in whole and not in part; at a price of $.01 per Public Warrant at any time; upon not less than 30 days' prior written notice of redemption to each Public Warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Public Warrant holders provided that a current registration statement is effective under the Securities Act relating to the common shares issuable upon exercise of the Public Warrants.

This criterion was established to provide Public Warrant holders with (i) adequate notice of exercise only after the then prevailing common share price is substantially above the Public Warrant exercise price and (ii) a sufficient differential between the then prevailing common share price and the Public Warrant exercise price so there is a reasonable cushion against a negative market reaction, if any, to our redemption call.

The exercise price and number of Public Warrant Shares issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuances of common stock at a price below their exercise price.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive Public Warrant Shares. After the issuance of the Public Warrant Shares, each holder will be entitled to one vote for each Public Warrant Shares held of record on all matters to be voted on by shareholders.

No Public Warrants will be exercisable unless at the time of exercise a prospectus relating to the Public Warrant Shares is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Public Warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to the Public Warrant Shares until the expiration of the Public Warrants. If we are unable to maintain the effectiveness of such registration statement until the expiration of the Public Warrants, and therefore are unable to deliver registered shares, the Public Warrants may become worthless and, furthermore, we will not be required to net-cash settle the Public Warrants. In such a case, because the Unit Warrants have terms identical to those for the Public Warrants, the purchasers of Units will have paid the full purchase price of the Units solely for the Unit Shares. Additionally, the market for the Public Warrants may be limited if the prospectus relating to the Public Warrant Shares is not current or if the Public Warrant Shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the Public Warrants reside. In no event will the registered holders of a Public Warrant be entitled to receive a net-cash settlement, stock, or other consideration in lieu of physical settlement in Public Warrant Shares.

No fractional Public Warrant Shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a Public Warrant Share, we will, upon exercise, round up to the nearest whole number the Public Warrant Shares to be issued to the Public Warrant holder.

Underwriter Warrants

In connection with the public offering of our common shares that we completed on February 3, 2010, we agreed to issue to the new underwriters the 1,138,917 Underwriter Warrants. The exercise price of the Underwriter Warrants is $1.32, or 110% of the price per share paid by investors in such offering. The Underwriter Warrants are exercisable beginning on August 3, 2010 and expiring on February 2, 2015 at 5:00 p.m., New York City time. We may not call the Underwriter Warrants for redemption.

The exercise price and number of Underwriter Warrant Shares underlying the Underwriter Warrants to be issued to the new underwriters may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Underwriter Warrants will not be adjusted for issuances of common stock at a price below their exercise price.

The Underwriter Warrants may be exercised upon surrender of the Underwriter Warrant certificate on or prior to the expiration date at our offices, with the exercise form on the reverse side of the Underwriter Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Underwriter Warrants being exercised. The Underwriter Warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their Underwriter Warrants and receive the Underwriter Warrant Shares. After the issuance of the Underwriter Warrant Shares, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Pursuant to the agreement under which we issued the Underwriter Warrants, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part for a period of one year from the date the registration statement is declared effective by the Commission or six months after the date of issuance of the Underwriter Warrants to the new underwriters, whichever is later, subject to certain black out periods. In addition, we have granted the new underwriters certain "piggy-back" registration rights on registration statements filed prior to the expiration date of the Underwriter Warrants.

DESCRIPTION OF UNITS

The Units offered in this prospectus may be purchased by the original underwriter in any amount up to 1,000,000 at $12.50 per Unit. The Unit Purchase Option was acquired by the original underwriter, as the representative of the underwriters involved in the initial public offering of Seanergy Maritime, for $100, as additional compensation in that offering. The Unit Purchase Option expires on September 28, 2012.

For each Unit the original underwriter elects to purchase from us pursuant to the terms of the Unit Purchase Option, we will issue to the original underwriter one Unit Share and one Unit Warrant that will be identical to one share of our common stock and one Public Warrant, respectively.

The Unit Purchase Option contains a cashless exercise feature that allows the original underwriter the option to convert the value in the Unit Purchase Option (the fair market value of our common stock minus the exercise price of the Unit Purchase Option) into shares of our common stock. The fair market value of our common stock will be determined using the average reported last sales price of the common stock for the 10 trading days ending on the third day prior to exercise of the option. The exercise price and number of Units issuable upon exercise of the Unit Purchase Option may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Unit Purchase Option will not be adjusted for issuances of common stock at a price below its exercise price.

HOW THE SHARES, WARRANTS AND UNITS MAY BE DISTRIBUTED

The new underwriters and the original underwriter and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their securities offered in this prospectus on any stock exchange, market or trading facility on which the securities offered in this prospectus are traded or in private transactions. These sales may be at fixed or negotiated prices. The new underwriters and the original underwriter may use any one or more of the following methods when selling securities offered in this prospectus:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•
block trades in which the broker-dealer will attempt to sell the securities offered in this prospectus as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Commission;

•	broker-dealers may agree with the new underwriters or the original underwriter to sell a specified number of securities offered in this prospectus at a stipulated price per security;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The new underwriters and the original underwriter may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with sales of securities offered in this prospectus, the new underwriters and the original underwriter may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The new underwriters and the original underwriter may also sell their securities offered in this prospectus short and deliver the securities covered by a prospectus filed as part of a registration statement to close out short positions and to return borrowed securities in connection with such short sales. The new underwriters and the original underwriter may also loan or pledge their securities offered in this prospectus to broker-dealers that in turn may sell such securities.

Broker-dealers engaged by the new underwriters and the original underwriter may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from such sellers (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The new underwriters and the original underwriter do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The new underwriters and the original underwriter may from time to time pledge or grant a security interest in some or all of the securities offered in this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell securities offered in this prospectus from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of sellers to include the pledgee, transferee or other successors in interest as sellers under this prospectus.

Upon us being notified in writing by the new underwriters and the original underwriter that any material arrangement has been entered into with a broker-dealer for the sale securities offered in this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, an amendment to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such seller and of the participating broker-dealer(s), (ii) the number of securities offered in this prospectus involved, (iii) the price at which such securities offered in this prospectus were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a seller that a donee or pledgee intends to sell more than 500 securities offered in this prospectus, an amendment to this prospectus will be filed if then required in accordance with applicable securities law.

The new underwriters and the original underwriter also may transfer the securities offered in this prospectus in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The new underwriters and the original underwriter and any broker-dealers or agents that are involved in selling the securities offered in this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities offered in this prospectus purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the seller and/or the purchasers.

If a seller uses this prospectus for any sale of securities offered in this prospectus, it will be subject to the prospectus delivery requirements of the Securities Act. The seller will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such sellers in connection with resales of their respective securities offered in this prospectus under the registration statement of which this prospectus is a part.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and by-laws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. The following table provides a comparison between statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the by-laws.	May be held at such time or place as designated in the certificate of incorporation or the by-laws, or if not so designated, as determined by the Board of Directors.
Special meetings of the shareholders may be called by the Board of Directors or by such person or persons as may be authorized by the articles of incorporation or by the by-laws.	Special meetings of the shareholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:
•      Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

•      Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	• Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders' Voting Rights

Any action required to be taken by a  meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with  respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such  action is in writing and is signed by shareholders having not less than the minimum number of votes that would be  necessary to authorize or take such  action at a meeting at which all shares  entitled to vote thereon were present  and voted.

Marshall Islands	Delaware
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or by-laws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Directors

The Board of Directors must consist of at least one member.	The Board of Directors must consist of at least one member.
Number of board members can be changed by an amendment to the by-laws, by the shareholders, or by action of the board under the specific provisions of a by-law.
Number of board members shall be fixed by, or in a manner provided by, the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

If the Board of Directors is authorized to change the number of directors, it can only do so by a majority of the entire Board of Directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter's Rights of Appraisal

Shareholders have a right to dissent from any plan of merger or consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preference; or
• Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.
• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Marshall Islands	Delaware

Shareholder's Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the Board of Directors or the reasons for not making such effort.

Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Attorneys' fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution. With the exception of the Commission registration fee, all amounts are estimates.

Commission registration fee	$19,529.34
Blue sky fees and expenses	$
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Transfer Agent fees	$
Miscellaneous	$
Total	$

The above expenses will be paid by us.

LEGAL MATTERS

The validity of the securities offered by this prospectus are being passed upon for us by Reeder & Simpson, P.C., Piraeus, Greece. Certain other legal matters relating to United States law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2009 and for the year ended December 31, 2009 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Seanergy for the year ended December 31, 2008, have been included herein and in this registration statement in reliance upon the report of KPMG Certified Auditors AE, independent registered public accounting firm, appearing elsewhere in this prospectus and in the registration statement and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of BET as of December 31, 2008 and 2007, and for each of the years in the two-year period ended December 31, 2008 and the period from December 18, 2006 (inception) to December 31, 2006 have been included herein and in this registration statement in reliance upon the report of KPMG Certified Auditors AE, independent registered public accounting firm, appearing elsewhere in this prospectus and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Seanergy Maritime as of and for the year ended December 31, 2007 included in this prospectus and in the registration statement have been audited by Weinberg & Company, P.A., independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Weinberg & Company, P.A. are included in reliance upon their report given upon the authority of Weinberg & Company, P.A. as experts in auditing and accounting.

INDEX TO UNAUDITED PRO FORMA SUMMARY FINANCIAL DATA

Page

Unaudited Pro Forma Condensed Consolidated Statement of Income of Seanergy Maritime Holdings Corp. and BET for the Year Ended December 31, 2009	140
Unaudited Conversion of BET Consolidated Statement of Income from IFRS to U.S. GAAP for the Six Months ended June 30, 2009	142

SEANERGY AND BET UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Accounting Treatment

The accompanying unaudited pro forma condensed consolidated statements of income give pro forma effect to Seanergy's acquisition of a 50% ownership interest in BET, which was completed on August 12, 2009. We control BET through our right to appoint a majority of the BET board of directors. The acquisition was accounted for under the purchase method of accounting and accordingly, the net assets acquired have been recorded at their fair values.

Basis of Accounting — The consolidated financial statements have been prepared in accordance with U.S. GAAP.

The unaudited pro forma summary financial information is for illustrative purposes only. You should not rely on the unaudited pro forma statement of income for the year ended December 31, 2009 as being indicative of the historical financial position and results of income that would have been achieved had the business combination been consummated as of January 1, 2009 for the unaudited pro forma statement of income for the year ended December 31, 2009.

The unaudited pro forma statement of income for the year ended December 31, 2009 has been derived from (i) the audited (historical) statement of income of Seanergy and its subsidiaries for the year ended December 31, 2009; (ii) the unaudited statement of income of BET for the six months ended June 30, 2009 as converted to U.S. GAAP from IFRS; and (iii) the unaudited statement of income of BET for the period from July 1, 2009 to August 12, 2009.

The pro forma adjustments primarily relate to the allocation of the purchase price, including adjusting assets and liabilities to fair value with related changes in depreciation and amortization expense.

Seanergy Maritime Holdings Corp. and Bulk Energy Transport (Holdings) Limited
Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2009
(In Thousands of U.S. dollars, except for share and per share data, unless otherwise stated)

			Pro Forma Including fair value adjustments
	Seanergy (1)	Bulk Energy Transport (2)	Debit		Credit		Total Pro Forma
Revenues:
Vessel revenue – related party	83,903	17,481			4,720	(3)	106,104
Revenue from vessels	6,340						6,340
Commissions – related party	(2,226)						(2,226)
Commissions	(120)	-	-		-		(120)
Vessel revenue - related party, net	87,897	17,481	-		4,720		110,098

Expenses:
Direct voyage expenses	(753)	(2,524)	639	(3)			(3,916)
Vessel operating expenses	(16,222)	(5,592)	1,195	(3)			(23,009)
Voyage expenses – related party	(1,119)						(1,119)
Management fees - related party	(1,715)	(723)	168	(3)			(2,606)
General and administration expenses	(5,928)						(5,928)
General and administration expenses – related party	(742)						(742)
Depreciation	(26,812)	(10,550)	763	(3)	5,560	(4)	(32,565)
Amortization of deferred dry-docking costs	(1,045)	(1,180)			1,180	(5)	(1,045)
Gain from acquisition	6,813	-	-		-		6,813
Operating Income (Loss)	40,374	(3,088)	2,765		11,460		45,981

Other Expenses:
Interest and finance costs	(7,230)	(1,953)	1,519	(6)			(10,702)
Interest and finance costs – shareholders	(386)						(386)
Interest income – money market funds	430	2,358			212	(3)	3,000
Loss on interest rate swaps	(1,575)						(1,575)
Foreign currency exchange gains (losses), net	(44)				7	(3)	(37)
Other Income (Expense)	(8,805)	405	1,519		219		(9,700)

Net income (loss)	31,569	(2,683)	4,284		11,679		36,281
Less: Net Income/(Loss) Attributable to the Noncontrolling interest	1,517	-	2,356	(7)	-		(839)

Net Income attributable to Seanergy	30,052						37,120

Net Income per common share
Basic	1.16						1.43
Diluted	1.00						1.22
Weighted average common shares outstanding (Note 8)
Basic	25,882,967						25,882,967
Diluted	30,529,281						30,529,281

Pro Forma Adjustments and Eliminations (In Thousands of U.S. dollars, except for share and per share data, unless otherwise stated):

(1)           Derived from the consolidated statement of income of Seanergy Maritime Holdings Corp. and subsidiaries for the year ended December 31, 2009.

(2)         As reported under U.S. GAAP for the six months period ended June 30, 2009.

(3)         Represents the additional revenue operating and other expenses for the BET Vessels operating from July 1, 2009 to August 12, 2009.

(4)        To adjust depreciation expense from January 1, 2009 to June 30, 2009 based on the fair value of the vessels as of the date of acquisition.

(5)        To eliminate amortization of drydocking costs.

(6)        To adjust interest and finance costs, as if the increased  margin was effective from January 1, 2009.

(7)       To reflect noncontrolling interest of 50% ownership in BET.

Basic:	2009

Net income	$37,120

Weighted average of common shares outstanding — basic	25,882,967

Net income per common share-basic	$1.43
Diluted:
Net income	$37,120

Weighted average common shares outstanding	25,882,967
Effect of dilutive common stock equivalents	4,646,314
Pro forma weighted average number of common shares outstanding — diluted	30,529,281

Net income per common share-diluted	$1.22

Thus, as of December 31, 2009, securities that could potentially dilute basic EPS in the future that were included in the computation of diluted EPS as mentioned above are:

Convertible note – to related party	1,424,110
Contingently-issuable shares – earn-out	3,222,204
Total	4,646,314

Thus, as of December 31, 2009, securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS as mentioned above are:

Underwriters purchase options - common shares	1,000,000
Underwriters purchase options - warrants	1,000,000
Private warrants	16,016,667
Public warrants	22,968,000
Total	40,984,667

Bulk Energy Transport (Holdings) Limited

Unaudited Condensed Consolidated Statement of Income
Conversion From IFRS to U.S. GAAP
For the Six Months ended June 30, 2009

	As Reported	Adjustments to Convert IFRS to U.S. GAAP				As Presented under U.S.
	under IFRS	Debit		Credit		GAAP
		(In Thousands of U.S. dollars)

Revenue from vessels	17,481					17,481

Direct voyage expenses	2,524					2,524

	14,957					14,957

Operating expenses
Crew costs	2,346					2,346
Management fees — related party	723					723
Other operating expenses	3,081	165	(A1)			3,246
Impairment loss	64,604			64,439	(A4)	—
				165	(A1)
Depreciation expense	14,484			1,180	(A2)	10,550
				2,754	(A3)
Amortization of dry docking	—	1,180	(A2)			1,180

Total operating expenses	85,238	1,345		68,538		18,045

Operating income/(loss)	(70,281)	(1,345)		68,538		(3,088)

Other income (expense)
Interest income	2,358					2,358
Interest expense	(1,953)					(1,953)

Total other income (expense)	405					405

Net (loss)	(69,876)	(1,345)		68,538		(2,683)

Adjustments to Convert From IFRS to U.S. GAAP (in thousands of dollars, unless otherwise noted):

(A1)	To reclassify the impairment loss from charters to other operating expenses.
(A2)	To reclassify the amortization of dry docking expenses that are considered a component of depreciation under IFRS.
(A3)	To eliminate depreciation expense relating to the revaluation of the vessels to their fair value under IFRS.
(A4)        Reversal of impairment loss recorded for vessels in accordance with IFRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form F-1 under the Securities Act with respect to the securities offered by this prospectus. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the Commission. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NASDAQ Global Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry.

1976 Convention—The Convention on Limitation of Liability for Maritime Claims (London 1976).

Annual Survey—The annual inspection of a vessel by a classification society, on behalf of a flag state.

Available Days—The total calendar days the vessels are in possession for the relevant period after subtracting for off-hire days associated with major repairs, dry-dockings or special or intermediate surveys.

Baltic Dry Bulk Index—A number tracking worldwide international shipping prices of dry bulk vessels issued daily by the London-based Baltic Exchange.

Bareboat Charter—Also known as "demise charter." The use of a vessel usually over longer periods of time ranging up to several years. All voyage related costs, including bunker and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, are the charterer's responsibility. The owner of the vessel receives monthly charterhire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

Bunkers—Heavy fuel oil used to power a vessel's engines.

Capesize—Capesize vessels have carrying capacities of 110,000 to 199,999 dwt. These vessels generally operate along long-haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.

CERCLA—Comprehensive Environmental Response, Compensation and Liability Act.

Charter—The hire of a vessel for a specified period of time for a fixed fee or to carry a cargo in a single vessel for a fixed fee from a loading port to a discharging port.

Charterer—The individual or company hiring a vessel.

Charter hire—Money paid to the vessel-owner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 day calendar year basis.

Charter rate—The amount of money agreed between the charterer and the vessel-owner accrued on a daily or monthly basis that is used to calculate the vessel's charter hire.

Classification Society—An independent organization which certifies that a vessel has been built and maintained in accordance with the rules of such organization and complies with the applicable rules and regulations of the flag country of such vessel and the international conventions of which that country is a member.

Contract of Affreightment, or COA—A contract to carry specified amounts of cargo over prescribed shipping routes, at fixed or variable prices, during a specified period. COAs provide shipowners with greater operating flexibility than time or voyage charters by enabling them to use different vessels to perform individual voyages. Essentially, a COA constitutes a number of voyage charters to carry a specified amount of cargo during a specified time period (i.e., the term of the COA), which can span for months or years. All of a vessel's operating and voyage expenses when trading under a COA are typically borne by the shipowner.

Deadweight Ton, or dwt—A unit of a vessel's capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel's total dwt or total deadweight is the maximum weight the vessel can carry when loaded to a particular load line.

Dry bulk—Non-liquid cargoes of commodities shipped in an unpackaged state.

Dry bulk Carriers—Vessels which are specially designed and built to carry large volumes of cargo in dry bulk cargo form.

Drydocking—An out-of-service period used to remove a vessel from the water for mandatory Classification Society inspection and for planned repairs and maintenance.

Fleet Calendar Days—The total days the vessels are possessed in the fleet for the relevant period, including off-hire days associated with major repairs, dry-dockings or special or intermediate surveys.

Fleet Utilization—The percentage of time that vessels are available for revenue generating available days. Fleet utilization is determined by dividing available days by the fleet calendar for the relevant period.

General and Administrative Expenses—Salaries and other related costs of the executive officers and other employees, office rent, legal and auditing costs, regulatory compliance costs and other miscellaneous office expenses.

Gross Ton—Unit of 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

Handymax—Vessels with a carrying capacity of between 40,000 and 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 60,000 dwt are sometimes built with onboard cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure. Generally, this type of vessel offers good trading flexibility and can therefore be used in a wide variety of trades.

Hull—The shell or body of a vessel.

International Maritime Organization, or IMO—A United Nations agency that issues international trade standards for shipping.

Intermediate Survey—The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each Special Survey for such vessel pursuant to the rules of international conventions and classification societies.

ISM Code—The International Management Code for the Safe Operation of Ships and for Pollution Prevention, as adopted by the IMO.

ISPS Code— International Security Code for Ports and Ships, which enacts measures to detect and prevent security threats to vessels and ports.

ISSC—International Ship Security Certificate attesting to the vessel's compliance with SOLAS security requirements and the ISPS Code.

Kamsarmax—Vessels with a carrying capacity of between 80,000 and 83,000 dwt, with maximum length of 228.99 meters and a maximum breadth of 32.26 meters. These vessels carry coal, grains and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Kamsarmax vessels are able to pass through the Panama Canal, making them more versatile than VLOC or Capesize vessels.

MTSA—The Maritime Transportation Security Act of 2002

Newbuilding—A newly-constructed vessel.

Off-hire— The period during which a vessel is unable to perform the services for which it is immediately required under a time charter. Off-hire periods include days spent on repairs, drydocking and surveys, whether or not scheduled.

OPA—The United States Oil Pollution Act of 1990, as amended.

Panamax—Vessels with a carrying capacity of between 60,000 and 79,999 dwt. These vessels carry coal, grains and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than VLOC or Capesize vessels.

Period Charter—A term referring to both time and bareboat charters. These charters are referred to as period charters or period market charters due to use of the vessel by the charterer over a specific period of time.

Protection and Indemnity Insurance—Insurance obtained through a mutual association formed by shipowners to provide liability insurance protection from large financial loss to one member through contributions towards that loss by all members.

Scrapping—The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

Short-Term Time Charter—A time charter which lasts less than approximately 6 months.

Sister Ship— Vessels of the same type and specification.

SOLAS—The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

Special Survey—The inspection of a vessel by a classification society surveyor which takes place a minimum of every four years and a maximum of every five years.

Spot Charter—Relates to a vessel employment under a Short term time charter or under a voyage charter.

Spot Market—The market for immediate chartering of a vessel, usually for single voyages.

Strict Liability—Liability that is imposed without regard to fault.

Supramax—A sub-category of Handymax vessels with a carrying capacity between 50,000 and 59,999 dwt, normally offering cargo loading and unloading flexibility with onboard cranes, while at the same time possessing the cargo carrying capability approaching conventional Panamax dry bulk carriers.

Time Charter—The use of the vessel either for a number of months or years or for a trip between specific delivery and redelivery positions, known as a trip charter. The charterer pays all voyage related costs. The owner of the vessel receives semi-monthly charterhire payments on a per day basis and is responsible for the payment of all vessel operating expenses and capital costs of the vessel. Any delays at port or during the voyage are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

Time Charter Equivalent, or TCE—A standard shipping industry performance measure, representing the average daily revenues of a vessel. The TCE rate achieved on a given voyage is expressed in dollars per day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenues and dividing the net amount (time charter equivalent revenues) by the round-trip voyage duration. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company's performance despite changes in the mix of charter types (i.e., voyage charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

Ton—A metric ton of 1,000 kilograms.

Total Vessel Operating Expenses, or TVOE—The sum of the vessel operating expenses and general administrative expenses.

Vessel Operating Expenses—The costs of operating a vessel, primarily consisting of crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. Vessel operating expenses exclude fuel cost, port expenses, agents' fees, canal dues and extra war risk insurance, as well as commissions, which are included in "voyage expenses."

Voyage Charter—The shipment of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms. Most of these charters are of a single or spot voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the agreed upon freight rate expressed on a per cargo ton basis. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel.

Voyage Expenses—Expenses incurred in connection with a vessel's voyage from a loading port to a discharge port, and include port and canal charges, bunker (fuel oil) expenses, extra war risk insurance and brokerage commissions payable to third party brokers.

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF SEANERGY MARITIME HOLDINGS CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Seanergy Maritime Holdings Corp.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, equity and cash flows present fairly, in all material respects, the financial position of Seanergy Maritime Holdings Corp. and its subsidiaries (the "Company") at December 31, 2009, and the results of their operations and their cash flows for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in "Management's Annual Report on Internal Control over Financial Reporting" appearing in Item 15(B) of the Company's 2009 Annual Report on Form 20-F.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audit. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in "Management's annual report on internal control over financial reporting", management has excluded Bulk Energy Transport (Holdings) Limited from its assessment as of December 31, 2009 because it was acquired by the Company in a purchase business combination during 2009.  We have also excluded Bulk Energy Transport (Holdings) Limited from our audit of internal control over financial reporting.  The total assets of Bulk Energy Transport (Holdings) Limited (a consolidated subsidiary of the Company) as of December 31, 2009 were $161.7 million, which represented approximately 30% of consolidated total assets. Vessel revenue, net of Bulk Energy Transport (Holdings) Limited was $14.2 million and represented approximately 16.1% of consolidated vessel revenue, net for the year ended December 31, 2009.

As discussed in Note 2(ae) to the consolidated financial statements, the Company changed the manner in which it accounts for business combinations and non-controlling interests in 2009.

/s/PricewaterhouseCoopers S.A.
Athens, Greece
March 24, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of
Seanergy Maritime Holdings Corp.:

We have audited the accompanying consolidated balance sheet of Seanergy Maritime Holdings Corp. and its subsidiaries (the "Company") as of December 31, 2008, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seanergy Maritime Holdings Corp. and its subsidiaries as of December 31, 2008 and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG Certified Auditors AE
Athens, Greece
March 27, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of:
Seanergy Maritime Corp.

We have audited the accompanying statements of income, shareholders' equity and cash flows of Seanergy Maritime Corp. (the "Company") for the year ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Seanergy Maritime Corp. for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/Weinberg & Company, P.A.
Boca Raton, Florida
March 12, 2008

Seanergy Maritime Holdings Corp. Consolidated Balance Sheets December 31, 2009 and 2008 (In thousands of US Dollars, except for share and per share data, unless otherwise stated)

	Notes	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	5	63,607	27,543
Accounts receivable trade, net		495	-
Due from related parties	6	265	577
Inventories		1,126	872
Prepaid insurance expenses		623	574
Prepaid expenses and other current assets – related parties	4	58	248
Insurance claims	26	1,260	-
Other current assets		39	-
Total current assets		67,473	29,814
Fixed assets:
Vessels, net	7	444,820	345,622
Office equipment, net	7	20	9
Total fixed assets		444,840	345,631
Other assets
Goodwill	27	17,275	-
Deferred charges	8	8,684	2,757
Other non-current assets		180	-
TOTAL ASSETS		538,452	378,202

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	11	33,206	27,750
Trade accounts and other payables		990	674
Due to underwriters		19	419
Accrued expenses	24	1,719	541
Accrued interest		1,508	166
Accrued charges on convertible promissory note due to shareholders	10	-	420
Financial instruments	23	3,556	-
Deferred revenue – related party	9	894	3,029
Deferred revenue	9	246	-
Total current liabilities		42,138	32,999
Long-term debt, net of current portion	11	267,360	184,595
Financial instruments	23	1,550	-
Below market acquired time charters	25	585	-
Convertible promissory note due to shareholders	10	-	29,043
Total liabilities		311,633	246,637

Commitments and contingencies	15	-	-

EQUITY
Seanergy shareholder's equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued			-
Common stock, $0.0001 par value; 200,000,000 and 89,000,000 authorized shares as at December 31, 2009 and 2008, respectively; 33,255,170 and 22,361,227 shares, issued and outstanding as at December 31, 2009 and 2008, respectively	12	3	2
Additional paid-in capital		213,232	166,361
Accumulated deficit		(4,746)	(34,798)
Total Seanergy shareholders' equity		208,489	131,565
Noncontrolling interest		18,330	-
Total equity		226,819	131,565
TOTAL LIABILITIES AND EQUITY		538,452	378,202

The accompanying notes are an integral part of these consolidated financial statements.

Seanergy Maritime Holdings Corp.
Consolidated Statements of Income
For the years ended December 31, 2009, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)

	Notes	2009	2008	2007
Revenues:
Vessel revenue - related party	16	83,903	35,333	-
Vessel revenue		6,340	-	-
Commissions – related party	3	(2,226)	(880)	-
Commissions		(120)	-	-
Vessel revenue, net		87,897	34,453	-

Expenses:				-
Direct voyage expenses	17	(753)	(151)	-
Vessel operating expenses	18	(16,222)	(3,180)	-
Voyage expenses - related party	3	(1,119)	(440)	-
Management fees - related party	3	(1,715)	(388)	-
General and administration expenses	19	(5,928)	(2,161)	(445)
General and administration expenses - related party	20	(742)	(109)	-
Amortization of deferred dry-docking costs	8	(1,045)	-	-
Depreciation	7	(26,812)	(9,929)	-
Goodwill impairment loss	27	-	(44,795)	-
Vessels' impairment loss		-	(4,530)	-
Gain from acquisition of subsidiary	1	6,813	-	-

Operating income (loss)		40,374	(31,230)	(445)

Other income (expense), net:
Interest and finance costs	21	(7,230)	(3,895)	(45)
Interest and finance costs – shareholders	8, 10	(386)	(182)	(13)
Interest income – money market funds	22	430	3,361	1,948
Loss on interest rate swaps	23	(1,575)	-	-
Foreign currency exchange losses, net		(44)	(39)	-
		(8,805)	(755)	1,890
Net income (loss)		31,569	(31,985)	1,445
Less: Net income attributable to the noncontrolling interest		1,517	-	-

Net income (loss) attributable to Seanergy Maritime Holdings Corp. Shareholders		30,052	(31,985)	1,445

Net income (loss) per common share
Basic	14	1.16	(1.21)	0.12
Diluted	14	1.00	(1.21)	0.10

Weighted average common shares outstanding
Basic	14	25,882,967	26,452,291	11,754,095
Diluted	14	30,529,281	26,452,291	15,036,283

The accompanying notes are an integral part of these consolidated financial statements.

Seanergy Maritime Holdings Corp.
Consolidated Statements of Equity
For the years ended December 31, 2009, 2008 and 2007
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)

	Common stock			Retained earnings/	Total Seanergy	Non-
	# of Shares	Par Value	Additional paid-in capital	(Accumulated deficit)	shareholders' equity	controlling interest	Total equity

Balance, January 1, 2007	7,264,893	1	24	(4)	21	-	21
Shares surrendered and cancelled	(1,764,893)	-	-	-	-	-	-
Sales of shares and warrants in private placement and public offering, net of offering costs of $18,063	23,100,000	2	227,350	-	227,352	-	227,352
Capital contributed by founding shareholders	-	-	400	-	400	-	400
Shares reclassified to "Common stock subject to mandatory redemption"	-	-	(80,849)	-	(80,849)	-	(80,849)
Net income for the year ended December 31, 2007	-	-	-	1,445	1,445	-	1,445
Balance, December 31, 2007	28,600,000	3	146,925	1,441	148,369	-	148,369
Net (loss) for the year ended December 31, 2008	-	-	-	(31,985)	(31,985)	-	(31,985)
Dividends paid (Note 13)	-	-	-	(4,254)	(4,254)	-	(4,254)
Reclassification of common stock no longer subject to redemption (Note 12)	(6,370,773)	-	17,144	-	17,144	-	17,144
Reversal of underwriter fees forfeited to redeeming shareholders (Note 12)	-	-	1,433	-	1,433	-	1,433
Liquidation and dissolution common stock exchange	-	(1)	1	-	-	-	-
Warrants exercised (Note 12)	132,000	-	858	-	858	-	858
Balance, December 31, 2008	22,361,227	2	166,361	(34,798)	131,565	-	131,565
Issuance of common stock to convert promissory note (Note 10)	6,585,868	1	29,596	-	29,597	-	29,597
Issuance of common stock due to earn-out (Notes 1 and 27)	4,308,075	-	17,275	-	17,275	-	17,275
Gain from acquisition (Note 1)	-	-	-	-	-	6,813	6,813
Noncontrolling interest contribution	-	-	-	-	-	10,000	10,000
Net income for the year ended December 31, 2009	-	-	-	30,052	30,052	1,517	31,569
Balance, December 31, 2009	33,255,170	3	213,232	(4,746)	208,489	18,330	226,819

The accompanying notes are an integral part of these consolidated financial statements.

Seanergy Maritime Holdings Corp.
Consolidated Statements of Cash Flows
For the years ended December 31, 2009, 2008 and 2007
 (In thousands of US Dollars, except for share and per share data, unless otherwise stated)

	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	31,569	(31,985)	1,445
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of goodwill		44,795	-
Impairment of vessels		4,530	-
Depreciation	26,812	9,929	-
Amortization of deferred finance charges	696	224	-
Amortization of deferred dry-docking costs	1,045	-	-
Deferred dry-docking costs	(7,119)	-	-
Change in fair value of financial instruments	189	-	-
Amortization of acquired time charters	(125)	-	-
Gain on acquisition	(6,813)	-	-
Changes in operating assets and liabilities:
(Increase) decrease in -
Due from related parties	1,760	(577)	-
Inventories	1,222	(872)	-
Trade accounts and other receivables	(263)	-	-
Insurance claims	(1,159)	-	-
Other current assets	59	-	-
Other non-current assets	(180)	-	-
Prepaid insurance expenses	719	(495)	(60)
Prepaid expenses and other current assets – related parties	190	(248)	-
Trade accounts and other payables	(3,299)	86	155
Due to underwriters	(400)	(3,555)	46
Accrued expenses	(885)	541	-
Accrued charges on convertible note due to shareholders	670	132	(1)
Premium amortization on convertible note due to shareholders	(379)	-	-
Accrued interest	1,176	166	-
Deferred revenue – related party	(2,523)	3,029	-
Deferred revenue	246	-	-
Net cash provided by operating activities	43,208	25,700	1,585
Cash flows from investing activities:
Acquisition of business, net of cash acquired	36,374	(375,833)	-
Increase in trust account from interest earned on funds held in trust	-	-	(1,923)
Funds placed in (used from) trust account from offerings	-	232,923	(231,000)
Additions to office furniture and equipment	(21)	(9)	-
Net cash provided by (used in) investing activities	36,353	(142,919)	(232,923)
Cash flows from financing activities:
Gross proceeds from private placement	-	-	14,415
Gross proceeds from public offering	-	-	231,000
Payment of offering costs	-	-	(11,796)
Redemption of common shares	-	(63,705)	-
Proceeds from warrants exercised	-	858	-
Proceeds from long term debt and revolving facility	-	219,845	-
Repayment of long term debt	(54,878)	(7,500)	-
Dividends paid	-	(4,254)	-
Repayment of shareholders' loans	-	-	(451)
Advances from shareholders, net	-	-	25
Restricted cash withdrawals	1,381	-	-
Noncontrolling interest contribution	10,000	-	-
Deferred finance charges	-	(2,693)	-
Net cash provided by (used in) financing activities	(43,497)	142,551	233,193
Net increase in cash and cash equivalents	36,064	25,332	1,855
Cash and cash equivalents at beginning of period	27,543	2,211	356
Cash and cash equivalents at end of period	63,607	27,543	2,211

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Interest	6,447	3,402	14

Non-cash transactions
Year ended December 31, 2009
(a) Conversion of the promissory note (note 10)
(b) additional contingent consideration (note 1)
Year ended December 31, 2008
Issuance of the promissory note (note 10)

The accompanying notes are an integral part of these consolidated financial statements.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

1.	Basis of Presentation and General Information:

Seanergy Maritime Holdings Corp. (the "Company" or "Seanergy"), originally Seanergy Merger Corp., was formed under the laws of the Republic of the Marshall Islands on January 4, 2008, as a wholly owned subsidiary of Seanergy Maritime Corp. Seanergy Maritime Corp., originally Seanergy Maritime Acquisition Corp., was formed on August 15, 2006, under the laws of the Republic of the Marshall Islands with executive offices located in Athens, Greece. On August 28, 2008, the Company completed a business combination with the acquisition, through its designated nominees, of six dry bulk vessels. On that date, the Company took delivery of the M/V Davakis G., the M/V Delos Ranger and the M/V African Oryx. On September 11, 2008, the Company took delivery, through its designated nominee, of the fourth vessel, the M/V Bremen Max. On September 25, 2008, Seanergy took delivery, through its designated nominees, of the final two vessels, the M/V Hamburg Max and the M/V African Zebra. Since the consummation of the business acquisition, the Company has provided global transportation solutions in the dry bulk shipping sector through its vessel-owning subsidiaries for a broad range of dry bulk cargoes, including coal, iron ore, and grains or major bulks, as well as bauxite, phosphate, fertilizers and steel products or minor bulks.

The above acquisition was accounted for under the purchase method of accounting and accordingly, the assets acquired were recorded at their fair values. No liabilities were assumed or other tangible assets acquired. The consideration paid for the business combination, excluding contingent consideration, was recorded at fair value at the date of acquisition and amounted to $404,876 and consisted of cash paid of $367,031, the fair value of a convertible promissory note from a related party of $29,043 and direct transaction costs of $8,802. The fair value of the assets (vessels) acquired amounted to $360,081, thereby resulting in a premium (i.e. non-tax deductible goodwill) of $44,795.

The contingent consideration forming part of the business combination consisted of the issuance of 4,308,075 shares of common stock subject to Seanergy meeting certain target EBITDA during the twelve month period ended September 30, 2009. This target was met and on September 30, 2009, the Company recorded additional consideration of $17,275, equal to the fair value of the 4,308,075 shares, with an increase in goodwill and equity.

The premium (i.e. non-tax deductible goodwill) over the fair value of the tangible assets acquired resulted from the decline in the market value of the dry bulk vessels between the date of entering into the agreements to purchase the business (May 20, 2008) and the actual business acquisition date (August 28, 2008). If the business combination was to take place at the beginning of each of the years 2008 and 2007 instead of the effective date, consolidated revenues (unaudited), net profit (loss) (unaudited) and earnings (loss) per share, basic (unaudited) would have been $76,694, $(20,474) and $(0.92) for 2008 and $35,635, $(47,864) and $(2.15) for 2007, respectively.

The pro-forma adjustments primarily relate to revenue and operating expenses, vessel depreciation, interest income and interest expense, as if the business combination had been consummated at the beginning of each of the 2008 and 2007 years, assuming that the used vessels were fully operating under effective contracts as from the acquisition date and that effective historical revenues under Restis' family management and assuming that each new building started operations as from the delivery date in 2008. Impairment of goodwill was assumed to be the same in both 2008 and 2007.

On July 15, 2009, the Company entered into an agreement with Constellation Bulk Energy Holdings Inc. ("Seller") to acquire the Seller's 50% ownership interest in Bulk Energy Transport (Holdings) Limited ("BET") for a nominal cash consideration of $1.00. On August 12, 2009, the Company closed on its previously announced agreement to purchase a 50% ownership interest in BET from the Seller. BET's other equity owner is Mineral Transport Holdings Inc. ("Mineral Transport"), which is an affiliate of members of the Restis family, one of the Company's major shareholders. On the closing day, the Company also entered into a shareholders' agreement with Mineral Transport whereby the Company was granted the right to appoint a majority on the board of directors of BET, thus obtaining control of BET. The acquisition was accounted for under the purchase method of accounting and accordingly, the assets acquired and liabilities assumed were recorded at their fair values. The aggregate purchase price for the shares was $1.00. The Company estimated that the fair values of the assets acquired and liabilities assumed at acquisition were as follows:

Cash	36,374
Restricted cash	1,381
Trade and other receivables	2,844
Inventories	1,476
Vessels	126,000
Current portion of long term debt	(16,573)
Accounts payable and accruals	(5,722)
Acquired time charters	(710)
Derivative instruments	(4,917)
Long term debt net of current portion	(126,527)
Noncontrolling interest	(6,813)
Excess of fair value of assets acquired and liabilities assumed over consideration paid	(6,813)

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

1.	Basis of Presentation and General Information (continued):

The excess of the fair value of assets acquired and liabilities assumed over consideration has been recorded as bargain purchase gain and recorded in the line "Gain from acquisition" in the Company's consolidated statement of income. The bargain purchase gain was a result of the sellers' intent to divest from shipping operations. BET is a provider of worldwide ocean transportation services through the ownership of five dry bulk carriers. BET was incorporated in December 18, 2006 under the laws of the Republic of the Marshall Islands.

The following pro forma consolidated financial information reflects the results of operations for the years ended December 31, 2009 and 2008, as if the acquisition of BET had occurred at the beginning of each year presented and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place as of the beginning of each year presented. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from the combined operations. The actual results of the operations of BET are included in the consolidated financial statements of the Company only from the date of the acquisition.

	(Unaudited)
	December 31,
	2009	2008

Pro forma revenues	$110,098	$95,480
Pro forma operating income	45,981	3,278
Pro forma net income	37,120	6,382

Pro forma per share amounts:
Basic net income	$1.43	$0.24
Diluted net income	$1.23	$0.18

Seanergy's subsidiaries included in these consolidated financial statements as of December 31, 2009 are as follows:

	Country of	Date of
Company	Incorporation	Incorporation	Vessel name	Date of Delivery

Seanergy Management Corp.(1)	Marshall Islands	May 9 , 2008	N/A	N/A
Amazons Management Inc.(1)	Marshall Islands	April 21 , 2008	Davakis G.	August 28, 2008
Lagoon Shipholding Ltd.(1)	Marshall Islands	April 21, 2008	Delos Ranger	August 28, 2008
Cynthera Navigation Ltd.(1)	Marshall Islands	March 18, 2008	African Oryx	August 28, 2008
Martinique International Corp.(1)	British Virgin Islands	May 14, 2008	Bremen Max.	September 11, 2008
Harbour Business International Corp.(1)	British Virgin Islands	April 1, 2008	Hamburg Max.	September 25, 2008
Waldeck Maritime Co.(1)	Marshall Islands	April 21, 2008	African Zebra	September 25, 2008
Motion Shipholding Corp.(1)	Marshall Islands	September 8, 2009	N/A	N/A
Bulk Energy Transport (Holdings) Limited.(2)	Marshall Islands	December 18, 2006	N/A	N/A
Quex Shipping Inc.(2)	British Virgin Islands	January 3 , 2007	BET Commander	August 13 , 2009
Rossington Marine Corp.(2)	British Virgin Islands	January 3 , 2007	BET Intruder	August 13 , 2009
Rayford Navigation Corp.(2)	British Virgin Islands	January 3 , 2007	BET Prince	August 13 , 2009
Pulford Ocean Inc.(2)	British Virgin Islands	January 3 , 2007	BET Scouter	August 13 , 2009
Lewisham Maritime Inc.(2)	British Virgin Islands	January 3 , 2007	BET Fighter	August 13 , 2009

(1):	Subsidiaries wholly owned

(2):	Subsidiaries 50% owned and controlled by the Company

2.	Significant Accounting Policies:

(a)	Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP) and include the accounts and operating results of Seanergy and its wholly-owned subsidiaries where Seanergy has control. Control is presumed to exist when Seanergy through direct or indirect ownership retains the majority of voting interest. In addition, Seanergy evaluates its relationships with other entities to identify whether they are variable interest entities and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements. When the Company does not have a controlling interest in an entity, but exerts a significant influence over the entity, the Company applies the equity method of accounting. All significant intercompany balances and transactions and any intercompany profit or loss on assets remaining with the Group have been eliminated in the accompanying consolidated financial statements.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

2.	Significant Accounting Policies (continued):

(b)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include evaluation of relationships with other entities to identify whether they are variable interest entities, determination of vessel useful lives, allocation of purchase price in a business combination, determination of vessels impairment and determination of goodwill impairment.

(c)	Foreign Currency Translation

Seanergy's functional currency is the United States dollar since the Company's vessels operate in international shipping markets and therefore primarily transact business in US Dollars. The Company's books of accounts are maintained in US Dollars. Transactions involving other currencies are translated into the United States dollar using exchange rates, which are in effect at the time of the transaction. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated to United States dollars at the foreign exchange rate prevailing at year-end. Gains or losses resulting from foreign currency translation are reflected in the consolidated statements of income.

(d)	Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents, trade accounts receivable and derivative contracts (interest rate swaps). The Company places its cash and cash equivalents, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers' financial condition. The Company does not obtain rights to collateral to reduce its credit risk. The Company is exposed to credit risk in the event of non-performance by counter parties to derivative instruments; however, the Company limits its exposure by diversifying among counter parties with high credit ratings.

(e)	Cash and Cash Equivalents

Seanergy considers time deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash is excluded from cash and cash equivalents.

(f)	Accounts Receivable Trade, net

Accounts receivable-trade, net at each balance sheet date, includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. The provision for doubtful accounts at December 31, 2009 and 2008 amounted to $NIL and $NIL, respectively.

(g)	Inventories

Inventories consist of lubricants which are stated at the lower of cost or market value. Cost is determined by the first in, first out method.

(h)	Insurance Claims

The Company records insurance claim recoveries for insured losses incurred on damage to fixed assets and for insured crew medical expenses. Insurance claim recoveries are recorded, net of any deductible amounts, at the time the Company's fixed assets suffer insured damages or when crew medical expenses are incurred, recovery is probable under the related insurance policies, the claim is not subject to litigation and the Company can make an estimate of the amount to be reimbursed. The classification of the insurance claims into current and non-current assets is based on management's expectations as to their collection dates.

(i)	Vessels

Vessels acquired as a part of a business combination are recorded at fair market value on the date of acquisition. Vessels acquired as asset acquisitions are stated at historical cost, which consists of the contract price less discounts, plus any material expenses incurred upon acquisition (delivery expenses and other expenditures to prepare for the vessel's initial voyage). Subsequent expenditures for conversions and major improvements are capitalized, when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

2.	Significant Accounting Policies (continued):

(j)	Vessel Depreciation

Depreciation is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated salvage value. Salvage value is estimated by the Company by taking the cost of steel times the weight of the ship noted in lightweight ton (LWT). Up to June 30, 2009, management estimated the useful lives of its vessels at 25 years from the date of their delivery from the shipyard. In July 2009, a time charter contract was successfully executed for one of the vessels that expires on the vessel's 26th anniversary, and based on the projected necessary dry-docking costs and understanding of the charterer's needs, the Company believes that it will complete the next dry-docking and be able to charter the vessel up to the vessel's 30th anniversary. Based on this event, as well as, considering that it is not uncommon for vessels to be operable to their 30th anniversary, effective July 1, 2009, the Company changed the estimated useful life of its fleet to 30 years. This change reduced depreciation expense by $8,039 (approximately $0.32 per share) for the year ended December 31, 2009.

(k)	Impairment of Long-Lived Assets (Vessels)

The Company reviews its long-lived assets held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, the Company evaluates the asset for an impairment loss. Measurement of the impairment loss is based on the fair value of the asset. In this respect, management regularly reviews the carrying amount of the vessels in connection with the estimated recoverable amount for each of the Company's vessels. No impairment loss was recorded in 2009. The Company recorded an impairment loss of $4,530 in 2008 (see Note 7).

(l)	Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net identifiable assets acquired in business combinations accounted for under the purchase method. Goodwill is reviewed for impairment at least annually in December. The goodwill impairment test is a two-step process. Under the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit (including goodwill). If the fair value of the reporting unit is less than the carrying value of the reporting unit, goodwill impairment may exist, and the second step of the test is performed. Under the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the implied fair value of goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds it carrying value, step two does not have to be performed. As of December 31, 2008, the Company performed its annual goodwill impairment analysis and recorded a non-cash goodwill impairment charge of $44,795 thereby, fully writing off its goodwill, from the initial acquisition of the six vessels.

The Company tested its goodwill for potential impairment and concluded that there was no indication of impairment as of December 31, 2009. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, using judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non-fixed days (based on a combination of 2-year forward freight agreements and the 10-year average historical charter rates available for each type of vessel). The weighted average cost of capital used was 7.6%.

(m)	Dry-Docking and Special Survey Costs

The Company follows the deferral method of accounting for dry-docking costs and special survey costs whereby actual costs incurred which extend the economic life of the vessels are deferred and are amortized on a straight-line basis over the period through the expected date of the next dry-docking which is scheduled to become due in 2 to 3 years. Dry-docking costs which are not fully amortized by the next dry-docking period are expensed.

(n)	Pension and Retirement Benefit Obligations

The ship-owning companies included in the consolidation employ the crew on board the vessels under short-term contracts (usually up to nine months) and, accordingly, they are not liable for any pension or post-retirement benefits. Administrative employees are covered by state-sponsored pension funds. Both employees and the Company are required to contribute a portion of the employees' gross salary to the state-sponsored pension fund. Upon retirement, the state-sponsored pension funds are responsible for paying the employees retirement benefits and accordingly Seanergy has no obligation. Employers' contributions for the years ended December 31, 2009, 2008 and 2007 were immaterial.

(o)	Commitments and Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties, environmental and remediation obligations and other sources are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

2.	Significant Accounting Policies (continued):

(p)	Fair value of above/below market acquired time charter

Where the Company identifies any assets or liabilities associated with the acquisition of a vessel, the Company records all such identified assets or liabilities at fair value. Fair value is determined by reference to market data. The Company values any asset or liability arising from the market value of the time charters assumed when a vessel is acquired. The amount to be recorded as an asset or liability at the date of delivery of a vessel is based on the difference between the current fair values of a charter with similar characteristics as the time charter assumed and the net present value of future contractual cash flows from the time charter contract assumed. When the present value of the time charter assumed is greater than the current fair value of such charter, the difference is recorded as "Fair value of above market acquired time charter". When the opposite situation occurs, the difference is recorded as "Fair value of below market acquired time charter". Such assets and liabilities are amortized as a reduction of, or an increase in revenue, respectively over the period of the time charter assumed.

(q)	Revenue Recognition

Revenue is recorded when a charter agreement exists and collection of the related revenue is reasonably assured. Revenue is recognized as it is earned, on a straight line basis over the duration of each time charter, as adjusted for the off hire days that the vessel spends undergoing repairs, maintenance and upgrade work. Deferred revenue represents cash received prior to the balance sheet date and is related to revenue applicable to periods after such date. Related party address commissions paid to South African Marine Corporation S.A., (SAMC), an affiliate, are included in Commissions – related party. Address commissions and brokerage commissions paid to third parties are included in Commissions.

(r)	Commissions

Commissions are paid in the same period as related charter revenues are recognized. Brokerage commissions paid to related parties are included in Voyage expenses – related party. The following are the commissions for the year ended December 31, 2009: (i) 1.25% commercial brokerage services commission to Safbulk Pty Ltd. and Safbulk Maritime S.A. ("Safbulk Pty" and together with "Safbulk Maritime" referred to as "Safbulk"), both affiliates, (ii) 2.5% address commission to SAMC for the Seanergy fleet, (iii) 3.75% address commission to SAMC for the BET fleet, (iv) 3.75% address commission to third party charterers, and (v) 1.25% brokerage commissions to third party brokers.

(s)	Vessel voyage expenses

Vessel voyage expenses primarily consist of port, canal and bunker expenses that are unique to a particular charter and are paid for by the charterer under time charter agreements and other non-specified voyage expenses such as commissions that are paid by the Company.

(t)	Repairs and Maintenance

All repair and maintenance expenses, including major overhauling and underwater inspection expenses are expensed in the year incurred. Such costs are included in Vessel operating expenses in the accompanying consolidated statements of income.

(u)	Financing Costs and Capitalized Interest

Underwriting, legal and other direct costs incurred with the issuance of long-term debt or to refinance existing debt are deferred and amortized to interest expense over the life of the related debt using the effective interest method. Unamortized fees relating to loans repaid or refinanced are expensed in the period the repayment or refinancing is made. Interest costs incurred on debt during the construction of vessels are capitalized. There were no interest costs capitalized during any of the years presented.

(v)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized, when applicable, for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administration expenses. The Company is not currently subject to income taxes as Seanergy is incorporated in the Marshall Islands. Under current Marshall Islands law, Seanergy is not subject to tax on income or capital gains and no Marshall Islands withholding tax will be imposed upon payment of dividends by Seanergy to its shareholders.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

2.	Significant Accounting Policies (continued):

(w)	Earnings (Losses) per Share

Basic earnings (losses) per common share are computed by dividing net income (loss) available to Seanergy Maritime Holdings Corp. shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (losses) per share, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e. those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share.

(x)	Segment Reporting

Seanergy reports financial information and evaluates its operations by total charter revenues and not by the length of vessel employment, customer, or type of charter. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus, Seanergy has determined that it operates under one reportable segment. Furthermore, when Seanergy charters a vessel to a  charterer, the charterer is free to trade the vessel worldwide and, as a result, disclosure of geographic information is impracticable (see Note 3(b)).

(y)	Financial Instruments

Derivative instruments (including certain derivative instruments embedded in other contracts) are recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivatives' fair value recognized currently in earnings unless specific hedge accounting criteria are met. In connection with the BET acquisition, the Company is party to interest swap agreements where it receives a floating interest rate and pays a fixed interest rate for a certain period in exchange. These contracts do not qualify for hedge accounting and as such changes in their fair values are reported to earnings. The fair value of these agreements equates to the amount that would be paid by the Company if the agreements were cancelled at the reporting date, taking into account current interest rates. During 2008 and 2007, Seanergy did not engage in any transaction with derivative instruments or have any hedging activities.

(z)	Share-Based Compensation

All share-based payments, including grants of employee stock options to employees, are recognized as an expense in the financial statements and such costs are measured at the fair value of the award. As of December 31, 2009, 2008 and 2007, Seanergy did not have any share-based payments.

(aa)	Intangible assets

Seanergy adopted new U.S. GAAP guidance concerning the determination of the useful life of intangible assets beginning in its first quarter of fiscal 2009. The adoption of this guidance did not have a significant impact on Seanergy's consolidated financial statements. The new guidance amends the factors that are to be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The new guidance is intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows originally used to measure the fair value of the intangible asset under U.S GAAP.

(ab)	Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of guidance for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This guidance also establishes a framework for measuring fair value and expands disclosures about fair value measurements (Note 23). On February 12, 2008, the Company adopted the provision for delaying the effective date of the guidance issued on January 1, 2008 until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. In accordance with the February 12, 2008 guidance, the Company has not applied the provisions of the January 1, 2008 guidance to such assets and liabilities. The Company is in the process of evaluating the impact, if any, of applying these provisions on its financial position and results of operations. In October 2008, guidance, which was effective immediately. was issued to clarify the application of the January 1, 2008 guidance in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. The Company has considered the guidance issued in October 2008 in its determination of estimated fair values during 2009 and 2008.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

2.	Significant Accounting Policies (continued):

(ac)	Fair Value Option

Accounting guidance issued in February 2007 provides companies with an option to report selected financial assets and liabilities at fair value. Such guidance's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Past generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. This guidance issued helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. It also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. It requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company's choice to use fair value on its earnings. It also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. It does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in other guidance. It is effective as of the beginning of a company's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of this guidance. The Company has not opted to fair value any of its financial assets and liabilities.

(ad)	Presentation changes

Certain minor reclassifications have been made to the presentation of the 2008 and 2007 consolidated financial statements to conform to those of 2009.

(ae)	Recent accounting pronouncements

In December 2007, the FASB issued guidance regarding the accounting for business combinations and noncontrolling interests. Such guidance requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at "full fair value" and requires noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Such guidance affects Seanergy's acquisitions consummated after January 1, 2009, which have been accounted for under the new standard.

In March 2008, guidance was issued to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. This guidance requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This guidance applies to all derivative financial instruments, including bifurcated derivative instruments (and non-derivative instruments that are designed and qualify as hedging instruments) and related hedged items. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This guidance encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of this guidance did not have any impact on the Company's consolidated financial statement presentation or disclosures.

In June 2008, guidance was issued addressing the determination of whether a financial instrument (or an embedded feature) is indexed to an entity's own stock. This guidance is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Seanergy has determined that its financial instruments, warrants, are indexed to its own stock and equity classified and therefore the adoption of this standard did not have any effect on the consolidated financial statement presentation or disclosure.

In May 2008, guidance was issued requiring issuers of convertible debt that may be settled wholly or partly in cash upon conversion to account for the debt and equity components separately. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years and must be applied retrospectively to all periods presented. Early adoption is prohibited. Seanergy has determined that the application of this guidance did not have any effect on its consolidated financial statements.

In June 2009, the FASB issued new guidance concerning the transfer of financial assets. This guidance amends the criteria for a transfer of a financial asset to be accounted for as a sale, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, changes the initial measurement of a transferor's interest in transferred financial assets, eliminates the qualifying special-purpose entity concept and provides for new disclosures. This new guidance will be effective for Seanergy for transfers of financial assets beginning in its first quarter of fiscal 2010, with earlier adoption prohibited. Seanergy does not expect the impact of this guidance to be material to its consolidated financial statements.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

2.	Significant Accounting Policies (continued):

In June 2009, the Financial Accounting Standards Board, (the "FASB") issued new guidance concerning the organization of authoritative guidance under US GAAP. This new guidance created the FASB Accounting Standards Codification ("Codification"). The Codification has become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. The Codification became effective for the Company in its third quarter of fiscal 2009. As the Codification is not intended to change or alter existing US GAAP, it did not have any impact on the Company's consolidated financial statements. On its effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification has become nonauthoritative.

In May 2009, the FASB issued guidance which establishes principles and requirements for disclosure of subsequent events. In particular, it sets forth: a) the period after the balance sheet date during which management of a reporting entity evaluates events or transactions that may occur for potential recognition or disclosure in the financial statements; b) the circumstances under which an entity recognizes events or transactions occurring after the balance sheet date in its financial statements; and c) the disclosures that an entity makes about events or transactions that occurred after the balance sheet date. This guidance has been applied to the accounting for and disclosure of subsequent events not addressed in other applicable generally accepted accounting principles (GAAP). An entity recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. This guidance is effective for interim or annual financial periods ending after June 15, 2009, and has been applied prospectively. The adoption of this guidance did not have any material effect on the consolidated financial statements of the Company.

In August 2009, the FASB released new guidance concerning measuring liabilities at fair value. The new guidance provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain valuation techniques. Additionally, it clarifies that a reporting entity is not required to adjust the fair value of a liability for the existence of a restriction that prevents the transfer of the liability. This new guidance is effective for the first reporting period after its issuance, however earlier application is permitted. The application of this new guidance is not expected to have a significant impact on Seanergy's consolidated financial statements.

In June 2009, the FASB issued guidance regarding the consolidation of variable-interest entities (VIE). Such guidance: (1) eliminates the existing exemption from VIEs for qualifying special purpose entities, (2) provides a new approach for determining who should consolidate a variable-interest entity, and (3) changes when it is necessary to reassess who should consolidate a variable-interest entity. Calendar year-end companies will have to apply the new rules as of January 1, 2010. The Company is in the process of evaluating the effect of this guidance in its financial statements.

 In April 2009, the FASB issued guidance to clarify the application of fair-value measurements in the current economic environment, modify the recognition of other-than-temporary impairments of debt securities, and require companies to disclose the fair values of financial instruments in interim periods. The application of such guidance did not have a material effect on the Company's financial statements.

In addition, the FASB issued accounting guidance that requires public companies to disclose the fair value of financial instruments in interim financial statements, adding to the current annual disclosure requirements, except with respect to concentration of credit risks of all financial instruments. It also adds a requirement for discussion of changes, if any, in the method used and significant assumptions made during the period.

3.	Transactions with Related Parties:

On May 20, 2008, companies affiliated with certain members of the Restis family collectively acquired a 9.62% interest in Seanergy Maritime Corp. On the same date, the Company also entered into the following agreements with companies wholly-owned by member(s) of the Restis family:

•
The Master Agreement to purchase an aggregate of six dry bulk vessels from companies affiliated with certain members of the Restis family, for an aggregate purchase price of $404,876 including direct transaction costs plus contingent consideration (see Note 1).

•
A management agreement with Enterprises Shipping and Trading S.A. ("EST"), a company wholly owned by a member of the Restis family, for the provision of technical management services relating to vessels for an initial period of two years from the date of signing.

•
A brokerage agreement with Safbulk Pty Ltd ("Safbulk Pty"), a company wholly owned by certain members of the Restis family, for the provision of chartering services for an initial period of two years from the date of signing.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

3.	Transactions with Related Parties (continued):

On May 26, 2008, time charter agreements for 11-13 month periods were concluded for the vessels with South African Maritime Corporation S.A. ("SAMC"), a company also owned by certain members of the Restis family (Notes 9 and 16).

On November 17, 2008, a lease agreement was entered into between Waterfront S.A, a company wholly owned by a member of the Restis family, for the lease of the executive offices.

On August 26, 2008, Seanergy obtained shareholders' approval for the business combination, including the purchase of the six vessels from the Restis family which became effective on August 28, 2008. At this time the non-voting shareholders redeemed 6,370,773 shares of common stock.

On various dates from June 5, 2008 to August 21, 2009, companies affiliated with members of the Restis family purchased 14,970,982 shares of common stock from shareholders of Seanergy Maritime Holdings (the successor of Seanergy Maritime Corp.)

Concurrently with the closing of the BET acquisition, BET entered into a technical management agreement with "EST" and a commercial brokerage agreement with Safbulk Maritime S.A. ("Safbulk Maritime" and together with "Safbulk" Pty referred to as "Safbulk") at terms similar to those that our existing fleet has with these entities. Each of EST and Safbulk are affiliated with members of the Restis family and are the technical manager and commercial broker of our current fleet.

On August 19, 2009, the Company amended and certain companies affiliated with the Restis family simultaneously converted the convertible promissory note in the principal amount of $28,250 due on August 28, 2010, which was issued as partial consideration for the vessels it acquired in its business combination in August 2008 (see Note 10).

(a)	Management Agreement:

On May 20, 2008, a management agreement was concluded between the wholly owned subsidiary of the Company, Seanergy Management Corp. ("Seanergy Management"), and EST, an affiliate, for the provision of technical management services relating to vessels for an initial period of two years from the date of signing. The agreement will be automatically extended for successive one year periods, unless three months written notice of termination by either party is given prior to commencement of the next period. The fixed daily fee per vessel in operation for the year ending December 31, 2009, was agreed at EUR 425 (four hundred and twenty-five Euros). As noted above, EST also manages the BET acquired vessels under similar terms as the ones for the initial Seanergy vessels. The related expense for the years ended December 31, 2009 and 2008 amounted to $1,715 and $388, respectively, and is included under management fees — related party in the accompanying consolidated statements of income.

On September 2, 2008, a service agreement was signed between the Company and EST, for consultancy services with respect to financing, dealing and relations with third parties and assistance in the preparation of periodic reports to shareholders for a fixed monthly fee of $5. The agreement expired on December 2, 2008 and was extended for a period of 3 months ending March 2, 2009.

The related expense for the years ended December 31, 2009 and 2008 amounted to $16 and $21, respectively, and is included under general and administration expenses — related party (Note 20) in the accompanying consolidated statements of income.

Any services provided by EST to the Company for consultancy, financing, accounting, IT, legal or other expenses are invoiced as they incur.

(b)	Charter Agreements:

On May 26, 2008, time charter agreements for 11-13 month periods, expiring in September 2009, at a time charter daily rate of between $30 and $65, were concluded for the vessels with SAMC. The charter agreements provide for an address commission of 2.5% in favour of SAMC. The address commission amounted to $2,226 and $880 for the years ended December 31, 2009 and 2008, respectively, and is recorded under commissions — related party in the accompanying consolidated statements of income.

Pursuant to addenda dated July 24, 2009, to the individual charter party agreements dated May 26, 2008 between SAMC and each of Martinique Intl. Corp. (vessel Bremen Max) and Harbour Business Intl. Corp. (vessel Hamburg Max), SAMC agreed to extend the existing charter parties for the Bremen Max and the Hamburg Max. Pursuant to the terms of the addenda, each vessel will be chartered for a period of between 11-13 months, at the charterer's option. The charters commenced on July 27, 2009 and August 12, 2009, respectively. The daily gross charter rates paid by SAMC are $15.5 for each of the Bremen Max and the Hamburg Max, which will generate revenues of approximately $12.7 million. All charter rates are inclusive of a commission of 1.25% payable to Safbulk Pty. as commercial broker and 2.5% to SAMC as charterer. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is better than the period rate it is paying Seanergy.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

3.	Transactions with Related Parties (continued):

Pursuant to charter party agreements dated July 7, 2009, each of the BET Commander, the BET Prince, the BET Fighter, BET Scouter and the BET Intruder are chartered to SAMC at daily charter rates of $24, $25, $25, $26 and $15.5, respectively, for charters expiring in December 2011, January 2012, September 2011, October 2011 and September 2011, respectively, assuming latest redelivery. All charter rates for the BET fleet are inclusive of a commission of 1.25% payable to Safbulk Maritime as commercial broker and 3.75% to SAMC as charterer. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is better than the period rate it is paying BET.

(c)	Brokerage Agreement:

Under the terms of the brokerage agreements entered into by Safbulk Pty, as exclusive commercial broker, with Seanergy Management, for Seanergy's initial fleet of six vessels, and Safbulk Maritime (together with Safbulk Pty, "Safbulk") and BET for the BET fleet, Safbulk provides commercial brokerage services to the Company's subsidiaries and the subsidiaries of BET, which include, among other things, seeking and negotiating employment for the vessels owned by the vessel-owning subsidiaries in accordance with the instructions of Seanergy Management and BET, as the case may be. Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. The brokerage agreement with Safbulk Pty is for a term of two years expiring in August 2010. The brokerage agreement with Safbulk Maritime is for a term of one year expiring in August 2010. Each brokerage agreement is automatically renewable for consecutive periods of one year, unless either party is provided with three months' written notice prior to the termination of such period.

The fees charged by Safbulk amounted to $1,119 and $440 for the years ended December 31, 2009 and 2008, respectively and are separately reflected as voyage expenses — related party in the accompanying consolidated statements of income. All charter rates for the BET fleet are inclusive of a commission of 1.25% payable to Safbulk Maritime as commercial broker.

(d)	Sublease Agreements:

On November 17, 2008, a lease agreement was entered into between Waterfront S.A, for the lease of the executive offices. The initial lease term is from November 17, 2008 to November 16, 2011. Seanergy has the option to extend the term until February 2, 2014. The monthly lease payment is EUR 42,000. The rent charged by Waterfront S.A. for the years ended December 31, 2009 and 2008 amounted to $726 and $88, respectively, and is included under general and administration expenses — related party in the accompanying consolidated statements of income (Notes 15 and 20). The related rental guarantee of $180 for the year ended December 31, 2008 is reflected in prepaid expenses and other non-current assets — related party in the accompanying consolidated balance sheet (see Note 4).

(e)	V&P Law Firm (Vgenopoulos Partners):

Mr. Ioannis Tsigkounakis, who was a member of the Board of Directors until November 18, 2009, when he resigned from Director and Officer of Seanergy, is a partner of V&P Law Firm, which the Company has retained in connection with certain matters relating to vessel acquisitions and the drafting of a definitive agreement. The related expense for the year ended December 31, 2009 amounted to $18.5. For the year ended December 31, 2008, Seanergy paid $340, which was recorded in goodwill-acquisition costs since it related to legal consultancy fees with respect to the business combination.

(f)	BET Shareholders Agreement:

In connection with the closing of our purchase of an interest in BET, on August 12, 2009, the Company entered into a shareholders' agreement with Mineral Transport, an affiliate of members of the Restis family, which sets forth, among other things, the parties' rights with respect to the corporate governance and control of BET's business and operations and the ownership and transfer of the stock owned by the two shareholders.

4.	Prepaid Expenses and Other Current Assets – Related Parties

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	2009	2008
Prepaid commission on hire (SAMC) – (see Note 3(b-c))	58	68
Office rental deposit (Waterfront SA) – (see Note 3(d))	-	180
	58	248

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

5.	Cash and Cash Equivalents:

Cash and cash equivalents in the accompanying consolidated balance sheets are analyzed as follows:

	2009	2008
Cash at bank	2,638	9,011
Term deposits	60,964	18,532
Cash in hand	5	-
	63,607	27,543

6.	Due from Related Parties:

As of December 31, 2009, due from related parties represents:

i.
an advance of $12 given to EST for working capital purposes of the vessels' operating activities in accordance with terms of the management agreement dated May 20, 2008 (see Note 3(a)), according to which EST obtains cash advances as a manager of vessels and performs certain duties that include technical management and support services necessary for the operation and employment of the vessels and

ii.	a receivable from SAMC of $253.

As of December 31, 2008, due from related parties totaling $577 represent advances given to EST for working capital purposes of the six vessels' operating activities in accordance with the terms of the management agreement dated May 20, 2008 (see Note 3(a)). According to this agreement, EST obtains cash advances as a manager of vessels and performs certain duties that include technical management and support services necessary for the operation and employment of the vessels.

7.	Fixed Assets:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Vessel Cost	Office Furniture and Fittings	Total Value
Cost:
Balance, December 31, 2007	-	-	-
- Additions (Note 1)	360,081	9	360,090
- Impairment charge	(4,530)	-	(4,530)
Balance, December 31, 2008	355,551	9	355,560
- Additions (Note 1)	126,000	21	126,021
Balance, December 31, 2009	481,551	30	481,581
Accumulated depreciation:
Balance, December 31, 2007	-	-	-
- Depreciation charge for the year	(9,929)	-	(9,929)
Balance, December 31, 2008	(9,929)	-	(9,929)
- Depreciation charge for the year	(26,802)	(10)	(26,812)
Balance, December 31, 2009	(36,731)	(10)	(36,741)

Net book value December 31, 2009	444,820	20	444,840

Net book value December 31, 2008	345,622	9	345,631

Net book value December 31, 2007	-	-	-

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

7.	Fixed Assets (continued):

The Company evaluates the carrying amounts of vessels and related deferred dry-dock and special survey costs to periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, management reviews certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

The Company determines undiscounted projected net operating cash flows for each vessel and compares it to the vessel's carrying value. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days (Seanergy's remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on a combination of Seanergy's remaining charter agreement rates, 2-year forward freight agreements and the 10-year average historical spot time charter rates (for 2009 testing) and the 10-year average historical 1-year time charter rates (for 2008 testing) available for each type of vessel) over the remaining economic life of each vessel, net of brokerage and address commissions, expected outflows for scheduled vessels' maintenance, vessel operating expenses, and management fees assuming an average annual inflation rate of 2%. Fleet utilization was assumed at 98.6% in the Company's exercise, taking into account each vessel's off hire days, other companies operating in the dry-bulk industry and historical performance.

The Company performed the annual impairment test as of December 31, 2009.  No indication of impairment existed as of that date.

For the year ended December 31, 2008, the Company performed the annual impairment test using a discount factor of 4.5% per annum. This resulted in an impairment loss of $4,530.

The vessels, having a total carrying value of $444,820 at December 31, 2009, have been provided as collateral to secure the loans of each respective vessel discussed under Note 11.

8.	Deferred Charges:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Dry-Docking (i)	Financing Costs (ii)	Total
December 31, 2007	-	-	-
Additions	-	2,981	2,981
Written-off	-	-	-
Amortization	-	(224)	(224)
December 31, 2008	-	2,757	2,757
Additions	7,119	698	7,817
Written-off	-	(149)	(149)
Amortization	(1,045)	(696)	(1,741)
December 31, 2009	6,074	2,610	8,684

i)
during the year ended December 31, 2009, the Company incurred dry-docking and special survey costs of approximately $7,119, while amortization for the same period amounted to $1,045 and is separately reflected in the accompanying consolidated statements of income.

ii)	Deferred finance charges are analyzed as follows:

	December 31, 2009	December 31, 2008
Arrangement fee convertible promissory note due to shareholders, net of amortization (Note 10)	-	238
Deferred issuance fees	698	-
Long term debt issuance costs, net of amortization (Note 11)	1,912	2,519
	2,610	2,757

The amortization of the promissory note arrangement fee and the debt issuance costs is included in interest and finance costs due to shareholders and interest and finance costs in the accompanying consolidated statements of income and amounted to $842 ($89 and $753 for the promissory note arrangement fee and debt issuance costs, respectively), $224 ($50 and $174 for the promissory note arrangement fee and debt issuance costs, respectively) and $NIL for the years ended December 31, 2009 , 2008 and 2007, respectively.

Deferred issuance fees relates to costs for the Company's registration statement for the public offering of 20,833,333 shares which was successfully completed on February 3, 2010, resulting in proceeds of $25,000.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

9.	Deferred Revenue and Deferred Revenue – Related Party

Deferred revenue in the accompanying consolidated balance sheet as at December 31, 2009 and 2008 was $246 and $NIL, respectively. The amounts represent cash received from charterers prior to the balance sheet dates and relate to revenue applicable to periods after such dates.

Deferred revenue — related party in the accompanying consolidated balance sheet as at December 31, 2009 and 2008 was $894 and $3,029, respectively. The amounts represent cash received from SAMC prior to the balance sheet dates and relate to revenue applicable to periods after such dates.

10.	Convertible Promissory Note Due to Shareholders:

In connection with the August 2008, acquisition of the six vessels, a convertible promissory note in the aggregate of $28,250 (face value) was issued to United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc., the four Restis affiliate shareholders. The note was convertible into 2,260,000 shares of common stock at a conversion price of $12.50 per share. The note bore interest at a rate of 2.9% per annum, payable upon the maturity date and matured in August 2010. The note was recorded at fair value on issuance at $29,043.

An arrangement fee of $288 was payable upon the note's maturity date and was included in deferred charges with the offsetting credit to accrued charges on convertible promissory note due to shareholders (see Note 8). At the maturity date the holder had the option to convert the note into common stock at a conversion price of $12.50 per share. Interest expense net of premium amortization ($228 and $151) amounted to $297 and $132 for the years ended December 31, 2009 and 2008 respectively, and was included in interest and finance costs — shareholders in the accompanying consolidated statements of income.

On August 19, 2009, the Company amended the convertible promissory note to reduce the conversion price, from the original rate of $12.50 per share, exercisable on August 28, 2010, to the average price of the Company's stock for the five trading days commencing on August 19, 2009, ($4.45 per share) exercisable only on August 19, 2009, while any conversion rights would be forfeited if not converted. The holders of the note accepted the amendment and converted the principal amount of the note and all accrued but unpaid fees and interest due, totaling $1,352, to 6,585,868 Seanergy newly issued shares. The transaction did not have any income statement impact and the elimination of the Company's obligation to its principal shareholders has been recorded in equity with an increase of common stock and Additional Paid-In Capital of $1 and $29,596, respectively.

11.	Long-Term Debt:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

		2009	2008
(a)	Reducing revolving credit facility	54,845	54,845
(b)	Term facility	129,750	157,500
(c)	BET loan facility	115,971	-
	Total	300,566	212,345
	Less - current portion	(33,206)	(27,750)
	Long-term portion	267,360	184,595

(a) & (b) A long term debt (the "Facility") of up to $255,000 has been provided by Marfin Egnatia Bank S.A. (Marfin or lender) being available in two Facilities as described below. The Facility is guaranteed by Seanergy Maritime Holdings Corp., the Corporate Guarantor. An arrangement fee of $2,550 was paid on the draw-down date and is included net of amortization in deferred finance charges in the accompanying consolidated balance sheet (see Note 8).

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

11.	Long-Term Debt (continued):

(a)	Reducing Revolving Credit Facility

As of December 31, 2009, the Company had utilized $54,845 of the available reducing revolving credit facility which is equal to the lesser of $90,000 and an amount in dollars, which when aggregated with the amounts already drawn down under the term facility does not exceed 70% of the aggregate market values of the vessels and other securities held in favor of the lender to be used for the business combination and working capital purposes.

The reducing revolving credit facility bears interest at LIBOR plus 2.25% per annum. As per the amended loan agreements dated September 9, 2009 and November 13, 2009, respectively, the revolving credit facility bears interest at LIBOR plus 3.50% until January 1, 2011. After January 1, 2011, interest is reinstated at LIBOR plus 2.25% per annum.

Interest expense for the years ended December 31, 2009 and 2008 amounted to $1,659 and $799, respectively, and is recorded in interest and finance costs in the accompanying consolidated statement of income (see Note 21).

The weighted average interest rate on the revolving credit facility, including the spread, for the twelve months ended December 31, 2009 and 2008 was approximately 2.98% and 5.053%, respectively.

(b)	Term Facility

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Borrower(s)	Vessel name	2009	2008
(a)	Amazons Management Inc.	Davakis G.	28,978	35,175
(b)	Lagoon Shipholding Ltd.	Delos Ranger	28,977	35,175
(c)	Cynthera Navigation Ltd	African Oryx	14,548	17,659
(d)	Martinique International Corp.	Bremen Max	22,647	27,491
(e)	Harbour Business International Corp.	Hamburg Max	23,591	28,636
(f)	Waldeck Maritime Co.	African Zebra	11,009	13,364
	Total		129,750	157,500
	Less - current portion		(18,950)	(27,750)
	Long-term portion		110,800	129,750

The vessel acquisitions were financed by Marfin by an amortizing term facility equal to $165,000, representing 42% of the Vessels aggregate acquisition costs, excluding any amounts associated with the earn-out provision. On September 25, 2009, the Company repaid the fourth and the fifth principal installments equal to a total of $12,750 on the term facility.

The loan is repayable through twenty eight consecutive quarterly principal installments out of which the first four principal installments will be equal to $7,500 each, the next four principal installments will be equal to $5,250 each and the final twenty principal installments will be equal to $3,200 each, with a balloon payment equal to $50,000 due concurrently with the twenty eighth principal installment.

The loan bears interest at an annual rate of 3 month-LIBOR plus 1.5%, if the Company's ratio of total assets to total liabilities is greater than 165%, which is to be increased to 1.75% if the ratio is equal or less than 165%. As per the amended loan agreements dated September 9, 2009 and November 13, 2009, respectively, the term facility bears interest at LIBOR plus 3.00% until January 1, 2011. After January 1, 2011, interest is reinstated at 3 month-LIBOR plus 1.5%, if the Company's ratio of total assets to total liabilities is greater than 165%, or 3 month-LIBOR plus 1.75% if the ratio is equal or less than 165%.

The weighted average interest rate on the term facility, including the spread, for the twelve months ended December 31, 2009 and 2008 was approximately 2.42% and 5.214%, respectively. Long-term debt is denominated in U.S. dollars. Long-term debt interest expense on the Term facility for the twelve-months ended December 31, 2009 and 2008 amounted to $3,541 and $2,768, respectively, and is included in interest and finance costs in the accompanying consolidated statements of income (see Note 21).

The Facility is secured by a first priority mortgage on the vessels, on a joint and several basis; first priority general assignment of any and all earnings, insurances and requisition compensation of the vessels and the respective notices and acknowledgements thereof; first priority specific assignment of the benefit of all charters exceeding 12 calendar months duration and all demise charters in respect of the vessels and the respective notices and acknowledgements thereof to be effected in case of default or potential event of default to the absolute discretion of Marfin Egnatia Bank S.A.; assignment, pledges and charges over the earnings accounts held in the name of each borrower with the security trustee; undertakings by the technical and commercial managers of the vessels; negative pledge of the non-voters shares to be acquired. All of the aforementioned securities will be on a full cross collateral basis.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

11.	Long-Term Debt (continued):

The Facility includes covenants, among others, that require the borrowers and the corporate guarantor to maintain vessel insurance for an aggregate amount greater than the vessels' aggregate market value or an amount equal to 130% of the aggregate of (a) the outstanding amount under both the revolving credit and term facilities and (b) the amount available for drawing under the revolving facility. The vessels' insurance is required to include as a minimum cover hull and machinery, war risk and protection and indemnity insurance, $1,000,000 for oil pollution and for excess oil spillage and pollution liability insurance. In addition mortgagees' interest insurance on the vessels is required with the insured value to be at least 110% of the aggregate of the revolving credit and term facility.

In addition if a vessel is sold or becomes a total loss or the mortgage of the vessel is discharged on the disposal, Seanergy shall repay such part of the facilities as equal to the higher of the relevant amount or the amount in Dollars to maintain the security clause margin.

Other covenants include the following:

•
not to borrow any money or permit such borrowings to continue other than by way of a subordinated shareholders' loan or enter into any agreement for deferred terms, other than in any customary supplier's credit terms or any equipment lease or contract hire agreement other than in the ordinary course of business;

•	no loans, advances or investments in, any person, firm, corporation or joint venture or to any officer, director, shareholder or customer of any such person;

•	not to assume, guarantee or otherwise undertake the liability of any person, firm, or company;

•	not to authorize any capital commitments;

•
not to declare or pay dividends in any amount greater than 60% of the net cash flow of the Group as determined by the lender on the basis of the most recent annual audited financial statements provided, or repay any shareholder's loans or make any distributions in excess of the above amount without the lenders prior written consent (see below for terms of waiver obtained on December 31, 2008);

•	not to change the Chief Executive Officer and/or Chairman of the corporate guarantor without the prior written consent of the lender;

•	not to assign, transfer, sell or otherwise or dispose of vessels or any property, assets or rights without the prior written consent of the lender;

•
to ensure that the members of the Restis and Koutsolioutsos families (or companies affiliated with them) own at all times an aggregate of at least 10% of the issued share capital of the corporate guarantor;

•	no change of control in the corporate guarantor without the written consent of the lender;

•	not to engage in any business other than the operation of the vessels without the prior written consent of the lender;

•
Security margin clause: the aggregate market values of the vessels and the value of any additional security shall not be less than (or at least) 135% of the aggregate of the outstanding revolving credit and term facilities and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained. A waiver dated December 31, 2008 has been received for the period that the vessels continue to be under their current charter agreements (see Note 3(b)) in order to comply with this covenant. The waiver also stipulates that dividends will not be declared and/or any shareholders' loans repaid without the prior written consent of Marfin.

Financial covenants include the following:

•
ratio of financial indebtedness to earnings, before interest, taxes, depreciation and amortization (EBITDA) shall be less than 6.5:1 (financial indebtedness or Net Debt are defined as the sum of all outstanding debt facilities minus cash and cash equivalents). The covenant is to be tested quarterly on a LTM basis (the "last twelve months");

•	the ratio of last twelve months EBITDA to Net Interest Expense shall not be less than 2:1. The ratio of total liabilities to total assets shall not exceed 0.70:1;

•	unrestricted cash deposits, other than in the favor of the lender shall not be less than 2.5% of the financial indebtedness; and

•	average quarterly unrestricted cash deposits, other than in the favor of the lender shall not be less than 5% of the financial indebtedness.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

11.	Long-Term Debt (continued):

The last three financial covenants listed above are to be tested on a quarterly basis, commencing on December 31, 2008 (where applicable). Seanergy was in compliance with these financial covenants as of December 31, 2009.

On September 9, 2009, the Company received a waiver from Marfin Bank in connection with the term facility and the revolving facility.

The material terms of the covenant waiver and amendment agreement with Marfin Bank are as follows:

(1)
the Applicable Margin throughout each Waiver Period shall be increased to: (i) Three per cent (3.00%) per annum in respect of each Term Advance, and (ii) Three point fifty per cent (3.50%) per annum in respect of each Revolving Advance, for each relevant interest period;

(2)
The Borrowers shall prepay the following Repayment Installments in the amounts and on the dates described below: (i) on September 25, 2009, the Borrowers shall pay the fifth (5th) Repayment Installment in the amount of $5,250; and (ii) on January 4, 2010, the Borrowers shall pay the sixth (6th) and seventh (7th) Repayment Installments, in the total amount of $10,500. The next eighth (8th) Repayment Installment will be repaid in September 2010 when such Repayment Installment is due and payable;

(3)
On December 31, 2009 and on each date falling at semi-annual intervals thereafter throughout any Waiver Period, if the Borrowers have a surplus of funds over the Borrowers' requirements for operation and maintenance of the vessels during the relevant period, an amount equal to any such Surplus Earnings shall be transferred from the relevant Earnings Account to the Seanergy Holdings Account and remain credited therein.

The waiver applied for a period up to July 1, 2010. On November 13, 2009, the Company received an extension of its waiver from the Marfin Bank in connection with the $165,000 term facility and $54,845 revolving facility utilized, obtained for the acquisition of the vessels it acquired in its business combination on August 2008.

The material terms of the covenant waiver and amendment agreement signed with Marfin Bank are as follows:

(1)
the Applicable Margin throughout each Waiver Period shall be increased to: (i) Three per cent (3%) per annum in respect of each Term Advance, and (ii) Three point fifty per cent (3.50%) per annum in respect of each Revolving Advance, for each relevant interest period;

(2)
The Borrowers shall prepay the following Repayment Installments in the amounts described below on July 1, 2010. More particularly the Borrowers shall pay on July 1, 2010: (i) the eighth (8th) Repayment Installment in the amount of $5,250; and (ii) the ninth (9th) Repayment Installment, in the amount of $3,200.

The extension applies for the period up to January 1, 2011.

(c)	BET loan facility

BET financed the acquisition of its vessels with the proceeds of a loan from Citibank International PLC, as agent for a syndicate of banks and financial institutions. The loan is repayable in semi-annual installments of principal in the amount of $8,286 followed by a balloon payment due on maturity in the amount of $43,668, as these installment amounts were revised after the BET Performer sale. Interest is due and payable quarterly based on interest periods selected by BET. The loan carried interest at an annual rate of 3 month LIBOR plus 0.75%. Following BET's supplemental agreement dated September 30, 2009 and prepayment of $20 million, of which $10 million was contributed by noncontrolling shareholders, the semi-annual installments of principal and the balloon payment amount to $7,128 and $37,563, respectively. On December 30, 2009, BET repaid the fifth principal installment equal to $7,128 on the BET loan facility.

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Borrower(s)	Vessel name	2009
(a)	Pulford Ocean Inc.	BET Scouter	22,247
(b)	Quex Shipping Inc.	BET Commander	23,668
(c)	Rossington Marine Corp.	BET Intruder	16,567
(d)	Rayford Navigation Corp.	BET Prince	33,135
(e)	Lewisham Maritime Inc.	BET Fighter	20,354
	Total		115,971
	Less - current portion		(14,256)
	Long-term portion		101,715

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

11.	Long-Term Debt (continued):

The BET loan facility is secured by the following: the loan agreement, a letter agreement regarding payment of certain fees and expenses by BET; a first priority mortgage on each of the BET vessels; the BET guarantee of the loan; a general assignment or deed of covenant of any and all earnings, insurances and requisition compensation of each of the vessels; pledges over the earnings accounts and retention accounts held in the name of each borrower; undertakings by the technical managers of the BET vessels; and the trust deed executed by Citibank for the benefit of the other lenders, among others.

The ship security documents include covenants, among others, that require the borrowers to maintain vessel insurance for an aggregate amount equal to the greater of the vessels' aggregate market value or an amount equal to 125% of the outstanding amount under the loan. The vessels' insurance is to include as a minimum cover fire and usual marine risks, war risk and protection and indemnity insurance, and $1,000,000 for oil pollution. In addition, the borrowers agree to reimburse the mortgagee for mortgagees' interest insurance on the vessels in an amount of up to 110% of the outstanding amount under the loan.

In addition, if a vessel is sold or becomes a total loss, BET is required to repay such part of the loan as is equal to the greater of the relevant amount for such vessel, or such amount as is necessary to maintain compliance with the minimum security covenant in the loan agreement. This covenant requires the borrowers to assure that the market value of the BET vessels is not less than 125% of the outstanding amount under the loan. On July 10, 2008, BET, through its wholly owned subsidiary sold the BET Performer and paid an amount on the loan equal to $41,453, as required by the loan agreement.

The Borrowers also must assure that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the loan. If the market value of the vessels is less than this amount, the Borrowers must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lender with a value sufficient to meet this requirement, which additional security must be acceptable to the lender. The value of the BET vessels shall be determined when requested by the lender, and such determination shall be made by any two of the lender's approved shipbrokers, one of which shall be nominated by the lender and one of which shall be nominated by the borrowers.

Other covenants include the following:

•	Not to permit any lien to be created over all or any part of the borrowers' present or future undertakings, assets, rights or revenues to secure any present or future indebtedness;

•	Not to merge or consolidate with any other person;

•	Not to sell, transfer, dispose of or exercise direct control over any part of the borrowers' assets, rights or revenue without the consent of the lender;

•	Not to undertake any business other than the ownership and operation of vessels and the chartering of vessels to third parties;

•	Not to acquire any assets other than the BET vessels;

•	Not to incur any obligations except under the loan agreement and related documents or contracts entered into in the ordinary course of business;

•
Not to borrow money other than pursuant to the loan agreement, except that the borrowers may borrow money from their shareholders or directors or their related companies as long as such borrowings are subordinate to amounts due under the loan agreement;

•
Not to guarantee, indemnify or become contingently liable for the obligations of another person or entity except pursuant to the loan agreement and related documents, except, in general, for certain guarantees that arise in the ordinary course of business;

•
Not to make any loans or grant any credit to any person, except that the borrowers make loans to BET or the borrowers' related companies as long as they are made on an arm's length basis in the ordinary course of business and are fully subordinated to the rights of the lender;

•	Not to redeem their own shares of stock;

•	Not to permit any change in the legal or beneficial ownership of any of the borrowers or BET or cause any change in the shareholders' agreement or constitutional documents related to BET; and

•	Not to enter into any related party transactions except on an arm's length basis and for full value.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

11.	Long-Term Debt (continued):

On September 30, 2009, BET entered into a supplemental agreement with Citibank International PLC in connection with the $222,000 amortized loan obtained by the six wholly owned subsidiaries of BET, which financed the acquisition of their respective vessels. The material terms of the supplemental agreement with Citibank International PLC are as follows:

(1)	applicable margin for the period between July 1, 2009 and ending on June 30, 2010 (the amendment period) shall be increased to two per cent (2%) per annum;

(2)	the borrowers to pay part of the loan in the amount of $20,000;

(3)	the borrowers and the corporate guarantor have requested and the creditors consented to

a.	the temporary reduction of the security requirement during the amendment period to 100%; and

b.
the temporary reduction of the minimum equity ratio requirement of the principal corporate guarantee to be amended from 0.30:1.0 to 0.175:1.0 during the amendment period at the end of the accounting periods ending on December 31, 2009 and June 30, 2010.

Interest expense for the period ended December 31, 2009 amounted to $1,154 and is recorded in interest and finance costs in the accompanying consolidated statement of income (see Note 21).

The weighted average interest rate on the BET loan facility, including the spread, for the period starting from the date of the BET acquisition to December 31, 2009 was approximately 2.28%.

The annual principal payments on the term facility and the reducing revolving credit facility (based on the amount drawn down as of December 31, 2009) and the BET loan facility required to be made after December 31, 2009, is as follows:

	Term Facility	Reducing Revolving Credit Facility	BET Loan Facility	Total
2010	18,950	-	14,256	33,206
2011	12,800	6,845	14,256	33,901
2012	12,800	12,000	14,256	39,056
2013	12,800	12,000	14,256	39,056
2014	12,800	12,000	14,256	39,056
Thereafter	59,600	12,000	44,691	116,291
	129,750	54,845	115,971	300,566

12.	Capital Structure:

(a)	Common Stock

Seanergy Maritime Holdings Corp. is authorized to issue 100,000,000 shares of its common stock with a par value of $0.0001 per share. Seanergy Maritime Corp. was authorized to issue 89,000,000 shares of its common stock with a par value of $0.0001 per share.

On July 16, 2009, the shareholders approved an amendment to the amended and restated articles of incorporation to increase the authorized common stock to 200,000,000 shares, par value $0.0001 per share.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

12.	Capital Structure (continued):

(b)	Warrants

On September 28, 2007, Seanergy Maritime Corp., pursuant to its public offering, sold 23,100,000 units, which included 1,100,000 units exercised pursuant to the underwriters' over-allotment option, at a price of $10.00 per unit. Each unit consisted of one share of Seanergy Maritime Corp.'s common stock, $0.0001 par value, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from Seanergy Maritime Corp. one share of common stock at an exercise price of $6.50 per share commencing on the later of the completion of a business combination with a target business or one year from the effective date of the public offering (September 30, 2008) and expires on September 28, 2011.

On September 28, 2007, and prior to the consummation of the public offering described above, all of Seanergy Maritime Corp.'s executive officers purchased from the Company an aggregate of 16,016,667 warrants at $0.90 per warrant in a Private Placement. All warrants issued in the Private Placement are identical to the warrants in the units sold in the public offering, except that:

(i)	subject to certain limited exceptions, none of the warrants are transferable or saleable until after Seanergy Maritime Corp. completes a business combination;

(ii)	the warrants are not subject to redemption if held by the initial holders thereof; and

(iii)
the warrants may be exercised on a cashless basis if held by the initial holders thereof by surrendering these warrants for that number of shares of common stock equal to the quotient obtained by dividing the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant price and fair value. The fair value is defined to mean the average reported last sales price of common stock for the 10 trading days ending on the third business day prior to the date on which notice of exercise is received. No placement fees were payable on the warrants sold in the Private Placement. The sale of the warrants to executive officers did not result in the recognition of any stock-based compensation expense because they were sold at approximate fair market value.

Seanergy Maritime Corp. may call the warrants for redemption:

•	in whole and not in part,

•	at a price of $0.01 per warrant at any time,

•
upon a minimum of 30 days' prior written notice of redemption, and if, and only if, the last sale price of the common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days prior to the notice of redemption to the warrant holders.

There is no cash settlement for the warrants.

Subsequently, the underwriter notified Seanergy Maritime Corp. that it was not going to exercise any of the remaining units as part of its over-allotment option. The common stock and warrants included in the units began to trade separately on October 26, 2007.

The total number of common stock purchase warrants amounted to 39,116,667 of which 132,000 warrants were exercised in 2008 at a price of $6.50 per share or $858. As of December 31, 2009, Seanergy Maritime Holdings Corp. has 38,984,667 common stock purchase warrants issued and outstanding at an exercise price of $6.50 per share, which became Seanergy's obligations upon completion of Seanergy Maritime Corp.'s dissolution and liquidation. The fair market value of the warrants as of December 31, 2009 and 2008 was $0.18 and $0.11, per warrant, respectively.

(c)	Registration Rights

The holders of the Company's 5,500,000 issued and outstanding shares immediately prior to the completion of the public offering and the holders of the warrants to purchase 16,016,667 shares of common stock acquired in the private placement are entitled to registration rights covering the resale of their shares and the resale of their warrants and shares acquired upon exercise of the warrants. The holders of the majority of these shares are entitled to make up to two demands that the Company register their shares, warrants and shares that they are entitled to acquire upon the exercise of warrants. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these shareholders have certain "piggy-back registration" rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The Company will bear the expenses incurred in connection with the filing of any of the forgoing registration statements.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

12.	Capital Structure (continued):

The unit purchase option and its underlying securities have been registered under the registration statement for the public offering; however, the option also grants holders demand and "piggy- back" registration rights for periods of five and seven years, respectively, from the date of the public offering. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities issuable on the exercise of the option, other than underwriting commissions incurred and payable by the holders.

Pursuant to a Registration Rights Agreement, no later than thirty days from the effective date of the dissolution and liquidation of Seanergy, the Company was obligated to file a registration statement with the Securities and Exchange Commission registering the resale of the 5,500,000 shares in the aggregate owned by Seanergy Maritime's founding shareholders and the Restis affiliate shareholders and the 16,016,667 shares of common stock underlying their private placement warrants. The company filed such registration statement with the SEC (File No. 333-157270) and it was declared effective on February 19, 2009. The 5,500,000 shares were in escrow for a period of 12 months after the vessel acquisition and in September 2009, they were released by the escrow agent.

(d)	Preferred Stock

Seanergy Maritime Corp. is authorized to issue 1,000,000 shares of preferred stock with a par value $0.0001 per share, with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

(e)	Common Stock Subject to Redemption

Holders of common stock of Seanergy Maritime Corp. had the right to redeem their shares for cash by voting against the vessel acquisition. Accordingly, at December 31, 2007, Seanergy Maritime Corp. had a liability of $80,849 due to the possible redemption of 8,084,999 shares of common stock. Upon completion of the vessel acquisition in August 2008, 6,370,773 shares of common stock were redeemed and the remaining liability of $17,144 was reclassified as additional paid-in-capital during the year ended December 31, 2008. Deferred underwriters fees, forfeited to redeeming shareholders of $0.225 per share amounting to $1,433 were reversed and were reclassified as additional paid-in capital.

13.	Dividends:

Pursuant to the Seanergy's second amended and restated articles of incorporation, dividends are required to be made to its public shareholders on a quarterly basis, equivalent to the interest earned on the trust less any taxes payable and exclusive of (i) up to $420 of interest earned on Maxim's deferred underwriting compensation and (ii) up to $742 of interest income on the proceeds in the Trust account that Seanergy was permitted to draw down in the event the over-allotment option was exercised in full on a pro-rata basis to its public shareholders until the earlier of the consummation of a business combination or liquidation, of which the date of the business combination was August 28, 2008. On January 2, 2008, April 1, 2008 and July 1, 2008, Seanergy paid dividends totaling $4,254, or $0.1842 per share, less permitted adjustments for interest earned on the deferred underwriting commission of $106 and $248 relating to the over-allotment option.

Seanergy Maritime Corp.'s founding shareholders and the Restis affiliate shareholders have agreed for such one-year period to subordinate their rights to receive dividends with respect to the 5,500,000 original shares owned by them to the rights of Seanergy Maritime Corp.'s public shareholders, but only to the extent that Seanergy has insufficient funds to make such dividend payments. Certain of Seanergy's shareholders have agreed to subordinate their right to receive dividends with respect to 5,500,000 shares of the Company's common stock owned by them for a period of one year commencing on the second full quarter following the initial closing of the vessel acquisition to the extent that the Company has insufficient funds to make such dividend payments.

Subsequent to the business combination the declaration and payment of any dividend is subject to the discretion of Seanergy's board of directors and is dependent upon its earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in its loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders and other factors. Seanergy's board of directors may review and amend its dividend policy from time to time in light of its plans for future growth and other factors.

As a condition of the waiver from Marfin Egnatia Bank S.A. (see Note 11), dividends will not be declared without the prior written consent of Marfin Egnatia Bank S.A.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

14.	Earnings per Share:

The calculation of net income per common share is summarized below. The calculation of diluted weighted average common shares outstanding for the years ended December 31, 2009, 2008 and 2007 is based on the average closing price of the Company's common stock.

	2009	2008	2007
Basic:
Net income (loss) attributable to Seanergy Maritime Holdings Corp.	30,052	(31,985)	1,445

Weighted average common shares outstanding - basic	25,882,967	26,452,291	11,754,095
Net income (loss) per common share - basic	$1.16	$(1.21)	$0.12

Diluted:
Net income (loss) attributable to Seanergy Maritime Holdings Corp.	30,052	(31,985)	1,445
Interest expense on convertible promissory note due to shareholders	386	182	13
Diluted net income (loss)	30,438	$(31,803)	$1,458

Weighted average common shares outstanding - basic	25,882,967	26,452,291	11,754,095
Convertible note – to related party	1,424,110	-	-
Contingently-issuable shares – earn-out	3,222,204	-	-
Warrants	-	-	3,282,188
Weighted average common shares outstanding - diluted	30,529,281	26,452,291	15,036,283

Net income (loss) per common share - diluted	$1.00	$(1.21)	$0.10

The convertible note to shareholders has been included in the diluted Earnings per Share calculations using the "as if" method up to the date of the settlement and the initial conversion ratio.

As of December 31, 2009 and 2008 all outstanding warrants to acquire 38,984,667 shares of common stock were anti-dilutive. The underwriters' purchase options (common shares of 1,000,000 and warrants of 1,000,000) were anti-dilutive.

Thus, as of December 31, 2009, securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS as mentioned above are:

Private warrants	16,016,667
Public warrants	22,968,000
Underwriters purchase options - common shares	1,000,000
Underwriters purchase options - warrants	1,000,000
Total	40,984,667

15.	Commitments and Contingencies:

Various claims, lawsuits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company's vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. A minimum of up to $1,000,000 of liabilities associated with the individual vessels actions, mainly for sea pollution, are covered by the Protection and Indemnity (P&I) Club insurance.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

15.	Commitments and Contingencies (continued):

Rental expense for the years ended December 31, 2009 and 2008 was $726 and $88, respectively (see Note 3(d)).  Fixed future minimum rent commitments as of December 31, 2009, based on a Euro/U.S. dollar exchange rate of  €1.00:$1.4321 and taking into account an annual inflation of 1.2%, were as follows:

Rental commitments
2010	732
2011	648
Total	1,380

Future minimum rental receipts, based on vessels committed to non-cancelable long-term time charter contracts, assuming earliest redelivery, 30 days off hire due to any scheduled dry-docking and a 98.6% unscheduled off hire rate (operating days divided by available days), net of commissions, will be:

Future minimum contractual charter revenue
2010	59,759
2011	21,788
Total	81,547

16.	Vessel Revenue – Related Party, net:

During the years ended December 31, 2009, 2008 and 2007, the Company's vessels were employed under time charters with SAMC.  Revenue from related party is shown net of off-hire expenses of $458, $107 and $NIL, respectively.

17.	Direct Voyage Expenses:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2009	2008	2007
Bunkers	349	107	-
Port expenses	303	44	-
Other	101	-	-
Total	753	151	-

18.	Vessel Operating Expenses:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2009	2008	2007
Crew wages and related costs	7,815	1,734	-
Chemicals and lubricants	2,088	591	-
Repairs and maintenance	4,519	449	-
Insurance	1,556	300	-
Miscellaneous expenses	244	106	-
Total	16,222	3,180	-

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

19.	General and Administration Expenses:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2009	2008	2007
Auditors' and accountants' fees	1,159	695	-
Professional services	1,831	830	357
Salaries, BOD remuneration and other compensation	2,086	294	-
D&O Insurance	120	96	25
Other	732	246	63
Total	5,928	2,161	445

20.	General and Administration Expenses – Related Party:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2009	2008	2007
Office rental (Note 3(d))	726	88	-
Administrative fee (Note 3(a))	16	21	-
Total	742	109	-

21.	Interest and Finance Costs:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2009	2008	2007
Interest on long-term debt	4,695	2,768	-
Interest on revolving credit facility	1,659	799	-
Amortization of debt issuance costs	753	174	-
Commitment fee on un-drawn revolving credit facility	14	39	-
Other	109	115	45
Total	7,230	3,895	45

22.	Interest Income – Money Market Funds:

Interest income for the year ended December 31, 2009 of $430 represents interest earned on term deposits at an annualized interest rate ranging from 0.35% to 1.40%. Interest income of $3,361 for the year ended December 31, 2008 represents interest on money market funds held in trust at an annualized tax exempt interest yield of 2.72%.

23.	Financial Instruments:

The principal financial assets of the Company consist of cash and cash equivalents, accounts receivable trade, net and due from related parties. The principal financial liabilities of the Company consist of long-term debt, trade accounts payable, accrued expenses, accrued interest and financial instruments.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

23.	Financial Instruments (continued):

(a)	Significant Risks and Uncertainties, including Business and Credit Concentration

As of December 31, 2009, the Company operates a total fleet of 11 vessels, consisting of 4 Capesize vessels, 3 Panamax vessels, 2 Handysize vessels and 2 Supramax vessels. Of these 11 vessels, the Company acquired 3 on August 28, 2008, one on September 11, 2008, 2 on September 25, 2008 and the remaining 5 on August 12, 2009, when it completed the acquisition of a 50% controlling ownership interest in BET.

Pursuant to addenda dated July 24, 2009 to the individual charter party agreements dated May 26, 2008 between SAMC and each of Martinique Intl. Corp. (vessel Bremen Max) and Harbour Business Intl. Corp. (vessel Hamburg Max), SAMC agreed to extend the existing charter parties for the Bremen Max and the Hamburg Max. Pursuant to the terms of the addendum, each vessel will be chartered for a period of between 11-13 months, at the charterer's option. The charters commenced on July 27, 2009 and August 12, 2009, respectively. The daily gross charter rates paid by SAMC are $15.5 for each of the Bremen Max and the Hamburg Max, which will generate revenues of approximately $12.7 million. All charter rates are inclusive of a commission of 1.25% payable to Safbulk Pty as commercial broker and 2.5% to SAMC as charterer. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is better than the period rate it is paying Seanergy.

On July 14, 2009, the African Oryx and the African Zebra were chartered for a period of 22 to 25 months at charter rates equal to $7 per day and $7.5 per day, respectively. Seanergy is also entitled to receive a 50% adjusted profit share calculated on the average spot Time Charter Routes derived from the Baltic Supramax.

Following the expiration of its charter party agreement in September 2009, the Delos Ranger was chartered in the spot market until January 14, 2010.  On January 16, 2010, pursuant to a charter party agreement dated November 20, 2009, the vessel commenced employment for a period of 11-13 months with Bunge S.A. at a daily charter rate of $20, inclusive of a brokerage commission of 1.25% payable to each of Arrow and Safbulk Pty. and a charterer commission of 3.75%.

Following the expiration of its charter party agreement in November 2009, the Davakis G is chartered for a period of 11-13 months with Sangamon Transportation Group (Louis Dreyfus) at a daily charter rate of $21, inclusive of a brokerage commission of 1.25% payable to each of SSY NY and Safbulk Pty., and a charterer commission of 3.75%.

Pursuant to charter party agreements dated July 7, 2009, each of the BET Commander, the BET Prince, the BET Fighter, BET Scouter and the BET Intruder are chartered to SAMC at daily charter rates of $24, $25, $25, $26 and $15.5, respectively, for charters expiring in December 2011, January 2012, September 2011, October 2011 and September 2011, respectively, assuming latest redelivery. All charter rates for the BET fleet are inclusive of a commission of 1.25% payable to Safbulk Maritime as commercial broker and 3.75% to SAMC as charterer. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is better than the period rate it is paying BET.

The Company cannot predict whether its charterers will, upon the expiration of their charters, re-charter the Company's vessels on favorable terms or at all. This decision is likely to depend upon prevailing charter rates in the months prior to charter expiration. If the Company's charterers decide not to re-charter its vessels, the Company may not be able to re-charter them on similar terms. In the future, the Company may employ vessels in the spot market, which is subject to greater rate fluctuation than the time charter market. If the Company receives lower charter rates under replacement charters or are unable to re-charter all of its vessels, the Company's net revenue will decrease.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

23.	Financial Instruments (continued):

(b)	Interest Rate Risk:

The Company's interest rates and long-term loan repayment terms are described in Note 11.

Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2009 and 2008.  The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	2009		2008
	Carrying value	Fair value	Carrying value	Fair value
Financial assets:

Cash and cash equivalents	63,607	63,607	27,543	27,543
Accounts receivable trade, net	495	495	-	-
Due from related parties	265	265	577	577

Financial liabilities:

Long-term debt	300,566	300,566	212,345	212,345
Convertible promissory note due to shareholders	-	-	29,043	28,453
Trade accounts and other payables	990	990	674	674
Due to underwriters	19	19	419	419
Accrued expenses	1,719	1,719	541	541
Accrued interest	1,508	1,508	166	166
Financial instruments – current liabilities	3,556	3,556	-	-
Financial instruments – net of current portion	1,550	1,550
Accrued charges on convertible promissory note due to shareholders	-	-	420	420

The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions.

The fair values of the financial instruments shown in the above table as of December 31, 2009 and 2008 represent management's best estimate of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company's own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

a.
Cash and cash equivalents, accounts receivable trade, net, due from related parties, trade accounts and other payables, due to underwriters, accrued expenses, and accrued interest: The carrying amounts approximate fair value because of the short maturity of these instruments. Restricted cash includes bank deposits that are required under the Company's borrowing arrangements which are used to fund the loan installments coming due under the loan agreements. The funds can only be used for the purposes of loan repayment.

b.
Convertible promissory note: The fair value is determined by discounting the face value and applicable coupons which take into account the interest rate curve of the currency of the convertible note, the credit spread of the Company, the stock volatility, as well as any dividends paid by the Company.

c.	Long-term debt: The carrying value approximates the fair market value as the long-term debt bears interest at floating interest rate.

d.
As of December 31, 2009 the Company had outstanding three interest rate swap agreements respectively maturing from March 2011 through January 2013. These contracts do not qualify for hedge accounting and as such changes in their fair values are reported to earnings. The fair value of these agreements equates to the amount that would be paid by the Company if the agreements were cancelled at the reporting date, taking into account current interest rates.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

23.	Financial Instruments (continued):

The Company's interest rate swaps have the following characteristics:

(i)
From September 28, 2007 for a period of five years through September 28, 2012, for a total notional principal amount of $30,000. Under the provisions of the agreement the company pays a fixed rate of 4.84% and receives the six month LIBOR semiannually, (ii) From January 25, 2008 for a period of five years through January 25, 2013, for a total notional principal amount of $50,000. Under the provisions of the agreement the company pays a fixed rate of 3.13% and receives the six month LIBOR semiannually, and (iii) From March 10, 2008 for a period of three years through March 10 2011, for a total notional principal amount of $50,000. Under the provisions of the agreement the company pays a fixed rate of 2.96% on a semiannual basis and receives the three month LIBOR semiannually.

(c)	Fair Value Hierarchy

The Company adopted FASB guidance on January 1, 2008, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. This statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurement involving significant unobservable inputs (Level 3 measurement) The three levels of the fair value hierarchy are as follows:

Level 1:	Quoted market prices in active markets for identical assets or liabilities;

Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data;

Level 3:	Unobservable inputs that are not corroborated by market data.

The Company's financial and nonfinancial items measured at fair value on a recurring basis at December 31, 2009 were:

	Level 1	Level 2	Level 3	Total
Interest Rate Swap – Current liabilities		(3,556)		(3,556)
Interest Rate Swap – Net of current portion		(1,550)		(1,550)
		(5,106)		(5,106)

The effect of financial instruments on the consolidated statement of income:

Derivatives not designated as hedging instruments	Location of loss recognized	Amount of loss
		2009	2008
Interest rate swaps	Loss on interest rate swaps	(1,575)	-

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

24.	Accrued expenses:

Accrued expenses are comprised of the following amounts:

	2009	2008
Accrued dry-docking costs	131	-
Accrued audit and financial advisory costs	1,484	460
Accrued voyage expenses	17	13
Accrued insurance and related liabilities	87	18
Other accrued liabilities	-	50
Total	1,719	541

25.	Fair value of below market acquired time charters:

In connection with the acquisition of BET, the Company acquired time charter contracts for the future, which extend through 2011. These contracts include fixed daily rates that are below market daily rates available as of the acquisition date. After determining the aggregate fair values of these time charter contracts as of the acquisition, the Company recorded the respective contract fair values on the consolidated balance sheet as non-current liabilities under "Fair value of below market acquired time charter". These will be amortized into revenues using the straight-line method over the respective contract periods (2 years for the respective contracts). The amount amortized as of December 31, 2009 amounted to $125.

		Amortized	Amount to be Amortized as of December 31
	Amount Acquired	to Dec 31, 2009	2010	2011
Fair value of below market acquired time charters	710	125	319	266

26.	Insurance claims:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	2009	2008
Hull and machinery	1,166	-
Crew medical	78	-
Other	16	-
Total	1,260	-

27.	Goodwill:

On August 28, 2008, the Company completed a business combination, as described in Note 1 above. This acquisition was accounted for under the purchase method of accounting and accordingly, the assets acquired were recorded at their fair values. No liabilities were assumed or other tangible assets acquired. The consideration paid for the business combination, excluding a contingent consideration, was recorded at fair value at the date of acquisition and amounted to $404,876 and consisted of cash paid of $367,031, the fair value of a convertible promissory note from a related party of $29,043 and direct transaction costs of $8,802. The fair value of the assets (vessels) acquired amounted to $360,081, thereby resulting in a premium (i.e. non-tax deductible goodwill) of $44,795.

As of December 31, 2008, the Company performed its annual goodwill impairment analysis and recorded a non-cash goodwill impairment charge of $44,795 thereby, fully writing off its goodwill, from the initial acquisition of the six vessels.

The contingent consideration forming part of the business combination consisted of the issuance of 4,308,075 shares of common stock subject to Seanergy meeting certain target EBITDA during the twelve month period ended September 30, 2009. This target was met and on September 30, 2009, the Company recorded additional consideration of $17,275, equal to the fair value of the 4,308,075 shares, with an increase in goodwill and equity.

SEANGERY MARITIME HOLDINGS CORP.
Notes to the Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars,
except for share and per share data)

27.	Goodwill (continued):

The Company tested its goodwill for potential impairment, and concluded that no indication of impairment existed as of December 31, 2009. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, using judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non fixed days (based on a combination of 2-year forward freight agreements and the 10-year average historical charter rates available for each type of vessel). The weighted average cost of capital used was 7.6%.

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	2009	2008
Balance as of January 1
Goodwill	44,795	-
Accumulated impairment losses	(44,795)	-
	-	-
Goodwill acquired during the year	17,275	44,795
Impairment losses	-	(44,795)
Balance as of December 31
Goodwill	62,070	44,795
Accumulated impairment losses	(44,795)	(44,795)
	17,275	-

28.	Subsequent Events:

We have evaluated subsequent events that occurred after the balance sheet date but before the issuance of these financial statements and performed, where it was necessary, the appropriate disclosures for those events.

a)
On January 28, 2010, the Company priced a public offering of 20,833,333 shares of common stock. The Company has granted the representatives of the underwriters a 45-day option to purchase up to an additional 3,125,000 shares of common stock to cover over-allotments. The shares were offered to the public at $1.20 per share. Four of the Company's major shareholders affiliated with the Restis family purchased an additional 4,166,667 shares of common stock directly from the Company at the public offering price. The offering and the concurrent sale of 4,166,667 shares to entities affiliated with the Restis family settled and closed on February 3, 2010. The purpose of the offering is the acquisition of a new vessel, and resulted in net proceeds of approximately $28,000.

b)	On February 8, 2010, the Company terminated a memorandum of agreement for the intended acquisition of a 2009 Capesize vessel.

c)
On March 19, 2010, the underwriters exercised the over-allotment option to purchase an additional 1,945,000 shares of the Company's common stock, which resulted in additional net proceeds to the Company of approximately $2,100.

INDEX TO FINANCIAL STATEMENTS OF BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Consolidated Financial Statements of Bulk Energy Transport (Holdings) Limited	Page

Report of KPMG Certified Auditors AE, Independent Registered Public Accounting Firm	F-38
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-39
Consolidated Statements of Income for the years ended December 31, 2008 and 2007, and for the period from December 18, 2006 (inception) to December 31, 2006	F-40
Consolidated Statements of Changes in Equity for the years ended December 31, 2008 and 2007, and for the period from December 18, 2006 (inception) to December 31, 2006	F-41
Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 and for the period from December 18, 2006 (inception) to December 31, 2006	F-42
Notes to the Consolidated Financial Statements December 31, 2008 and 2007	F-43
Condensed Consolidated Unaudited Interim Balance Sheets as of June 30, 2009 and December 31, 2008	F-58
Condensed Consolidated Unaudited Interim Statements of Comprehensive Income for the Six Months ended June 30, 2009 and 2008	F-59
Condensed Consolidated Unaudited Interim Statements of Changes in Equity for the Six Months ended June 30, 2009 and 2008	F-60
Condensed Consolidated Unaudited Interim Statements of Cash Flows for the Six Months ended June 30, 2009 and 2008	F-61
Notes to the Condensed Consolidated Unaudited Interim Financial Statements for June 30, 2009 and December 31, 2008	F-62

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
BULK ENERGY TRANSPORT (HOLDINGS) LIMITED:

We have audited the accompanying consolidated balance sheets of BULK ENERGY TRANSPORT (HOLDINGS) LIMITED (together the "Group") as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2008, and the period from December 18, 2006 (inception) to December 31, 2006. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also, includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008 and, the period from December 18, 2006 (inception) to December 31, 2006, in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

/s/ KPMG Certified Auditors AE
Athens, Greece
September 11, 2009

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Consolidated Balance Sheets
December 31, 2008 and 2007
In Thousands of U.S. dollars

	Note	2008	2007
Assets
Vessels, net	7	276,753	430,053
Total non-current assets		276,753	430,053
Inventories	8	1,217	682
Trade accounts receivables and other assets	9	2,025	11,075
Due from related parties	18	16,094	2,913
Cash and cash equivalents	10	35,110	26,665
Total current assets		54,446	41,335
Total assets		331,199	471,388
Equity
Capital contributions	11	100,226	115,553
Revaluation reserve		68,972	208,562
Retained earnings/(accumulated deficit)		1,061	(4,754)
Total equity		170,259	319,361
Liabilities
Long-term debt, net	12	134,152	116,208
Total non-current liabilities		134,152	116,208
Fair value of interest rate swap	15	6,935	922
Current portion of long-term debt, net	12	16,573	20,875
Trade accounts payable	13	2,091	2,699
Accrued expenses	14	457	262
Deferred revenue		212	342
Due to related parties	18	59	10,500
Accrued interest expense		461	219
Total current liabilities		26,788	35,819
Total equity and liabilities		331,199	471,388

The notes are an integral part of these financial statements.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Consolidated Statements of Income
For the years ended December 31, 2008 and 2007 and for the period from December 18, 2006 (inception) to December 31, 2006
In Thousands of U.S. dollars

	Note	2008	2007	Period from December 18, 2006 (inception) to December 31, 2006
Revenue from vessels		60,859	5,362	-
Revenue from vessels – related party	18	168	-	-
Direct voyage expenses	3	61,027	5,362	-
		(1,981)	(22)	-
		59,046	5,340
Gain on sale of vessels	7	59,068	-	-
Expenses:
Crew costs	4	(5,213)	(865)	-
Management fees – related party	18	(1,941)	(441)	-
Other operating expenses	5	(6,788)	(1,950)	-
Depreciation	7	(41,824)	(4,350)	-
Impairment loss	7	(2,649)	-	-
Results from operating activities		59,699	(2,266)	-
Finance income	6	1,098	852	-
Finance expense	6	(16,094)	(3,340)	-
Net finance cost		(14,996)	(2,488)	-
Net profit/(loss) for the year		44,703	(4,754)	-

The notes are an integral part of these financial statements.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Consolidated Statement of Changes in Equity
For the years ended December 31, 2008 and 2007 and for the period from
December 18, 2006 (inception) to December 31, 2006
In Thousands of U.S. dollars

	Capital Contributions	Revaluation Reserve	(Accumulated deficit)/ Retained Earnings	Total
Balance at December 18, 2006 (inception)	-	-	-	-
Net (loss) for the period	-	-	-	-
Total recognized income and expense	-	-	-	-
Balance at December 31, 2006	-	-	-	-
Net (loss) for the year	-	-	(4,754)	(4,754)
Revaluation of vessels	-	208,562	-	208,562
Total recognized income and expense	-	208,562	(4,754)	203,808
Capital contributions	115,553	-	-	115,553
Balance at December 31, 2007	115,553	208,562	(4,754)	319,361
Net profit for the year	-	-	44,703	44,703
Revaluation of vessels	-	(139,590)	-	(139,590)
Total recognized income and expense	-	(139,590)	44,703	(94,887)
Capital withdrawals	(23,512)	-	-	(23,512)
Capital contributions	8,185	-	-	8,185
Dividends paid	-	-	(38,888)	(38,888)
Balance at December 31, 2008	100,226	68,972	1,061	170,259

The notes are an integral part of these financial statements.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Consolidated Statements of Cash Flows
For the years ended December 31, 2008 and 2007 and for the period from
December 18, 2006 (inception) to December 31, 2006
In Thousands of U.S. dollars

	2008	2007	Period from December 18, 2006 (inception) to December 31, 2006
Cash flows from operating activities
Net profit/(loss)	44,703	(4,754)	-
Adjustments for:
Gain from sale of vessels	(59,068)	-	-
Depreciation	41,824	4,350	-
Impairment loss on vessels	2,649	-	-
Fair value of interest rate swap	6,013	922	-
	36,121	518	-
Due from related parties	1,819	(2,913)	-
Inventories	(535)	(682)	-
Trade accounts and other receivables	9,050	(575)	-
Trade accounts payables	(609)	2,698	-
Accrued expenses	195	262	-
Deferred revenue	(130)	342	-
Due to related parties	(10,441)	-	-
Accrued interest expense	242	219	-
Dry-docking costs	(3,349)	(2,553)	-
Net cash from/(used in) operating activities	32,363	(2,684)	-
Cash flows from investing activities
Additions for vessels	(94,517)	(223,288)	-
Net proceeds from disposals of vessels	126,172	-	-
Net cash from/(used in) investing activities	31,655	(223,288)	-
Cash flows from financing activities
Dividends paid	(53,888)	-	-
Capital withdrawals	(23,512)	-	-
Capital contributions	8,185	115,553	-
Proceeds from long-term debt	73,500	148,500	-
Payments of long-term debt	(59,858)	(11,416)	-
Net cash (used in)/provided from financing activities	(55,573)	252,637	-
Net increase in cash and cash equivalents	8,445	26,665	-
Cash and cash equivalents at January 1	26,665	-	-
Cash and cash equivalents at December 31	35,110	26,665	-

The notes are an integral part of these financial statements.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes n thousands of U.S. Dollars, except for share and per share data)

1.	Business and basis of presentation

(a)	General

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED (the "Company" or "BET") is registered and is incorporated under the laws of the Republic of the Marshall Islands. The Company was incorporated on December 18, 2006. The Company started operations in 2007. The consolidated financial statements of the Group comprise the Company and its subsidiaries (the "Group").

The Group has two shareholders, Constellation Bulk Energy Holdings with 250 shares and Mineral TRSP-Holdings, an entity that belongs to certain members of the Restis family with 250 shares.

The consolidated financial statements include the following vessel-owning companies:

Vessel owning company	Vessel Name	Date of Incorporation	Date of Delivery	Country of Incorporation
Quex Shipping Inc.	BET Commander	January 3, 2007	December 17, 2007	British Virgin Islands
Rossington Marine Corp.	BET Intruder	January 3, 2007	March 20, 2008	British Virgin Islands
Rayford Navigation Corp.	BET Prince	January 3, 2007	January 7, 2008	British Virgin Islands
Creight Development Inc.	BET Performer*	January 3, 2007	September 28, 2007	British Virgin Islands
Pulford Ocean Inc.	BET Scouter (ex Saldhana)	January 3, 2007	July 23, 2007	British Virgin Islands
Lewisham Maritime Inc.	BET Fighter (ex Ferosa)	January 3, 2007	August 29, 2007	British Virgin Islands

*  The BET Performer was sold on July 10, 2008.

The Group provides worldwide ocean transportation services through the ownership of a fleet of six bulk-carrier vessels.  The Group does not employ any executive officers or personnel other than the crew aboard the vessels.

The technical management of the Group is performed by Enterprises Shipping and Trading S.A. ("EST"), which is owned by certain members of the Restis family.  Constellation Energy Commodities Group Limited ("Constellation") provides commercial management.  Both EST and Constellation are considered related companies (Note 18). EST provides the Group and other vessel-owning companies with a wide range of services that include technical support and maintenance, insurance advice, financial and accounting services all provided for a fixed fee.

Constellation, a subsidiary of Constellation Bulk Energy Holdings, provides the Group with a wide range of services that include chartering services, voyage estimates and accounts, appointing agents etc. for a fee that is the lower between (a) a fixed fee or (b) one per cent (1%) of gross hire or freight earned. In addition, the Group has appointed both EST and Constellation, to serve as administrator of the Group for a fixed fee. From September 23, 2008 and onwards, Constellation no longer charges the Group any fee for this service.

(b)	Basis of preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB").

(c)	Statement of compliance

The consolidated financial statements were approved by the Directors of the Group on April 23, 2009.

(d)	Basis of measurement and functional presentation currency

The consolidated financial statements are prepared on a historical cost basis, except for the vessels and interest rate swaps which are measured at fair value. The consolidated financial statements are presented in US dollars ($), which is the functional currency of the Group. All financial information presented in US dollars has been rounded to the nearest thousand.

(e)	Use of estimates and judgments

The preparation of these consolidated financial statements in accordance with IFRS, requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. The estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements, are estimations in relation to the revaluation of vessels, useful lives of vessels, impairment losses on vessels and trade accounts receivable.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

2.	Significant accounting policies

A summary of the significant accounting policies used in the presentation of the accompanying consolidated financial statements is presented below:

(a)	Basis of consolidation

Subsidiaries are entities controlled by the Group. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Intercompany balances, transactions and unrealized gains and losses arising between the companies included these consolidated financial statements have been eliminated in full.

(b)	Foreign currency

Transactions in foreign currencies are translated to the functional currency using the exchange rates at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the foreign exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period and the amortized cost in foreign currency translated at the exchange rate at the end of the period. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date the fair value was determined. Foreign currency differences arising on translation are recognized in the consolidated statement of income.

(c)	Vessels

Vessels are originally recorded at cost less accumulated depreciation and accumulated impairment losses.

Vessel cost includes the contract price of the vessel and expenditure that is directly attributable to the acquisition of the vessel (initial repairs, delivery expenses and other expenditure to prepare the vessel for its initial voyage) and borrowing costs incurred during the construction period.

When parts of a vessel have different useful lives, they are accounted for as separate items (major components) of the vessels (see Note 2(d)).

Subsequent expenditures for major improvements are also recognized in the carrying amount if it is probable that the future economic benefits embodied within the part will flow to the Group and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. Routine maintenance and repairs are recognized in the consolidated statement of income as incurred.

Vessels are subsequently measured at fair value on an annual basis. Increases in the individual vessel's carrying amount as a result of the revaluation are recorded in recognized income and expense and accumulated in equity under the caption revaluation reserve. The increase is recorded in the consolidated statements of income to the extent that it reverses a revaluation decrease of the related asset. Decreases in the individual vessel's carrying amount are recorded in the consolidated statements of income as a separate line item. However, the decrease is recorded in recognized income and expense to the extent of any credit balance existing in the revaluation reserve in respect of the related asset. The decrease recorded in recognized income and expense reduces the amount accumulated in equity under the revaluation reserve. The fair value of a vessel is determined through market value appraisal, on the basis of a sale for prompt, charter-free delivery, for cash, on normal commercial terms, between willing sellers and willing buyers of a vessel with similar characteristics.

Depreciation is recognized in the consolidated statement of income on a straight line basis over the individual vessel's remaining estimated useful life, after considering the estimated residual value. Each vessel's residual value is equal to the product of its light-weight tonnage and estimated scrap rate.

Management estimates the useful life of the new vessels to be 25 years from the date of initial delivery from the shipyard. Second hand vessels are depreciated from the date of their acquisition over their remaining estimated useful life. Depreciation, useful lives and residual values are reviewed at each reporting date.

A vessel is derecognized upon disposal or when no future economic benefits are expected from its use. Gains or losses on disposal are determined by comparing the proceeds from disposal with the carrying amount of the vessel and are recognized in the consolidated statement of income.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

2.	Significant accounting policies (continued)

(d)	Dry-docking costs

From time to time the Group's vessels are required to be dry-docked for inspection and re-licensing at which time major repairs and maintenance that cannot be performed while the vessels are in operation are generally performed. The Group defers the costs associated with dry-docking as they are incurred by capitalizing them together with the cost of the vessel. The Group then depreciates these costs on a straight-line basis over the year until the next scheduled dry-docking, generally 2.5 years. In the cases whereby the dry-docking takes place earlier than in 2.5 years, the carrying amount of the previous dry-docking is derecognized. In the event of a vessel sale, the respective carrying values of dry-docking costs are written-off at the time of sale to the consolidated statement of income.

At the date of acquisition of a second-hand vessel, management estimates the component of the cost that corresponds to the economic benefit be derived from capitalized dry-docking cost, until the first scheduled dry-docking of the vessel under the ownership of the Group, and this component is depreciated on a straight-line basis over the remaining period to the estimated dry-docking date.

(e)	Financial instruments

Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents, long-term debt and trade accounts payable. Non-derivative financial instruments are recognized initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured as explained in notes (f) to (j) below.

The Group has certain derivative financial instruments, which are not held for trading, but are not designated in a qualifying hedge relationship, and therefore, all changes in their fair value are recognized immediately in the consolidated statement of income as a component of net finance costs.

(f)	Trade accounts receivable

Trade accounts receivable are stated at their amortized cost using the effective interest method, less any impairment losses.

(g)	Insurance claim

The Group recognizes insurance claim recoveries for insured losses incurred on damage to vessels. Insurance claim recoveries are recorded, net of any deductible amounts, at the time the Group's vessels suffer insured damages. Recoveries from insurance companies for the claims are provided if the amounts are virtually certain to be received. Claims are submitted to the insurance company, which may increase or decrease the claim's amount. Such adjustments are recorded in the year they become virtually certain and were not material to the Group's consolidated statement of income in 2008, 2007 and 2006.

(h)	Cash and cash equivalents

Cash and cash equivalents comprise cash balances, call deposits and certificates of deposit (term deposits) with original maturity of three months or less.

(i)	Trade and other amounts payable

Trade and other amounts payable are stated at amortized cost.

(j)	Long-term debt

Long-term debt is initially recognized at the fair value of the consideration received and is recorded net of issue costs directly attributable to the borrowing.  After initial recognition, issue costs are amortized using the effective interest rate method and are recorded as finance expense in the consolidated statement of income.

(k)	Inventories

Inventories (lubricants) are measured at the lower of cost and net realizable value.  The cost of inventories is based on the first-in, first-out principle.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

2.	Significant accounting policies (continued)

(l)	Impairment of financial costs

A financial asset is assessed at each reporting date to determine whether there is any objective evidence that it is impaired.

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate.

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognized in the consolidated statement of income.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost, the reversal is recognized in the consolidated statement of income.

(m)	Impairment of non-financial assets

The carrying amounts of the Group's non-financial assets, primarily vessels, other than inventories are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset's recoverable amount is estimated. Vessels are individually tested for impairment (see Note 7).

The recoverable amount of vessels is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Recoverability for vessels is measured by comparing the carrying amount, including unamortized dry-docking and special survey costs, to the greater of fair value (see note 2(c)) less costs to sell or value in use. An impairment loss is recognized if the carrying amount of the vessel exceeds its estimated recoverable amount. Impairment losses are recognized in the consolidated statement of income.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists as a result of events or changes to conditions occurring after the impairment loss was recognized. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that had been recognized (see Note 7).

(n)	Dividends

There are no legal requirements to hold a shareholders' meeting, nor is there a requirement in the Group's Articles of Incorporation or Bylaws to distribute dividends. Dividends may be declared or paid out of profits resulting from current or preceding years. Thus the decision to distribute dividends is made by management of the Group and they are therefore recognized as a liability in the period in which they are declared by management.

(o)	Provisions

A provision is recognized as a result of a past event when the Group has a present legal or constructive obligation that can be reliably estimated and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows that reflect current market assessments of the time value of money and the risks specific to the liability.

(p)	Employee benefits

The Group has no obligations to defined contribution or defined benefit plans. Short-term employee benefits are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short- term cash bonus arrangements if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

(q)	Revenue

The Group generates its revenues from voyage and time charterers.  Revenue is recorded when a charter agreement exists and collection of the related revenue is reasonably assured.  Revenue is recognized as it is earned, on a straight-line basis over the duration of each time charter.

Deferred revenue represents invoices issued, or cash received in advance for services not yet rendered.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

2.	Significant accounting policies (continued)

(r)	Vessel voyage and other operating expenses

Vessel voyage expenses primarily consisting of port, canal and bunker expenses that are unique to a particular charter are paid for by the charterer under time charter arrangements.  Vessel voyage and other operating expenses are expensed as incurred.

(s)	Finance income and expenses

Finance income comprises of interest income on funds invested and foreign currency gains. Interest income is recognized as it accrues, using the effective interest method.

Finance expense comprises of interest expense on borrowings, foreign currency losses and impairment losses on recognized financial assets. All borrowing costs are recognized in the consolidated statement of income using the effective interest method.

(t)	Income tax

Under the laws of the countries of the vessel-owning companies' incorporation and/or vessels' registration, the vessel-owning companies are not subject to income tax on international shipping income but are subject only to certain minor registration and tonnage taxes that are charged to operating expenses as incurred. The vessel-owning companies however, are subject to United States federal income taxation in respect of income that is derived from the international operation of ships and the performance of services directly related thereto, unless exempt from United States federal income taxation. If the vessel-owning companies do not qualify for the exemption from tax, they will be subject to a 4% tax on its U.S. source income, imposed without the allowance for any deductions. For these purposes, U.S. source shipping income means 50% of the shipping income that will be derived by the vessel-owning companies that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

The vessel-owning companies did not incur any U.S. source shipping income in 2008, 2007 and 2006. The Group met the specific criteria under the U.S. tax law to qualify for the exemption.  Therefore, the Group does not have any current income tax or deferred taxes as of December 31, 2008, 2007 and 2006.

(u)	Segment reporting

A segment is a distinguishable component of the Group that is engaged in providing related products or services (business segment) or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and returns that are different from the other segments. The Group reports financial information and evaluates its operations by charter revenues and not, for example, by (a) the length of ship employment for its customers or (b) the size of vessel. The Group does not have discrete financial information to evaluate the operating results for each type of charter. Although revenue can be identified for these charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results by revenue per day and operating results of the fleet and thus the Group has determined that it operates under one reportable segment. Furthermore, when the Group charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result the disclosure of geographic information is impracticable. Also, as management of the Group monitors its results by revenue per day and not by customer, the geographical location of the customer is not relevant for segment information.

(v)	New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are not yet effective for the year ended December 31, 2008, and have not been applied in preparing these consolidated financial statements:

IFRS 8 Operating Segments, which is applicable from January 1, 2009, introduces the "management approach" to segment reporting. The Group does not expect IFRS 8 to have any impact on the consolidated financial statements.

Revised IAS 23 Borrowing Costs removes the option to expense borrowing costs and requires that an entity capitalize borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset. The revised IAS 23, which will become mandatory for the Group's 2009 financial statements, is not expected to have a significant effect on the Group's financial statements.

IFRIC 13 Customer Loyalty Programmes: IFRIC 13 becomes mandatory for the Group's 2009 financial statements.  This IFRIC is not expected to have any impact on the consolidated financial statements.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

2.	Significant accounting policies (continued)

Revised IAS 1, Presentation of Financial Statements: The revised standard is effective for annual periods beginning on or after January 1, 2009. The revision to IAS 1 is aimed at improving users' ability to analyze and compare the information given in financial statements. The changes made are to require information in financial statements to be aggregated on the basis of shared characteristics and to introduce a statement of comprehensive income. This will enable readers to analyze changes in equity resulting from transactions with owners in their capacity as owners (such as dividends and share repurchases) separately from `non-owner' changes (such as transactions with third parties). In response to comments received through the consultation process, the revised standard gives preparers of financial statements the option of presenting items of income and expense and components of other comprehensive income either in a single statement of comprehensive income with sub-totals, or in two separate statements (a separate income statement followed by a statement of comprehensive income). Revised IAS 1 is not expected to have a significant impact on the presentation of the Group's consolidated financial statements for 2009.

Revised IFRS 3 Business Combinations: This standard is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after July 1, 2009.  Earlier application is permitted. Revised IFRS 3 is not expected to have any impact of this revision on the Group's financial statements.

Amendment to IFRS 2 Share-based Payment: The revision is effective for annual periods on or after January 1, 2009. The Group does not expect this standard to have any effect on the consolidated financial statements.

IFRIC 15, Agreements for the Construction of Real Estate: This interpretation is effective for annual periods beginning on or after January 1, 2009 and will not have any impact to the consolidated financial statements.

IFRIC 16, Hedges of a Net Investment in a Foreign Operation: This interpretation is effective for annual periods beginning on or after October 1, 2008 and will not have any impact to the financial statements.

Reclassification of Financial Assets: Amendments to IAS 39 Financial Instruments: Recognition and measurement and IFRS 7 Financial Instruments: Disclosure: These amendments are applicable from July 1, 2008 prospectively. Furthermore, amendments have been made to IFRS 7 to ensure disclosure is made of the above reclassifications, which are also applicable from July 1, 2008 and will not have any impact to the consolidated financial statements.

Eligible Hedged Items Amendment to IAS 39 Financial instruments: Recognition and measurement: These amendments are applicable retrospectively for annual periods beginning on or after July 1, 2009 and will not have any impact to the consolidated financial statements.

IFRIC 17 — Distributions of Non-cash Assets to Owners: This interpretation is applicable prospectively for annual periods beginning on or after July 1, 2009. Retrospective application is not permitted and this IFRIC will not have any impact to the consolidated financial statements.

IFRIC 18 — Transfer of Assets from Customers: This interpretation should be applied prospectively to transfers of assets from customers received on or after July 1, 2009 and will not have any impact to the consolidated financial statements.

3.	Direct voyage expenses

	2008	2007	2006
Bunkers expenses	(1,554)	-	-
Port expenses	(167)	(8)	-
Tugs	(60)	-	-
Agents and fees	(200)	(14)	-
	1,981	(22)	-

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

4.	Crew costs

	2008	2007	2006
Basic and supplementary wages	(2,400)	(427)	-
Overtime	(954)	(154)	-
Vacation	(464)	(86)	-
Bonus	(545)	(55)	-
Travelling expenses	(404)	(79)	-
Victualling	(301)	(48)	-
Other	(145)	(16)	-
	(5,213)	(865)	-

Crew costs represents the amounts due to the crew on board the vessels under short-term contract, i.e. no more than nine months. The number of crewmen as at December 31, 2008 was 115 (2007: 92). The Group is not obliged to contribute to any pension plans or post-employment benefits for the crew on board.

5.	Other operating expenses

	2008	2007	2006
Lubricants	(1,945)	(550)	-
Stores and chemicals	(645)	(97)	-
Repairs and maintenance	(2,447)	(628)	-
Insurance	(1,283)	(437)	-
Other	(468)	(238)	-
	(6,788)	(1,950)	-

6.	Financial income and expense

	2008	2007	2006
Financial Income:
Interest income	1,054	828	-
Other	44	24	-
	1,098	852	-

	2008	2007	2006
Financial expense:
Interest income	(9,524)	(2,406)	-
Fair value of interest rate swaps	(6,013)	(922)	-
Other	(557)	(12)	-
	(16,094)	(3,340)	-
Net finance cost	(14,996)	(2,488)	-

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

7.	Vessels

Cost:	Vessels	Advances for vessels	Dry-docking	Total
Balance at January 1, 2007	-	-	-	-
Additions	212,788	10,500	2,553	225,841
Revaluation	208,562	-	-	208,562
Balance at December 31, 2007	421,350	10,500	2,553	434,403
Additions	94,518	-	3,349	97,867
Revaluation	(142,239)	-	-	(142,239)
Transfers	10,500	(10,500)	-	-
Disposals	(72,691)	-	-	(72,691)
Balance at December 31, 2008	311,438	-	5,902	317,340
Accumulated depreciation
Balance at January 1, 2007	-	-	-	-
Depreciation	(4,350)	-	-	(4,350)
Balance at December 31, 2007	(4,350)	-	-	(4,350)
Disposals	5,587	-	-	5,587
Depreciation	(39,981)	-	(1,843)	(41,824)
Balance December 31, 2008	(38,744)	-	(1,843)	(40,587)
Net book value January 1, 2007	-	-	-	-
Net book value December 31, 2007	417,000	10,500	2,553	430,053
Net book value December 31, 2008	272,694	-	4,059	276,753

During the year ended December 31, 2008 two vessel-owning companies took delivery of their vessels (Bet Intruder and Bet Prince).  The total acquisition price of the vessels amounted to $94,518, which including the down payment from December 31, 2007 of $10,500 amounted in total to $105,018. These vessel-owning companies were purchased from First Investment a subsidiary of First Financial Corporation which belongs to members of the Restis family.

During the year ended December 31, 2007, four vessel-owning companies took delivery of their vessels (BET Commander, BET Scouter, BET Performer and BET Fighter). The total cost of the vessels amounted to $ 212,788. These vessel-owning companies were purchased from First Investment a subsidiary of First Financial Corporation which belongs to members of the Restis family.

On May 22, 2008, the Group entered into an agreement to sell to a third party, a vessel-owning company, BET Performer.  Total proceeds amounted to $129,500 less $3,328 that was paid as commission for the sale, resulted in a gain of $59,068, which was recognized in the consolidated statements of income. The sale was completed on July 10, 2008.

Vessels are measured at fair value at year end. At December 31, 2007, due to favorable market conditions, the fair value exceeded the carrying value by $208,562 and, accordingly, a revaluation reserve was recorded as a separate item in the consolidated statement of changes in equity. At December 31, 2008, the fair value of the individual vessels indicated that the carrying value of the individual vessels was impaired and, as a result, the Group recognized an impairment loss of $142,239 out of which $2,649 is recorded as a separate line item in the consolidated statement of income since there was no revaluation reserve recorded in the consolidated statements of changes in equity (see note 2 (c)).

The current economic and market conditions, including the significant disruptions in the global credit markets, are having broad effects on participants in a wide variety of industries. Since mid-August 2008, the charter rates in the dry bulk charter market have declined significantly, and dry bulk vessel values have also declined, both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates; conditions that the Company considers indicators of a potential impairment. As a result of the credit crisis and the lack of demand for dry-bulk freights, there were no reliable estimates for the fair value of the ships.

To determine the fair value at December 31, 2008, management calculated the fair value by using the discounted projected net operating cash flow for each vessel-owning company. The significant factors and assumptions used are as follows:

•	Discount rate: 10%.

•	Discount cash flows up to end of the vessels useful life.

•	Daily operating costs $5 - $6.

•	Earnings assumption: The agreed charter rate plus the average ten to fifteen year charter rate when these are not determined.

At December 31, 2008, all vessel-owning companies are subject to a first class mortgage to secure a long-term loan (see Note 12).

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

8.	Inventories

	2008	2007
Lubricants	658	682
Bunkers	559	-
	1,217	682

9.	Trade accounts receivable and other assets

	2008	2007
Charters	1,083	26
Guarantee for the purchase of ships	-	10,500
Prepayments	942	549
	2,025	11,075

Management has assessed that the risk of not collecting amounts from charters is minimum and no impairment loss was created.

The amount shown as guarantee reflects the amount the Group will receive in the event that the acquisition of the two vessels did not occur. A similar amount is disclosed as due to related party (Note 18). These amounts were released in 2008 as the agreement was fulfilled.

10.	Cash and cash equivalents

	2008	2007
On demand	574	265
Term deposits	34,536	26,400
Cash and cash equivalents	35,110	26,665

11.	Capital

(a)	Capital contributions:

The amounts shown in the .consolidated balance sheet as capital contributions represent payments made by the shareholders of various dates to finance vessel acquisitions in excess of the amounts of the bank loans obtained. There is no contractual obligation to repay the amounts.

During the year ended December 31, 2007, the shareholders contributed a total amount of $115,553.

During the year ended December 31, 2008, the shareholders contributed a total amount of $8,185 primarily in relation to the acquisition of Bet Intruder.

In addition, and as a result of the proceeds from the sale of Bet Performer an amount of $23,518 was distributed in total to the shareholders.

During the year ended December 31, 2008, the Group distributed a total amount in dividends of $53,888. However, management then decided in order to protect the capital of the Company to ask from the shareholders to return an amount of $15,000.  This is shown as Due from related parties (Note 18) and was deducted from the dividends.  Management expects this amount will be received within the following 12 months.

The Company's authorized, issued and outstanding share capital is divided into 500 registered shares of no par value.

(b)	Dividends:

Based on the written consent by the directors on August 5, 2008, the Company during the year paid dividends to the shareholders of an amount of $38,888.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

12.	Long-term debt

Long-term debt is analyzed as follows:

	2008	2007
Borrower
Creighton Development	-	44,127
Pulford Ocean	28,914	31,207
Lewisham Maritime	26,453	28,550
Rayford Navigation	43,069	-
Quex Shipping	30,760	33,199
Rossington Maritime	21,529	-
	150,725	137,083
Less: Current portion	16,573	20,875
Long-term portion	134,152	116,208

The long-term debt, denominated in US Dollars, of BET Performer, BET Scouter, BET Fighter, BET Prince, BET Commander and BET Intruder represents the amounts allocated to each vessel-owning company from the syndicated loan of $222,000 for the purchase of the vessel-owning companies.  The loan was allocated to each vessel-owning company based on the lower of the total amount of the loan $222,000 and 70% of the vessel acquisition cost. As a result of the sale of BET Performer on July 10, 2008, the Group adjusted the amount outstanding proportionately to the remaining vessels.  The loan is repayable in sixteen equal semi-annual installments from the last drawdown but no later than June 20, 2015.

Details of the long-term debt, for each of the vessel-owning companies are as follows:

Creighton Development: At December 31, 2007, the outstanding balances was $44,127 (net of $218 deferred direct cost) payable in 15 equal semi-annual principal installments of $2,374 plus interest at floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $12,511 due in 2015. At December 31, 2008, the total outstanding balance was $0 as the loan was paid in full after the sale of the vessel.

Pulford Ocean: At December 31, 2007, the outstanding balances was $31,207 (net of $146 deferred direct cost) payable in 15 equal semi-annual principal installments of $1,547 plus interest at floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $8,151 due in 2015. At December 31, 2008, the total outstanding balance was $28,914 (net of $127 deferred direct cost) payable in 13 equal semi-annual principal installments of $1,590 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $8,376 due in 2015.

Lewisham Maritime: At December 31, 2007, the outstanding balances was $28,550 (net of $135 deferred direct cost) payable in 16 equal semi-annual principal installments of $1,415 plus interest at floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $7,457 due in 2015.  At December 31, 2008, the total outstanding balance was $26,453 (net of $117 deferred direct cost) payable in 13 equal semi-annual principal installments of $1,454 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $7,663 due in 2015.

Rayford Navigation: At December 31, 2008, the total outstanding balance was $43,069 (net of $185 deferred direct cost) payable in 13 equal semi-annual principal installments of $2,368 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $12,475 due in 2015.

Quex Shipping: At December 31, 2007, the outstanding balances was $33,199 (net of $155 deferred direct cost) payable in 16 equal semi-annual principal installments of $1,646 plus interest at floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $8,671 due in 2015. At December 31, 2008, the total outstanding balance was $30,760 (net of $135 deferred direct cost) payable in 13 .equal semi-annual principal installments of $1,691 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $8,911 due in 2015.

Rossington Maritime At December 31, 2008, the total outstanding balance was $21,529 ($97 net of deferred direct cost) payable in 13 equal semi-annual principal installments of $1,184 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $6,238 due in 2015.

The weighted average effective interest rate for all long-term debt for the years ended December 31, 2007 and 2008 was 5.61% and 4.91%, respectively. Interest expense for the years ended December 31, 2007 and 2008 amounted to $2,406 and $9,524, respectively, and is included under finance expense in the consolidated statements of income.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

12.	Long-term debt (continued)

The principal repayments are as follows:

	Years of maturity	1 year or Less	1 to 2 years	2 to 5 years	More than 5 years	Total
December 31, 2007	2015	20,875	20,875	62,625	32,708	137, 083
December 31, 2008	2015	16,573	33,145	49,718	51,289	150, 725

The term facility includes covenants.

The major financial covenants include the following:

•	The vessels aggregate market value equal to 125% of the outstanding facility.

•	The ratio of total liabilities to total assets shall not exceed 0.7:1.

The Group was in compliance with these loan covenants as at December 31 2008.

13.	Trade accounts payable

	2008	2007
Suppliers	1,453	573
Insurance agents	321	338
Repairers	109	1,221
Agents	208	567
	2,091	2,699

14.	Accrued expenses

	2008	2007
Masters' accounts	$390	$262
Other	67	-
	$457	$262

15.	Financial instruments

Overview

The Group has exposure to the following risks from its use of financial instruments:

•	Credit risk;

•	Liquidity risk;

•	Market risk defined as interest rate risk and currency risk.

This note represents information about the Group's exposure to cash of the above risks, the Group's objectives, policies and processes for measuring and managing risk and the Group's management of capital.

The Group has entered into transactions with derivative financial instruments to reduce exposure in interest rate and foreign exchange rates but does not meet the criteria for hedge accounting.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

15.	Financial instruments (continued)

(a)	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations in relation to each class of recognized financial assets. The maximum credit risk in relation to such assets is represented by the carrying amount of those assets in the balance sheet.

The main credit exposure is from trade accounts receivable, amounts due from related parties and cash and cash equivalents.

The Group places its cash and cash equivalents, consisting mostly of deposits, with financial institutions. The Group performs annual evaluations of the relative credit-standing of those financial institutions. Credit risk with respect to trade accounts receivable is generally managed by chartering vessels to established operators, rather than to more speculative or undercapitalized entities. The vessels are mainly chartered under time-charter agreements where, per the industry practice, the charterer pays for the transportation service within one week of issue of the hire statement (invoice) which is issued approximately 15 days once the service begins, thereby supporting the management of trade receivables.

The Group's exposure to credit risk is influenced mainly by the individual characteristics of each customer.

As of December 31, 2008 and 2007, the following charterers individually accounted for more than 10% of the Group's revenue as follows:

Charter	2008	2007
A	12%	51%
B	-	26%
C	11%	18%
D	14%	-
E	15%	-

As of December 31, 2008 and 2007 the following charterers individually accounted for more than 10% of the Group's trade receivables.

Charter	2008	2007
B	-	43%
C	-	55%
D	87%	-

The aging of trade and other accounts receivables is as follows:

	2008	2007
Up to 30 days	643	-
Past due 31-120 days	356	14
Over 120 days	84	12
	1,083	26

The Company generally does not have large trade accounts receivable since the time charters are collected in advance. The vessels are chartered under time-charter agreements where, the charterer pays for the transportation service within one week of issue of the hire statement (invoice) which is issued approximately 15 days once the service begins, thereby supporting management of the trade accounts receivable. Turbulence in the financial markets has led many lenders to reduce, and in some cases, cease .to provide credit, including letters of credit, to borrowers. Purchasers of dry bulk cargo typically pay for cargo with letters of credit. The tightening of the credit markets has reduced the issuance of letters of credit and as a result decreased the amount of cargo result in less business for charterers and declines in the demand for vessels. These factors, combined with the general slow-down in consumer spending caused by uncertainty about future market conditions, impact the shipping business. As such, it is reasonably possible that future charter rates may further deteriorate which would have a significant impact on the Company's operations.

(b)	Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group's policy is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they fall due. Furthermore, BULK ENERGY TRANSPORT (HOLDINGS) LIMITED is the guarantor of the loan on all vessel-owning companies (Note 7).

The Group aims to mitigate liquidity risk by managing cash generation from its operations and applying cash collection targets throughout the Group. The vessels are mainly chartered under time-charter agreements where, per industry practice, the charterer pays for the transportation service in advance, supporting the management of cash generation.

Excess cash is only invested in financial instruments exposed to insignificant risk of change in market value, by being placed in interest-bearing deposits with maturities fixed at no more than 3 months.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

15.	Financial instruments (continued)

(c)	Interest rate risk

Interest rate risk arises from the possibility that changes in interest rates will affect the future cash outflows of the Group's long-term debt as they are at variable rates. The Group manages this exposure to changes in interest rates from long-term debt by entering into interest rate swap contracts.

The Group has entered into three interest rate swap contracts, denominated in US Dollars. The notional contract amount of the swaps at December 31, 2008 amounts to $130,000 (2007: $30,000) with maturity between 3-5 years. The average fixed swap rate was 3.46% as of December 31, 2008 (2007: 4.84%).

The Group classifies the interest rate swap portfolio as a financial instrument depicted at fair value since it does not qualify for hedge accounting. The fair value of the swaps at December 31, 2008 was $6,935 (2007: $922).

In respect of interest-bearing financial assets and financial liabilities as of December 31, 2008 and 2007, the following table depicts their weighted average interest rates and the periods in which they reprice.

2007	Note	Effective Interest rate	Total	1 year or less	2 to 5 years
Term deposits	10	3.77%	(26,400)	(26,400)	-
Long-term loan	12	5.61%	137,083	30,000	107,083

2008	Note	Effective Interest rate	Total	1 year or less	2 to 5 years
Term deposits	10	2.22%	(34,536)	(34,536)	-
Long-term loan	12	4.91%	150,725	20,725	130,00

(d)	Currency risk

The Group's exposure to foreign currency risk is minimum.  Amounts in foreign currencies are included in trade accounts payable and include amounts payable to suppliers in foreign denominated currencies and are analyzed as follows:

2008	US Dollar
EUR	505
GBP and other	480

2007	US Dollar
EUR	196
GBP and other	151

(e)	Sensitivity analysis

In managing the interest rate risk, the Group aims to reduce the impact of short-term fluctuations on the Group's earnings.  Over the longer term however, permanent changes in interest rates would have an impact on earnings.

At December 31, 2008, it is estimated that a general increase of one percentage point in interest rates would decrease the Group's net profit by approximately $138 (2007: $807).

(f)	Fair values

All amounts that are not recorded at fair value; the Group believes that their carrying amount approximates their fair value, as they have a maturity of no more than twelve months, except for long-term debt. The carrying value of the Group's long-term debt approximates fair value because the debt bears interest at floating rates.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

16.	Capital management

The Group has only ordinary shares. There are no stock plans or options.

The Group and each entity seeks to maintain a balance between long-term debt and capital. There are no capital requirements. In its funding strategy, the Group's objective is to maintain a balance between continuity of funding and flexibility through the use of debt. The Group's policy with vessel acquisitions is that no more than 70% of the acquisition cost of vessels will be funded through borrowings for all acquisitions made. The bank financing was not more than 70% of the total acquisition costs.

17.	Contingencies

Various claims, suits and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operation of the Group's vessels. Currently, management is not aware of any such contingent liabilities which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements.

The Group accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.

The Group's policy is to maintain a strong capital base so as to maintain creditor and market confidence and to sustain future development of the business. Management monitors the return on capital, which the Group defines as net operating income divided by total shareholder's equity.

18.	Related parties

The directors of the Group do not receive remuneration for the non-executive services they offer. The identity and the description of the other related parties of the Group are given below.

(a)	Enterprises Shipping and Trading SA:

Each vessel-operating company of the Group has a management agreement with EST, to provide technical and administration management services for a fixed fee per day for technical services and a fixed monthly fee for management services for each vessel in operation. These fees for 2008 amounted to $1,449 (2007: $325) and are included under the caption as management fees in the accompanying consolidated statement of income.

Management agreements with EST require the vessel-owning companies with vessels in operation to make an interest-free advance of $750 each to cover the working capital requirements arising from the handling of the majority of the expenditures.

(b)	Constellation Energy Commodities Group Limited:

Each vessel-operating company has a commercial and administration management agreement with Constellation Energy Commodities Group Limited, under which commercial management services are provided for a fee that is to the lesser of (a) a fixed fee and (b) one per cent (1%) of gross hire or freight earned and administration services, in exchange for a fixed fee. Such fees for 2008 amounted to $492 (2007: $116) are included under the caption as management fees in the accompanying consolidated statements of income. As of September 23, 2008, Constellation does not charge for administration services.

Based on a charter party agreement, one of the vessel-operating companies was time-chartered to Constellation Energy Global Commodities Group London, an affiliated company. The net profit amounted to $ 168 (2007: nil) and it is included in the accompanying consolidated statements of income.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

18.	Related parties (continued)

The related balances are:

	2008	2007
Due from related parties – current
EST	832	2,334
Constellation	262	79
Due from shareholders	15,000	500
	16,094	2,913

	2008	2007
Due from related parties – current
First investment	-	10,500
Constellation	59	-
	59	10,500

The related party transactions included in the consolidated statements of income are:

	2008	2007	2006
Revenue from vessels
Constellation	168	-	-
Management fees
EST	(1,449)	(325)	-
Constellation	(492)	(116)	-
	(1,941)	(441)	-

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Condensed Consolidated Unaudited Interim Balance Sheets
June 30, 2009 and December 31, 2008
In Thousands of U.S. dollars

	Note	June 30, 2009	December 31, 2008
Assets
Vessels, net	9	128,879	276,753
Total non-current assets		128,879	276,753
Inventories	10	1,146	1,217
Trade accounts receivables and other assets	11	5,978	2,025
Due from related parties	19	18,441	16,094
Cash and cash equivalents	12	29,953	35,110
Total current assets		55,518	54,446
Total assets		184,397	331,199
Equity
Capital contributions	13	100,226	100,226
Revaluation reserve		-	68,972
Retained earnings/(accumulated deficit)		(68,808)	1,061
Total equity		31,418	170,259
Liabilities
Long-term debt, net	14	125,899	134,152
Total non-current liabilities		125,899	134,152
Fair value of interest rate swap		4,656	6,935
Current portion of long-term debt, net	14	16,573	16,573
Trade accounts payable	15	2,278	2,091
Accrued expenses	16	746	457
Deferred revenue		1,818	212
Due to related parties	19	-	59
Accrued interest expense		1,009	461
Total current liabilities		27,080	26,788
Total equity and liabilities		184,397	331,199

The notes are an integral part of these condensed consolidated unaudited interim financial statements

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Condensed Consolidated Unaudited Interim Statements of Comprehensive Income
For the six months ended June 30, 2009 and 2008
In Thousands of U.S. dollars

	Note	2009	2008
Revenue from vessels		17,481	37,124
Direct voyage expenses	5	(2,524)	(1,880)
		14 ,957	35,244
Expenses:
Crew costs	6	(2,346)	(2,691)
Management fees – related party	19	(723)	(1,000)
Other operating expenses	7	(3,081)	(3,675)
Depreciation	9	(14,484)	(21,200)
Impairment loss	11	(64,604)	-
Results from operating activities		(70,281)	6,678
Finance income	8	2,358	3,314
Finance expense	8	(1,953)	(5,685)
Net finance income/(cost)	8	405	(2,371)
Net profit/(loss) for the period		(69,876)	4,307

Other comprehensive income
Revaluation of vessels		(68,972)	23,000
Other comprehensive income/(loss) for the period		(68,972)	23,000

Total comprehensive income/(loss) for the period		(138,848)	27,307

The notes are an integral part of these condensed consolidated unaudited interim financial statements

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Condensed Consolidated Unaudited Interim Statements of Changes in Equity
For the six months ended June 30, 2009 and 2008
In Thousands of U.S. dollars

	Capital contributions	Revaluation reserve	(Accumulated deficit)/ Retained earnings	Total
Balance at December 31, 2007	115,553	208,562	(4,754)	319,361
Net profit for the period	-	-	4,307	4,307
Revaluation of vessels	-	23,000	-	23,000
	-	23,000	4,307	27,307
Capital contributions	8,186	-	-	8,186
Balance at June 30, 2008	123,739	231,562	(447)	354,854
Balance at December 31, 2008	100,226	68,972	1,061	170,259
Net loss for the period	-	-	(69,876)	(69,876)
Revaluation of vessels	-	(68,972)	-	(68,972)
	-	(68,972)	(69,876)	(138,848)
Other	-	-	7	7
Balance at June 30, 2009	100,226	-	(68,808)	31,418

The notes an integral part of these condensed consolidated unaudited interim financial statements

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Condensed Consolidated Unaudited Interim Statements of Cash Flows
For the six months ended June 30, 2009 and 2008
In Thousands of U.S. dollars

	2009	2008
Cash flows from operating activities
Net profit/(loss)	(69,876)	4,307
Adjustments for:
Depreciation	14,484	21,200
Impairment loss trade receivables	164	-
Fair value of interest rate swap	(2,279)	(2,651)

Due from related parties	(2,406)	1,174
Inventories	72	(369)
Trade accounts and other receivables	(4,117)	(5,285)
Trade accounts payables	188	(131)
Accrued expenses	2,105	454
Deferred revenue	(213)	148
Accrued interest expense	549	525
Net cash from/(used in) operating activities	3,111	19,372
Cash flows from investing activities
Dry-docking costs	-	(2,050)
Additions for vessels	(22)	(94,502)
Net cash from/(used in) investing activities	(22)	(96,552)
Cash flows from financing activities
Other	7	-
Capital contributions	-	8,186
Proceeds from long-term debt	-	63,113
Payment of long-term debt	(8,253)	-
Net cash (used in)/ provided from financing activities	(8,246)	71,299
Net decrease in cash and cash equivalents	(5,157)	(5,881)
Cash and cash equivalents at January 1	35,110	26,665
Cash and cash equivalents at June 30	29,953	20,784

The notes an integral part of these condensed consolidated unaudited interim financial statements

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Notes to the Condensed Consolidated Unaudited Interim Financial Statements
June 30, 2009 and December 31, 2008
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

1.	Business and basis of presentation

(a)	General

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED (the "Company" or "BET") is registered and is incorporated under the laws of the Republic of the Marshall Islands.  The Company was incorporated on December 18, 2006.  The Company started operations in 2007.  The consolidated financial statements of the Group comprise the Company and its subsidiaries (the "Group").

The Group has two shareholders, Constellation Bulk Energy Holdings with 250 shares and Mineral TRSP – Holdings, an entity that belongs to certain members of the Restis family with 250 shares.

On August 13, 2009 Constellation's interest in the Group was sold to Seanergy Maritime Holdings Inc. ("Seanergy").  Seanergy has also received the right to appoint the majority of the members of the Board of Directors.  Therefore, Seanergy is expected to control BET and fully consolidate their results of operations.

The consolidated financial statements include the following vessel owning companies:

Vessel owning company	Vessel name	Date of incorporation	Date of delivery	Country of incorporation

Quex Shipping Inc.	Bet Commander	January 3, 2007	December 17, 2007	British Virgin Islands
Rossington Marine Corp.	Bet Intruder	January 3, 2007	March 20, 2008	British Virgin Islands
Rayford Navigation Corp.	Bet Prince	January 3, 2007	January 7, 2008	British Virgin Islands
Creight Development Inc.	Bet Performer	January 3, 2007	September 28, 2007	British Virgin Islands
Pulford Ocean Inc	Bet Scouter (ex Saldhana)	January 3, 2007	July 23, 2007	British Virgin Islands
Lewisham Maritime Inc.	Bet Fighter (ex Ferosa)	January 3, 2007	August 29, 2007	British Virgin Islands

Bet Performer was sold in July 2008.

The Group provides worldwide ocean transportation services through the ownership of a fleet of five bulk-carrier vessels.  The Group does not employ any executive officers or personnel other than the crew aboard the vessels.

The technical management of the Group is performed by Enterprises Shipping and Trading SA (EST) which is owned by certain members of the Restis family.  Constellation Energy Commodities Group Limited provides commercial management.  Both EST and Constellation are considered related companies (Note 19).  EST provides the Group and other vessel-owning companies with a wide range of services that include technical support and maintenance, insurance advice, financial and accounting services all provided for a fixed fee.

Constellation Energy Commodities Group Limited (Constellation), a subsidiary of Constellation Bulk Energy Holdings provides the Group with a wide range of services that include chartering services, voyage estimates and accounts, appointing agents e.t.c. for a fee that is the lower between (a) a fixed fee or (b) one per cent (1%) of gross hire or freight earned. In addition, the Group has appointed both EST and Constellation Energy Commodities Group Limited, to serve as administrator of the Group for a fixed fee. From September 23, 2008 and onwards, based on management decision, Constellation Energy Commodities Group Limited no longer charges the Group any fee for this service.

After the sale of Constellation's interests to Seanergy, new agreements were made with other companies.  Therefore, Constellation does not provide any other services as of August 13, 2009.

(b)	Statement of compliance

The condensed consolidated unaudited financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) IAS 34 Interim Financial Reporting. They do not include all information required for full annual financial statements, and should be read in connection with the consolidated financial statements of the Group as of and for the year ended December 31, 2008.

These condensed consolidated unaudited interim financial statements were approved by the Directors of the Group on July 27, 2009.

(c)	Basis of measurement and functional presentation currency

The consolidated interim financial statements are prepared on a historical cost basis, except for the vessels and interest rate swaps which are measured at fair value.  The consolidated interim financial statements are presented in US dollars ($), which is the functional currency of the Group.  All financial information presented in US dollars has been rounded to the nearest thousand.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Notes to the Condensed Consolidated Unaudited Interim Financial Statements
June 30, 2009 and December 31, 2008
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

2.	Significant accounting policies

Except as described below, the accounting policies applied by the Group in these condensed consolidated interim financial statements are the same as those applied by the Group in its consolidated financial statements as at and for the year ended December 31, 2008.

(i)	Accounting for borrowing costs

In respect of borrowings costs relating to qualifying assets for which the commencement date for capitalization is on or after January 1, 2009, the Group capitalizes borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset.  Previously, the Group immediately recognized all borrowing costs as an expense.  This change in accounting policy was due to the prospective adoption of IAS 23 Borrowing Costs (2007) in accordance with the transitional provisions of such standard; comparative figures have not been restated.  The change in accounting policy had no material impact on assets, profit or earnings per share in the interim period ended June 30, 2009.

(ii)	Determination and presentation of operating segments

As of January 1, 2009 the Group determines and presents operating segments based on the information that internally is provided to the CEO, who is the Group's chief operating decision maker.  This change in accounting policy is due to the adoption of IFRS 8 Operating Segments.  Previously operating segments were determined and presented in accordance with IAS 14 Segment Reporting.  The new accounting policy in respect of segment operating disclosures is presented as follows.

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group's other components.  An operating segment's operating results are reviewed regularly by the CEO to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

Segment results that are reported to the CEO include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.  Unallocated items comprise mainly corporate assets (primarily the Company's headquarters), head office expenses, and income tax assets and liabilities.

Segment capital expenditure is the total cost incurred during the period to acquire property, plant and equipment, and intangible assets other that goodwill.

(iii)	Presentation of financial statements

The Group applies revised IAS 1 Presentation of Financial Statements (2007), which became effective as of January 1, 2009.  As a result, the Group presents in the consolidated statement of changes in equity all owner changes in equity, whereas all non-owner changes in equity are presented in the consolidated statement of comprehensive income.  This presentation has been applied in these condensed interim financial statements as of and for the six months period ended on June 30, 2009.

Comparative information has been re-presented so that it also is in conformity with the revised standard.  Since the change in accounting policy only impacts presentation aspects, there is no impact on earnings per share.

3.	Use of estimates and judgments

The preparation of these consolidated interim financial statements in accordance with IFRS, requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.  Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis.  Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.  The estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are estimations in relation to the revaluation of vessels, useful lives of vessels, impairment losses on vessels and trade accounts receivable.

During the six months ended June 30, 2009 management reassessed its estimates in respect of:

•	the fair value of vessels

•	the estimated loss of receivables

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Notes to the Condensed Consolidated Unaudited Interim Financial Statements
June 30, 2009 and December 31, 2008
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

4.	Financial risk management and capital management

The Group's financial risk management and capital management objectives and policies are consistent with those disclosed in the consolidated financial statements as of and for the year ended December 31, 2008.

5.	Direct voyage expenses

	2009	2008
Bunkers expenses	(1,627)	(1,555)
Port expenses	(421)	(79)
Tugs	(186)	(92)
Agents and fees	(53)	(35)
Other	(237)	(119)
	(2,524)	(1,880)

6.	Crew costs

	2009	2008
Basic and supplementary wages	(806)	(1,374)
Overtime	(543)	(481)
Vacation	(260)	(232)
Bonus	(448)	(156)
Travelling expenses	(147)	(276)
Victualling	(122)	(146)
Other	(20)	(26)
	(2,346)	(2,691)

Crew costs represent the amounts due to the crew on board the vessels under short-term contract, i.e. no more than 9 months.  The Group is not obliged to contribute to any pension plans or post-employment benefits for the crew on board.

7.	Other operating expenses

	2009	2008
Lubricants	(885)	(1,283)
Stores and chemicals	(367)	(443)
Repairs and maintenance	(920)	(1,152)
Insurance	(777)	(691)
Other	(132)	(106)
	(3,081)	(3,675)

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Notes to the Condensed Consolidated Unaudited Interim Financial Statements
June 30, 2009 and December 31, 2008
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

8.	Financial income and expense

	2009	2008
Financial income:
Interest income	68	523
Fair value of interest rate swaps	2,279	2,791
Other	11	-
	2,358	3,314
Financial expense:
Interest expense	(1,877)	(5,234)
Fair value of interest rate swaps	-	(141)
Other	(76)	(310)
	(1,953)	(5,685)
Net finance (cost)/ income	405	(2,371)

9.	Vessels

Cost	Vessels	Advances for vessels	Dry-docking	Total
Balance at January 1, 2008	421,350	10,500	2,553	434,403
Additions	94,518	-	3,349	97,867
Revaluation	(142,239)	-	-	(142,239)
Transfers	10,500	(10,500)	-	-
Disposals	(72,691)	-	-	(72,691)
Balance at December 31, 2008	311,438	-	5,902	317,340
Additions	22	-	-	22
Reversal revaluation	(68,972)	-	-	(68,972)
Impairment	(64,440)	-	-	(64,440)
Balance at June 30, 2009	178,048	-	5,902	183,950

Accumulated depreciation
Balance January 1, 2008	(4,350)	-	-	(4,350)
Disposals	5,587	-	-	5,587
Depreciation	(39,981)	-	(1,843)	(41,824)
Balance December 31, 2008	(38,744)	-	(1,843)	(40,587)

Depreciation	(13,304)	-	(1,180)	(14,484)
Balance June 30, 2009	(52,048)	-	(3,023)	(55,071)
Net book value January 1, 2008	417,000	10,500	2,553	430,053
Net book value December 31, 2008	272,694	-	4,059	276,753
Net book value June 30, 2009	126,000	-	2,879	128,879

During the six months ended June 30, 2009 as a result of a decrease in demand for trade transportation and the global recession, prices for vessels deteriorated further.  Management received a valuation from an independent agent for the five vessels.  Based on this result, the fair value of the vessels is estimated at $ 126,000.  Therefore, management reduced the revaluation reserve by $ 68,972 and an amount of $ 64,440 was recorded as an impairment loss to the statement of comprehensive income.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Notes to the Condensed Consolidated Unaudited Interim Financial Statements
June 30, 2009 and December 31, 2008
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

10.	Inventories

	June 30, 2009	December 31, 2008
Lubricants	640	658
Bunkers	506	559
	1,146	1,217

11.	Trade accounts receivable and other assets

	June 30, 2009	December 31, 2008

Charters	4,604	1,083
Prepayments	1,538	942
	6,142	2,025
Impairment loss	(164)	-
	5,978	2,025

Taken into consideration the economic deterioration from 2008 and 2009, management has reassessed the risk of not collecting amounts from charters and as a result recorded an amount of $ 164 it believes will not be collectible.

In account "Charters" as of June 30, 2009 there is an amount due from freight of $ 3,000 approximately which should have been collected in June 2009 but was finally collected in July 2009.

12.	Cash and cash equivalents

	June 30, 2009	December 31, 2008

On demand	103	574
Term deposits	29,850	34,536

Cash and cash equivalents	29,953	35,110

13.	Capital

Capital contributions:

The amounts shown in the consolidated balance sheet as capital contributions represent payments made by the shareholders of various dates to finance vessel acquisitions in excess of the amounts of the bank loans obtained.  There is no contractual obligation to repay the amounts.

The authorized, issued and outstanding share capital is divided into 500 registered shares of no par value.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Notes to the Condensed Consolidated Unaudited Interim Financial Statements
June 30, 2009 and December 31, 2008
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

14.	Long-term debt

Long-term debt is analyzed as follows:

	June 30, 2009	December 31, 2008
Borrower
Pulford Ocean	27,331	28,914
Lewisham Maritime	25,004	26,453
Rayford Navigation	40,711	43,069
Quex Shipping	29,076	30,760
Rossington Maritime	20,350	21,529
	142,472	150,725
Less: Current portion	16,573	16,573
Long-term portion	125,899	134,152

The long-term debt, denominated in US Dollars, of BET Performer, BET Scouter, BET Fighter, BET Prince, BET Commander and BET Intruder represents the amounts allocated to each vessel-owning company from the syndicated loan of $ 222,000 for the purchase of the vessel-owning companies.  The loan was allocated to each vessel-owning company based on the lower of the total amount of the loan $ 222,000 and 70% of the vessel acquisition cost.  As a result of the sale of BET Performer on July 10, 2008 the Group adjusted the amount outstanding proportionately to the remaining vessels.  The loan is repayable in sixteen equal semi-annual installments from the last drawdown but no later than June 20, 2015.

Details of the long term debt, for each of the vessel-owning companies are as follows:

Pulford Ocean:   At June 30, 2009, the outstanding balance was $ 27,331 (net of $ 125 deferred direct cost) payable in 12 equal semi-annual principal installments of $ 1,590 plus interest at floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $ 8,376 due in 2015.  At December 31, 2008 the total outstanding balance was $ 28,914 (net of $ 127 deferred direct cost) payable in 13 equal semi-annual principal installments of $ 1,590 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $ 8,376 due in 2015.

Lewisham Maritime:   At June 30, 2009, the outstanding balance was $ 25,004 (net of $ 107 deferred direct cost) payable in 12 equal semi-annual principal installments of $ 1,454 plus interest at floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $ 7,663 due in 2015.  At December 31, 2008 the total outstanding balance was $ 26,453 (net of $ 117 deferred direct cost) payable in 13 equal semi-annual principal installments of $ 1,454 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $ 7,663 due in 2015.

Rayford Navigation:   At June 30, 2009 the total outstanding balance was $ 40,711 (net of $ 181 deferred direct cost) payable in 12 equal semi-annual principal installments of $ 2,368 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $ 12,475 due in 2015.  At December 31, 2008 the total outstanding balance was $ 43,069 (net of $ 185 deferred direct cost) payable in 13 equal semi-annual principal installments of $ 2,368 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $ 12,475 due in 2015.

Quex Shipping:   At June 30, 2009, the outstanding balance was $ 29,076 (net of $ 127 deferred direct cost) payable in 12 equal semi-annual principal installments of $ 1,691 plus interest at floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $ 8,911 due in 2015.  At December 31, 2008 the total outstanding balance was $ 30,760 (net of $ 135 deferred direct cost) payable in 13 equal semi-annual principal installments of $ 1,691 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $ 8,911 due in 2015.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Notes to the Condensed Consolidated Unaudited Interim Financial Statements
June 30, 2009 and December 31, 2008
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

14.	Long-term debt (continued)

Rossinghton Marine:   At June 30, 2009 the total outstanding balance was $ 20,350 (net of $ 95 deferred direct cost) payable in 12 equal semi-annual principal installments of $ 1,184 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $ 6,238 due in 2015.  At December 31, 2008 the total outstanding balance was $ 21,529 (net of $ 97 deferred direct cost) payable in 13 equal semi-annual principal installments of  $ 1,184 plus interest of floating rates (LIBOR plus a spread of 0.75%) with a balloon installment of $ 6,238 due in 2015.

The weighted average effective interest rate for all long-term debt for the year ended December 31, 2008 and June 30, 2009 was 4.91% and 1.119%, respectively.  Interest expense for the six months, June 30, 2009 and 2008 amounted to $ 1,877 and $ 5,234, respectively, and is included in finance expense in the consolidated statements of comprehensive income.

The principal repayments are as follows:

	Years of maturity	1 year or less	1 to 2 Years	2 to 5 years	More than 5 years	Total

December 31, 2008	2015	16,573	33,145	49,718	51,289	150,725
June 30, 2009	2015	16,573	33,145	49,718	43,036	142,472

The loans are subject to the same covenants as the December 31, 2008 financial statements.  Although, it is not required to test the covenant compliance on a basis less than twelve months, management has concluded that it is in breech of their covenants as of June 30, 2009.  As a result, on September 30, 2009, it entered into a supplemental agreement with the banks to pay an amount of $ 20,000 (Note 20).

15.	Trade accounts payable

	June 30, 2009	December 31, 2008
Suppliers	1,240	1,453
Insurance agents	839	321
Repairers	51	109
Agents	148	208
	2,278	2,091

16.	Accrued expenses

	June 30, 2009	December 31, 2008

Masters' accounts	402	390
Other	344	67
	746	457

17.	Capital management

The Group has only ordinary shares.  There are no stock plans or options.

The Group and each entity seek to maintain a balance between long-term debt and capital.  There are no capital requirements.  In its funding strategy, the Group's objective is to maintain a balance between continuity of funding and flexibility through the use of debt.  The Group's policy with vessel acquisitions is that no more than 70% of the acquisition cost of vessels will be funded through borrowings.  For all acquisitions made, the bank financing was not more than 70% of the total acquisition costs.

The Management's policy is to maintain a strong capital base so as to maintain creditor and market confidence and to sustain future development of the business.  Management monitors the return on capital, which the Group defines as net operating income divided by total shareholder's equity.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Notes to the Condensed Consolidated Unaudited Interim Financial Statements
June 30, 2009 and December 31, 2008
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

18.	Contingencies

Various claims, suits and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business.  In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operation of the Group's vessels.  Currently, management is not aware of any such contingent liabilities which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements.

The Group accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure.  Currently, management is not aware of any such claims or contingent liabilities which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.

Qualification of the BET fleet for US tax exemption for the 2008 and 2009 tax years has not yet been achieved and depends on approval from the US tax authorities for BET to make an election to be treated as a disregarded entity for those tax years.  If the US tax authorities do not approve of this election, then the vessels in the BET fleet will be subject to US taxation on their US source income for the 2008 and 2009 tax years.  Seanergy Maritime Holdings Corp., which acquired the 50% interest of Constellation in BET subsequent to period-end (refer to Note 20), has entered into an agreement with the parent company of Constellation for indemnification for any adverse tax consequences should the US tax authorities decide not to approve of the election.  Management believes that the US tax authorities decision will be favorable to the Company and consequently has not recorded any provision for this purpose.

19.	Related parties

The directors of the Group do not receive remuneration for the non-executive services they offer.  The identity and the description of the other related parties of the Group are given below.

(a)	Enterprises Shipping and Trading SA (the "EST"):

Each vessel-operating company of the Group has a management agreement with EST, to provide technical and administration management services for a fixed fee per day for technical services and a fixed monthly fee for management services for each vessel in operation.  These fees for 2009 amounted to $ 608 (2008: $ 742) and are included under the caption as management fees in the consolidated unaudited statement of comprehensive income.

Management agreements with EST require the vessel-owning companies with vessels in operation, to make an interest-free advance of $ 750 each, to cover the working capital requirements arising on the handling of the majority of the expenditure.

(b)	Constellation Energy Commodities Group Limited:

The vessel-operating company has a commercial and administration management agreement with Constellation Energy Commodities Group Limited, under which commercial management services are provided to the lesser of (a) a fixed fee and (b) one per cent (1%) of gross hire or freight earned and administration services, in exchange for a fixed fee.  Such fees for 2009 amounted to $ 116 (2008: $ 258) and are included under the caption as management fees in the consolidated unaudited statement of comprehensive income.

The related balances are:

	June 30, 2009	December 31, 2008
Due from related parties – current
EST	3,441	832
Constellation	-	262
Due from shareholders	15,000	15,000
	18,441	16,094

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

Notes to the Condensed Consolidated Unaudited Interim Financial Statements
June 30, 2009 and December 31, 2008
(All amounts in footnotes in thousands of U.S. Dollars, except for share and per share data)

19.	Related parties (continued)

Amounts due from shareholders results from management' decision to request an amount of $ 15,000 to be returned from dividends distributed in 2008.  Management expects these amounts to be returned during 2009.

	June 30, 2009	December 31, 2008
Due to related parties – current
Constellation	-	59
	-	59

The related party transactions included in the consolidated statements of comprehensive income are:

	June 30, 2009	June 30, 2008
Management fees
EST	(607)	(742)
Constellation	(116)	(258)
	(723)	(1,000)

20.	Subsequent events

On August 12, 2009, the 50% ownership interest of Constellation was purchased by Seanergy Maritime Holdings Corp.  The purchase price was $1 (1 USD) per share.  Concurrent with the closing of the acquisition, the Company has entered into a commercial brokerage agreement with Saf Bulk Maritime which is affiliated with members of the Restis family.

The Company has entered into a shareholder's agreement with the other shareholder, Mineral TRSP-Holdings, pursuant to which Seanergy will control BET's Board of Directors and appoint it's Managing Director.

On September 30, 2009, BET entered into a supplemental agreement with Citibank International PLC (as agent for the syndicate of banks and financial institutions set forth in the loan agreement) in connection with the $222,000 amortized loan obtained by the six wholly-owned subsidiaries of BET which financed the acquisition of their respective vessels. The material terms of the supplemental agreement with Citibank International PLC are as follows:

(1)	The applicable margin for the period between July 1, 2009 and ends on June 30, 2010 (the amendment period) shall be increased to two per cent (2%) per annum.

(2)	The borrowers are to pay the agent a restructuring fee of $286 and a part of the loan in the amount of $20,000.

(3)	The borrowers and the corporate guarantor have requested and the creditors consented to:

(a)	temporary reduction of the security requirement during the amendment period from 125% to 100%;

(b)
temporary reduction of the minimum equity ratio requirement of the principal corporate guarantee to be amended from 0.30: 1.0 to 0.175:1.0 during the amendment period at the end of the accounting periods ending on December 31, 2009 and June 30, 2010.

Up to 38,984,667 Shares of Common Stock underlying the Public Warrants

Up to 1,138,917 Common Stock Purchase Warrants

Up to 1,138,917 Shares of Common Stock underlying the Common Stock Purchase Warrants

Up to 1,000,000 Units upon exercise of a Unit Purchase Option

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.     Indemnification of Directors and Officers

Under our By-laws and under Section 60 of the BCA, we may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

A limitation on the foregoing is the statutory proviso (also found in our By-laws) that, in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Further, under Section 60 of the BCA and our By-laws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In addition, under Section 60 of the BCA and under our By-laws, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys' fees) actually and reasonably incurred such person or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further, and as provided by both our By-laws and Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such matter.

Likewise, pursuant to our By-laws and Section 60 of the BCA, expenses (our By-laws specifically includes attorneys' fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification. The By-laws further provide that with respect to other employees, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.

Both Section 60 of the BCA and our By-laws further provided that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and/or as to action in another capacity while holding office.

Under both Section 60 of the BCA and our By-laws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity regardless of whether the corporation would have the power to indemnify him against such liability under the foregoing.

Under Section 60 of the BCA (and as provided in our By-laws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of his heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under Section 60 of the BCA and our Bylaws, the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of his heirs, executors and administrators unless otherwise provided when authorized or ratified.

In addition to the above, our By-laws provide that references to us includes constituent corporations, and defines "other enterprises" to include employee benefit plans, "fines" to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term "serving at the request of the corporation."

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Recent Sales of Unregistered Securities

Item 8.      Exhibits and Financial Statement Schedules

Exhibit
Number                      Description

1.1	Underwriting Agreement*
3.1	Form of Amended and Restated Articles of Incorporation(1)
3.2	Form of Amended and Restated By-laws(1)
3.3	Amendment to Amended and Restated Articles of Incorporation(2)
4.1	Specimen Common Stock Certificate(3)
4.2	Specimen Public Warrant Certificate (4)
4.3	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (5)
4.4	Specimen Private Warrant Certificate(6)
4.5	Form of Underwriter Warrant (7)
5.1	Opinion of Reeder & Simpson, P.C., Marshall Islands counsel to the Registrant, as to the validity of the units, warrants and common shares underlying the warrants
8.1	Opinion of Seward & Kissel LLP, with respect to certain tax matters
10.1	Master Agreement dated as May 20, 2008(1)
10.2	Amendment to Master Agreement dated July 25, 2008(1)
10.3	Memorandum of Agreement relating to the African Oryx dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Valdis Marine Corp., as seller, as amended(1)
10.4	Memorandum of Agreement relating to the African Zebra dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Goldie Navigation Ltd., as seller, as amended(1)
10.5
Memorandum of Agreement relating to the Domestic Trade Ministry Kouan Shipping Industry Co. Davakis G. (ex. Hull No. KA215) dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Kalistos Maritime S.A., as seller, as amended(1)

10.6
Memorandum of Agreement relating to the Domestic Trade Ministry Kouan Shipping Industry Co. Hull No. KA216 dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Kalithea Maritime S.A., as seller, as amended(1)

10.7	Memorandum of Agreement relating to the Bremen Max dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Pavey Services Ltd., as seller, as amended(1)
10.8	Memorandum of Agreement relating to the Hamburg Max dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Shoreline Universal Limited, as seller, as amended(1)
10.9	Management Agreement dated as of May 20, 2008(1)
10.10	Brokerage Agreement dated as of May 20, 2008(1)
10.11	Voting Agreement dated as of May 20, 2008(1)
10.12	Amendment to Voting Agreement dated July 25, 2008(1)
10.13	Second Amendment to Voting Agreement dated August 21, 2008(8)
10.14	Third Amendment to Voting Agreement dated August 27, 2008(9)
10.15	Fourth Amendment to Voting Agreement dated November 20, 2008(10)
10.16	Form of Convertible Unsecured Promissory Note(1)
10.17	Form of Plan of Dissolution and Liquidation(1)
10.18	Form of Stock Escrow Agreement(11)
10.19	Form of Joinder Agreement(12)
10.20	Share Purchase Agreement dated July 14, 2009 between registrant and Constellation Bulk Energy Holdings, Inc.(13)
10.21	Shareholders' Agreement dated August 12, 2009 between Seanergy and Mineral Transport Holdings(14)
10.22	Amendment to Convertible Promissory Note dated August 28, 2009(15)
10.23	Loan Agreement dated August 27, 2008 between Seanergy and Marfin Bank of Greece, S.A.(16)
10.24	Amendment No. 1 to Loan Agreement dated September 9, 2009(17)
10.25
Second Supplement Agreement dated September 30, 2009 relating to and including the Loan Agreement dated June 26, 2007 between BET and Citibank, as amended and supplemented by a supplemental agreement dated October 16, 2007 and a supplemental letter dated July 10, 2008 and as further amended and restated by a supplemental agreement dated September 30, 2009.(18)

10.26	Amendment No. 2 to Loan Agreement dated November 13, 2009(19)
21.1	List of Subsidiaries*
23.1	Consent of PricewaterhouseCoopers S.A.
23.2	Consent of KPMG Certified Auditors AE
23.3	Consent of KPMG Certified Auditors AE
23.4	Consent of Weinberg & Company, P.A.
23.5	Consent of Reeder & Simpson, P.C. (included in Exhibit 5.1)
23.6	Consent of Seward & Kissel LLP (included in Exhibit 8.1)
24.1	Power of Attorney (Included in the signature page hereto)

*	To be filed by amendment.

(1)	Incorporated herein by reference to the corresponding agreement in the Annex filed with Seanergy Maritime's proxy statement submitted to the Commission on Form 6-K on July 31, 2008.

(2)	Incorporated herein by reference to Exhibit 3.3 to the Company's Registration Statement on Form F-1MEF, Registration No. 333-161595 filed with the Commission on August 28, 2009.

(3)	Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form F-1, Registration No 333-154952 filed with the Commission on January 15, 2009.

(4)	Incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form F-1, Registration No 333-154952 filed with the Commission on January 15, 2009.

(5)	Incorporated herein by reference to Exhibit 4.5 to Seanergy Maritime's Registration Statement on Form F-1, Registration No. 333-144436 filed with the Commission on July 10, 2007.

(6)	Incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form F-1, Registration No 333-154952 filed with the Commission on January 15, 2009.

(7)	Incorporated herein by reference to Exhibit 4.5 to the Company's Registration Statement on Form F-1/A, Registration No 333-161961 filed with the Commission on January 26, 2010.

(8)	Incorporated herein by reference to the Annex filed with Seanergy Maritime's proxy statement submitted to the Commission on Form 6-K on August 22, 2008.

(9)	Incorporated herein by reference to Exhibit 10.14 to Seanergy Maritime's Registration Statement on Form F-1/A, Registration No. 333-154952 filed with the Commission on December 12, 2008.

(10)	Incorporated herein by reference to Exhibit 10.15 to Seanergy Maritime's Registration Statement on Form F-1/A, Registration No. 333-154952 filed with the Commission on December 12, 2008.

(11)	Incorporated herein by reference to Exhibit 10.10 to Seanergy Maritime's Registration Statement on Form F-1, Registration No. 333-144436 filed with the Commission on July 10, 2007.

(12)	Incorporated herein by reference to Exhibit 10.19 to the Company's Registration Statement on Form F-1/A, Registration No. 333-154952 filed with the Commission on January 15, 2009.

(13)	Incorporated herein by reference to Exhibit 10.20 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on November 18, 2009.

(14)	Incorporated herein by reference to Exhibit 10.21 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on October 16, 2009.

(15)	Incorporated herein by reference to Exhibit 10.22 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on October 16, 2009.

(16)	Incorporated herein by reference to Exhibit 10.23 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on October 16, 2009.

(17)	Incorporated herein by reference to Exhibit 10.24 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on October 16, 2009.

(18)	Incorporated herein by reference to Exhibit 10.25 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on October 16, 2009.

(19)	Incorporated herein by reference to Exhibit 10.26 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on November 18, 2009.

Item  9.     Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(6)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(10)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on May 14, 2010.

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Dale Ploughman
Dale Ploughman, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Dale Ploughman, Christina Anagnostara, Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton, each in his or her individual capacity, as such person's true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or such person's substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 14, 2010 in the capacities and on the date indicated.

Signatures	Title

/s/ Georgios Koutsolioutsos	Chairman of the Board of Directors
Georgios Koutsolioutsos

/s/ Dale Ploughman	Chief Executive Officer and Director (Principal executive officer)
Dale Ploughman

/s/ Christina Anagnostara	Chief Financial Officer and Director (Principal financial and accounting officer)
Christina Anagnostara

/s/ Alexios Komninos	Director
Alexios Komninos

/s/ Kostas Koutsoubelis	Director
Kostas Koutsoubelis

/s/ Dimitris Anagnostopoulos	Director
Dimitris Anagnostopoulos

/s/ Elias M. Culucundis	Director
Elias M. Culucundis

/s/ George Taniskidis	Director
George Taniskidis

/s/ Kyriakos Dermatis	Director
Kyriakos Dermatis

/s/ Dimitrios Panagiotopoulos	Director
Dimitrios Panagiotopoulos

/s/ George Tsimpis	Director
George Tsimpis

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Seanergy Maritime Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on May 14, 2010.

PUGLISI & ASSOCIATES
/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director Authorized U.S. Representative

SK 26979 0001 1097194 v2